    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 22, 2003


                                                         REGISTRATION 333-103954
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 3

                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                         ELECTRONICS FOR IMAGING, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                             3576                            94-3086355
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)            Identification No.)

                         ELECTRONICS FOR IMAGING, INC.
                                303 VELOCITY WAY
                         FOSTER CITY, CALIFORNIA 94404
                                 (650) 357-3500
  (Address, including zip code, and telephone number, including area code, of principal executive offices)

                                  JOSEPH CUTTS
                            CHIEF FINANCIAL OFFICER
                         ELECTRONICS FOR IMAGING, INC.
                                303 VELOCITY WAY
                         FOSTER CITY, CALIFORNIA 94404
                                 (650) 357-3500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                  JAMES ETHERIDGE                                     MARLEE S. MYERS
                  GENERAL COUNSEL                                   KIMBERLY A. TAYLOR
           ELECTRONICS FOR IMAGING, INC.                        MORGAN, LEWIS & BOCKIUS LLP
                 303 VELOCITY WAY                              ONE OXFORD CENTRE, 32ND FLOOR
           FOSTER CITY, CALIFORNIA 94404                      PITTSBURGH, PENNSYLVANIA 15219
             (650) 357-3500 TELEPHONE                            (412) 560-3300 TELEPHONE
             (650) 357-3776 FACSIMILE                            (412) 560-3399 FACSIMILE

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable following completion of the merger described in this registration statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                                              PROPOSED MAXIMUM     PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF              AMOUNT TO          OFFERING PRICE         AGGREGATE            AMOUNT OF
     SECURITIES TO BE REGISTERED          BE REGISTERED           PER UNIT          OFFERING PRICE      REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share............................... 2,392,695 shares(1)          N/A                 $0(2)                  $0
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of EFI common stock issuable in connection with the merger based upon (A) $2.60 (the merger consideration to be paid per share of Printcafe common stock) times (x) 10,745,487 outstanding shares of Printcafe common stock, plus (y) an estimated 1,420,451 shares of Printcafe common stock issuable upon exercise of options and warrants, divided by (B) $13.22, the 52-week low closing price of EFI common stock.

(2) Pursuant to Rule 457(f), represents (a) (i) $2.55, the average of the high and low prices of shares of Printcafe common stock as reported on the Nasdaq National Market on March 15, 2003 times (ii) 12,165,938, the sum of the number of outstanding shares of Printcafe common stock and the number of shares of Printcafe common stock issuable upon exercise of outstanding options and warrants plan minus (b) $63,358,405 the proceeds to be received upon exercise of such outstanding Printcafe options and warrants. Inasmuch as the difference between (a) and (b) is a negative number, $(32,335,264), no amount is reflected above.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                [PRINTCAFE LOGO]

                                                                          , 2003

     Dear Fellow Stockholder:

     I am pleased to ask you to vote at a special meeting of our stockholders to consider the merger agreement we signed with Electronics For Imaging, Inc., or EFI. Upon completion of the merger, Printcafe will become a wholly-owned subsidiary of EFI.

     In the proposed merger, each share of our common stock will be converted into $2.60 of consideration. The consideration will be paid, at your election, in shares of EFI's common stock or cash. If you do not make a valid election, you will receive cash consideration in connection with the merger. EFI registered 2,392,695 shares of its common stock in connection with the merger. EFI's common stock is traded on the Nasdaq National Market under the symbol
"EFII" and its closing price on the Nasdaq National Market was $          on
          , 2003.

     A special committee of our board of directors negotiated the terms and conditions of the proposed merger and has carefully considered the proposed merger and unanimously recommended the approval of the merger agreement to our board of directors. A majority of the members of our board of directors recommends that you vote to adopt the merger agreement.

     We have scheduled a special meeting of our stockholders to be held on
               , 2003 to consider and vote upon a proposal to adopt the merger agreement. Your vote is very important regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please vote as soon as possible to ensure that your shares will be represented at the special meeting. You may vote by completing, signing, dating and returning the enclosed proxy card in the enclosed prepaid envelope. If you do not vote, it will have the same effect as voting against the merger.

     We look forward to the successful combination of Printcafe and EFI.

                                          Very truly yours,

                                          Marc D. Olin
                                          Chairman, Chief Executive Officer and
                                          President

     YOU SHOULD CAREFULLY READ THE "RISK FACTORS RELATING TO THE MERGER" SECTION
THAT BEGINS AT PAGE   .

     Neither the Securities and Exchange Commission nor any state securities commission has approved of the securities to be issued in connection with the merger or determined if this proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     This proxy statement-prospectus is dated           , 2003 and is first
being mailed, together with forms of proxy cards, to our stockholders on or
about           , 2003.

                            PRINTCAFE SOFTWARE, INC.
                               FORTY 24TH STREET
                         PITTSBURGH, PENNSYLVANIA 15222

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON           , 2003

     On           ,           , 2003, Printcafe Software, Inc., a Delaware
corporation, will hold a special meeting of stockholders at its principal executive offices located at Forty 24th Street, Pittsburgh, Pennsylvania 15222. The meeting will begin at 9:00 a.m., local time.

     Only stockholders who owned stock at the close of business on           ,
2003 are entitled to notice of and to vote at this meeting, including at any adjournments or postponements of the meeting. At the meeting, stockholders will consider and vote upon the following matter that is more fully described in this document:

     - Adoption of the Agreement and Plan of Merger, dated as of February 26, 2003, by and among Electronics For Imaging, Inc., Strategic Value Engineering, Inc., a wholly-owned subsidiary of EFI, and Printcafe Software, Inc.

     All stockholders are cordially invited to attend the meeting in person. Regardless of whether you plan to attend the meeting, you are urged to sign and date the enclosed proxy which is solicited by our board of directors, and return it promptly in the accompanying envelope, postage for which has been provided if mailed in the United States.

     The prompt return of proxies will ensure a quorum and save the expense of further solicitation. Any stockholder returning the enclosed proxy may revoke it prior to its exercise by voting in person at the meeting or by filing with our corporate secretary at our corporate offices in Pittsburgh, Pennsylvania, a written revocation or a duly executed proxy bearing a later date.

                                          By order of the Board of Directors,

                                          J. Devitt Kramer
                                          Secretary
Pittsburgh, Pennsylvania
          , 2003

                             YOUR VOTE IS IMPORTANT

     IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

     This document incorporates important business and financial information that is not included in or delivered with this document. This information is available without charge upon oral or written request. To be sure that the documents arrive on time, you should make all requests for documents no later
than           , 2003. To request information, you should contact either:

Printcafe Software, Inc.            Electronics For Imaging, Inc.
Forty 24th Street                   303 Velocity Way
Pittsburgh, Pennsylvania 15222      Foster City, California 94404
Attention: Investor Relations       Attention: Investor Relations
(412) 690-3047                      (650) 357-3828

                               TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE MERGER......................   ii
SUMMARY.....................................................    1
RISK FACTORS................................................   14
BACKGROUND OF THE MERGER AND RELATED MATTERS................   29
Background and Reasons for the Merger.......................   29
Recommendation of Our Board of Directors....................   34
Opinion of UBS Warburg LLC..................................   34
THE MERGER..................................................   41
United States Federal Income Tax Consequences...............   41
Anticipated Accounting Treatment............................   42
Dissenters' Appraisal Rights................................   42
Resale of EFI Common Stock Issued in the Merger.............   43
Related Agreements..........................................   44
Stock Purchase Program......................................   46
Interests of Our Directors and Executive Officers in the
  Merger....................................................   46
THE MERGER AGREEMENT........................................   47
General.....................................................   47
Effect on Capital Stock, Options, Warrants and Stock
  Purchase Rights...........................................   47
Exchange of Certificates in the Merger......................   48
Representations and Warranties..............................   49
Restrictions on Our Solicitation of Takeover Proposals......   50
Covenants...................................................   51
Conditions to Completion of the Merger......................   52
Termination.................................................   53
THE SPECIAL MEETING.........................................   54
General Information; Purpose of the Special Meeting.........   54
Record Date; Shares Entitled to Vote........................   54
Vote Required...............................................   54
Voting and Revocation of Proxies............................   54
Other Matters to be Considered..............................   55
Solicitation of Proxies.....................................   55
INFORMATION ABOUT PRINTCAFE.................................   56
Business....................................................   56
Selected Consolidated Financial Data........................   64
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   65
Principal Stockholders......................................   79
Price Range of Our Common Stock.............................   81
COMPARATIVE RIGHTS OF EFI STOCKHOLDERS AND OUR
  STOCKHOLDERS..............................................   81
EXPERTS.....................................................   82
LEGAL MATTERS...............................................   82
FORWARD LOOKING STATEMENTS..................................   82
SUBMISSION OF STOCKHOLDER PROPOSALS.........................   83
WHERE TO FIND MORE INFORMATION..............................   83
SOME DOCUMENTS ARE "INCORPORATED BY REFERENCE"..............   84
INDEX TO FINANCIAL STATEMENTS...............................  F-1

ANNEX A -- AGREEMENT AND PLAN OF MERGER DATED AS OF FEBRUARY
           26, 2003.........................................  A-1
ANNEX B -- OPINION OF UBS WARBURG LLC.......................  B-1
ANNEX C -- SECTION 262 OF THE GENERAL CORPORATION LAW OF THE
           STATE OF DELAWARE................................  C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: Each share of our common stock you hold will be converted, at your election, into shares of EFI common stock or cash. If you elect to receive stock, the number of shares of EFI common stock to be issued for each share of our common stock is calculated by dividing $2.60 by the average of the closing sales prices of EFI common stock over 10 trading days ending on and including the fifth trading day before the special meeting. If you do not make a valid election, you will receive cash consideration in connection with the merger.

     EFI will not issue fractional shares. Rather, you will receive cash payments, without interest, in place of any fractional EFI shares you would have otherwise received.

Q:  WHAT STEPS DO I TAKE TO CAST MY VOTE?

A: You may vote by mailing a signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. You may also attend the special meeting and vote in person.

Q:  CAN I CHANGE MY VOTE?

A: Yes. You may change your vote by (1) delivering a written notice of revocation to our corporate secretary before the beginning of the special meeting, (2) delivering a later-dated, signed proxy card to our corporate secretary before the special meeting or (3) by attending the special meeting and voting in person.

Q: IF MY BROKER HOLDS MY SHARES IN "STREET NAME," WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions to your broker, your shares will not be voted, which will have the same effect as if you voted against the adoption of the merger agreement.

Q:  WHAT HAPPENS IF I DO NOT VOTE?

A: If you do not submit your proxy or instruct your broker to vote your shares and you do not vote in person at our special meeting of stockholders, the effect will be the same as if you voted against the adoption of the merger agreement.

Q:  IS THE MERGER TAXABLE TO ME?

A: You will generally recognize gain or loss for United States income tax purposes to the extent the amounts you receive differ from your tax basis in your shares of our common stock.

     The material United States federal income tax consequences of the
transaction are described in more detail beginning on page   .

     The tax consequences to you will depend on the facts of your situation. Please consult your tax advisor for a full understanding of the tax consequences to you of the merger.

Q: HOW DO I ELECT TO RECEIVE CASH OR SHARES OF EFI COMMON STOCK AS MERGER CONSIDERATION?

A: Enclosed with this document is an election form. You may elect to receive cash or stock with respect to some or all of your shares of our common stock. You must complete the election form and return it to American Stock Transfer &
Trust Company, EFI's exchange agent, before           , 2003. Your election will
be valid only if your election form is accompanied by the certificates representing the shares of our common stock that you own. DO NOT SEND YOUR ELECTION FORM OR STOCK CERTIFICATE WITH YOUR PROXY.

     If your shares are held in "street name" then you must instruct your broker to make an election on your behalf.

If you do not make an election or your broker does not make an election on your behalf, then you will receive cash consideration.

Q:  HOW SHOULD I SEND IN MY STOCK CERTIFICATES?

A: If your shares are held in registered form and you want to elect the form of consideration you receive in the merger, you must (1) return a completed election form, and (2) send in your certificates representing your shares of Printcafe common stock with your completed election form and letter of transmittal to the exchange agent. If you do not make an election, then you must keep your certificates until after the closing, when you will receive a letter of transmittal describing how you may exchange your certificates for cash consideration. If your Printcafe common stock is held in a brokerage or other custodial account, you will receive instructions from the entity where your shares are held, advising you of the procedures for making your election and delivering your shares.

Q:  AM I ENTITLED TO DISSENTERS' APPRAISAL RIGHTS?

A: You will be entitled to dissenters' appraisal rights in connection with the merger so long as you comply with Delaware law, including, among other things, not voting in favor of the proposal to adopt the merger agreement and not surrendering your certificates representing shares of our common stock. The availability of dissenters' appraisal rights is discussed in more detail on page
  .

Q:  WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A:  We expect to complete the merger on or about           , 2003. Because the
merger is subject to factors beyond the parties' control, however, we cannot predict whether or when the merger will be completed.

Q:  WHOM CAN I CALL WITH QUESTIONS?

A: If you have any questions about the merger, or if you would like copies of any of the documents referred to in this document, you should call MacKenzie Partners, our proxy solicitor, at (800) 322-2885 or call collect (212) 929-5500 or email proxy@mackenziepartners.com.

                                    SUMMARY

     The following is a brief summary of selected information from this document and may not include all of the information that is important to you. To better understand the merger, and for a more complete description of the legal terms of the transaction, you should read this entire document carefully, as well as those additional documents to which you are referred. See "Where to Find More
Information" on page   .

THE COMPANIES

Printcafe Software, Inc.
Forty 24th Street
Pittsburgh, Pennsylvania 15222
Telephone number: (412) 456-1141
Website: www.printcafe.com

     We provide software solutions designed specifically for the printing industry supply chain. Our enterprise resource planning and collaborative supply chain software solutions enable printers and print buyers to improve productivity and lower costs. Our procurement applications for print buyers integrate with our software solutions designed for printers to facilitate Web-based collaboration across the print supply chain. Our software solutions for the printing industry supply chain have been installed by more than 4,000 customers in over 8,000 facilities worldwide, including 24 of the 25 largest printing companies in North America and over 50 businesses in the Fortune 1000.
For additional information about us, see page   . We are a corporation organized
under the laws of the State of Delaware. Our shares are currently listed for quotation on the Nasdaq National Market under the symbol "PCAF." Please note that information found on our website is not part of this document.

Electronics For Imaging, Inc.
303 Velocity Way
Foster City, California 94404
Telephone number: (650) 357-3500
Website: www.efi.com


     EFI is the world leader in imaging solutions for network printing. EFI's industry-leading core technology offers powerful document management tools, seamless networking, high fidelity color and black-and-white output, and greater productivity and cost efficiency. EFI products support a broad range of printers, copiers, multifunction devices and mobile communications devices and printer speeds of up to 2000 pages per minute in color. EFI has pioneered many innovative imaging solutions, including the Fiery(R), EDOX(R), Splash(TM) and DocStream(TM) brands of print controllers, Velocity(TM) workflow software, eBeam(R) Web-enabled whiteboards and PrintMe(TM) which enables anytime, anywhere printing. Best, headquartered in Germany, is a division of EFI offering an array of inkjet proofing solutions for the Graphic Arts market. Unimobile(TM) is EFI's mobile messaging solution for interactive data delivery. EFI maintains 20 offices worldwide. For additional information about EFI, see "Where to Find More
Information" on page   . EFI is a corporation organized under the laws of the
State of Delaware. EFI's shares are currently listed on the Nasdaq National Market under the symbol "EFII." Please note that information found on EFI's website is not part of this document.



SPECIAL MEETING OF OUR STOCKHOLDERS (SEE PAGE   )


     Time, Date, Place and Purpose. The special meeting will be held at our principal executive offices, Forty 24th Street, Pittsburgh, Pennsylvania 15222,
on           , 2003, beginning at 9:00 a.m., local time, to consider and to vote upon a proposal to adopt the merger agreement.

     Record Date and Votes Required.  You can vote at the special meeting if you
owned our common stock at the close of business on           , 2003. On that
date, there were           shares of our common stock outstanding and entitled
to vote, held by approximately           stockholders of record. You can cast
one vote for each share of our common stock you owned on that date. The presence, in person or by proxy, of one-third of the outstanding shares of our common stock is required in order for us to meet the quorum requirement under our bylaws in order to transact business at the special meeting.

Adoption of the merger agreement requires the vote of the holders of at least a majority of the outstanding shares of our common stock.

     Please be aware that stockholders representing approximately      % of our
total outstanding voting shares, as of the record date, including Marc Olin, the chairman of our board of directors, entered into agreements with EFI in which they agree to vote all of their shares in favor of adoption of the merger agreement. Additionally, on February 13, 2003, we granted EFI an option to acquire 2,126,574 shares of our common stock. On June 11, 2003, EFI exercised
this option in full. As of the record date EFI owned           shares, which
represents   %, of our outstanding common stock. Our stockholders that signed the stockholders agreements are required to vote in favor of the adoption of the merger agreement, against approval of any takeover proposal made in opposition or in competition with the merger and against other matters that are intended to or could reasonably be expected to impede, delay, postpone, discourage or adversely affect any of the transactions contemplated by the merger agreement. The stockholders agreements also restrict the ability of the stockholders that signed the stockholders agreements to transfer the shares. Each stockholder that signed a stockholders agreement also granted EFI an irrevocable proxy limited to voting on the matters covered by the stockholders agreements.

     Our directors, executive officers and their affiliates beneficially own
approximately      % of the outstanding shares of our common stock as of
          , 2003. EFI's directors, executive officers and their affiliates
beneficially own approximately      % of the outstanding shares of EFI common
stock as of           , 2003.

     Proxies. If you vote your shares of our common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares will be voted for adoption of the merger agreement. If your shares are held in street name, you should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

     If you abstain from voting, do not return a proxy card or do not give your broker authority to vote your shares, your inaction will have the same effect as a vote against adoption of the merger agreement.

OUR REASONS FOR THE MERGER (SEE PAGE   )

     In reaching its decision, our board of directors consulted with our senior management, legal counsel and financial advisor, reviewed a significant amount of information and received the recommendation of our special committee that the board approve the merger, discussed the recommended action with the special committee and considered a number of factors, including, among others:

     - the possible alternatives to the merger, including the possibility of continuing to operate Printcafe as a stand-alone business and the risks associated with that alternative, in light of the fact that $14.2 million of our debt is due in January 2004 and we do not have sufficient cash to repay that amount and do not expect debt or equity financing to be available;

     - the $2.60 per share to be paid as consideration in the merger represents a premium of 122.2% over the trailing average closing sales prices for our common stock as reported on Nasdaq for the three months ended February 25, 2003;

     - the financial presentations made by UBS Warburg and the written opinion of UBS Warburg, dated February 25, 2003;

     - the ability of our stockholders to elect to receive shares of EFI common stock in the merger, thereby giving them the opportunity to continue as equity owners of the combined company after the merger;

     - the results of UBS Warburg's market check and the letter received from Creo on February 24, 2003 indicating that it was no longer interested in the bidding process and was terminating its prior offers;

     - our then current and historical financial condition, including the amount of our outstanding debt, and results of operations, our prospects and strategic objectives, the risks associated with achieving those prospects and objectives, conditions in our industry and the current economic and financial market environment; and

     - the terms of the merger agreement, including the likelihood that the merger would be completed and our ability to accept a superior proposal upon payment of a fee of $828,000 to EFI.

EFI'S REASONS FOR THE MERGER

     The merger is part of EFI's strategy of expanding its software offerings for the professional printing market. With the convergence of traditional and digital printing, the combination of EFI's imaging and workflow solutions with Printcafe's enterprise management software is intended to accelerate the adoption of digital printing management throughout the process from procurement through production.

RECOMMENDATION OF OUR BOARD OF DIRECTORS (SEE PAGE   )

     On January 22, 2003, our board of directors formed a special committee consisting entirely of non-management directors who had no financial or employment interest in our largest stockholder, Creo Inc., which owns 36.6% of our outstanding shares. The special committee engaged its own counsel and financial advisor. The special committee negotiated the terms and conditions of the proposed merger and recommended the approval of the merger agreement to our board of directors. Our board of directors (with the two members who are employees of Creo abstaining) approved the merger agreement, declared the merger agreement advisable, fair to our stockholders and in their best interests and recommends that you vote for the adoption of the merger agreement.

     Creo offered, on January 22, 2003, to acquire all outstanding shares of our common stock for $1.30 per share, to be paid in shares of Creo common stock. Creo's offer limited the number of shares of its common stock based on the trading price of Creo common stock. After we had adopted a stockholders' rights plan and entered into agreements with EFI, Creo filed an action against us in the Delaware Chancery Court seeking to enjoin the operation of our stockholders' rights plan and the agreements we entered into with EFI on February 13, 2003. The court denied Creo's motion for a temporary restraining order in that litigation. Creo subsequently increased its offer to $3.00 and then to $4.00 per share before withdrawing its offer and issuing a press release indicating, among other things, that it had received information in its review of our business that no longer warranted its continued participation in the bidding process.

OPINION OF UBS WARBURG LLC (SEE PAGE   )

     UBS Warburg LLC, which served as financial advisor to the special committee, has delivered a written opinion, dated February 25, 2003, to the special committee and the board of directors that, as of the date of the opinion and subject to the matters set forth in the opinion, the consideration to be received by holders of our common stock, other than EFI and its affiliates, in the merger is fair from a financial point of view to those holders. A copy of UBS Warburg's opinion, which includes a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken, by UBS Warburg, is attached to this document as Annex B. You are encouraged to read UBS Warburg LLC's opinion carefully and in its entirety. UBS Warburg LLC has been paid a fee of $500,000 and, if the merger is completed, will be entitled to receive an additional fee of $500,000 for acting as financial advisor to the special committee.

THE MERGER AGREEMENT (SEE PAGE   )

     Terms of the Merger. If the merger is completed, a wholly-owned subsidiary of EFI will merge with and into Printcafe. As a result, we will become a wholly-owned subsidiary of EFI, and you will be able to elect to have your shares of our common stock exchanged for either (a) shares of EFI common stock or (b) cash. A copy of the merger agreement, which is the legal document governing the merger, is attached to this document as Annex A. You are encouraged to read the merger agreement carefully and in its entirety.

     Conditions (see page   ).  The merger will be completed only if the
conditions set forth in the merger agreement are satisfied or waived at or before the closing. These conditions include the following:

     - The approval of the merger agreement by our stockholders;

     - no legal restraint will be in effect which prevents the completion of the merger, prohibits or limits our or EFI's ability to conduct our respective businesses, requires us or EFI to divest any of our respective assets or which otherwise would reasonably be expected to have a material adverse effect on us or EFI;

     - the registration statement to which this document relates must have been declared effective by the SEC;

     - the shares of EFI common stock to be issued in connection with the merger must be approved for listing on the Nasdaq National Market;

     - the accuracy of EFI's and our representations and warranties, and compliance with EFI's and our agreements in the merger agreement;

     - no occurrence of events or conditions that have, or could reasonably be expected to have, a material adverse effect on us or EFI; and

     - EFI must have received "comfort letters" from our independent auditors.

     Covenants (see page   ).  The merger agreement also contains a number of
agreements by Printcafe and EFI, including the following:

     - We agreed to conduct our business in the ordinary course until the merger is completed;

     - except for sales under our employee stock purchase program or issuances of shares of our common stock upon exercise of options or warrants, we agreed that we will not pay dividends, engage in a stock split or a similar transaction, or buy or sell any of our securities, until the merger is completed;

     - we agreed that we will not, and we will not permit our subsidiaries, officers, directors or representatives to, initiate, solicit, encourage, negotiate or take other actions which would lead to any proposal or offer from a third party to acquire our capital stock or a substantial part of our business or assets, subject only to an exception which allows our board of directors to discharge its fiduciary duties; and

     - EFI agreed to use commercially reasonable efforts to cause the shares of EFI common stock to be issued to our stockholders in connection with the merger to be listed on the Nasdaq National Market.

     Termination (see page   ).  The parties can terminate the merger agreement
under the following circumstances:

     - We and EFI can mutually agree to terminate the merger agreement;

     - either party can terminate the merger agreement if the closing has not occurred by August 31, 2003;

     - EFI can terminate the merger agreement if we breach any of our representations, warranties or agreements in the merger agreement and the breach would permit EFI not to complete the merger;

     - we can terminate the merger agreement if EFI breaches any of its representations, warranties or agreements in the merger agreement and the breach would permit us not to complete the merger;

     - EFI can terminate the merger agreement if our board of directors fails to recommend approval of the merger agreement to our stockholders or withdraws or changes its recommendation; and

     - we may terminate the merger agreement in order to enter into an agreement to complete a business combination or sell our stock or assets on terms which our board of directors determines are superior to the terms of the merger.

     If the merger agreement is terminated because our board of directors changes its recommendation to you or elects to accept a superior proposal, we will generally be required to pay $828,000 to EFI upon termination of the merger agreement.

ACCOUNTING TREATMENT (SEE PAGE   )

     As required by Statement of Financial Accounting Standards No. 141, Business Combinations, EFI will use the purchase method of accounting to account for the merger.

     Under this method of accounting, our assets and liabilities, including all intangible assets, will be recorded by EFI at their respective fair market values. All intangible assets will be amortized over their estimated useful lives with the exception of goodwill and any other intangibles with indefinite lives. Goodwill and other intangibles with indefinite lives are not amortized; rather, they will be assessed for impairment on a periodic basis in the future. Our financial position, results of operations and cash flows will be included in EFI's financial statements prospectively as of the completion of the merger.


     The pro forma condensed combined financial statements included in this document include a preliminary allocation of EFI's costs of the acquisition. You should note that the final allocation may be materially different from that preliminary allocation.


REGULATORY AND LENDER REQUIREMENTS (SEE PAGE   )

     Other than effectiveness of the registration statement to which this document relates, there are no material federal or state regulatory requirements which must be complied with or approvals which must be obtained in connection with the merger.

     No consent is required from the holders of our notes with National City Bank; Iris Graphics, an affiliate of Creo; the sellers to us of our Hagen business; and the sellers to us of our PrintSmith business. These notes will become due when the merger is completed. EFI intends to repay this indebtedness with funds from its working capital.

NASDAQ LISTING

     EFI will file an application for listing of additional shares with Nasdaq after completion of the merger and the listing of those shares is a condition to our obligation to complete the merger.

EFFECTS OF THE MERGER ON THE RIGHTS OF OUR STOCKHOLDERS (SEE PAGE   )

     If you elect to receive shares of EFI common stock, your rights as stockholders will be governed by Delaware law and by EFI's certificate of incorporation and bylaws. Currently, your rights as our stockholder are governed by Delaware law and by our certificate of incorporation and bylaws. If you elect to receive shares of EFI common stock, then following the merger your rights as a stockholder of EFI will differ in some respects from the rights you currently have.

INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (SEE PAGE   )

     Our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our other stockholders. These interests include the right to retention bonuses, the right to acceleration of vesting of stock options and the right to indemnification and insurance coverage for acts or omissions occurring before the merger is
completed. These arrangements are detailed beginning on page   . The special
committee and our board of directors were aware of these arrangements when they considered the merger.

                    SELECTED EFI CONSOLIDATED FINANCIAL DATA


     The following tables contain EFI's consolidated financial data for the periods presented. The consolidated financial statement data as of, and for each of the years ended December 31, 1998 through 2002 have been derived from EFI's audited consolidated financial statements. The financial data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 have been derived from EFI's unaudited condensed consolidated financial statements. In the opinion of EFI's management, all normal and recurring adjustments considered necessary for a fair presentation have been included in its unaudited condensed consolidated financial statements. The six month results are not necessarily indicative of the full fiscal year results. This information is only a summary. You should read it along with EFI's historical consolidated financial statements and related notes and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in EFI's annual and interim reports and other information on file with the SEC and incorporated by reference in this document. See "Some Documents are 'Incorporated by
Reference' " on page   .



                                FOR THE SIX MONTHS
                                  ENDED JUNE 30,                FOR THE YEAR ENDED DECEMBER 31,
                                -------------------   ----------------------------------------------------
                                  2003       2002       2002       2001       2000       1999       1998
                                --------   --------   --------   --------   --------   --------   --------
                                    (UNAUDITED)
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS
Revenue.......................  $174,404   $166,824   $350,185   $517,608   $588,449   $570,752   $446,999
Cost of revenue...............    71,487     83,427    167,685    282,113    311,152    290,636    249,179
Gross profit..................   102,917     83,397    182,500    235,495    277,297    280,116    197,820
Operating expenses
  Research and development....    46,082     45,424     89,973     98,116     94,097     74,971     60,150
  Sales and marketing.........    29,913     24,750     50,624     56,767     64,526     59,373     60,615
  General and
    administrative............     9,992     10,934     21,778     25,456     24,784     18,403     16,637
  Amortization of goodwill and
    other intangibles(1)......     3,878      2,102      4,391     12,255     23,621         --         --
  Merger-related expense......        --         --         --         --         --      1,422         --
    Total operating
       expenses...............    89,865     83,210    166,766    192,594    207,028    154,169    137,402
Income from operations........    13,052        187     15,734     42,901     70,269    125,947     60,418
Other income, net.............     5,240      6,224      7,077     17,471     21,550     16,250      9,859
Income before income taxes....    18,292      6,411     22,811     60,372     91,819    142,197     70,277
Provision for income taxes....    (4,939)    (1,923)    (6,843)   (21,432)   (37,461)   (46,914)   (22,456)
Net income....................  $ 13,353   $  4,488   $ 15,968   $ 38,940   $ 54,358   $ 95,283   $ 47,821
Net income per basic common
  share.......................  $   0.25   $   0.08   $   0.29   $   0.73   $   0.99   $   1.74   $   0.89
Net income per diluted common
  share.......................  $   0.24   $   0.08   $   0.29   $   0.71   $   0.97   $   1.67   $   0.87
Shares used in computing net
  income per basic common
  share.......................    54,367     54,105     54,256     53,468     54,649     54,853     53,507
Shares used in computing net
  income per diluted common
  share.......................    55,054     54,878     54,852     54,605     55,983     56,963     54,972



                                   AS OF                                  AS OF DECEMBER 31,
                                 JUNE 30,                ----------------------------------------------------
                                   2003                    2002       2001       2000       1999       1998
                                -----------              --------   --------   --------   --------   --------
                                (UNAUDITED)
FINANCIAL POSITION                                             (IN THOUSANDS)
Cash and short-term
  investments.................   $619,166                $498,370   $451,207   $353,603   $470,328   $328,732
Working capital...............    593,589                 470,054    438,020    389,917    487,591    355,361
Long-term liabilities, less
  current portion.............    240,249                     278        331      3,140      3,467      4,142
Total assets..................    932,374                 727,106    702,987    654,390    656,075    484,191
Stockholders' equity..........    600,191                 634,067    606,567    545,316    551,187    408,680

---------------

(1) For the years ended December 31, 2001, 2000, 1999, and 1998, goodwill amortization was $8,161, $2,040, $57, and $57, respectively, or $0.15, $0.04, $0.00, and $0.00 per diluted common share, respectively. Effective January 1, 2002, EFI adopted Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets. SFAS 142 requires, among other things, the discontinuance of goodwill amortization and establishes provisions for the reclassification of certain existing recognized intangibles to goodwill. Upon the adoption of SFAS 142, EFI ceased amortizing goodwill and reclassified net intangibles and deferred tax liabilities relating to acquired workforce totaling $0.9 million to goodwill.

                 SELECTED PRINTCAFE CONSOLIDATED FINANCIAL DATA


     The following selected consolidated financial data should be read in conjunction with our consolidated financial statements, the related notes to those statements and our "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this document. The selected balance sheet data as of December 31, 2002 and 2001 and the selected statement of operations data for the three years ended December 31, 2002, 2001 and 2000 are derived from our audited consolidated financial statements that are included elsewhere in this document. The selected balance sheet data as of December 31, 2000, 1999, and 1998 and the selected statement of operations data for the years ended December 31, 1999, and 1998 are derived from our audited consolidated financial statements not included in this document. The financial data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 are derived from our unaudited consolidated financial statements included elsewhere in this document. In the opinion of our management, all normal and recurring adjustments necessary for a fair presentation have been included in our unaudited consolidated financial statements. The six month results are not necessarily indicative of our full year results.



                                 FOR THE
                            SIX MONTHS ENDED
                                JUNE 30,                   FOR THE YEAR ENDED DECEMBER 31,
                           -------------------   ----------------------------------------------------
                             2003       2002       2002       2001        2000        1999      1998
                           --------   --------   --------   ---------   ---------   --------   ------
                               (UNAUDITED)
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS
Revenue..................  $ 18,468   $ 23,921   $ 46,521   $  41,868   $  25,334   $  4,411   $5,242
Cost of revenue..........     4,408      5,404     10,377      11,596      10,658      1,415    1,102
Gross profit.............    14,060     18,517     36,144      30,272      14,676      2,996    4,140
Operating expenses
  Research and
     development.........     6,003      6,126     12,003      12,180      11,307      1,900    1,601
  Sales and marketing....     8,630      8,521     16,989      19,114      20,542        848      397
  General and
     administrative......     5,630      3,234      6,193       7,645      24,525      2,704    1,651
  Depreciation...........       879      1,470      2,922       3,821       2,060        232      199
  Amortization of
     goodwill and other
     intangibles(1)......     5,133     14,780     29,511      49,052      39,481        774       --
  Stock-based
     compensation and
     warrants............       483        537      1,386       1,103       5,144      7,274      254
  Restructuring charge...        --         --        525       2,098       1,185         --       --
     Total operating
       expenses..........    26,758     34,668     69,529      95,013     104,244     13,732    4,102
(Loss) income from
  operations.............   (12,698)   (16,151)   (33,385)    (64,741)    (89,568)   (10,736)      38
Other expense, net.......    (2,211)    (4,862)    (7,412)     (5,262)     (6,150)      (183)     (22)
(Loss) income before
  income taxes...........   (14,909)   (21,013)   (40,797)    (70,003)    (95,718)   (10,919)      16
Provision for income
  taxes..................        --         --         --          --          --         --       --
Accretion of redeemable
  preferred stock........        --     (6,200)    (6,201)     (5,635)     (4,858)        --       --
Net (loss) income........  $(14,909)  $(27,213)  $(46,998)  $ (75,638)  $(100,576)  $(10,919)  $   16
Net loss per basic common
  share..................    $(1.37)    (31.68)  $  (8.11)  $ (468.67)  $ (687.66)  $ (96.36)  $   --
Net loss per diluted
  common share...........    $(1.37)    (31.68)  $  (8.11)  $ (468.67)  $ (687.66)  $ (96.36)  $   --
Shares used in computing
  net loss per basic
  common share...........    10,896        859      5,797         161         146        113
Shares used in computing
  net loss per diluted
  common share...........    10,896        859      5,797         161         146        113

                                       AS OF                       AS OF DECEMBER 31,
                                     JUNE 30,     ----------------------------------------------------
                                       2003         2002       2001        2000        1999      1998
                                    -----------   --------   ---------   ---------   --------   ------
                                    (UNAUDITED)               (IN THOUSANDS)
FINANCIAL POSITION
Cash and short-term investments...   $  6,982     $  8,775   $   8,648   $  15,206   $     --   $   56
Working capital...................    (10,640)       4,063        (985)     (4,209)    (4,109)    (566)
Long-term obligations, less
  current portion.................      1,050       12,743      33,365      36,114        953       68
Total assets......................     43,506       53,673      79,503     135,958     11,840    2,025
Redeemable preferred stock........         --           --     132,676     104,230         --       --
Stockholders' equity
  (deficit)(2)....................     13,143       21,959    (105,373)    (32,792)     4,858     (661)


---------------

(1) For the years ended December 31, 2001, 2000, 1999, and 1998, goodwill amortization was $19,576, $16,653, $774, and $0, respectively, or $121.30,
    $113.86, $6.83, and $0.00 per diluted common share, respectively. Effective January 1, 2002, we adopted Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets. SFAS 142 requires among other things, the discontinuance of goodwill amortization and establishes provisions for the reclassification of certain existing recognized intangibles to goodwill. Upon the adoption of SFAS 142, we ceased amortizing goodwill.

(2) In June 2002, we completed our initial public offering and issued 3,750,000 shares of common stock at a price of $10.00 per share. We received approximately $32,950 in net proceeds and repaid approximately $17,800 of related party debt.

          SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following information has been derived from the unaudited pro forma condensed combined financial statements set forth elsewhere in this document and should be read in connection with that information.


     The unaudited pro forma condensed combined financial information illustrates the estimated effects of the merger as if the merger had occurred at January 1, 2002 for the statement of operations information and at June 30, 2003 for the balance sheet information. The unaudited pro forma financial information has been prepared based on the purchase method of accounting and does not include the impact of non-recurring charges directly attributable to the merger. The basic unaudited pro forma per share information for EFI is based on the weighted average number of outstanding shares of EFI common stock adjusted to include the estimated number of shares of EFI common stock that would be issued in the merger, assuming 50% of our stockholders (excluding EFI) elect to receive shares of EFI common stock. The diluted unaudited pro forma per share information for EFI is based on the weighted average number of outstanding shares of EFI common stock adjusted to include (1) the dilutive effect of EFI employee stock options and (2) the estimated number of shares of EFI common stock that would be issued in the merger assuming 50% of our stockholders (excluding EFI) elect to receive shares of EFI common stock.


     The actual exchange ratio will be the average closing price of EFI's common stock for the ten consecutive trading days ending on and including the fifth trading day before the special meeting of our stockholders to vote on a proposal to adopt the merger agreement. The actual percentage of our stockholders receiving shares of EFI common stock in connection with the merger will be determined based on the number of valid elections received by EFI before the election deadline, which is the business day immediately before the date of the special meeting of our stockholders.


     The following information is not indicative of future results or of the results that would have been achieved had the merger been completed on January 1, 2002 or June 30, 2003.



                                                                FOR THE SIX
                                                               MONTHS ENDED      FOR THE YEAR ENDED
                                                               JUNE 30, 2003     DECEMBER 31, 2002
                                                               -------------    --------------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS
Revenue.....................................................      $192,872            $396,706
Cost of revenue.............................................        76,123             178,811
Gross profit................................................       116,749             217,895
  Research and development..................................        52,376             102,952
  Sales and marketing.......................................        38,789              68,427
  General and administrative................................        15,736              28,354
  Amortization of identified intangibles....................         6,425               9,485
  Stock-based compensation and warrants.....................           483               1,386
  Restructuring charge......................................            --                 525
     Total operating expenses...............................       113,809             211,129
Income from operations......................................         2,940               6,766
Other income, net...........................................         4,864               5,576
Income before income taxes..................................         7,804              12,342
Provision for income taxes..................................        (1,647)             (3,345)
Net income..................................................         6,157               8,997
Accretion of redeemable preferred stock.....................            --              (6,201)
Net income attributable to common stock.....................      $  6,157            $  2,796
Net income per basic EFI common share.......................      $   0.11            $   0.05
Net income per diluted EFI common share.....................      $   0.11            $   0.05
EFI shares used in computing net income per basic common
  share.....................................................        55,055              54,944
EFI shares used in computing net income per diluted common
  share.....................................................        55,742              55,540

                                                                  AS OF
                                                              JUNE 30, 2003
                                                              -------------
                                                              (IN THOUSANDS)
FINANCIAL POSITION
Cash and short-term investments.............................     $591,315
Working capital.............................................      559,527
Long-term debt, less current portion........................      240,249
Total assets................................................      964,121
Stockholders' equity........................................      609,285



     If the percentage of Printcafe common stock (excluding shares owned by EFI) exchanged for either cash or shares of EFI common stock differs materially from our assumptions used in the preparation of the unaudited pro forma condensed combined financial statements, the pro forma results could be impacted as follows:



     % OF ELECTING CASH/        OPERATING   OTHER     NET       EPS PER        EPS PER      BASIC    DILUTED
     % OF ELECTING STOCK         INCOME     INCOME   INCOME   BASIC SHARE   DILUTED SHARE   SHARES   SHARES
     -------------------        ---------   ------   ------   -----------   -------------   ------   -------
FOR THE SIX MONTHS ENDED JUNE
  30, 2003
0% Cash/100% Stock............   $2,940     $5,036   $6,293      $0.11          $0.11       55,743    56,430
50% Cash/50% Stock*...........   $2,940     $4,864   $6,157      $0.11          $0.11       55,055    55,742
100% Cash/0% Stock............   $2,940     $4,691   $6,021      $0.11          $0.11       54,367    55,054
FOR THE YEAR ENDED
  DECEMBER 31, 2002
0% Cash/100% Stock............   $6,766     $5,921   $3,048      $0.05          $0.05       55,632    56,228
50% Cash/50% Stock*...........   $6,766     $5,576   $2,796      $0.05          $0.05       54,944    55,540
100% Cash/0% Stock............   $6,766     $5,232   $2,546      $0.05          $0.05       54,256    54,852


---------------

* This is the ratio used for the preparation of the unaudited pro forma condensed combined financial statements.

COMPARATIVE PER SHARE INFORMATION

     The following table summarizes on a per share basis (1) historical financial information and (2) unaudited pro forma and equivalent pro forma financial information.


     The unaudited pro forma per share information for Printcafe is based on the unaudited pro forma amounts per share for EFI multiplied by an exchange ratio of 0.1299, representing $2.6000 divided by an assumed market value of EFI's common stock of $20.0230. For purposes of the pro forma information we have used the average closing price of EFI common stock for the ten consecutive trading days ending on and including August 18, 2003, which is the actual exchange ratio based upon the most recent information practicable at the time of the printing of this document. The information set forth below is qualified in its entirety by reference to, and should be read in conjunction with, EFI's and our historical consolidated financial information included or incorporated by reference in this document and the unaudited pro forma condensed combined financial statements included elsewhere in this document.





                                                                   SIX
                                                              MONTHS ENDED       YEAR ENDED
                                                              JUNE 30, 2003   DECEMBER 31, 2002
                                                              -------------   -----------------
HISTORICAL EFI
  Net income per basic common share.........................     $ 0.25            $ 0.29
  Net income per diluted common share.......................     $ 0.24            $ 0.29
  Book value per share(1)...................................     $11.51            $11.62
HISTORICAL PRINTCAFE
  Net loss per basic and diluted common share...............     $(1.37)           $(8.11)
  Book value per share(1)...................................     $ 1.02            $ 2.07
PRO FORMA COMBINED NET INCOME PER SHARE
  Pro forma combined net income per EFI share...............     $ 0.11            $ 0.05
  Equivalent pro forma net income per Printcafe share(3)....     $ 0.01            $ 0.01

                                                                   SIX
                                                              MONTHS ENDED
                                                              JUNE 30, 2003
                                                              -------------
PRO FORMA COMBINED BOOK VALUE PER SHARE:
  Pro forma book value per EFI share(2).....................     $11.53
  Equivalent pro forma book value per Printcafe share(3)....     $ 1.50


(1) The historical book value per share is computed by dividing total stockholders' equity by the number of shares of common stock outstanding at the end of the period.

(2) The pro forma combined book value per EFI share is computed by dividing total pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of the period.


(3) Equivalent pro forma share amounts are calculated by multiplying the pro forma net income per share and the pro forma book value per share of EFI by the exchange ratio of 0.1299.


     Neither EFI nor Printcafe has declared or paid any cash dividends. This table does not give effect to EFI's planned stock repurchase program. See "The
Merger -- Stock Purchase Program" on page   .

EXCHANGE RATIO IN THE MERGER

     The exact number of shares of EFI common stock to be issued in connection with the merger with respect to shares of our common stock for which a valid election has been made will be $2.60 divided by the average closing price of EFI's common stock for the ten consecutive trading days ending on and including the fifth trading day before the date of the special meeting. The following table illustrates hypothetical exchange ratios using the closing price of EFI's common stock over the 90 days before the printing of this document. You may call MacKenzie Partners at (800) 322-2885 to obtain the most recent calculation of the fraction of a share of EFI common stock issuable for each share of our common stock for which a valid election has been made.


                                                                   AVERAGE EFI    EFI SHARES ISSUED PER
                                             TRADING DAY PERIOD   CLOSING PRICE      PRINTCAFE SHARE
                                             ------------------   -------------   ---------------------
Highest ten-day average....................  July 2 to July 16      $20.9160             0.1243
Mean ten-day average.......................  June 2 to June 13      $20.5300             0.1266
Low ten-day average........................  May 20 to June 3       $19.0770             0.1363


MARKET PRICE OF EFI'S AND PRINTCAFE'S COMMON STOCK

     The following table shows the closing price per share of EFI's common stock and our common stock reported on the Nasdaq National Market on (a) February 25, 2003, which was the last trading day before the merger was publicly announced on
February 26, 2003 and (b)           , 2003, the most recent practicable date
before the printing of this document. The "Printcafe Equivalent Per Share Price" set forth below equals the closing price of EFI's common stock on the applicable date multiplied by the exchange ratio of $2.6000 divided by the average closing price of EFI's common stock for the ten consecutive trading days ending on and including the fifth trading day before the applicable date. For a complete description of the consideration payable in connection with the merger, see "The
Merger," on page   .

AS OF FEBRUARY 25, 2003
(A)  Market price per common share of EFI stock as of the market close on
     February 25, 2003...........................................  $16.2495
(B)  Consideration per share of Printcafe common stock...........  $ 2.6000
(C)  Average closing price per common share of EFI stock for the ten consecutive trading days ending on and including
     February 18, 2003...........................................  $17.0018
(D)  Printcafe equivalent per share price (AXB/C)................  $ 2.4850
(E)  Market price per common share of Printcafe stock as of the market close on
     February 25, 2003...........................................  $ 2.6000

AS OF                , 2003
(A)  Market price per common share of EFI stock as of the market close on
                    , 2003.......................................
(B)  Consideration per share of Printcafe common stock...........  $ 2.6000
(C)  Average closing price per common share of EFI stock for the ten consecutive trading days ending on and including
                    , 2003.......................................
(D)  Printcafe equivalent per share price (AXB/C)................
(E)  Market price per common share of Printcafe stock as of the market close on
                    , 2003.......................................

                                  RISK FACTORS

     By electing to receive EFI's common stock you will be subject to the risks of ownership of that security. You are urged to consider carefully the following important risk factors, as well as those other risk factors that are discussed in various documents EFI has filed with the SEC and that are incorporated by reference into this document.

RISK FACTORS RELATING TO THE MERGER

     WE DO NOT HAVE SUFFICIENT CASH TO REPAY $14.2 MILLION OF OUR OUTSTANDING DEBT WHICH BECOMES DUE IN JANUARY 2004 AND MAY NEED ADDITIONAL DEBT OR EQUITY FINANCING WHICH WE DO NOT EXPECT TO BE AVAILABLE. IF WE ARE UNABLE TO PAY THESE AMOUNTS WHEN DUE, THE LENDERS COULD PROCEED AGAINST THE COLLATERAL FOR THEIR LOANS.

     If we do not complete the merger with EFI or complete a similar transaction with a third party, we do not expect to have sufficient cash to repay $14.2 million of our outstanding debt which becomes due and payable in January 2004 without securing additional debt or equity financing; we do not expect that debt or equity financing would be available. In addition, we will incur significant costs associated with the merger, including legal, accounting, financial printing and financial advisory fees, which must be paid whether or not the merger is completed.

     THE PENDENCY OF THE MERGER COULD AFFECT OUR RELATIONSHIPS WITH EMPLOYEES AND CUSTOMERS.

     If the merger is not completed, we could be harmed in the following ways:

     - EFI does not have a substantial base of customers in the commercial printing industry; the announcement of the merger may result in our customers delaying their decision to license our enterprise resource planning software, which could have a material adverse effect on us.

     - Our relationships with employees, including our ability to attract and retain key employees, could be harmed as a result of uncertainty regarding our future operations.

     - Our relationships with customers may be disrupted because of the diversion of management attention while negotiating the merger and as a result of the uncertainty regarding our prospects, which could result in the loss of market position or opportunities to our competitors. If the merger is not completed, we may not have adequate financial resources to regain lost market position or opportunities.

     If we lose key employees or customers our business and results of operations could be adversely affected.

     IF WE DO NOT COMPLETE THE MERGER WITH EFI AND WERE TO PURSUE A SIMILAR TRANSACTION WITH ANOTHER PARTY, THE VALUE OF THE CONSIDERATION RECEIVED IN THE ALTERNATIVE TRANSACTION MAY BE MORE OR LESS THAN $2.60 PER SHARE.

     Creo offered, before it withdrew from the bidding process, to acquire the 55.6% of our common stock that it did not own for prices ranging from $1.30 per share to $4.00 per share. If we do not complete the merger with EFI, we would likely seek to complete a similar transaction with a third party. We cannot assure you that any third party would be willing to complete a transaction with us or, if a third party were willing to complete a transaction, that the consideration would be more or less than $2.60 per share.

     Our stock price would decline to the extent that the price of our stock before an announcement that the merger with EFI is terminated reflects an assumption that the merger will, in fact, be completed.

     THE NUMBER OF SHARES OF EFI COMMON STOCK ISSUED TO YOU IN CONNECTION WITH THE MERGER, IF YOU ELECT TO RECEIVE STOCK CONSIDERATION, WILL FLUCTUATE BASED UPON THE VALUE OF EFI'S COMMON STOCK BEFORE THE COMPLETION OF THE MERGER.

     If you elect to receive shares of EFI common stock in connection with the merger, the exact number of shares of EFI common stock into which your shares of our common stock will be converted is determined by the average value of EFI's common stock over a 10-day trading period ending on the fifth trading day before our special meeting. The average value of EFI's common stock over the 10-day trading period may be higher or lower than the price as of today's date or as of the date of the special meeting. The price of EFI's common stock could change for a variety of reasons, including changes in the business, operations or prospects of EFI and its subsidiaries; the assessment of, and reaction to, the merger by the market; general economic conditions; and other factors. There is no guarantee that the EFI common stock that will be issued to you in exchange for your shares of our common stock will equal or exceed the market value of your shares of our common stock on the date on which the merger was announced, the date of the special meeting, the date of the closing of the merger or at any other particular time. You are urged to obtain current stock price quotations for both the EFI common stock and our common stock.

     EACH OF OUR EXECUTIVE OFFICERS AND DIRECTORS HAVE INTERESTS IN THE MERGER THAT MAY DIFFER FROM YOUR INTERESTS IN THE MERGER. THESE DIFFERENT INTERESTS COULD INFLUENCE OUR OFFICERS AND DIRECTORS TO SUPPORT THE MERGER EVEN THOUGH THE MERGER MAY NOT BE IN YOUR BEST INTERESTS.

     When you consider the recommendation of our board of directors to adopt the merger agreement, you should remember that each of our executive officers and directors participate in arrangements that provide them with interests in the merger that are different from, or are in addition to, your interests in the merger. These interests include the right of Marc Olin, our chairman and chief executive officer, and Joseph Whang, our chief financial officer and chief operating officer, to receive retention bonuses upon completion of the merger. In addition, each of our executive officers has the right to accelerated vesting of stock options. None of our executive officers is a member of the special committee that recommended the merger to our board of directors or acted to influence the outcome of that decision to proceed with the transaction, other than actions they have taken in fulfilling their duties as executive officers. Additionally, under the merger agreement our directors and officers are entitled to indemnification and insurance coverage for acts or omissions occurring before the merger is completed. All of the members of our board of directors who are not employees of Creo, including Marc Olin, our chairman and chief executive officer, recommend that you vote to adopt the merger agreement. You should consider carefully whether these interests might have influenced our directors and executive officers to support and recommend the merger and decide for yourself whether the merger is in your best interests.

     THE MERGER WILL NOT QUALIFY AS A TAX-FREE REORGANIZATION, AND THE MERGER CONSIDERATION WILL BE TAXABLE TO YOU.

     The merger will not qualify as a tax-free reorganization under the Internal Revenue Code, and the cash or the shares of EFI common stock you receive would result in gain or loss to you to the extent amounts you receive differ from your tax basis in your shares of our common stock. Any gain or loss will be income reportable for United States federal income tax purposes. If the fair market value of the shares of EFI common stock you receive in connection with the merger exceeds your tax basis in your shares of our common stock, you would have to report a gain for federal income tax purposes. In connection with the merger, unless you elect to receive cash for some of your shares of our common stock, you would not receive cash to satisfy any tax obligation you incur with respect to that gain.

     EFI COULD EXPERIENCE DIFFICULTY INTEGRATING OUR BUSINESS AND ACHIEVING THE BENEFITS ANTICIPATED IN THE MERGER.

     There are a number of risks and challenges involved with integrating our business and operations with EFI's businesses, each of which could be difficult to overcome. These risks and challenges include:

     - Retaining key employees;

     - retaining our customer base; and

     - integrating EFI's and our respective products, operations, procedures and systems.

     Current and potential employees of ours and of the surviving corporation in the merger may be unsure about their role following the merger. Other current or potential employees could decide that they do not wish to work for a subsidiary of EFI following completion of the merger. The combination of these two factors could impair EFI's and our ability to attract and retain key employees. EFI has limited experience selling products into the commercial printing market. Our products are currently interfaced with Creo's products for commercial printers. It is possible that Creo will compete with our enterprise resource planning solutions or change its product interfaces so that our solutions are not as valuable to a number of customers in target commercial printing markets. Because of these and other challenges, it is possible that the merger may not achieve the desired benefits and synergies anticipated by the parties and the market price of EFI's common stock could decline.

     WE MAY BECOME OBLIGATED TO PAY A FEE TO EFI.

     In the merger agreement, subject to several exceptions, we agreed that we will not pursue transactions similar to the merger, including other mergers, sales of assets, sales of capital stock or other business combinations, with any third party. If we rely upon one of the exceptions to this obligation and pursue a superior proposal, we must pay EFI a termination fee of $828,000, whether or not the alternative transaction is ultimately completed. If our stockholders do not approve the merger and within 12 months we enter into an agreement for or complete a similar transaction for consideration equal to or greater than that offered by EFI, we must pay EFI a termination fee of $828,000. If the merger is terminated, and if our board of directors seeks to engage in a similar transaction with a different party, that party may not complete the alternative transaction. In addition, if we enter into an agreement with another party for a transaction similar to the merger, EFI can require us to repurchase the shares of common stock purchased by EFI upon exercise of the option that we granted to EFI.

     THE PRICE OF EFI'S COMMON STOCK IS AFFECTED BY FACTORS DIFFERENT FROM THE FACTORS THAT AFFECT THE PRICE OF OUR COMMON STOCK.

     If you elect to receive shares of EFI common stock you will become subject to the risks of being an EFI stockholder. EFI's business is much broader than our business. As a result, EFI's results of operations and the price of its common stock may be affected by factors that did not affect our operations and the trading price of our common stock. You should carefully read the documents incorporated by reference by EFI to understand EFI's business and many of the risks it faces. See "Some Documents Are 'Incorporated By Reference'."

RISKS RELATED TO PRINTCAFE'S BUSINESS

     OUR LIMITED OPERATING HISTORY AS A COMBINED ENTITY MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS AND OUR PROSPECTS.

     We completed six acquisitions between October 1999 and April 2000. Our limited operating history as a combined entity makes an evaluation of our current business and prospects difficult. Due to our limited operating history as a combined entity, we believe that period-to-period comparisons of our revenue and results of operations are not meaningful. As a result, you should not rely on results of operations for any prior period as an indication of future performance.

     THE SLOWDOWN IN THE ECONOMY HAS AFFECTED THE MARKET FOR INFORMATION TECHNOLOGY SOLUTIONS, INCLUDING DEMAND FOR OUR SOFTWARE PRODUCTS, AND OUR FUTURE FINANCIAL RESULTS MAY DEPEND, IN PART, UPON WHETHER THIS SLOWDOWN CONTINUES.

     A downturn in the demand for information technology products among our current and potential customers may result in decreased revenues or a lower growth rate for us. Potential customers may delay or forego the purchase of our products or may demand lower prices in order to purchase our products. A reduction in the demand for our software products or in the average selling price of our products would reduce our operating margins and adversely affect our operating results.

     IF OUR SOFTWARE PRODUCTS DO NOT ACHIEVE BROAD MARKET ACCEPTANCE, WE MAY NOT BECOME PROFITABLE AND OUR STOCK PRICE COULD DECLINE.

     Most print buyers, printers, and print industry raw material suppliers currently coordinate the design, specification, purchasing, and manufacture of print orders either through a combination of telephone, facsimile, e-mail, and paperwork or through proprietary software solutions. Web-based products are relatively new and rapidly evolving, and these products change the way in which print buyers, printers, and print industry raw material suppliers interact with one another. Widespread commercial acceptance of our Web-based products is important to our future success. If the market for Web-based print management products fails to grow or grows more slowly than we anticipate, then our operating results could be adversely affected. To date, most of our sales have been to printers, and our future growth is dependent upon our ability to increase sales to print buyers. The growth of our business also depends on our ability to enhance and develop our software products and to identify and develop new products that serve the needs of our customers. If our existing and potential customers do not adopt our software products, we may be unable to continue to grow our business and increase our revenues. As a result, we may not become profitable, or maintain profitability, and our stock price could decline.

     THE SALES CYCLE FOR MANY OF OUR PRODUCTS IS LONG, WHICH COULD CAUSE OUR REVENUE AND OPERATING RESULTS TO VARY SIGNIFICANTLY AND INCREASE THE RISK OF AN OPERATING LOSS FOR ANY GIVEN FISCAL QUARTER.

     A customer's decision to purchase and implement many of our products often involves a significant commitment of its resources and a lengthy product evaluation and qualification process. Approval at a number of management levels within a customer's organization is typical for many of our products. Companies often consider a wide range of issues before committing to purchase our software, including anticipated benefits and cost savings, ease of installation, ability to work with existing computer systems, functionality, and reliability. Many of our potential customers may be addressing these issues for the first time, and the use of our products may represent a significant change in their current print management practices. As a result, we often devote significant time and resources to educate potential customers about the use and benefits of our products. The sales process for most of our products frequently takes several months to complete, which may have an adverse impact on the timing of our revenue, and our operating results could be adversely affected.

     COMPETITION IN THE PRINTING INDUSTRY SUPPLY CHAIN FOR SOFTWARE PRODUCTS IS INTENSE, AND WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.

     Our current and potential competitors include companies that offer software products and services to the printing industry supply chain, and companies that offer software products for enterprise resource planning, supply chain management, and procurement that are not customized for the printing industry. We expect competition to increase in the future. Some of our current or potential competitors have longer operating histories, larger customer bases, greater brand recognition, and significantly greater financial, marketing, and other resources. As a result, these competitors may be able to devote greater resources to the development, promotion, sale, and support of their products. In addition, these companies may adopt aggressive pricing policies and leverage their customer bases to gain market share. Moreover, our current and potential competitors may develop software products that are superior to or achieve greater market acceptance than ours. If we are unable to offer competitive software products and services, then our revenues will decline.

     UNPLANNED SYSTEM INTERRUPTIONS, CAPACITY CONSTRAINTS, OR SECURITY BREACHES COULD DISRUPT OUR BUSINESS AND DAMAGE OUR REPUTATION.

     We must offer customers of our Web-based products reliable, secure, and continuous service to attract and retain customers and persuade them to increase their reliance on our software products. As the volume of data traffic on our hosted Web sites increases, we must continually upgrade and enhance our technical infrastructure to accommodate the increased demands placed on our systems. Our operations also depend in part on our ability to protect our systems against physical damage from fire, earthquakes, power loss, telecommunications failures, computer viruses, unauthorized user access, physical break-ins, and similar events. Any interruption or increase in response time of our software products could damage our reputation, reduce customer satisfaction, and decrease usage of our services and the purchase of our products. The secure transmission of confidential information over public networks is a fundamental requirement for online communications and transactions. Third parties may attempt to breach our security or that of our customers. Any breach in our online security could make us liable to our customers, damage our reputation, and cause a decline in our revenues. We may need to spend significant resources to license technologies to protect against security breaches or to address problems caused by a security breach.

     IF OUR TECHNOLOGIES CONTAIN UNDETECTED ERRORS OR DEFECTS, WHICH INTERRUPT OUR OPERATIONS OR THOSE OF OUR CUSTOMERS, OUR BUSINESS COULD BE HARMED.

     Our technologies are highly technical and may contain undetected software code or other errors or suffer unexpected failures. Because of their nature, our client/server-based enterprise resource planning and other products can only be fully tested when deployed in our customers' networks. These errors or failures may disrupt our operations or those of our customers, damage our reputation, and result in loss of, or delay in, market acceptance of our software products. We may discover software errors in new releases of our software products after their introduction. We may experience delays in release, legal action by our customers, lost revenues, and customer frustration during the period required to correct these errors. Any of these problems could adversely affect our operating results.

     IF WE FAIL TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR COMPETITIVE POSITION COULD BE HARMED.

     We regard our patents, copyrights, service marks, trademarks, trade secrets, and similar intellectual property as critical to our success. We rely on patent, trademark, and copyright law, trade secret protection, and confidentiality and/or license agreements with our employees, customers, and strategic partners to protect our proprietary rights. These precautions may not prevent misappropriation or infringement of our intellectual property. In addition, the status of United States patent protection in the software and Web industries is not well defined and will evolve as the United States Patent and Trademark Office grants additional patents. We do not know if any of our future patent applications will result in a patent being issued within the scope of the claims we seek, if at all, or whether any patents we may receive will be challenged or invalidated. In addition, the laws in foreign countries may not protect our proprietary rights to the same extent as laws in the United States.

     WE MAY FACE INTELLECTUAL PROPERTY CLAIMS THAT COULD BE COSTLY TO DEFEND AND COULD PREVENT US FROM SELLING OUR SOFTWARE PRODUCTS

     Third parties may infringe or misappropriate our intellectual property or assert infringement claims against us. In addition, because the contents of patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed by others that relate to our software products. From time to time we receive communications from third parties asserting that our products infringe, or may infringe, the intellectual property rights of third parties. Intellectual property litigation is expensive and time consuming and could divert management's attention from our business operations. This litigation could also require us to develop non-infringing technology or enter into royalty or license agreements with third parties. These royalty or license agreements, if required, may not then be available on acceptable terms, if at all. If we cannot develop or license non-infringing technology, then our operating results could be adversely affected.

     CREO COULD SUBSTANTIALLY INFLUENCE CORPORATE ACTIONS THAT CONFLICT WITH THE INTERESTS OF OUR PUBLIC STOCKHOLDERS. WE ALSO HAVE COMMERCIAL AGREEMENTS WITH CREO THAT ARE IMPORTANT TO OUR BUSINESS.

     Creo Inc. is our largest stockholder, has two representatives on our board of directors, and is a party to several commercial agreements with us. Creo beneficially owns 4,717,547 shares of our common stock which represents 36.6% of the voting power of our outstanding common stock. In addition, two members of our board of directors, Amos Michelson and Judi Hess, are executive officers of Creo. Creo could use its stock ownership or representation on our board of directors to substantially influence corporate actions that conflict with the interests of our public stockholders.

     In addition to the loan agreement we have with Iris Graphics, an affiliate of Creo, we have a strategic alliance agreement and a software license agreement with Creo. Under the strategic alliance agreement, we agreed with Creo to undertake joint sales and marketing efforts, not to compete with each other's business, and not to solicit the employment of each other's employees. In addition, we granted Creo an exclusive and perpetual right to provide, and a right of first refusal to develop, any content management and workflow products for us. Because we have granted these rights to Creo, we may not be able to obtain terms as favorable as those that might otherwise be available if we were able to negotiate freely with third parties. Under the software license agreement, Creo licenses us software which is used in our printChannel Classic product and which will be used in our printChannel I/O product. Creo may terminate the software license agreement in certain circumstances, including the termination of the strategic alliance agreement and the acquisition by a third party of more than fifty percent of our outstanding common stock. The strategic alliance agreement does not specify a termination date. Creo may also terminate the strategic alliance agreement or the software license agreement if we breach any provision of the agreements and do not remedy that breach within a specified period of time. If the agreements were to terminate, we could lose access to Creo's sales force and the other benefits derived from our joint marketing efforts, and Creo would be permitted to compete with us. Additionally, we would be required to develop software to replace the functionality licensed to us by Creo in our printChannel Classic product. The termination of the strategic alliance agreement and software license agreements and the resulting loss of these benefits could, among other things, reduce our revenues and significantly harm our business.

     IF OUR SOFTWARE PRODUCTS DO NOT INTEGRATE WITH OUR CUSTOMERS' EXISTING SYSTEMS, ORDERS FOR OUR SOFTWARE PRODUCTS WILL BE DELAYED OR CANCELED, WHICH WOULD HARM OUR BUSINESS.

     Many of our customers require that our software products be designed to integrate with their existing systems. We may be required to modify our software product designs to achieve a sale, which may result in a longer sales cycle, reduced operating margins, and increased research and development expense. In some cases, we may be unable to adapt or enhance our software products to meet these challenges in a timely and cost-effective manner, or at all. If our software products do not integrate with our customers' existing systems, implementations could be delayed or orders for our software products could be canceled, which would harm our business, financial condition, and results of operations.

     IF WE FAIL TO DEVELOP AND SELL NEW PRODUCTS THAT MEET THE EVOLVING NEEDS OF OUR CUSTOMERS, OR IF OUR NEW PRODUCTS FAIL TO ACHIEVE MARKET ACCEPTANCE, OUR BUSINESS AND RESULTS OF OPERATIONS WOULD BE HARMED.

     Our success depends on our ability to anticipate our customers' evolving needs and to develop and market products that address those needs. The timely development of these products, as well as any additional new or enhanced products, is a complex and uncertain process. We may experience design, marketing, and other difficulties that could delay or prevent our development, introduction, or marketing of these and other new products and enhancements. We may not have sufficient resources to anticipate technological and market trends, or to manage long development cycles. The introduction of new or enhanced products also requires that we manage the transition from existing products to these new or enhanced products in order to minimize disruption in customer ordering patterns. We are currently in the process of developing software for print industry raw material suppliers. If we are unable to attract raw material suppliers as customers, then our Web-based products may not be as attractive to printers and print buyers and our business may be harmed. If we are not able to develop new products or enhancements to existing products on a timely and cost-effective basis, or if our new products or enhancements fail to achieve market acceptance, our ability to continue to sell our products and grow our business would be harmed.

RISKS RELATED TO EFI

  RISKS RELATED TO EFI'S BUSINESS

     EFI RELIES ON SALES TO A RELATIVELY SMALL NUMBER OF OEM PARTNERS, AND THE LOSS OF ANY OF THESE PARTNERS COULD SUBSTANTIALLY DECREASE EFI'S REVENUES.


     Because EFI sells its products primarily to OEM partners, EFI relies on high sales volumes to a relatively small number of customers. Sales to Canon, Xerox and Minolta accounted for approximately 29%, 28% and 10%, respectively, of EFI's 2002 revenue. EFI expects that it will continue to depend on these OEM partners for a significant portion of its revenues. If EFI loses an important OEM or is unable to recruit additional OEMs, EFI's revenues may be materially and adversely affected. EFI typically does not have long-term volume contracts with its customers, including Canon, Xerox and Minolta. Accordingly, EFI cannot assure you that its major customers will continue to purchase its products at current levels or that they will continue to purchase EFI's products at all. EFI's OEM partners may elect and have elected in some cases to develop products on their own, rather than purchase EFI's products. In addition, EFI's results of operations could be adversely affected by a decline in demand for copiers or laser printers, other factors affecting its major customers, in particular, or the computer industry in general. Minolta was recently acquired by Konica, and EFI cannot predict if that acquisition will adversely affect Minolta's future purchases from EFI. Several of EFI's customers have in the past experienced serious financial difficulties in their business. If any significant customers should face such difficulties in the future, EFI's profitability could be materially and adversely affected through, among other things, decreased sales volumes and write-offs of accounts receivables and inventory related to that customer's products.


     EFI relies upon its OEM partners to develop new products, applications and product enhancements in a timely and cost-effective manner. EFI's continued success depends upon the ability of these OEMs to meet changing customer needs and respond to emerging industry standards and other technological changes. However, EFI cannot assure you that its OEMs will effectively meet these technological changes. These OEMs, who are not within EFI's control, have incorporated into their products the technologies of other companies in addition to, or instead of EFI's products and may continue to do so in the future. These OEMs may introduce and support products that are not compatible with EFI's products. EFI relies on these OEMs to market its products with their products, and if these OEMs do not effectively market EFI's products, EFI's sales revenue may be materially and adversely affected. With the exception of a small number of minimum purchase obligations, these OEMs are not obligated to purchase products from EFI. EFI cannot assure you that its OEMs will continue to carry its products.

     EFI's OEMs work closely with EFI to develop products that are specific to each OEM's copiers and printers. Many of the products that EFI is developing require that EFI coordinate development, quality testing, marketing and other tasks with its OEMs. EFI cannot control its OEMs' development efforts and coordinating with OEMs may cause delays that EFI cannot manage by itself. In addition, EFI's sales revenue and results of operations may be adversely affected if it cannot meet its OEMs' product needs for their specific copiers and printers, as well as successfully manage the additional engineering and support effort and other risks associated with such a wide range of products.

     EFI is pursuing, and will continue to pursue, the business of additional copier and printer OEMs. However, because there are a limited number of OEMs producing copiers and printers in sufficient volume to be attractive customers for EFI, EFI expects that customer concentration will continue to be a risk.

     EFI establishes expenditure levels for operating expenses based on projected sales levels and margins, and expenses are relatively fixed in the short term. Accordingly, if sales to EFI's OEM customers are below expectations in any given quarter, the adverse impact of the shortfall in revenues on operating results may be increased by EFI's inability to adjust spending in the short term to compensate for this shortfall.

     EFI'S THREE LARGEST CUSTOMERS ARE NOT OBLIGATED TO PURCHASE PRODUCTS FROM EFI, AND THE LOSS OF PRODUCTS SALES TO THESE CUSTOMERS WOULD SUBSTANTIALLY HARM OUR BUSINESS AND OPERATING RESULTS.



     Neither Cannon, Xerox nor Minolta, who accounted for 29.2%, 28.0% and 10.0%, respectively, of EFI's revenue for the year ended December 31, 2002, is contractually obligated to purchase products from EFI. EFI's continued sales of product to these customers in future periods are solely dependent upon each customer's decision to make purchases from EFI. Such purchases are typically made on a purchase order basis. Generally, the customers are not obligated to make any such purchases, and EFI has no legal recourse if any of these customers choose not to place orders for future products. EFI's business, financial position and results of operations would be substantially harmed if these customers decided not to order EFI's products in future periods. EFI has master agreements with each of Canon, Xerox and Minolta, but those master agreements do not assure EFI any future business from those OEM partners. If any of those OEM partners do not place orders with EFI, EFI would have no legal recourse against its OEM partners. EFI's business, financial position and results of operations would be substantially harmed if these customers decided not to order EFI's products in future periods.


     EFI FACES THE RISK OF DECREASED REVENUE AS A RESULT OF ONGOING ECONOMIC UNCERTAINTY.

     The revenue growth and profitability of EFI's business depends significantly on the overall demand for information technology products such as EFI's that enable printing of digital data. Softening demand for these products caused by ongoing economic uncertainty and reduced spending in the United States and other regions where EFI conducts business has resulted, and may further result, in decreased revenues, earnings levels or growth rates or inventory write downs. The United States and global economy, and particularly the markets for EFI's products have weakened substantially over the past two years and market conditions continue to be challenging. This has resulted in individuals and companies delaying or reducing expenditures, including information technology expenditures. Further delays or reductions in information technology spending may have a material adverse effect on demand for EFI's products and services, and consequently on its business, operating results, financial condition, prospects and stock price.

     EFI'S OPERATING RESULTS MAY FLUCTUATE BASED UPON MANY FACTORS, WHICH COULD ADVERSELY AFFECT ITS STOCK PRICE.

     EFI expects its stock price to vary with its operating results and, consequently, fluctuations in its results could adversely affect its stock price. Operating results may fluctuate due to:

     - Varying demand for EFI's products;

     - success and timing of new product introductions;

     - changes in interest rates and availability of bank or financing credit to consumers of digital copiers and printers;

     - price reductions by EFI and its competitors;

     - delay, cancellation or rescheduling of orders or projects;

     - product performance;

     - availability of key components, including possible delays in deliveries from suppliers;

     - the status of EFI's relationships with its OEM partners;

     - the performance of third-party manufacturers;

     - the status of EFI relationships with its key suppliers;

     - the financial and operational condition of OEM partners and key suppliers;

     - potential excess or shortage of employees;

     - competition from OEMs;

     - changes in product mix;

     - costs associated with complying with any applicable governmental regulations;

     - volatility in foreign exchange rates;

     - acquisitions and integration of new businesses; and

     - general economic conditions.

     Many of EFI's products, and the related copiers and printers, are purchased utilizing lease contracts or bank financing. If prospective purchasers of digital copiers and printers are unable to obtain credit, or interest rate changes make credit terms undesirable, then demand for digital copiers and printers may be significantly reduced, which may adversely impact EFI's revenues and operating results.

     Typically EFI does not have long-term volume purchase contracts with its customers, and a substantial portion of its backlog is scheduled for delivery within 90 days or less. EFI's customers may cancel orders and change volume levels or delivery times for product they have ordered from EFI without penalty. However, a significant portion of EFI's operating expenses are fixed in advance, and EFI plans these expenditures based on the sales forecasts from OEM customers and product development programs. If EFI was unable to adjust its operating expenses in response to a shortfall in sales, EFI's quarterly financial results could be harmed.

     EFI attempts to hire additional employees to match growth in projected demand for its products. If actual demand is lower than EFI's projections, as has occurred in the recent past, EFI likely will have hired too many employees and will therefore incur expenses that need not have been incurred and EFI's financial results may be harmed. If demand exceeds EFI's projections, EFI likely will have hired too few employees and may not be able to meet demand for its products and EFI's sales revenue may be adversely impacted and relationships with customers may be harmed. Projecting demand is difficult in EFI's business and no assurances can be provided that EFI will accurately project demand. If EFI cannot successfully manage its growth, its results of operations may be harmed.

     EFI FACES COMPETITION FROM OTHER SUPPLIERS AS WELL AS ITS OWN OEM CUSTOMERS, AND IF IT IS NOT ABLE TO COMPETE SUCCESSFULLY ITS BUSINESS MAY BE HARMED.

     EFI's industry is highly competitive and is characterized by rapid technological changes. EFI competes against a number of other suppliers of imaging products. EFI cannot assure you that products or technologies developed by competing suppliers will not render EFI's products or technologies obsolete or noncompetitive.

     While many of EFI's OEMs sell EFI's products on an exclusive basis, EFI does not have any formal agreements that prevent the OEMs from offering alternative products. If an OEM offers products from alternative suppliers, EFI's market share could decrease, which could reduce its revenue and adversely affect its financial results.

     Many of EFI's OEM partners themselves internally develop and sell products that compete directly with EFI's current products. These OEMs may be able to develop more quickly than EFI can products that are compatible with the OEM's own products. These OEMs have chosen and may continue to chose to market their own products in addition to EFI's products, even when their products are technologically inferior, have lower performance or cost more than EFI's products. EFI cannot assure you that it will be able to successfully compete against similar products developed internally by the OEMs or against their financial and other resources, particularly in the black and white and embedded color product markets. If EFI cannot compete successfully against the OEMs' internally developed products, its business may be harmed.

     IF THE DEMAND FOR PRODUCTS THAT ENABLE COLOR PRINTING OF DIGITAL DATA CONTINUES TO DECREASE, EFI'S SALES REVENUE WILL LIKELY DECREASE.

     EFI's products are primarily targeted at enabling the printing of digital data. Demand for networked printers and copiers containing EFI's technology decreased in both 2001 and 2002 due to the global economic downturn. EFI cannot assure you that demand will level off or increase in the future, nor can EFI assure you that the demand will level off or increase for the specific OEM printers and copiers that utilize its products. If demand for digital printing products and services containing EFI's technology continues to decline, or if the demand for EFI's OEMs' specific printers or copiers for which its products are designed should continue to decline, EFI's sales revenue will be adversely affected. EFI sells products that are large capital expenditures as well as discretionary purchase items for its customers. In difficult economic times, such as EFI is now experiencing, spending on information technology typically decreases. As EFI products are of a more discretionary nature than many other technology products, EFI may be more adversely impacted by deteriorating general economic conditions than other technology firms. EFI is subject to economic sensitivity that has harmed and could, in the future, harm its results of operations. EFI believes that demand for its products may also be affected by a variety of economic conditions and considerations, and EFI cannot assure you that demand for its products or its customers' products will continue or improve from current levels.

     IF EFI IS NOT ABLE TO HIRE AND RETAIN SKILLED EMPLOYEES, EFI MAY NOT BE ABLE TO DEVELOP PRODUCTS OR MEET DEMAND FOR ITS PRODUCTS IN A TIMELY FASHION.

     EFI depends upon skilled employees, such as software and hardware engineers, quality assurance engineers and other technical professionals with specialized skills. EFI is headquartered in the Silicon Valley where competition has historically been intense among companies to hire engineering and technical professionals. In times of professional labor imbalances, it may be difficult for EFI to locate and hire qualified engineers and technical professionals and for EFI to retain these people. There are many technology companies located near EFI's corporate offices in the Silicon Valley that may try to hire EFI's employees. The movement of EFI's stock price may also impact its ability to hire and retain employees. If EFI does not offer competitive compensation, EFI may not be able to recruit or retain employees. EFI offers a broad-based equity compensation plan based on granting options from stockholder-approved plans in order to be competitive in the labor market. If stockholders do not approve additional shares for these plans for future grants, it may be difficult for EFI to hire and retain skilled employees. If EFI cannot successfully hire and retain employees, EFI may not be able to develop products or to meet demand for its products in a timely fashion and its results of operations may be adversely impacted.

     IF EFI IS UNABLE TO DEVELOP NEW PRODUCTS, OR EXECUTE PRODUCT INTRODUCTIONS ON A TIMELY BASIS, ITS FUTURE REVENUE AND OPERATING RESULTS MAY BE HARMED.

     EFI's operating results depend to a significant extent on its continual improvement of existing technologies and its rapid innovation of new products and technologies. EFI's success depends not only on its ability to predict future requirements, but also to develop and introduce new products that successfully address customer needs. Any delays in the launch or availability of new products that EFI is planning could harm its financial results. During transitions from existing products to new products, customers may delay or cancel orders for existing products. EFI's results of operations may be adversely affected if it cannot successfully manage product transitions or provide adequate availability of products after they have been introduced.

     EFI must continue to make significant investments in research and development in order to enhance performance and functionality of its products, including product lines different than its Fiery, Splash and EDOX servers and embedded controllers. EFI cannot assure you that it will successfully identify new product opportunities, develop and introduce new products to market in a timely manner, or achieve market acceptance of its products. Also, when EFI decides to develop new products, its research and development expenses generally increase in the short term without a corresponding increase in revenue. Finally, EFI cannot assure you that products and technologies developed by its customers and others will not render EFI's products or technologies obsolete or noncompetitive.

     IF EFI ENTERS NEW MARKETS OR DISTRIBUTION CHANNELS THIS COULD RESULT IN HIGHER OPERATING EXPENSES THAT MAY NOT BE OFFSET BY INCREASED REVENUE.

     EFI continues to explore opportunities to develop product lines different from its current servers and embedded controllers, such as EFI's Graphics Arts software package, Velocity software products, eBeam, PrintMe Networks and Unimobile, among others. EFI expects to continue to invest funds to develop new distribution and marketing channels for these and additional new products and services, which will increase its operating expenses. EFI does do not know if it will be successful in developing these channels or whether the market will accept any of EFI's new products or services or if EFI will generate sufficient revenues from these activities to offset the additional operating expenses it incurs. In addition, even if EFI is able to introduce new products or services, the lack of marketplace acceptability of these new products or services may adversely impact EFI's operating results.

     EFI LICENSES SOFTWARE USED IN MOST OF ITS PRODUCTS FROM ADOBE SYSTEMS INCORPORATED, AND THE LOSS OF THIS LICENSE WOULD PREVENT EFI FROM SHIPPING THESE PRODUCTS.

     Under EFI's license agreements with Adobe, EFI is required to obtain a separate license for each type of copier or printer used with a Fiery Server or Controller from Adobe for the right to use Adobe PostScript(TM) software in its products. EFI has successfully obtained licenses to use Adobe's PostScript(TM) software for its products, where required. EFI cannot assure you that Adobe will continue to grant future licenses to Adobe PostScript(TM) software on reasonable terms, in a timely manner, or at all. In addition, EFI cannot assure you that Adobe will continue to give us the quality assurance approvals that EFI is required to obtain from Adobe for the Adobe licenses. If Adobe does not grant EFI those licenses or approvals, if the Adobe license agreements are terminated, or if EFI's relationship with Adobe is otherwise materially impaired, EFI would be unable to sell products that incorporate Adobe PostScript(TM) software, and EFI's financial condition and results of operations would be materially and adversely affected. In some products EFI has introduced substitute software developed internally that does not require any license from Adobe. The costs to continue to develop software internally could increase EFI's research and development expenditures and EFI may not be able to recapture those costs in increased sales. While EFI plans on expanding the number of products using internally developed software, there can be no assurance that these products will be accepted in the market.

     EFI DEPENDS ON A LIMITED GROUP OF SUPPLIERS FOR KEY COMPONENTS IN ITS PRODUCTS.

     Components necessary for the manufacture of EFI products are obtained from a sole supplier or a limited group of suppliers. These include processors from Intel and other related semiconductor components. EFI does not maintain long-term agreements with any of its suppliers of components. Because the purchase of key components involves long lead times, in the event of unanticipated volatility in demand for EFI's products, EFI could be unable to manufacture certain products in a quantity sufficient to meet end user demand, or it may hold excess quantities of inventory. EFI maintains an inventory of components for which it is dependent upon sole or limited source suppliers and components with prices that fluctuate significantly. As a result, EFI is subject to a risk of inventory obsolescence, which could adversely affect its operating results and financial condition. Additionally, the market prices and availability of components, particularly memory, and Intel designed components, which collectively represent a substantial portion of the total manufactured cost of EFI's products, have fluctuated significantly in the past. Fluctuations in the future could have a material adverse effect on EFI's operating results and financial condition including a reduction in gross margins.

     EFI IS DEPENDENT ON SUBCONTRACTORS TO MANUFACTURE AND DELIVER PRODUCTS TO ITS CUSTOMERS.

     EFI subcontracts with other companies to manufacture its products. EFI relies on the ability of its subcontractors to produce products to be sold to customers, and while EFI closely monitors its subcontractors performance, EFI cannot assure you that its subcontractors will continue to manufacture EFI's products in a timely and effective manner. The weakened economy has led to the dissolution, bankruptcies and consolidations of some of the subcontractors who are able to manufacture EFI's products, decreasing the available number of subcontractors. If the available number of subcontractors continues to decrease, it is possible that EFI will not be able to secure appropriate subcontractors to fulfill its demand in a timely manner or at all, particularly if demand for EFI's products increases, or if EFI loses one or more of its current subcontractors. Fewer subcontractors may reduce EFI's negotiating leverage regarding product costs. Difficulties experienced by EFI's subcontractors, including financial problems, and the inability to make or ship products or fix quality assurance problems, could harm EFI's business, operating results and financial condition. If EFI decides to change subcontractors, EFI could experience delays in setting up new subcontractors which would result in delay in delivery of products. EFI has a high concentration of its products manufactured at a single subcontractor location, Sanmina-SCI in Colorado. Should Sanmina-SCI experience any inability to manufacture or deliver product from this location EFI's business, financial condition and operations could be harmed.

     SEASONAL PURCHASING PATTERNS OF EFI'S OEM CUSTOMERS HAVE HISTORICALLY CAUSED LOWER FOURTH QUARTER REVENUE, WHICH MAY NEGATIVELY IMPACT EFI'S RESULTS OF OPERATIONS.

     EFI's results of operations have typically followed a seasonal pattern reflecting the buying patterns of its large OEM customers. In the past, EFI's fiscal fourth quarter (the quarter ending December 31) results have been adversely affected because some or all of its OEM customers wanted to decrease, or otherwise delay, fourth quarter orders. This impact has been increasingly mitigated, as EFI's OEM customers have lowered channel inventories throughout the year pushing this effect into the first quarter when its OEM partners typically have lower sales. In addition, the first fiscal quarter traditionally has been a weaker quarter because EFI's OEM partners focus on training their sales forces and have reduced sales to their customers. The primary reasons for this seasonal pattern are:

     - EFI's OEM partners have historically sought to minimize year-end inventory investment (including the reduction in demand following introductory "channel fill" purchases);

     - the timing of new product releases and training by EFI's OEM partners;
       and

     - a number of EFI's OEM partners typically achieve their yearly sales targets before year end and consequently delay further purchases into the next fiscal year (EFI does not know when its partners reach these sales targets as they generally do not disclose them to EFI).

     As a result of these factors, EFI believes that period to period comparisons of its operating results are not meaningful, and you should not rely on such comparisons to predict EFI's future performance. EFI anticipates that future operating results may fluctuate significantly due to the continuation or changes in this seasonal demand pattern.

     ACQUISITIONS EFI MAY MAKE INVOLVE NUMEROUS RISKS.

     EFI seeks to develop new technologies and products from both internal and external sources. As part of this effort, EFI has in the past made, and will likely continue to make, acquisitions of other companies or other companies' assets. Acquisitions involve numerous risks, such as:

     - difficulties in integration of operations, technologies, or products;

     - risks of entering markets in which EFI has little or no prior experience, or entering markets where competitors have stronger market positions;

     - possible write-downs of impaired assets;

     - potential loss of key employees of the acquired company;

     - possible expense overruns;

     - adverse reaction by customers, suppliers or partners of the acquired company or EFI;

     - risk of changes in ratings by stock analysts;

     - potential litigation surrounding transactions;

     - inability to protect or secure technology rights; and

     - increase in operating costs.

     Mergers and acquisitions of companies are inherently risky, and EFI cannot assure you that its previous or future acquisitions will be successful and will not harm its business, operating results, financial condition, or stock price.

     There can be no assurance that the merger will be consummated, or if consummated, will prove to be successful.

     EFI FACES RISKS FROM ITS INTERNATIONAL OPERATIONS AND FROM CURRENCY FLUCTUATIONS.


     Approximately 50% and 48% of EFI's revenue from the sale of products for the six-month periods ended June 30, 2003 and 2002, respectively, came from sales outside North America, primarily to Europe and Japan. EFI expects that sales to international destinations will continue to be a significant portion of its total revenue. EFI is subject to risks because of its international operations. These risks include the regulatory requirements of foreign governments which may apply to EFI's products, as well as requirements for export licenses which may be required for the export of technologies. The necessary export licenses may be delayed or difficult to obtain, which could cause a delay in EFI's international sales and hurt its product revenue. Other risks include trade protection measures, natural disasters, and political or economic conditions in a specific country or region.


     Given the significance of EFI's non-U.S. sales to its total product revenue, EFI faces a continuing risk from the fluctuation of the U.S. dollar versus the Japanese yen, the Euro and other major European currencies, and numerous Southeast Asian currencies. EFI typically invoices its customers in U.S. dollars and this may result in its products becoming more expensive in the local currency of customers, thereby reducing EFI's ability to sell its products. When EFI invoices its customers in local currencies, EFI's cash flows and earnings are exposed to fluctuations in interest rates and foreign currency exchange rates between the currency of the invoice and the U.S. dollar. In January 2003, EFI acquired Best GmbH, whose sales are principally denominated in the Euro. Sales from this subsidiary increase EFI's exposure to currency fluctuations. In the past, EFI has attempted to limit or hedge these exposures through operational strategies and financial market instruments. EFI generally used forward contracts to reduce its risk from interest rate and currency fluctuations. EFI currently does not have a hedging program in place. EFI's efforts to reduce the risk from its international operations and from fluctuations in foreign currencies or interest rates may not be successful, which could harm its financial condition and operating results.

     EFI MAY BE UNABLE TO ADEQUATELY PROTECT ITS PROPRIETARY INFORMATION AND MAY INCUR EXPENSES TO DEFEND ITS PROPRIETARY INFORMATION.

     EFI relies on a combination of copyright, patent, trademark and trade secret protection, nondisclosure agreements, and licensing and cross-licensing arrangements to establish, maintain and protect its intellectual property rights, all of which afford only limited protection. EFI has patent applications pending in the United States and in various foreign countries. There can be no assurance that patents will issue from these pending applications or from any future applications, or that, if issued, any claims allowed will be sufficiently broad to protect EFI's technology. Any failure to adequately protect its proprietary information could harm EFI's financial condition and operating results. EFI cannot be certain that any patents that may issue to EFI, or which EFI licenses from third parties, or any other of its proprietary rights will not be challenged, invalidated or circumvented. In addition, EFI cannot be certain that any rights granted to it under any patents, licenses or other proprietary rights will provide adequate protection of its proprietary information.

     From time to time, litigation may be necessary to defend and enforce EFI's proprietary rights. Litigation, whether or not concluded successfully for EFI, could involve significant expense and the diversion of its management's attention and other resources, which could harm its financial condition and operating results.

     EFI FACES RISKS FROM THIRD PARTY CLAIMS OF INFRINGEMENT AND POTENTIAL LITIGATION.

     Third parties have claimed in the past and may claim in the future that EFI's products infringe, or may infringe, their proprietary rights. Such claims could result in lengthy and expensive litigation. Such claims and any related litigation, whether or not EFI is successful in the litigation, could result in substantial costs and diversion of EFI's resources, which could harm its financial condition and operating results. Although EFI may seek licenses from third parties covering intellectual property that it is allegedly infringing, EFI cannot assure you that any such licenses could be obtained on acceptable terms, if at all.

     EFI'S PRODUCTS MAY CONTAIN DEFECTS WHICH ARE NOT DISCOVERED UNTIL AFTER SHIPPING.

     EFI's products consist of hardware and software developed by EFI and others. EFI's products may contain undetected errors and EFI has, in the past, discovered software and hardware errors in its products after their introduction. There can be no assurance that errors would not be found in new versions of EFI's products after commencement of commercial shipments, or that any such errors would not result in a loss or delay in market acceptance and thus harm EFI's reputation and revenues. In addition, errors in EFI's products (including errors in licensed third party software) detected prior to new product releases could result in delays in the introduction of new products and in EFI's incurring additional expense, which could harm its operating results.

     THE LOCATION AND CONCENTRATION OF EFI'S FACILITIES SUBJECTS IT TO THE RISK OF EARTHQUAKES, FLOODS OR OTHER NATURAL DISASTERS.

     EFI's corporate headquarters, including most of its research and development facilities and manufacturing operations, are located in the San Francisco Bay Area, an area known for seismic activity. This area has also experienced flooding in the past. In addition, many of the components necessary to supply EFI's products are purchased from suppliers subject to risk from natural disasters, based in areas including the San Francisco Bay Area, Taiwan, and Japan. A significant natural disaster, such as an earthquake or a flood, could harm EFI's business, financial condition, and operating results.

     There is a risk that EFI's employees, suppliers, or customers, either through travel or contact with other individuals, could become exposed to contagious diseases such as severe acute respiratory syndrome. If a significant number of employees, suppliers, or customers were unable to fulfill their obligations, EFI's business, financial condition, and operating results could be harmed.

     THE VALUE OF EFI'S INVESTMENT PORTFOLIO WILL DECREASE IF INTEREST RATES INCREASE.

     EFI has an investment portfolio of mainly fixed income securities classified as available-for-sale securities. As a result, EFI's investment portfolio is subject to interest rate risk and will fall in value if market interest rates increase. EFI attempts to limit this exposure to interest rate risk by investing in securities with maturities of less than three years; however, EFI may be unable to successfully limit its risk to interest rate fluctuations and this may cause its investment portfolio to decrease in value.

     EFI'S STOCK PRICE HAS BEEN VOLATILE HISTORICALLY AND MAY CONTINUE TO BE VOLATILE.


     The market price for EFI's common stock has been and may continue to be volatile. For example, during the 52-week period ended June 30, 2003, the closing prices of EFI's common stock as reported on the Nasdaq National Market ranged from a high of $21.41 to a low of $13.50. EFI expects its stock price to be subject to fluctuations as a result of a variety of factors, including factors beyond EFI's control. These factors include:


     - actual or anticipated variations in its quarterly operating results;

     - announcements of technological innovations or new products or services by EFI or its competitors;

     - announcements relating to strategic relationships, acquisitions or investments;

     - changes in financial estimates or other statements by securities analysts;

     - changes in general economic conditions;

     - terrorist attacks, and the effects of war;

     - changes in the rating of EFI's debentures or other securities; and

     - changes in the economic performance and/or market valuations of other software and high-technology companies.

     Because of this volatility, EFI may fail to meet the expectations of its stockholders or of securities analysts at some time in the future, and the trading prices of its securities could decline as a result. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many high-technology companies. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies. Any negative change in the public's perception of software or Internet software companies could depress EFI's stock price regardless of its operating results.

     EFI'S DEBT SERVICE OBLIGATIONS MAY ADVERSELY AFFECT ITS CASH FLOW.

     While EFI's convertible debentures are outstanding, EFI will have debt service obligations of approximately $3.0 million per year in interest payments. If EFI issues other debt securities in the future, its debt service obligations will increase. If EFI is unable to generate sufficient cash to meet these obligations and must instead use its existing cash or investments, EFI may have to reduce, curtail or terminate other activities of its business.

     EFI intends to fulfill its debt service obligations from cash generated by its operations, if any, and from its existing cash and investments. If necessary, among other alternatives, EFI may add lease lines of credit to finance capital expenditures and obtain other long-term debt, lines of credit and mortgage financing.

     EFI's indebtedness could have significant negative consequences to you. For example, it could:

     - increase EFI's vulnerability to general adverse economic and industry conditions;

     - limit EFI's ability to obtain additional financing;

     - require the dedication of a substantial portion of any cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund its growth strategy, working capital, capital expenditures and other general corporate purposes;

     - limit EFI's flexibility in planning for, or reacting to, changes in its business and its industry; and

     - place EFI at a competitive disadvantage relative to its competitors with less debt.

                  BACKGROUND OF THE MERGER AND RELATED MATTERS

BACKGROUND AND REASONS FOR THE MERGER

  Background of the Merger.

     In November 2001, we and EFI had discussions with respect to a potential business combination. No agreement with respect to a transaction arose out of those discussions. From time to time thereafter, members of EFI's management team and members of our management team had discussions. In December 2002, EFI engaged counsel in anticipation of resuming efforts to effect a transaction with Printcafe.

     On November 22, 2002, our board of directors met to discuss, among other things, our outstanding indebtedness, including balloon payments which were due in January 2004, and our available financing alternatives. Our management recommended that we attempt to refinance or restructure our debt before it matured, and if were unable to do so by the next board meeting, which was scheduled for February 2003, the board of directors should consider the strategic alternatives available to us, including a sale of the company. Because Creo is a holder of a significant amount of our debt, we pursued discussions with Creo to determine whether Creo would be willing to refinance or restructure the debt we owe to its subsidiary. In addition, our management team engaged in discussions with a number of lenders and sources of equity financing. The discussions with Creo and other potential lenders and sources of equity financing did not result in any proposals for debt or equity financing.

     On January 22, 2003, Creo, the holder at that time of 30% of the outstanding shares of our common stock, announced that it had entered into definitive agreements on January 21, 2003 to acquire, for $1.30 in cash or shares of Creo's common stock at the election of each stockholder, shares of our common stock from two of our stockholders. If those transactions were consummated, Creo's ownership interest in Printcafe would increase from 30% to approximately 55%. At the same time, Creo delivered a proposal to our board of directors to acquire all the remaining shares of our common stock for consideration of $1.30 per share in shares of Creo's common stock, but subject to both a minimum and maximum number of shares that would be issued regardless of the trading price of Creo's common stock. On that day, during a conference call with Creo, its legal counsel and our legal counsel, Creo indicated that it viewed its proposed acquisition of us to be strategic and informed us that it would not sell its shares to a third party, even if the third party offered a higher price. Prior to Creo's public announcement, our board of directors was unaware that Creo had been attempting to gain control of Printcafe because Creo did not disclose this fact to us, even though two of Creo's executive officers are members of our board of directors.

     Shortly after announcement of the offer from Creo on January 22, 2003, we received a proposal from EFI on January 22, 2003 to acquire all of the outstanding shares of our common stock for $2.60 per share for either cash or shares of EFI common stock, without a collar. A collar is a minimum and maximum limit on the number of shares of stock that would be issued and is determined based on the then trading value of the shares.

     Our board of directors met on the evening of January 22, 2003. At that meeting, a majority of the members of our board of directors requested that Amos Michelson, the chairman of our board of directors who is also the chief executive officer of Creo, resign from his position as chairman of our board of directors. Our board of directors appointed Marc Olin, our president and chief executive officer, as the new chairman of our board of directors. In addition, our board of directors appointed a committee of directors who were unaffiliated with Creo or EFI to consider the offers received from Creo and EFI, as well as any other strategic alternatives available to us. The special committee consisted of Charles Billerbeck, Victor Cohn and Thomas Gill. Mr. Billerbeck was appointed chairman of the special committee. Management reported to the special committee that management had been pursuing potential sources of debt or equity financing since the last board meeting due to our financial condition and other factors, including our January 2004 debt repayment obligation. Management advised the special committee that management had not been able to obtain offers of new debt or equity financing.

     From January 23 through January 30, 2003, the special committee met on several occasions to consider, among other things, retaining its own financial and legal advisors. The special committee retained Thelen Reid & Priest LLP and Potter Anderson & Corroon LLP as legal counsel. On January 31, 2003, the special committee retained UBS Warburg as its financial advisor.

     From February 2 through February 12, 2003, at the direction of the special committee, UBS Warburg conducted a market test by contacting other potential bidders for Printcafe. To that end, UBS contacted approximately 30 potential strategic and financial buyers for Printcafe; however, no additional offers emerged as a result of that process.

     On January 30, 2003, Creo consummated the purchase of 1,532,052 shares of our common stock pursuant to its agreement with one of our stockholders, thereby increasing its ownership to 44.4% of our outstanding common stock. The second agreement was scheduled to close on February 24, 2003 and the special committee became increasingly concerned that Creo would assume control of Printcafe by consummating that agreement. The special committee feared that if Creo assumed voting control of Printcafe, Creo would prevent the independent directors from pursuing the EFI proposal or any offer for Printcafe other than Creo's offer at $1.30 per share in Creo stock. The special committee determined that EFI's offer at $2.60 per share was superior to Creo's offer at $1.30 per share, due to the amount of consideration in EFI's proposal and the ability of our stockholders to elect cash or shares of EFI common stock. EFI expressed concerns with respect to potential actions that Creo might take and advised the special committee, by letter dated January 28, 2003, that its offer at $2.60 per share in cash was conditioned upon (a) adoption of a customary stockholder rights agreement by the special committee, (b) execution of an agreement granting EFI the option to purchase 19.9% of our then outstanding common stock and (c) execution of a definitive merger agreement. The adoption of the stockholders' rights agreement would prevent Creo from purchasing any additional shares of our common stock pursuant to the second stock purchase agreement or otherwise. Therefore, to protect our stockholders against being coerced into accepting Creo's $1.30 offer, and to avoid losing control of the sale process, at a meeting on January 29, 2003, the special committee considered the adoption of a stockholders' rights plan as well as EFI's other conditions to its proposal.

     In assessing whether to adopt the stockholders' rights plan, which would require the distribution of rights to our stockholders in the form of a dividend, the special committee directed its advisors to determine if there were any restrictions on our ability to make dividends and distributions under our existing credit facility. On February 2, 2003, the special committee was advised that the issuance of the rights under the rights plan could be viewed as a technical default under our existing loan agreement with an affiliate of Creo. Unwilling to put Printcafe at risk for a claim of default but still believing that adoption of a stockholders' rights plan was essential to protect our stockholders from Creo's advances, the special committee determined on February 3, 2003, to seek an alternative source of credit should Creo, through its affiliate, claim a default as a result of the adoption of the stockholders' rights plan.

     On February 3, 2003, the special committee approached EFI and inquired as to whether EFI would be willing to provide us with standby credit in the event of a claim of default. EFI agreed to provide us with the necessary credit, in exchange for our agreement to (a) enter into exclusive negotiations for a period of time with EFI based on its $2.60 proposal; and (b) grant EFI an option to acquire 2,126,574 shares of our common stock in return. Given that Creo already held 44.4% of our outstanding common stock, consummation of EFI's offer would be unlikely or impossible without the issuance of shares of our common stock pursuant to the option.

     After almost two weeks of negotiations regarding the terms of the proposed agreements, since no additional competing proposal had emerged as a result of the UBS Warburg market test, on February 13, 2003, we announced our adoption of a stockholders' rights plan. In addition, on the same day, we and EFI executed and delivered:

     - A stock option agreement providing EFI with the right to acquire 2,126,574 shares of our common stock at a price per share of $2.60 per share. EFI exercised this option in full on June 11, 2003.

     - a letter agreement providing for the extension of credit by EFI to us;
       and

     - a letter agreement setting forth the terms upon which we could pursue alternate proposals to EFI's proposed business combination.

     On February 14, 2003, counsel to EFI delivered a first draft of a merger agreement and ancillary documents to counsel for the special committee. From February 14, 2003 through February 26, 2003, we, EFI and the special committee, together with each party's respective representatives, negotiated the terms of the merger.

     On February 19, 2003, Creo commenced an action in The Court of Chancery of the State of Delaware in and for New Castle County captioned Creo, Inc. v. Printcafe Software, Inc., Electronics For Imaging, Inc., Marc D. Olin, Charles
J. Billerbeck, Victor A. Cohn and Thomas J. Gill. Creo requested a temporary restraining order that would preclude us from (a) triggering, exercising or otherwise giving effect to the stockholders' rights plan we adopted, (b) taking any action "with the intent or effect of impeding the operation of market forces in an open bidding contest for Printcafe," (c) taking any steps or actions to enforce the fee provided for in the letter agreement we entered into with EFI,
(d) taking any steps or any actions to enforce the option we granted to EFI, (e) taking any steps or actions to enforce the no solicitation provisions of the standby credit letter that we entered into with EFI, (f) engaging in any "conduct intended to cause or having the effect of causing Printcafe to forgo the opportunity to explore and enter into economically more favorable transactions" and (g) entering into, or purporting to enter into, a merger agreement between EFI and us before the court finally rules on the action. On February 21, 2003 the court denied Creo's request for a temporary restraining order.

     On February 21, 2003, the special committee received an offer from Creo to acquire Printcafe in a transaction in which the consideration per share of our common stock would be $3.00 in shares of Creo common stock "subject to an appropriate collar." The offer from Creo, which was subject to due diligence and approval by Creo's board of directors, did not specify the nature of the collar. Creo issued a press release announcing its offer. The special committee and its advisors met on the evening of February 21, 2003 to discuss this offer. At that meeting, the special committee reviewed our rights and obligations under the exclusivity agreement with EFI and determined, based on the advice of Potter Anderson & Corroon LLP, its legal advisor, and its financial advisor, that the $3.00 offer from Creo was reasonably likely to lead to a superior proposal and to engage in further discussions with Creo. In evaluating the Creo offer, the special committee considered the fact that the offer was solely for shares of Creo common stock and would be subject to a collar. The special committee notified EFI of the Creo offer on February 22, 2003. EFI did not change the consideration payable in connection with the merger as a result of Creo's proposal.

     On February 21 and 22, 2003, UBS Warburg contacted representatives of Creo to discuss the terms and conditions of Creo's offer, including the parameters of the collar referred to in its offer letter, whether Creo was willing to make a cash offer, the scope of due diligence that would be required and the timing of Creo obtaining approval of the offer by its board of directors, and to clarify the timing and procedures for continued negotiations with the special committee. The special committee met twice telephonically on February 22, 2003 to remain apprised of the discussions with Creo and to consider the status of its negotiations with EFI.

     On February 23, 2003, the special committee received a revised offer from Creo to acquire Printcafe in a transaction in which the offered consideration for each share of our common stock was $4.00 in shares of Creo common stock, subject to a 20% collar. Creo did not issue a press release announcing this offer. On that same day, the special committee and its advisors met several times telephonically to discuss the revised offer from Creo and directed its advisors to continue negotiations with Creo under the revised terms of its offer. Potter Anderson, counsel for the special committee, and Morgan, Lewis & Bockius LLP, our counsel, engaged in discussions with counsel for Creo regarding the terms of a proposed merger agreement and Creo's request for due diligence materials. We informed EFI of Creo's offer on February 23, 2003. EFI did not change the consideration payable in connection with the merger as a result of Creo's offer.

     On February 24, 2003, EFI sent us a letter modifying the condition to EFI's obligation to lend us funds for working capital purposes. That letter agreement modified a condition to EFI's obligations in the original standby credit letter agreement by extending the date by which we and EFI must have executed and delivered a merger agreement from February 24, 2003 to March 1, 2003.


     On the morning of February 24, 2003, Creo sent a draft merger agreement to us and our counsel. That morning and afternoon we sent due diligence materials to Creo. During several brief telephone calls on that day, we responded to questions from Creo regarding the materials, including financial information, that we provided to Creo. On the evening of February 24, 2003, Creo informed the special committee that it was withdrawing from the bidding process and terminating its offers, and Creo issued a press release that described reasons for its withdrawal. We do not have any additional information about why Creo withdrew its offers. The special committee met telephonically on the evening of February 24, 2003 to discuss the withdrawal of Creo's offers and to consider the terms of EFI's proposed transaction at $2.60 per share.


     On February 25, 2003, the special committee met to discuss the terms of the proposed merger with EFI. Counsel reviewed the principal terms of the merger agreement and UBS Warburg explained the methodologies it used to arrive at its opinion as to the fairness of the transaction from a financial point of view. After its presentation, UBS Warburg delivered its oral opinion, subsequently confirmed in writing and based on and subject to the matters described in its opinion, that the merger consideration was fair, from a financial point of view, to our stockholders, other than EFI and its affiliates. Both counsel and UBS Warburg answered questions from the special committee. After further deliberations, the special committee then recommended that our board of directors accept EFI's proposed transaction as set forth in the proposed merger agreement. In addition, subject to approval of the merger agreement by our board, the special committee recommended amendments to our stockholders' rights plan which would prevent the distribution of the rights as a result of the execution of the merger agreement with EFI.

     Immediately following the meeting of the special committee, our board of directors met. All of the directors, including those directors who are employees of Creo, participated in the meeting. Counsel for Printcafe and counsel for the special committee reviewed the terms of the proposed merger agreement and UBS Warburg reiterated its earlier presentation given to the special committee. Both counsel and UBS Warburg answered questions from members of our board of directors. After discussion, our board of directors adopted and approved the proposed merger with EFI, whereby each of our stockholders would receive $2.60 in cash or, at their election, in EFI stock for each share of our stock that they own, declared the merger agreement advisable and determined that the merger agreement and the merger were fair to and in the best interest of Printcafe and our stockholders. The two members of our board of directors employed by Creo, Amos Michelson and Judi Hess, each abstained from the vote on the merger and the merger agreement.

     Early in the morning of February 26, 2003, we, EFI and a subsidiary of EFI executed and delivered the merger agreement. Before the Nasdaq National Market opened on February 26, 2003, we and EFI issued a press release announcing the proposed merger.

     On March 29, 2003, we received a non-binding indication of interest from a private equity firm with respect to a potential business combination in which the consideration would be at least 10% higher than the $2.60 per share consideration offered in the merger. The indication of interest was (a) subject to due diligence, (b) not binding and (c) conditioned on Creo retaining its equity investment in the surviving entity. The special committee met to review this indication of interest and instructed UBS Warburg to enter into discussions with the private equity firm in pursuit of the potential transaction. On April 4, 2003, Creo requested the right to participate in discussions and enter into agreements with the private equity firm in connection with that proposed transaction. Counsel to the special committee informed Creo in writing that no action would be taken under our stockholders rights plan solely as a result of Creo and the private equity firm discussing the terms of Creo's participation in the transaction proposed by the private equity firm. On April 16, 2003, the private equity firm advised our representatives that it was no longer interested in pursuing a business combination with us based, in part, on the results of its discussions with Creo.

     Our Reasons for the Merger. In reaching its decision, our board of directors consulted with our senior management, legal counsel and financial advisor, reviewed a significant amount of information, received the recommendation of the special committee that the board approve the merger, discussed the recommended action with the special committee and considered a number of factors, including, among others, the following factors:

          - The possible alternatives to the merger, including the possibility of continuing to operate Printcafe as a stand-alone entity and the risks associated with that alternative, particularly in light of the fact that $14.2 million of our debt is due in January 2004 and we do not expect debt or equity financing to be available and do not have sufficient cash to repay that amount, as well as Creo's prior attempt to purchase, in private transactions, a controlling interest in Printcafe at $1.30 per share in cash and its offer to exchange all remaining outstanding shares of our common stock for shares of Creo common stock valued at $1.30 per share, subject to a collar;

          - the $2.60 per share to be paid as the consideration in the merger represents a premium of 122.2% over the trailing average closing sales prices for our common stock as reported on Nasdaq for the three months ended February 25, 2003, a premium of 28.7% over the trailing average closing sales prices for our common stock as reported on Nasdaq for the one month ended February 25, 2003, a premium of 14% over the trailing average closing sales prices for our common stock as reported on Nasdaq for the one week ended February 25, 2003, and a premium of 8.3% over the closing sale price for our common stock as reported on Nasdaq on February 25, 2003, the trading day before the board's approval of the merger agreement;

          - the financial presentations made by UBS Warburg and the written opinion of UBS Warburg to the special committee and our board of directors to the effect that, as of February 25, 2003, and based on and subject to the factors and assumptions set forth in the written opinion, the consideration to be received by holders of our common stock, other than EFI and its affiliates, pursuant to the merger agreement is fair from a financial point of view to those holders;

          - the ability of our stockholders to elect to receive shares of EFI common stock in the merger, thereby giving them the opportunity to continue as equity owners of the combined company after the merger;

          - the results of UBS Warburg's market check and the letter received from Creo on February 24, 2003 indicating that it was no longer interested in the bidding process and was terminating its prior offers and UBS Warburg's advice, based on those factors, as to the relatively low likelihood of completing an alternative transaction;

          - our then current and historical financial condition, including the amount of our outstanding debt, the value of our assets, the timing of the repayment obligations on our existing indebtedness and the prospects for refinancing that indebtedness, our results of operations as a stand-alone company, our prospects and strategic objectives, the risks involved in achieving those prospects and objectives, conditions in our industry as a whole, and the current economic environment;

          - then current financial market conditions, and historical market prices, volatility and trading information with respect to our common stock;

          - other historical information concerning our business, prospects, financial performance and condition, operations, technology, management and competitive position;

          - the fact that pursuant to the merger agreement, we are not prohibited from responding (at any time prior to our stockholders' adoption of the merger agreement) in the manner provided in the merger agreement to takeover proposals that our board of directors determine in good faith constitute a superior offer, and, upon payment of a termination fee of $828,000 and compliance with the terms of the merger agreement, we may terminate
                     the merger agreement to enter into an agreement for a superior transaction;

          - the terms of the merger agreement and related documents, including the parties' representations, warranties and covenants, and the conditions to their respective obligations;

          - the risks and contingencies related to the announcement and pendency of the merger, the possibility that the merger will not be consummated and the potential negative effect of public announcement of the merger in that event on our sales, operating results and stock price and our ability to retain key management and personnel; and

          - the conditions to EFI's obligation to complete the merger and the limited right of EFI to terminate the merger agreement.

     This list is not exhaustive but includes the material factors considered by the special committee or our board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, neither the special committee nor our board of directors quantified or assigned relative weights to the specific factors considered in reaching their recommendations. Instead, the special committee and our board of directors made their recommendations based on the totality of the information presented to and considered by them.

     The special committee and our board of directors also took into consideration potential risks associated with the merger and an investment in shares of EFI's common stock, and concluded that the potential benefits of the merger outweighed these factors. These factors include the risk that circumstances may arise that provide EFI the right not to consummate the merger and that an investment in EFI stock is likely to be affected by the markets in which it competes. There can be no assurance that the shares of EFI stock you receive in the merger, should you elect to receive stock, will not decline in value. See "Risk Factors Relating to the Merger," beginning on page .

RECOMMENDATION OF OUR BOARD OF DIRECTORS

     After careful consideration, the special committee and our board of directors, on February 26, 2003 (with Mr. Michelson and Ms. Hess, who are employees of Creo, abstaining) determined that the terms of the merger agreement and the merger were fair to, and in the best interest of, Printcafe and our stockholders and approved the merger agreement and the merger. In reaching their decisions, the special committee and our board of directors consulted with our management team and advisors and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. The committee unanimously recommended to our board of directors that it approve the merger agreement and our board of directors (with Mr. Michelson and Ms. Hess abstaining) has declared the merger agreement advisable and fair to Printcafe and our stockholders and recommends that you vote to adopt the merger agreement.

     In considering the recommendation of the committee and our board of directors with respect to the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or are in addition to, the interests of our other stockholders. Please see "Interests of Our Directors and Executive Officers in the Merger," on
page   .

OPINION OF UBS WARBURG LLC

     Under the terms of an engagement letter, dated January 31, 2003, the special committee retained UBS Warburg LLC to provide financial advisory services and a financial fairness opinion to the special committee and to our board of directors in connection with a possible business combination transaction involving Printcafe. At the meeting of the special committee and the subsequent meeting of our board of directors, in each case held on February 25, 2003, UBS Warburg delivered its oral opinion to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the consideration to be received by holders of our common stock, other than EFI and its affiliates, in the merger is fair from a financial point of view to such holders. The opinion was confirmed by delivery of a written opinion dated February 25, 2003.

     The following summary of the UBS Warburg opinion is qualified in its entirety by reference to the full text of the opinion. The full text of the opinion sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken, by UBS Warburg and is attached as Annex B to this document and incorporated in this document by reference. You are encouraged to read carefully the UBS Warburg opinion in its entirety.

     UBS Warburg's opinion:

     - Is directed solely to the special committee and the board of directors;

     - relates only to the fairness from a financial point of view of the consideration to be received by holders of our common stock, other than EFI and its affiliates, in the merger;

     - addresses the aggregate value to be received by holders of our common stock as a whole, without regard to the individual's size of holdings, and does not in any respect constitute an opinion on the particular situations of specific stockholders, including Creo and its affiliates and those stockholders distinguished by size of position or other factors;

     - does not address our underlying business decision to effect the merger;

     - does not constitute a recommendation to you about how to vote with respect to the merger agreement or any other matter; and

     - is necessarily based upon economic, monetary, market and other conditions as in effect on, and the information made available to UBS Warburg as of, the date of the opinion.

     In arriving at its opinion, UBS Warburg, among other things:

     - Reviewed selected publicly available business and historical financial information relating to Printcafe and EFI;

     - reviewed the reported prices and trading activity for our common stock and EFI's common stock;

     - reviewed selected internal financial information and other data relating to our business and financial prospects, including estimates and financial forecasts for fiscal 2003 prepared by our management, which were provided to UBS Warburg and not publicly available;

     - reviewed selected publicly available research analysts' estimates of EFI's future financial performance;

     - conducted discussions with members of our senior management;

     - reviewed publicly available financial and stock market data with respect to selected other companies in lines of business UBS Warburg believed to be generally comparable to those of Printcafe and EFI;

     - reviewed publicly available financial data with respect to selected other transactions involving companies in lines of business UBS Warburg believed to be generally comparable to those of Printcafe;

     - reviewed drafts of the merger agreement; and

     - conducted other financial studies, analyses and investigations and considered other information as UBS Warburg deemed necessary or appropriate.

     In connection with its review, with the consent of the special committee and the board of directors or at the direction of the special committee and the board of directors, as applicable, UBS Warburg:

     - Assumed that the final executed form of the merger agreement did not differ in any material respect from the draft that UBS Warburg examined, and that we, EFI and its subsidiary will comply with all material terms of the merger agreement;

     - assumed that the financial forecasts and estimates for fiscal 2003 referred to above had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of our management as to our future performance;

     - did not assume any responsibility for independent verification of any of the information referred to above and relied on it as being complete and accurate in all material respects; and

     - did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Printcafe or EFI, nor was UBS Warburg furnished with an evaluation or appraisal.

     UBS Warburg was not asked to, and did not, recommend the specific consideration payable in the merger, which was determined through negotiations between EFI and the special committee. In addition, UBS Warburg was not asked to, and did, not offer any opinion as to the material terms of the merger agreement or the form of the transactions contemplated thereby, and expressed no opinion as to what the actual value of EFI common stock will be when issued pursuant to the merger or the prices at which EFI common stock will trade in the future. UBS Warburg also did not express any opinion as to whether holders of significant numbers of shares of our common stock could sell such shares for more consideration per share than the consideration being paid in the merger in privately negotiated transactions.

     At the request of the special committee, UBS Warburg contacted third parties to solicit indications of interest with respect to a possible business combination with Printcafe and held discussions with a number of these parties before the date of UBS Warburg's written opinion.

     The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not susceptible to partial analysis or summary descriptions. In arriving at its opinion, UBS Warburg made qualitative judgments as to the significance and relevance of each analysis and factor considered by it, and based on the results of all the analyses undertaken by it and assessed as a whole. UBS Warburg did not draw conclusions, in isolation, from or with regard to any one factor or method of analysis. Accordingly, UBS Warburg believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analyses set forth in its opinion.

     In performing its analyses, UBS Warburg made many assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond our or EFI's control. No company, transaction or business used in those analyses as a comparison is identical to Printcafe or EFI or their respective businesses or the merger, nor is an evaluation of the results entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the operating results, public trading or other values of the companies or transactions being analyzed.

     The estimates contained in the analyses performed by UBS Warburg and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of securities do not purport to be appraisals or to reflect the prices at which a business might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

     The following is a summary of the material financial analyses used by UBS Warburg in connection with the rendering of its opinion. The financial analyses summarized below include information presented in tabular format. In order to understand the financial analyses fully, the tables must be read together with the text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

  PRINTCAFE ANALYSES

     Historical Stock Performance. UBS Warburg reviewed historical trading prices for our common stock. This stock price performance review indicated that, for the period beginning June 19, 2002, the first trading day following our initial public offering, through and including February 24, 2003, the low and high closing prices for our common stock were $0.92 and $8.00, respectively. This review further indicated that the closing price for our common stock was $1.10 on January 20, 2003, which was prior to Creo's $1.30 per share offer being made public. UBS Warburg referred to the $1.10 closing stock price on January 20, 2003 as the Unaffected Price. UBS Warburg also reviewed the average closing prices over periods prior to February 24, 2003 as set forth in the following table:

SELECTED STATISTICS(1)                                         CLOSING PRICE
----------------------                                         -------------
February 24, 2003...........................................       $3.24
5 Day Average...............................................       $2.56
10 Day Average..............................................       $2.39
20 Day Average..............................................       $2.29
60 Day Average..............................................       $1.56
90 Day Average..............................................       $1.47
180 Day Average.............................................       $2.34

---------------

(1) All periods based on trading days.

     Selected Comparable Public Company Analysis. UBS Warburg compared selected financial information, ratios and public market multiples for Printcafe to the corresponding data for the following six publicly-traded companies:

     - i2 Technologies, Inc.

     - Retek Inc.

     - Manugistics Group, Inc.

     - Descartes Systems Group, Inc.

     - Aspen Technology, Inc.

     - QRS Corporation

     UBS Warburg chose the selected companies because they were publicly-traded companies that, for purposes of the analysis, UBS Warburg considered reasonably similar to Printcafe in that these companies are relatively smaller, independent companies that operate in the computer software industry selling supply chain management products. The selected public companies may significantly differ from Printcafe based on, among other things, the size of the companies, the geographic coverage of the companies' operations and the particular business segments in which the companies focus.

     UBS Warburg reviewed, among other information, the comparable companies' multiples of enterprise value, which consists of the market value of the particular company's common equity plus the market value (when available) of the company's total debt, preferred stock and minority interests, minus cash, cash equivalents and marketable securities to:

     - Estimated calendar 2002 revenue, referred to as CY 2002E revenue, and

     - estimated calendar 2003 revenue, referred to as CY 2003E revenue.

     The Printcafe comparable companies analysis resulted in the following ranges of implied multiples as of February 21, 2003:

                                                           PRINTCAFE IMPLIED   PRINTCAFE IMPLIED   PRINTCAFE IMPLIED
                                                              MULTIPLE @          MULTIPLE @          MULTIPLE @
                          MULTIPLE RANGE   MEAN   MEDIAN   UNAFFECTED PRICE     $2.40/SHARE (1)       $2.60/SHARE
                          --------------   ----   ------   -----------------   -----------------   -----------------
Enterprise Value/ CY
  2002E Revenue.........   0.4x to 1.0x    0.7x    0.6x          0.5x                0.8x                0.9x
Enterprise Value/ CY
  2003E Revenue.........   0.6x to 1.1x    0.8x    0.7x          0.5x                0.8x                0.8x

---------------

(1) Printcafe's closing stock price on February 21, 2003.

     Estimated revenue data for Printcafe and the selected companies were based on the respective companies' relevant SEC filings as well as publicly available research analysts' estimates.

     Selected Comparable Transaction Analysis. UBS Warburg reviewed publicly available financial information relating to the following selected transactions in the software industry since January 2002:

ACQUIROR                                                              TARGET
--------                                                              ------
SunGard Data Systems, Inc.                                  Caminus Corporation
SSA Global Technologies, Inc.                               Infinium Software Inc.
Novell, Inc.                                                SilverStream Software, Inc.
MSC Software Corp.                                          Mechanical Dynamics, Inc.
TIBCO Software Inc.                                         Talarian Corporation

     UBS Warburg chose the selected transactions because they were business combinations that, for the purposes of the analysis, UBS Warburg considered to be reasonably similar to the merger in that these transactions involved companies in the computer software industry. The selected transactions may differ significantly from the merger based on, among other things, the size of the transactions, the structure of the transactions and the dates that the transactions were announced and consummated.

     UBS Warburg reviewed, among other things, the enterprise values, which consist of the market value of the particular company's common equity plus the market value (when available) of the company's total debt, preferred stock and minority interests, minus cash, cash equivalents and marketable securities, implied in the relevant transactions as a multiple of the company's last twelve months revenue, and the company's estimated next twelve months revenue.

     The analysis indicated the following implied multiples for the selected transactions and for the merger:

                                  AT ANNOUNCEMENT OF THE TRANSACTION    AT CLOSING OF THE TRANSACTION    PRINTCAFE IMPLIED
                                 ------------------------------------   ------------------------------      MULTIPLE @
                                  MULTIPLE RANGE     MEAN     MEDIAN    MULTIPLE RANGE   MEAN   MEDIAN      $2.60/SHARE
                                 ----------------   ------   --------   --------------   ----   ------   -----------------
Enterprise Value/Last Twelve
  Months Revenue...............      1.2x-3.7x       2.0x      1.7x       1.0x-2.1x      1.5x    1.4x          0.9x
Enterprise Value/Next Twelve
  Months Revenue...............      1.4x-3.5x       2.1x      1.8x       0.9x-2.0x      1.5x    1.6x          0.8x

     All multiples for Printcafe and the selected transactions were based on relevant SEC filings, press releases and publicly available research analysts' estimates.

     Premiums Paid Analysis. UBS Warburg reviewed selected purchase price per share premiums paid or to be paid in acquisitions of publicly-traded, domestic software companies, excluding "merger of equals" transactions, announced from January 1, 2002 through the end of January 2003, with deal sizes in excess of $25 million. This analysis indicated mean and median and high and low premiums to the targets' closing stock prices on dates, and the targets' average closing stock prices for periods, prior to the announcement of the applicable transaction as set forth in the following table. The premiums for Printcafe were calculated based on our closing stock prices on dates, and our average closing stock prices for periods, prior to January 21, 2003, the day before Creo's $1.30 per share offer was made public, and February 24, 2003.

                                                                                         PREMIUM (%) TO AVERAGE STOCK
                                            PREMIUM (%) TO STOCK PRICE                         PRICE FOR PERIOD
                             ---------------------------------------------------------   -----------------------------
                               ONE DAY        ONE WEEK      ONE MONTH     THREE MONTHS     ONE WEEK        ONE MONTH
                               PRIOR TO       PRIOR TO       PRIOR TO       PRIOR TO       PRIOR TO        PRIOR TO
                             ANNOUNCEMENT   ANNOUNCEMENT   ANNOUNCEMENT   ANNOUNCEMENT   ANNOUNCEMENT    ANNOUNCEMENT
                             ------------   ------------   ------------   ------------   -------------   -------------
Mean.......................      64.7           63.1           67.3          100.8            65.2            65.2
Median.....................      48.7           45.6           51.2           70.2            42.5            51.0
High.......................     260.0          261.4          267.5          560.0           259.6           272.6
Low........................       5.2            2.5          (12.4)         (32.9)            3.7            (6.3)
Implied Premium of the
  merger @ $2.60 per
  share(1).................     136.4          120.3          145.3          126.1           132.6           124.0
Implied Premium of the
  merger @ $2.60 per
  share(2).................       8.3           14.0           28.7          122.2             4.6             3.6

---------------

(1) Based on our closing stock prices and averages prior to January 21, 2003.

(2) Based on our closing stock prices and averages prior to February 24, 2003.

  EFI ANALYSIS

     Selected Comparable Public Company Analysis. UBS Warburg compared selected financial information, ratios and public market multiples for EFI to the corresponding data for the following eight publicly-traded companies:

     - Eastman Kodak Company

     - Lexmark International, Inc.

     - Pitney Bowes Inc.

     - Adobe Systems Incorporated

     - Xerox Corporation

     - IKON Office Solutions, Inc.

     - Creo Inc.

     - Oak Technology, Inc.

     UBS Warburg chose the selected companies because they were publicly-traded companies that, for purposes of the analysis, UBS Warburg considered reasonably similar to EFI in that these companies operate in the document management industry. The selected public companies may differ significantly from EFI based on, among other things, the size of the companies, the geographic coverage of the companies' operations and the particular business segments in which the companies focus.

     UBS Warburg reviewed, among other information, the comparable companies' multiples of enterprise value, which consists of the market value of the particular company's common equity plus the market value (when available) of the company's total debt, preferred stock and minority interest, minus cash, cash equivalents and marketable securities, to:

     - CY 2002E revenue;

     - CY 2003E revenue;

     - estimated calendar year 2002 earnings before interest, taxes, depreciation and amortization, referred to as CY 2002E EBITDA; and

     - estimated calendar year 2003 earnings before interest, taxes, depreciation and amortization, referred to as CY 2003E EBITDA.

     UBS Warburg also reviewed, among other information, the comparable companies' projected price/earnings multiples, based on SEC filings and publicly available research analysts' estimates, for calendar year 2002 and 2003.

     The EFI comparable companies analysis resulted in the following ranges of implied multiples as of February 24, 2003:

                                                 MULTIPLE RANGE   MEAN    MEDIAN   EFI(1)
                                                 --------------   -----   ------   ------
Enterprise Value/CY 2002E Revenue..............   0.3x to 5.4x     1.7x    1.0x     1.1x
Enterprise Value/CY 2003E Revenue..............   0.3x to 5.1x     1.7x    1.1x     1.1x
Enterprise Value/CY 2002E EBITDA...............  4.8x to 15.8x    10.1x   10.3x    10.6x
Enterprise Value/CY 2003E EBITDA...............  4.9x to 15.4x     9.9x    9.9x     6.7x
CY 2002E Price/Earnings Ratio..................  7.6x to 29.9x    16.1x   13.3x    40.3x
CY 2003E Price/Earnings Ratio..................  7.1x to 26.8x    16.1x   13.6x    23.0x

---------------

(1) Based on EFI's closing stock price on February 24, 2003.

     Estimated data for EFI and the selected companies were based on the respective companies' relevant SEC filings as well as publicly available research analysts' estimates.

     Other Factors. In rendering its opinion, UBS Warburg considered other factors, for informational purposes, including:

     - Selected published analysts' reports on Printcafe and EFI;

     - recent stock price/volume performance for Printcafe and EFI; and

     - potential pro forma financial effects of the merger on EFI's estimated 2003 earning per share, based on publicly available research analysts' estimates for EFI and internal estimates of our management for Printcafe.

     Fee Arrangement. Pursuant to the engagement letter, dated January 31, 2003, among UBS Warburg, Printcafe and the special committee, UBS Warburg earned a fee of $500,000 by Printcafe for rendering its financial fairness opinion, which was independent of the result of the opinion, and will receive a fee equal to an additional $500,000 upon the consummation of the merger. We also agreed to reimburse UBS Warburg for its expenses incurred in performing its services. UBS Warburg will not be entitled to any additional fees or compensation with respect to the merger. In addition, we agreed to indemnify UBS Warburg and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling UBS Warburg or any of its affiliates against liabilities and expenses related to or arising out of UBS Warburg's engagement and any related transactions.

     The special committee selected UBS Warburg based on its experience, expertise and reputation. UBS Warburg is an internationally recognized investment banking firm that regularly engages in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Prior to this engagement, UBS Warburg and its predecessors have provided us with investment banking and other financial services, including acting as lead manager for our initial public offering in June 2002, and received customary compensation for rendering those services. In the ordinary course of business, UBS Warburg, its successors and affiliates may trade or have traded securities of Printcafe, EFI and/or Creo for their own accounts and, accordingly, may at any time hold a long or short position in those securities.

                                   THE MERGER

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     This discussion is based on currently existing provisions of the Internal Revenue Code, existing and proposed United States Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Any change could alter the tax consequences to you as described in this document.

     You should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular stockholders in light of their particular circumstances, like stockholders who:

     - Are financial institutions, dealers in securities, tax-exempt organizations or insurance companies;

     - are foreign persons;

     - do not hold their shares of our common stock as a capital asset;

     - acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions; or

     - acquired their shares as part of an integrated investment, such as a hedge, straddle or other risk-reduction transaction.

     In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger, whether or not the referenced transactions are undertaken in connection with the merger, including any transaction in which shares of our common stock are acquired or shares of EFI common stock are disposed of, or the tax consequences of the exercise, cancellation or termination of our stock options. Accordingly, you are urged to consult your own tax advisors as to the specific tax consequences to you of the merger, including the applicable federal, state, local and foreign tax consequences.


     The merger will be a fully taxable transaction to our stockholders and will not constitute a "reorganization" for tax purposes. There is a possibility that if every Printcafe stockholder validly elected to receive stock consideration, the merger might qualify as tax free reorganization for U.S. federal income tax purposes. If every Printcafe stockholder validly elected to receive stock consideration, EFI would, before the merger was completed, contribute the stock of Strategic Value Engineering, Inc. to another one of its wholly owned subsidiaries. The tax free reorganization provisions of the Internal Revenue Code do not contain a provision that characterizes the merger of an indirect wholly owned subsidiary into the target company as a tax free reorganization. Therefore, the transaction will be taxable to you as described above.


     - You will recognize taxable gain or loss upon the merger equal to the difference, if any, between (a) the cash or the fair market value of the shares of EFI common stock received as merger consideration and (b) your adjusted tax basis in our common stock.

     - This taxable gain or loss should be capital gain or loss if you hold your shares of our common stock as a capital asset at the effective time of the merger and will be classified as long term capital gain or loss to the extent you have held those shares for more than one year.

     In general, information reporting requirements will apply to payments made in connection with the merger. Backup withholding at a rate of 30% will apply to payments you receive in respect of our common stock if you fail to provide an accurate taxpayer identification number or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns. You should consult your tax advisor concerning the application of information reporting and backup withholding requirements to your particular circumstances.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability if the required information is furnished to the Internal Revenue Service.

ANTICIPATED ACCOUNTING TREATMENT

     As required by Statement of Financial Accounting Standards No. 141, Business Combinations, EFI will use the purchase method of accounting for a business combination to account for the merger, as well as the accounting and reporting regulations for goodwill and other intangibles. Under this method of accounting:

     - Our assets and liabilities, including all intangible assets, will be recorded at their respective fair market values;

     - all intangible assets will be amortized over their estimated useful lives with the exception of goodwill and any other intangibles with indefinite lives;

     - goodwill and other intangibles with indefinite lives are not amortized; rather, they will be assessed for impairment on a periodic basis in the future; and

     - our financial position, results of operations and cash flows will be included in EFI's financial statements prospectively as of the completion of the merger.

DISSENTERS' APPRAISAL RIGHTS

     Under Delaware law, you are entitled to dissenters' appraisal rights in connection with the merger. Section 262 of the Delaware General Corporation Law will govern the exercise of those appraisal rights. The full text of Section 262 is attached as Annex C to this document for your review. The following summary of the provisions of Section 262 is not intended to be a complete statement of its provisions and is qualified in its entirety by reference to the full text of Annex C, which is incorporated by reference.

     If you:

     - File written notice with our corporate secretary of an intention to exercise rights to appraisal of shares prior to the special meeting;

     - do not make an election or surrender your certificates;

     - do not vote in favor of the merger; and

     - follow the procedures set forth in Section 262

you will be entitled to be paid the fair value of the shares of our common stock as to which appraisal rights have been perfected. The fair value of shares of our common stock will be determined by the Delaware Court of Chancery, exclusive of any element of value arising from the merger. The shares of our common stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this document as the "dissenting shares."

     Appraisal rights are available only to the record holder of shares. If you wish to exercise appraisal rights but have a beneficial interest in shares which are held of record by or in the name of another person, such as a broker or nominee, you should act promptly to cause the record holder to follow the procedures set forth in Section 262 to perfect your appraisal rights.

     A demand for appraisal should be signed by or on behalf of the stockholder exactly as the stockholder's name appears on the stockholder's stock certificates. If the shares are owned of record in a fiduciary capacity such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder;

however, in the demand the agent must identify the record owner or owners and expressly disclose that the agent is executing the demand as an agent or the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners and not exercise rights with respect to the shares held for other beneficial owners. In that case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presumed to cover all shares held of record by the broker or nominee.

     If you demand appraisal of your shares under Section 262 and you fail to perfect, or effectively withdraw or lose, your right to appraisal, your shares will be converted into a right to receive the merger consideration in accordance with the terms of the merger agreement if the merger is completed. Dissenting shares lose their status as dissenting shares if:

     - The merger is abandoned;

     - the dissenting stockholder fails to make a timely written demand for appraisal;

     - the dissenting shares are voted in favor of adoption of the merger agreement;

     - neither we nor the dissenting stockholder files a complaint or intervenes in a pending action within 120 days after the effective date of the merger; or

     - the dissenting stockholder delivers to us within 60 days of the effective date of the merger, or thereafter with our approval, a written withdrawal of the stockholder's demand for appraisal of the dissenting shares, although no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the court.

     Within 10 days after the effective date of the merger, we must mail a notice to all stockholders who have complied with the procedures described above, notifying stockholders of the effective date of the merger, but that notice will not set forth the deadline for taking action to perfect your right to appraisal. Within 120 days after the effective date, holders of our common stock may file a petition in the Delaware Court of Chancery for the appraisal of their shares, although they may, within 60 days of the effective date, withdraw their demand for appraisal. Within 120 days of the effective date, the holders of dissenting shares may also, upon written request, receive from us a statement setting forth the aggregate number of shares with respect to which demands for appraisals have been received.

     Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of your appraisal rights, in which event you will be entitled to receive the cash merger consideration with respect to the dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262, you should consult your own legal advisor.

RESALE OF EFI COMMON STOCK ISSUED IN THE MERGER

     Shares of EFI common stock issued to our stockholders in connection with the merger are freely transferable, except for shares issued to any person who, at the time of the special meeting, is one of our "affiliates," as that term is defined under the Securities Act. In general, our affiliates include:

     - Our executive officers;

     - our board of directors; and

     - other persons or entities that control, are controlled by or are under common control with Printcafe.

     The rules adopted under the Securities Act impose restrictions upon the resale of securities received by affiliates in connection with reclassifications, mergers, consolidations or asset transfers. EFI common stock received by our affiliates in the merger will be subject to these resale limitations, and we are required to use commercially reasonable efforts to deliver to EFI agreements signed by all of our affiliates regarding those resale limitations.

RELATED AGREEMENTS

     The Stockholders Agreements. EFI entered into stockholders agreements with Marc Olin, the chairman of our board of directors and chief executive officer, Joseph Whang, our chief financial officer and chief operating officer, Ronald Hyland, our senior vice president and chief technical officer, and Mellon
Ventures II, L.P. These four stockholders owned          shares of our common
stock on the record date, or approximately      % of our then outstanding
shares. Mr. Olin was our chairman at the time he entered into the stockholder agreement.

     Each stockholder that signed a stockholder agreement is obligated to vote the shares of our common stock that he or it beneficially owns:

     - In favor of (1) the adoption of the merger agreement, (2) the approval of the transactions contemplated by the merger agreement and (3) approval of the merger;

     - in favor of waiving any notice that may be required in connection with any reorganization of Printcafe, any reclassification or recapitalization of our capital stock, any sale of assets, change of control or acquisition of Printcafe by person, or any merger, consolidation or business combination of Printcafe with or into any person to the extent the transaction is undertaken in connection with the merger;

     - in favor of any matter that could reasonably be expected to facilitate the merger;

     - against approval of any takeover proposal made in opposition to, or in competition with the merger;

     - against any of the following actions: (1) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of Printcafe with any person or entity other than EFI, (2) any sale, lease or transfer of any material part of our assets, (3) any reorganization, recapitalization, dissolution, liquidation or winding up of Printcafe, (4) any change in our capitalization or its corporate structure or (5) any other action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement.

     The stockholders that signed stockholders agreements each granted EFI an irrevocable proxy limited to voting on the foregoing matters.

     The stockholders agreements also apply to shares of our common stock acquired by each stockholder that is a party to those agreements between February 26, 2003 and the termination of that stockholder's stockholders agreement. Each stockholders agreement will terminate on the first to occur of
(a) the completion of the merger, (b) the termination of the merger agreement in accordance with its terms, (c) a date that the stockholder and EFI mutually agree in writing to terminate the stockholder agreement or (d) June 30, 2003.

     The stockholders agreements restrict the disposition of the shares of our common stock beneficially owned by the stockholders that signed stockholders agreements. The stockholders agreements do not restrict the fulfillment by our directors and officers of their duties in those capacities.

     The Stock Option. On February 13, 2003, we entered into a stock option agreement with EFI. The stock option agreement grants EFI the right, but EFI is not obligated, to purchase up to 2,126,574 shares of our common stock at a purchase price equal to $2.60 per share. If EFI is not in breach of its obligations under the standby credit agreement described below, EFI may exercise the option at any time, in whole or in part, subject to our right to suspend EFI's ability to exercise the option for seven days if we have notified EFI that we intend to enter into an agreement with respect to a superior proposal. The option will terminate on December 31, 2007.

     We must purchase any option shares, at the request of EFI, at a price equal to the aggregate purchase price paid for the shares by EFI, if:

     - There is an event of a default under the standby credit agreement;

     - any person (other than EFI, any subsidiary of EFI or Creo) acquires beneficial ownership of, or the right to acquire beneficial ownership of, or any group shall have been formed that beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of our common stock; or

     - we enter into an agreement to: (1) consolidate with or merge into any person, other than EFI or one of its subsidiaries, where we are not the continuing or surviving corporation of the consolidation or merger, (2) consolidate or merge with any person, other than EFI or one of its subsidiaries, where the other person is merged into Printcafe and Printcafe is the continuing or surviving corporation, but, in connection with the merger, the then outstanding shares of our common stock are changed into or exchanged for stock or other securities of Printcafe or any other person or cash or any other property or (3) sell or otherwise transfer all or substantially all of our assets to any person, other than EFI or one of its subsidiaries.

     All of the foregoing events are collectively referred to as "repurchase events." Additionally, we have the right to purchase the option shares and terminate the option following a repurchase event.

     In the option agreement, we granted EFI registration rights, which are subordinate to existing registration rights that we have granted.

     The Standby Credit. On February 13, 2003, we and EFI entered into a letter agreement which would allow us to borrow money from EFI. EFI is obligated under the standby credit agreement to disburse to us up to $11.0 million within three business days after receiving notice from us that Iris Graphics, Inc., a wholly owned subsidiary of Creo, declared any amounts owed under our existing credit facility with Iris due and payable as a result of any action we took in furtherance of the proposed business combination with EFI.

     We are obligated to pay EFI interest at the simple rate of 8% per annum on any loans made by EFI to us in connection with Iris accelerating the maturity of our loan because of action we took in furtherance of the business combination with EFI. All loans made under the standby credit agreement mature on January 2, 2004.

     EFI also provided us with a working capital facility in an aggregate amount of $3.0 million. Funds will be disbursed to us if the merger agreement has not been terminated in accordance with its terms, and our cash balance as of the close of business on the date we give EFI notice of our proposed borrowing is less than $1.0 million. Within three business days of receiving our notice of a valid request for a working capital disbursement, EFI must disburse $1.0 million to us. Before our special meeting, any working capital disbursement will be subject to our obligation to have managed our cash position in accordance with its past practices. Any loans made under the working capital facility bear interest at an annual rate equal to the prime rate of interest as published, from time to time, by Citibank, plus two percent. Principal and interest are payable on January 2, 2004 or sooner upon the termination of the standby credit agreement in accordance with its terms.

     An event of default under the standby credit agreement will occur if a business combination with EFI is not consummated on or before June 30, 2003 unless the failure to consummate a business combination with EFI resulted from EFI's material breach of its obligations under the merger agreement. The occurrence of an event of default under the standby letter agreement would accelerate the maturity of all amounts due and if those amounts were unpaid, would give EFI the right to exercise its remedies at law, including foreclosing on any collateral that may secure its loans.

     The standby credit agreement also provides that we must use any proceeds we receive from the exercise of the stock option we granted to EFI to pay down outstanding amounts under the standby facility and the working capital facility.

     On March 13, 2003, EFI amended the credit agreement to also give us the right to borrow funds under the standby credit agreement if Creo's subsidiary declares a technical default under its credit facility.

     There are no amounts outstanding under the credit facility as of the date of this document.

STOCK PURCHASE PROGRAM

     Following completion of the merger, EFI intends to purchase approximately the same number of shares of its common stock as are issued in connection with the merger. These purchases may be effected through open market purchases, negotiated transactions, block trades or otherwise. EFI currently has no arrangements or understandings with any person with respect to those transactions. EFI may decide not to pursue or delay the stock purchase program, in whole or in part, without notice.

INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

     In considering the recommendation of our board of directors that you vote for the adoption of the merger agreement, you should be aware that members of our board of directors and our executive officers have agreements or arrangements that provide them with interests in the merger that may differ from, or be in addition to, the interests of our other stockholders. Our board of directors was aware of these agreements and arrangements during its deliberations of the merits of the merger and in determining to recommend that you vote to adopt the merger agreement.

     Retention Bonus Agreements. On February 20, 2003, the compensation committee of our board of directors, which is composed of Charles Billerbeck, Victor Cohn and Thomas Gill approved retention bonus agreements with some of our officers and executive officers. These agreements provide for the payment of a retention bonus upon the completion of a transaction that results in a change of control. The compensation committee believed that it was important for management to remain at Printcafe until the completion of a change of control and determined the amount of the retention bonus for each officer based on the level it believed would provide that incentive in light of the risk to our company and the potential loss of value to our stockholders if members of management were to leave our employment before completion of the transaction. If the merger is completed, Marc Olin, our chairman, chief executive officer and president, will receive a retention bonus of $200,000 and Joseph Whang, our chief financial officer and chief operating officer, will receive a retention bonus of $150,000.

     Accelerated Vesting of Stock Options. Our executive officers have provisions in their employment agreements that accelerate the vesting of their stock options upon a change of control. In January 2002, we granted options to purchase 170,340 shares of our common stock to Mr. Olin, 137,975 shares of our common stock to Mr. Whang and 45,991 shares of our common stock to Ronald Hyland, our senior vice president and chief technology officer, each with an exercise price of $4.21 per share. These options generally vest ratably over a 48-month period. If the merger is completed, the vesting of these options will accelerate by six months.

     Indemnification and Insurance. The merger agreement provides that, upon completion of the merger, EFI will indemnify and hold harmless, and provide advancement of expenses to, all of our past and present directors, officers and employees in all of their capacities, for acts or omissions occurring at or before the completion of the merger to the same extent they were indemnified or had the right to advancement of expenses as of February 26, 2003, which is the date of the merger agreement, pursuant to our certificate of incorporation, bylaws and indemnification agreements with any of our, or our subsidiaries', directors, officers and employees. The merger agreement also provides that, upon completion of the merger, EFI will provide director and officer liability insurance policies with the current coverage of our policies of directors' and officers' liability insurance to be effective for six years following the completion of the merger or until the premium cost exceeds $1.2 million, whichever occurs earlier.

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                              THE MERGER AGREEMENT

     The following discussion describes the merger agreement. This summary may not contain all of the information that is important to you. You are urged to carefully read the entire merger agreement, which is an exhibit to the registration statement to which this document relates and is incorporated by reference into this document.

GENERAL

     The Merger. Subject to the terms and conditions of the merger agreement, a wholly owned subsidiary of EFI will merge with and into Printcafe. After the merger, we will continue as the surviving corporation. EFI's subsidiary will no longer be a separate corporation and we will, as a result of the merger, become a wholly-owned subsidiary of EFI.

     Effective Time. We, EFI and its subsidiary will complete the merger by filing a certificate of merger with the Delaware Secretary of State. The certificate of merger will be filed upon the closing of the merger, which is scheduled to occur on the first business day practicable after the satisfaction or waiver of the various conditions to the merger which are set forth in the merger agreement and described below. The effective time of the merger will be the date and time the certificate of merger is filed with the Delaware Secretary of State, or a later time as specified in the certificate of merger.

EFFECT ON CAPITAL STOCK, OPTIONS, WARRANTS AND PURCHASE RIGHTS

     Merger Consideration. In connection with the merger, you have the right to elect, with respect to each share of our common stock that you own, whether to receive:

     - $2.60 in cash, without interest and net of any required tax withholding;
       or

     - a number of shares of EFI common stock equal to $2.60 divided by the average closing price of EFI's common stock for the ten consecutive trading days ending on and including the fifth trading day before the date of our special meeting of stockholders.

     In order to make an election, you must comply with the procedures described under "-- Exchange of Certificates in the Merger." If you do not make an election, you will receive $2.60 in cash, without interest and net of any required tax withholding, for each share of our common stock that you own.

     If EFI issues any stock dividends, recapitalizes, engages in a stock split or a similar transaction which affects the outstanding shares of EFI common stock between the date of the merger agreement and the effective time of the merger, the number of shares of EFI common stock to be issued in exchange for our common stock will be adjusted appropriately.

     No interest is payable on any merger consideration, whether in the form of EFI common stock or cash.

     After the merger is effective, our common stock will automatically cease to exist and, unless you have properly perfected your appraisal rights, you will only have the right to receive the merger consideration, consisting of EFI common stock or cash, as described above and in the merger agreement.

     Outstanding Stock Options. Each outstanding option to purchase shares of our common stock will be converted into an option to purchase shares of EFI common stock. The number of shares subject to, and the exercise price of, each converted option will be adjusted on the basis of the exchange ratio applicable to the shares of our common stock exchanged for shares of EFI common stock in the merger.

     Outstanding Warrants. Each outstanding warrant to purchase shares of our common stock will be converted into the right to receive, upon exercise of the warrant, $2.60 in cash for each underlying share of our common stock, unless the warrant expressly provides that stock consideration must be issued.

     Outstanding Purchase Rights. We have an employee stock purchase plan under which some of our employees have the right to purchase shares of our common stock. All of the purchase rights that are

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

outstanding prior to the merger will have been exercised in accordance with the provisions of that plan immediately prior to the merger. The shares of our common stock which are purchased by employees under our employee stock purchase plan will be exchanged in the merger on the same terms as all other shares of our common stock.

EXCHANGE OF CERTIFICATES IN THE MERGER

     Exchange Agent and Exchange Fund. EFI has designated American Stock Transfer & Trust Company to serve as its exchange agent in connection with the merger. On or before the closing date of the merger, EFI will deposit with the exchange agent (a) certificates representing all of the shares of EFI common stock to be issued in exchange for our common stock pursuant to the merger, together with cash representing amounts payable in lieu of issuing fractional shares of EFI common stock for our stockholders that elect to receive the merger consideration and stock, and (b) funds representing the aggregate merger consideration for our stockholders that elect to receive the merger consideration in cash or do not make an effective election before the date of our special meeting of stockholders.

     Election Procedures. We are mailing an election form to you with this document. If you wish to receive cash consideration for all of your shares of our common stock, you do not need to return the election form. Copies of the election form are available from MacKenzie Partners.

     If you wish to receive stock consideration for some or all of your shares of our common stock, you must:

     - Return your properly completed election form so that it is received not later than the close of business on the day before our special meeting of stockholders; and

     - return your stock certificates representing your shares of our common stock or a guarantee of delivery of your shares with your properly completed election form.

     A guarantee of delivery is a document signed by a broker-dealer, bank or trust company promising to EFI that it will deliver, to EFI's exchange agent, within three trading days, certificates representing the number of shares for which you are making an election. If the broker-dealer, bank or trust company does not deliver certificates representing a sufficient number of shares to EFI's exchange agent within three trading days, then your election will be invalid. Copies of the guarantee of delivery are available from MacKenzie Partners.

     You may change your election, at any time before the close of business on the day before our special meeting of stockholders, by submitting a later dated properly completed election form. You may also revoke your election by submitting a written revocation to EFI's exchange agent before the close of business on the day before the special meeting of our stockholders. All determinations with respect to the validity of elections will be made by EFI and EFI will have no liability to any of our stockholders for determinations made in good faith.

     Exchange Procedures. As soon as reasonably practicable after the completion of the merger, EFI's exchange agent will mail to each stockholder of record of our common stock that did not make a valid election a letter of transmittal containing instructions for the surrender of certificates representing our common stock in exchange for cash merger consideration.

     No Fractional Shares. If you elect to receive any portion of your merger consideration in shares of EFI common stock, no fractional shares will be issued. Instead of issuing fractional shares of EFI common stock, the exchange agent will pay cash, without interest, payable by check, in lieu of any fractional share, based on the average closing sales price of EFI's common stock on the Nasdaq National Market for the 10 trading day period ending on the fifth trading day prior to the special meeting of our stockholders.

     Dividends and Distributions. If you elect to receive your merger consideration in shares of EFI common stock, no dividends or other distributions that are made after the effective time of the merger with respect to shares of EFI common stock will be paid to any holder of a certificate representing shares of our common stock until that certificate is surrendered for cancellation. However, if you elect to receive
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

your merger consideration in shares of EFI common stock, you will be paid, without interest, upon surrender of your certificate, any dividends or distributions with a record date after the effective time of the merger but a payment date between the effective time of the merger and the time of surrender.

     No Further Ownership Rights. No transfers or registrations of shares of our common stock will be made after the effective time of the merger. If, after the effective time of the merger, certificates representing shares of our common stock are presented to us or our transfer agent for any reason, those certificates will be cancelled and exchanged for the merger consideration as provided in the merger agreement.

     Termination of Exchange Fund. If, six months following the effective time of the merger, you have not surrendered your certificates representing shares of our common stock to the exchange agent, you may thereafter look only to EFI to receive the merger consideration. None of EFI, Printcafe or the exchange agent will have any liability to any holder of a certificate formerly representing shares of our common stock, for the merger consideration, for cash in lieu of fractional shares, or for any unpaid dividends or distributions which are delivered to a public official pursuant to any applicable abandoned property or similar law.

REPRESENTATIONS AND WARRANTIES

     Our Representations and Warranties. We made a number of representations and warranties in the merger agreement that relate to Printcafe, our business, affairs, financial condition and other matters. In some instances, those representations and warranties also apply to our subsidiaries. Our representations and warranties are generally subject to exceptions, which are set forth in a disclosure letter and to other qualifications, and include representations and warranties regarding:

     - Organization, good standing, capitalization and similar corporate matters;

     - corporate power and authority to execute, deliver and perform the merger agreement, and to complete the merger and related transactions;

     - the absence of default or violation or consents required under our organizational documents or laws, and the lack of conflicts with applicable laws, our organizational documents, the contracts to which we are bound and applicable laws;

     - title to our assets and ownership of our subsidiaries;

     - the timely filing of documents, compliance with laws and regulations and the accuracy of information contained in the documents filed with the SEC;

     - the absence of changes or events relating to our business since September 30, 2002, and the absence of undisclosed liabilities;

     - the accuracy of information supplied by us in connection with this document and the registration statement to which it relates;

     - compliance with applicable laws and possession of material permits;

     - intellectual property matters, including patents, trademarks and various matters related to software;

     - employment matters and matters related to employee benefit plans;

     - the existence, validity and status of material contracts;

     - the absence of undisclosed pending or threatened material litigation;

     - the timely filing of tax returns and other tax-related matters;

     - the absence of any state anti-takeover law or provision of our stockholders rights agreement that would restrain completion of the merger;

     - the absence of questionable payments or insider interests in our business; and
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

     - matters concerning UBS Warburg LLC's fairness opinion and the terms of our agreement with them.

     EFI's Representations and Warranties. EFI made a number of representations and warranties in the merger agreement that relate to it, its business, affairs, financial condition and other matters. In some instances, those representations and warranties also apply to its subsidiaries. EFI's representations and warranties are generally subject to exceptions, which are set forth in a disclosure letter and to other qualifications, and include representations and warranties regarding:

     - Organization, good standing, capitalization and similar corporate matters;

     - corporate power and authority to execute, deliver and perform the merger agreement, and to complete the merger and related transactions;

     - the absence of default or violation or consents required under EFI's organizational documents or laws, and the lack of conflicts with applicable laws, EFI's organizational documents, the contracts to which its is bound and applicable laws;

     - the timely filing of documents, compliance with laws and regulations and the accuracy of information contained in the documents filed with the SEC;

     - the absence of changes or events relating to its business since September 30, 2002, and the absence of undisclosed liabilities;

     - the accuracy of information supplied by EFI in connection with this document and the registration statement to which it relates;

     - the absence of questionable payments or insider interests in EFI's business; and

     - the operations of EFI's subsidiary that will effect the merger.

RESTRICTIONS ON OUR SOLICITATION OF TAKEOVER PROPOSALS

     We agreed that we will not, among other things, solicit any takeover proposal, participate in any discussions or negotiations regarding any takeover proposal, or enter into any merger agreement, acquisition agreement, option or similar agreement with a third party. Our board of directors is not precluded from participating in discussions or negotiations with a suitor regarding a proposal if the value offered per share of our common stock is greater than $2.60 and if our board of directors, or the special committee, determines that the failure to participate in discussions or negotiations with the suitor would likely result in a breach of its fiduciary duties to our stockholders under applicable law.

     Our board of directors agreed not to:

     - Withdraw, modify or supplement its recommendation of the merger agreement in a manner adverse to EFI;

     - approve or recommend a takeover proposal from a party other than EFI; or

     - approve or recommend any acquisition agreement; but

     on the fifth business day after we have notified EFI that our board of directors is prepared to recommend a superior proposal, we may terminate the merger agreement and we may enter into an acquisition agreement for a superior proposal. A superior proposal includes any proposal made by a third party to acquire Printcafe for consideration consisting of cash and/or securities that our board of directors determines in good faith, after consultation with a financial advisor of national reputation, to be superior, from a financial point of view, to the merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of our board of directors, is reasonably capable of being obtained by the third party.

     We agreed to keep EFI informed of any takeover proposals we receive and any developments with respect to those proposals. Our board retained the right to make any disclosures that, in its good faith
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

judgment, after consultation with outside counsel, the failure to so disclose would constitute a breach of its obligations under applicable law.

COVENANTS

     We and EFI made a number of agreements with each other in the merger agreement, including:

     - We agreed to conduct our business in the ordinary course consistent with past practices and to use commercially reasonable efforts to preserve intact our business to the end that our goodwill and ongoing business will not be impaired in any material respect as of the completion of the merger;

     - we and EFI agreed to provide notice to the other party if we or EFI have knowledge of any breach of any representation or warranty in the merger agreement, any failure to comply in a material respect with obligations under the agreement or any change or event that causes, or is reasonably likely to cause, the conditions to the closing of the merger not to be satisfied;

     - we and EFI agreed to cooperate in the preparation of this document and the registration statement to which it relates;

     - we agreed to duly call, give notice of, convene and hold our special meeting of stockholders and except as described under "Restrictions on Our Solicitation of Takeover Proposals," to have our board of directors recommend that you vote to adopt the merger agreement;

     - we agreed to have our independent auditors prepare "comfort letters" for EFI;

     - we agreed to provide EFI with access to our facilities, employees and agents and to give EFI copies of reports and other information that it may reasonably request from us;

     - we and EFI each agreed to use commercially reasonable efforts to complete the merger, but EFI will not be required to divest or hold separate any of its assets in order to complete the merger;

     - EFI agreed to give our employees credit for service with us, and our predecessor companies, and to treat our employees the same as similarly situated EFI employees when our employees become eligible to receive benefits under EFI's employee benefit plans;

     - EFI agreed to honor our existing director and officer indemnification obligations for a period of six years following the completion of the merger and to expend up to $1.2 million to provide insurance covering our directors and officers;

     - we and EFI agreed to consult with each other concerning any public announcements with respect to the merger;

     - we agreed to use commercially reasonable efforts to have our affiliates sign agreements with EFI acknowledging their obligations under the Securities Act and we agreed to place an appropriate legend on the shares of our common stock that are subject to the restrictions in the stockholders agreements;

     - EFI agreed to use commercially reasonable efforts to have the shares of its common stock issuable in connection with the merger listed on the Nasdaq National Market;

     - we agreed to provide EFI with the opportunity to participate in any litigation related to the merger agreement or the transactions contemplated by the merger agreement; and

     - EFI agreed to vote all shares of our common stock that it owns as of the record date for the special meeting of our stockholders in favor of adoption of the merger agreement and to cause its subsidiary that will effect the merger to comply with its obligations under the merger agreement.

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CONDITIONS TO COMPLETION OF THE MERGER

     The merger will be completed only if the conditions set forth in the merger agreement are satisfied or waived at or before the closing. These conditions include the following:

     - The approval of the merger agreement by our stockholders;

     - no legal restraint will be in effect which prevents the completion of the merger, prohibits or limits our or EFI's ability to conduct our respective businesses, requires us or EFI to divest any of our respective assets or which otherwise would reasonably be expected to have a material adverse effect on us or EFI;

     - the registration statement to which this document relates must have been declared effective by the SEC;

     - the shares of EFI common stock to be issued in connection with the merger must be approved for listing on the Nasdaq National Market;

     - the accuracy of EFI's and our representations and warranties, and our and EFI's compliance with the parties' respective agreements in the merger agreement;

     - no occurrence of events or conditions that have, or could reasonably be expected to have, a material adverse effect on us or EFI; and

     - EFI must have received "comfort letters" from our independent auditors.

     "Material adverse effect" means any change, effect, event, occurrence, condition or development or state of facts that:

     - Is or would reasonably be expected to be materially adverse to the business, assets or results of operations or condition (financial or other) of a party and its subsidiaries, taken as a whole, or

     - prevents or materially delays the consummation of the merger or any other transactions contemplated by the merger agreement,

in each case, other than any change, effect, event, occurrence, condition or development or state of facts:

     - Relating to the U.S. economy in general,

     - relating to the industry in which the applicable party operates in general (and not having a materially disproportionate effect on the applicable party relative to most other industry participants),

     - resulting from the announcement or pendency of the transactions contemplated by the merger agreement or

     - in respect of decreases in a party's stock price,

but any effect described in the first three bullets above must be direct and that the party claiming the effect will have the burden of proving the direct effect; but:

     - In our case, none of (1) the acceleration of the maturity date of any of our existing indebtedness, (2) the delisting of our common stock from the Nasdaq National Market or (3) the inclusion of a "going concern" or similar qualification in the audit opinion delivered by our auditors in connection with their report on our financial statements for the year ended December 31, 2002 will be a material adverse effect.

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

TERMINATION

     The parties can terminate the merger agreement under the following circumstances:

     - We and EFI can mutually agree to terminate the merger agreement;

     - either party can terminate the merger agreement if the closing has not occurred by August 31, 2003, our stockholders do not adopt this agreement at the special meeting of our stockholders or if there is a legal restraint that prohibits completion of the merger;

     - either party can generally terminate the merger agreement if there is a breach of a representation, warranty or agreement in the merger agreement by the other party which would result in any condition to its obligations becoming impossible to be satisfied and, if the breach may be remedied, 30 calendar days must have elapsed since the non-breaching party gave notice of the breach to the breaching party;

     - EFI can terminate the merger agreement if we breach our agreements with respect to not soliciting takeover proposals and that breach leads to a superior proposal or our board of directors fails to recommend approval of the merger agreement to our stockholders, withdraws or changes its recommendation; if EFI so terminates the merger agreement we must pay EFI $828,000;

     - we may terminate the merger agreement in order to enter into an agreement to enter into a business combination or sell our stock or assets on terms which our board of directors determines are superior to the terms of the merger; if we so terminate the merger agreement we must pay EFI $828,000; and

     - we may terminate the merger agreement within five business days after the record date if EFI has not exercised the stock option in full before the record date.

     If our stockholders do not adopt the merger agreement and we enter into an agreement for a takeover proposal for consideration of greater than or equal to $2.60 within twelve months of termination, we must pay EFI $828,000.

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                              THE SPECIAL MEETING

GENERAL INFORMATION; PURPOSE OF THE SPECIAL MEETING

     The special meeting will be held at our principal executive offices, Forty
24th Street, Pittsburgh, Pennsylvania 15222, on           , 2003, beginning at
9:00 a.m., local time, to consider and to vote upon the adoption of the merger agreement. Our board of directors is soliciting your proxy to be voted at that special meeting.

RECORD DATE; SHARES ENTITLED TO VOTE

     Only our stockholders of record at the close of business on           ,
2003, the "record date" for the special meeting, will be entitled to notice of, and to vote at, the special meeting. On the record date, there were shares of our common stock outstanding and entitled to vote at the special meeting. Each holder of shares of our common stock outstanding on the record date is entitled to one vote for each share held, exercisable in person or by properly executed and delivered proxy, at the special meeting. The presence of the holders of at least one-third of the shares of our common stock outstanding on the record date, whether present in person or by properly executed and delivered proxy, will constitute a quorum for the transaction of business at the special meeting.

VOTE REQUIRED

     The affirmative vote of the holders of record of at least a majority of the shares of our common stock entitled to vote at the special meeting is necessary to adopt the merger agreement. Pursuant to the stockholders agreements entered into concurrently with the execution and delivery of the merger agreement,
stockholders that collectively own approximately      % of our outstanding
common stock, executed the stockholders agreements, which, among other things, require them to vote all shares of our common stock which they are entitled to vote, directly or indirectly, in favor of adoption of the merger agreement.

     Abstentions cast in person at the special meeting will be tallied as votes having been made and will not be treated as affirmative votes. Brokers who hold shares for customers that have not given the broker instructions as to how to vote at the special meeting will not vote those shares at the special meeting. Abstentions and broker non-votes have the effect of a vote against the proposal to adopt the merger agreement but will be counted for the purpose of determining whether a quorum is present at the special meeting.

VOTING AND REVOCATION OF PROXIES

     You are requested to complete and sign the accompanying form of proxy and return it promptly to us in the enclosed postage-paid envelope. When the accompanying form of proxy is returned properly executed, the shares of our common stock represented by it will be voted at the special meeting in accordance with the instructions contained in the proxy. If a proxy is executed and returned without an indication as to how the shares of our common stock represented are to be voted, the shares of our common stock it represents will be voted for adoption of the merger agreement. Unless you check the box on your proxy withholding discretionary authority, the proxy holders may use their discretion to vote on other matters relating to the special meeting, like adjourning for the purpose of soliciting additional proxies. If you vote against the proposal to adopt the merger agreement but do not check the box withholding discretionary authority, the proxies could vote your shares for an adjournment or postponement which is intended to allow additional votes to be solicited for adoption of the merger agreement.

     You have the power to revoke any proxy you have given at any time before it is voted at the special meeting. A later-dated proxy or written notice of revocation given to our corporate secretary before the vote at the special meeting will serve to revoke a proxy. Also, a stockholder who attends the special meeting in person may vote by ballot at the special meeting, thereby canceling any proxy previously given. Mere presence at the special meeting will not revoke any proxy previously given.
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OTHER MATTERS TO BE CONSIDERED

     Our board of directors is unaware of any other matter that will be brought before the special meeting. If, however, other matters are presented that relate to the merger, proxies will be voted in accordance with the discretion of the holders of the proxies. If you wish to withhold this discretionary authority from the proxy holders, you must check the applicable box on the proxy card. Pursuant to our bylaws and the Delaware General Corporation Law, only business within the purposes described in the notice of special meeting in this document may be conducted at the special meeting.

SOLICITATION OF PROXIES

     We will bear the cost of soliciting proxies from holders of our common stock. We have retained MacKenzie Partners, Inc. to assist us in the solicitation of proxies. We have agreed to pay MacKenzie Partners up to $50,000 and to reimburse its expenses and to indemnify it from liabilities under federal securities laws. In addition to the use of the mails, persons regularly employed by us, EFI and MacKenzie Partners may solicit proxies by personal interview, telephone and other telecommunication devices. Persons soliciting proxies will receive no additional compensation for their services, but we will reimburse them for any out-of-pocket expenses incurred by them in connection with their services. Arrangements may also be made with custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of our common stock held of record by custodians, nominees or fiduciaries, and we may reimburse custodians, nominees or fiduciaries for their reasonable out-of-pocket expenses incurred by them in forwarding proxies.

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                          INFORMATION ABOUT PRINTCAFE

BUSINESS

  OVERVIEW

     We provide software solutions designed specifically for the printing industry supply chain. Our enterprise resource planning and collaborative supply chain software solutions enable printers and print buyers to lower costs and improve productivity. Our procurement applications, which are designed for print buyers, facilitate collaboration between printers and print buyers over the Web. Our software solutions have been installed by more than 4,000 customers in over 8,000 facilities worldwide, including 24 of the 25 largest printing companies in North America and over 50 businesses in the Fortune 1000.

  INDUSTRY BACKGROUND

     Based on U.S. Department of Commerce data and other industry sources, we estimate that the printing industry supply chain is at least a $240 billion market in the United States. We use the term printing industry supply chain to describe the supply chain consisting of printers, print buyers, who buy products and services offered by printers, and print industry raw material suppliers, who supply the raw materials used by printers in the printing process.

     Based on industry sources, we believe that there are an estimated 50,000 printing facilities in the United States. Printers can be divided into three principal market segments -- commercial printers, publication printers, and retail printers -- based on the type of their equipment, the size and complexity of their print jobs, and the nature of their customers. Commercial printing includes the printing of brochures, direct mail materials, posters, promotional materials, business forms, customized packaging and labels. Publication printing involves the printing of larger quantities of more complex materials, such as newspapers, catalogs, magazines, books, and retail inserts. Retail printers offer customers many of the same products as a small commercial printer offers its customers but typically also offer "walk up" service where a customer may have a job produced on demand.

     Print buyers in nearly all markets require a wide variety of printed materials and typically place customized orders with short lead times and frequently request last minute changes. As a result, printers face unpredictable demand, making it difficult to sustain high equipment utilization. The unforeseen customer requirements placed on printers by customers also make it difficult for print industry raw material suppliers to respond to printers' needs. These characteristics of the printing industry lead to production inefficiencies throughout the printing industry supply chain.

     The competitive environment in the printing industry requires printers and print industry raw material suppliers to differentiate themselves by offering superior quality, price, and customer service. Printers and print industry raw material suppliers need solutions that increase revenues, reduce operating costs, improve productivity, and increase customer satisfaction and loyalty. Print buyers also seek to interact efficiently with printers in order to reduce printing costs, improve productivity, and shorten production times.

  THE TRADITIONAL PRINT PRODUCTION PROCESS

     The production of printed material is complex and requires collaboration among multiple parties throughout the process to ensure that the final product accurately reflects the print buyer's design and meets its quality, cost, and delivery expectations. Printing jobs are often highly customized, requiring numerous interactions among print buyers, printers, and print industry raw material suppliers. The production process itself can be divided into three separate stages: design and specification; purchasing; and manufacturing and distribution.

     Design and specification. A print buyer designs printed material through a collaborative process involving a print buyer's in-house and external design, purchasing, sales, marketing, and creative personnel. The print buyer must then communicate the print job specifications to the printer, using industry-specific terminology, so that the printer can evaluate the specifications. Typically, the print buyer specifies the print job manually and communicates it by telephone, facsimile, or e-mail. The traditional design and specification process is inherently inefficient. These inefficiencies result from the manual process of data communication, input, and retrieval, the lack of appropriate error-checking mechanisms, and the need for print buyers to understand the intricacies of the print process and its industry-specific terminology in order to submit an accurate request for a quote.

     Purchasing. Purchasing a print job begins with the transmission of the specifications to one or more printers to obtain and evaluate quotes that estimate the cost, timing, and other elements of the project. A printer cannot estimate the cost of a print job until the print buyer has completed the specification phase, by defining paper, content, configuration, binding, and distribution requirements. After evaluating the specification details, the printer will determine its selling price, either manually or by a computer-based process, and prepare a quote for the job. Once the printer provides a quote, the print buyer then uses this information to modify job designs and specifications and to select a printer. Without a consistent means of specifying a print job, printers may misinterpret and inaccurately reply to quote requests, and print buyers may not adhere to internal corporate policies and spending limits. In addition, depending on a number of factors, such as the equipment available to produce the print job, the cost of producing the same print job can vary significantly from printer to printer. These miscommunications and inefficiencies often lead to higher costs, delays, and customer dissatisfaction.

     Manufacturing and distribution. This stage encompasses management of the entire supply chain and production process, from purchasing and inventory of raw materials through order management, preparation, printing, binding, finishing, distribution, invoicing, and payment processing. The manufacturing and distribution process has traditionally required manual preparation of job instructions, which can result in inconsistent and inaccurate print specifications, errors in the production process, delays in project completion, and an inability to track the current status of inventories and jobs, leading to high costs, production errors, delays, and customer dissatisfaction. In addition, the difficulty associated with implementing customer change orders, and a lack of integration between the systems that are used to plan and design print projects, lead to further complications, inefficiencies, and errors in the manufacturing and distribution processes.

  THE IMPACT OF NEW TECHNOLOGIES ON THE PRINTING INDUSTRY SUPPLY CHAIN

     The Web and other new technologies provide opportunities for businesses across all industries to improve efficiency by extending their enterprise software applications to include customers, partners, and suppliers. Businesses seek software solutions that incorporate industry best practices, standard processes, industry-specific terminology, and other functionality that has been designed for their particular industry. Most enterprise software applications, however, are not designed for the needs of a particular industry. We believe that industry-specific software solutions can be easier to implement and facilitate deeper collaboration among supply chain participants. These software solutions are particularly in demand in industries, such as printing, with a complex production process and rapidly changing job specifications.

     The printing process involves a high degree of customization to meet the needs of participants in the printing industry supply chain, causing them to utilize industry-specific enterprise resource planning systems to maximize process efficiency. Some businesses have turned to in-house solutions to address these needs. More recently, vendors have developed a variety of software applications designed for use in many industries, including procurement and enterprise resource planning systems. We believe that these applications, which are often designed for a standard assembly process, utilizing catalog-derived parts, do not meet the complex needs of the printing industry with its job-specific custom requirements. The complexities and inefficiencies inherent in the traditional print process create an opportunity for an integrated software solution specific to the printing industry supply chain that eliminates redundant and manual processes and enhances communication and collaboration.

  THE PRINTCAFE SOLUTION

     We believe that we offer the only integrated software solutions that enable printers and print buyers to increase efficiency in each stage of the printing process -- from specification and purchasing to manufacturing and distribution -- by providing enterprise resource planning systems, purchasing systems, and collaborative supply chain planning and execution systems. Since our inception in 1987, we have continually developed our software, targeted to the specific needs of the printing industry supply chain, by drawing on our years of experience in the printing industry and leveraging our relationships with our strategic partners and customers.

     Benefits to printers. Our software solutions enable printers to maximize productivity, increase revenues, improve production management, and increase customer satisfaction and loyalty. Printers use our software solutions to:

     - Increase responsiveness by automating the quotation process, quoting accurate prices, and receiving and fulfilling orders electronically for almost any type of print project;

     - automate the manufacturing process and control print production equipment, including scheduling the execution of print jobs and collecting data on print jobs in process;

     - manage inventory, resource planning, purchasing, accounting, and invoicing;

     - communicate and collaborate with multiple parties throughout the printing process; and

     - leverage their technology leadership to increase revenues by increasing business with existing customers and generating new customer opportunities.

     Benefits to print buyers. Our software solutions enable print buyers to increase productivity and reduce costs in the printing industry supply chain. By automating the print specification and purchasing processes, our products allow print buyers to replace inefficient manual processes with online collaboration capabilities. Print buyers use our software solutions to:

     - Centrally manage and enforce company-wide print purchasing policies;

     - specify, estimate the cost of, order, and track changes to, virtually any type of print project by collaborating with printers of their choice;

     - purchase print more effectively by allowing the print buyer to select the most suitable printer for each print job;

     - reduce print job production time by communicating and collaborating with multiple parties throughout the printing process; and

     - track the current status of a project from specification through delivery and reconcile invoices to orders and change orders.

  PRODUCTS

     Our software solutions automate the print production process; facilitate collaboration, order fulfillment, data collection and analysis, and inventory management; and provide financial accounting functions for printers. Our products, developed specifically for the printing industry supply chain, are designed to reduce costs, increase customer satisfaction, and overcome inefficiencies in the traditional print production process. Our products can be deployed together as an integrated solution or purchased separately and used on a stand-alone basis.

     We offer four categories of products:

     - Enterprise resource planning and supply chain planning products, which facilitate efficient and accurate fulfillment of each print production job by automating purchasing, operations, and financial functions;

     - collaboration and procurement products, which enable print buyers to communicate with printers at every stage of the print production process, thereby reducing errors, production time, and costs;

     - self-service applications, which enable printers to establish a Web storefront and provide other online services to their customers, facilitating interaction with their customers and potential customers by improving collaboration and project management; and

     - manufacturing and supply chain execution products, which enable commercial and publication printers to plan and adjust their production capacity by analyzing data collected from the production floor.

PRODUCT TYPE             PRODUCT NAME            TARGET SEGMENT                     DESCRIPTION
------------            ---------------  ------------------------------  ----------------------------------
Enterprise Resource     - Prograph       - Publication printers          - Software that automates the
Planning and Supply     - Hagen          - Large commercial printers       print production process from
Chain Planning          - Logic          - Mid-market commercial           planning and quoting to
                                           printers                        inventory management and
                        - PSI            - Small commercial printers       financial reporting.
                        - PrintSmith     - Retail printers
Collaboration and       - EnterpriseSite - Fortune 1000 print buyers     - Web-based purchasing software
Procurement             - Impresse Site  - Fortune 1000 print buyers       that expedites print purchases
                                                                           for print buyers through
                                                                           collaboration with printers
                                                                           and efficient project
                                                                           management tools.
                        - Proteus        - Publishers                    - Software tool for magazines,
                                                                           catalogs, books, and directories
                                                                           that automates internal
                                                                           processes, including layout,
                                                                           cost estimating, optimization,
                                                                           and ordering.
Self-Service            - PrinterSite    - Commercial printers           - Web-based software that
Applications            - Printchannel   - Commercial printers             facilitates the print production
                        - PrintSmith     - Retail printers                 process by providing an
                          Site                                             integrated storefront for online
                                                                           collaboration, file sharing,
                                                                           project management, and
                                                                           other print functions.
Manufacturing and       - Auto-Count     - Commercial and publication    - Production floor data collection
Supply Chain Execution                     printers                        software with a direct machine
                                                                           interface for tracking count,
                                                                           waste, and performance
                                                                           statistics from press and
                                                                           bindery equipment.
                        - PrintFlow      - Commercial and publication    - Software tool that automates and
                                           printers                        optimizes job scheduling of an
                                                                           individual printing facility or
                                                                           group of facilities.

  CUSTOMERS

     Our software solutions for the printing industry supply chain have been installed by more than 4,000 printer customers in over 8,000 facilities worldwide, including 24 of the 25 largest publication and commercial printers in North America and more than 50 businesses in the Fortune 1000. During 2002 and the first quarter of 2003, no single customer accounted for ten percent or more of our revenue.

  SALES AND MARKETING

     We sell our products and services through:

     - Our 35 person sales force, which currently generates most of our new sales;

     - sales representatives of Creo, one of our strategic partners, which currently generates less than 2% of our total sales;

     - co-marketing agreements with Accenture, AT Kearney and SMARTworks; and

     - the sales forces of some of our printer customers, who recommend our products to their print buyer customers.

     Our marketing programs are designed to promote our brand, educate our existing and potential customers about the features and benefits of our software, and generate sales leads. As of May 20, 2003, our sales and marketing team consisted of 45 professionals. Our marketing activities include participation in industry trade shows and seminars, hosting an annual user conference attended by over 700 participants, hosting regional user meetings, direct mailings, trade journal advertising, and public relations activities.

  PROFESSIONAL SERVICES AND CUSTOMER SUPPORT

     Our customer service professionals configure and implement our software solutions and provide technical support, consulting, and training to our customers. As of May 20, 2003, we employed 128 professionals in our customer service organization. Our customer service professionals are available by telephone, over the Web, or by e-mail to assist with customer support requests 24 hours a day, seven days a week.

     In addition to professional services, we offer product maintenance to our customers. Maintenance contracts are typically subject to an annual, renewable fee and are typically priced as a percentage of product license fees. Customers under maintenance service contracts receive technical product support and product upgrades as they are released throughout the life of the maintenance contracts.

  TECHNOLOGY AND PRODUCT ARCHITECTURE

     We design software solutions for participants in the global printing industry supply chain. Our products are designed to be easily adaptable, secure, and scalable for global businesses, as well as capable of handling multiple data sources and a large number of transactions. Our products are implemented through two technology platforms: client/server software applications and hosted Web-based products. With our modular, object-oriented development approach, we have developed client/server-based enterprise resource planning systems and supply chain planning and execution software that work with a variety of databases and operating systems. Our Web-based products are developed using readily-available Web development tools and are deployed on an Oracle database. If we are unable to maintain our licenses with Oracle, we could be required to obtain substitute technology of lower quality or performance standards, or at additional cost, and our business could be harmed. We continually refine our client/server software applications and our Web-based products in order to improve their interoperability and to extend the reach of our products throughout the printing industry supply chain.

     Our product architecture is designed to support today's rapidly changing technology standards by providing the following features:

     Layered architecture. Our client/server software applications are written using an object-oriented architecture, which enables our developers to construct and modify discrete applications efficiently and cost-effectively. Our hosted Web-based software applications are developed using multi-tier architecture, which provides for ease of deployment, application management, support, and scalability.

     Flexible, open systems architecture. Our open architecture benefits both our internal software development process and the customers who use our solutions. Our developers are able to pre-configure software to address in separate solutions the specialized needs of the different types of participants in the printing industry supply chain, which simplifies and accelerates the software development process. We are able to offer products which are appropriate for customers ranging from small, single-facility print shops to large, enterprise-wide implementations. In addition, our architecture supports a number of different operating systems, such as Windows, Macintosh, AS/400, and UNIX.

     Scalability. We use a distributed application framework, which leverages separate applications working together, rather than a single, complex system, to minimize product complexity and facilitate product updates and maintenance. We ensure optimal scalability in our Web-based products by managing application replication software on multiple servers, coupled with load management software and hardware, which provides redundancy and additional peak use capacity. Our multi-tier architecture allows for rapid response to demands for increased capacity resulting in an environment that is highly scalable.

     Security. Our Web-based products are protected from intrusion and compromise through multiple industry-standard security measures. Our multi-tier architecture isolates the major components of the system from one another -- the publicly-accessible tiers include user interface components and business logic modules, while the data layer resides in a separate, secure, private tier. By segregating data from the interface and business logic, we protect the data repository from infiltration over the public Web. We also rely upon industry-standard security protocols, such as secure socket layer connections, digital signatures, and encryption, to protect essential customer data from exposure and corruption.

  INTELLECTUAL PROPERTY

     We rely primarily on a combination of copyright, trademark, trade secret, and patent laws and contractual restrictions to protect the proprietary aspects of our technology. These legal protections afford only limited protection for our technology. We seek to protect the source code for our software, documentation, and other written materials under trade secret and copyright laws. We license our software pursuant to license agreements, which impose restrictions on the licensee's ability to utilize the software. We also require employees and consultants with access to our proprietary information to execute confidentiality agreements. We have obtained eight patents in the United States on aspects of our technology and business processes. Four of these patents are scheduled to expire within the next two years and the remaining four patents expire at different times between 2005 and 2017. We do not view the expiration of these patents to be material. We have also filed applications for additional patents. We expect that, if granted, the duration of these patents will be 20 years from the date of filing the application. We own various trademarks that are used in connection with our business, some of which have been registered with the United States Patent and Trademark Office. The duration of those trademarks is unlimited, subject to continuous use.

     We license several patents for our Web-based solutions from the owners of the respective patents. The license agreements grant us a non-exclusive license to use in our products the process covered by U.S. Patent No. 4,839,829, No. 6,353,483, No. 6,362,895, and No. 6,429,947. The licenses remain in effect until the expiration of the respective patents. We also license technology owned by Creo Inc. for use in the Web-based solutions which we offer to printers. Creo can terminate this license agreement if a third party purchases more than fifty percent of our outstanding stock or our strategic alliance agreement with Creo is terminated.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. In addition, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Litigation may be necessary in the future to enforce our intellectual property rights and to determine the validity and scope of the proprietary rights of others. Our failure to adequately protect our intellectual property could have a material adverse effect on our business and operating results.

  COMPETITION

     Traditionally, both printers and print buyers would internally create their own methodologies to manage their printing industry supply chain needs, often using manual processes. In the absence of commercially-available printing industry supply chain software, some companies developed software for their own internal use. The market for software focused specifically on the printing industry supply chain is relatively new and is evolving rapidly.

     In this market, we encounter competition from software application vendors that specifically target the printing industry, which are typically small, privately-owned companies, and from larger vendors who currently offer or are seeking to develop printer-focused enterprise resource planning products, such as Heidelberg and SAP. We are unaware of any competing integrated suite of software products focused specifically on the print industry supply chain similar to our comprehensive software solutions. In the future, we could potentially face competition from other software vendors with related functionality in enterprise resource planning, supply chain management, and procurement who decide to target the printing industry, including Ariba, i2, Manugistics, Microsoft, Oracle, and PeopleSoft, and other software vendors focused on specific aspects of supply chain planning and execution, such as Manhattan Associates, Retek, and Vastera. We believe that the principal competitive factors affecting our market include adoption by a significant number of print buyers and printers, product quality and performance, customer service, core technology, product features, price, and the value of services.

  EMPLOYEES


     As of August 20, 2003, we had 324 full-time employees. Of these employees, 44 were in sales and marketing, 107 were in research and development, 132 were in customer support, and 41 were in general and administrative services and operations. Our employees are not represented by a labor union, and we consider our employee relations to be good.


  FACILITIES


     Our headquarters are located in Pittsburgh, Pennsylvania, where we lease approximately 25,000 square feet of office space. The lease expires in November 2003, unless we elect to extend the term for up to an additional two years. These facilities are used for executive office space, including sales and marketing, finance and administration, research and design, Web hosting, and customer support. In addition, we have offices in Arizona, California, Illinois, Minnesota, and New Hampshire in the United States, and New Windsor in the United Kingdom.


  LEGAL PROCEEDINGS

     On February 19, 2003, Creo commenced an action in The Court of Chancery of the State of Delaware in and for New Castle County captioned Creo, Inc. v. Printcafe Software, Inc., Electronics For Imaging, Inc., Marc D. Olin, Charles
J. Billerbeck, Victor A. Cohn and Thomas J. Gill. Creo requested a temporary restraining order with respect to (a) triggering, exercising or otherwise giving effect to the stockholders' rights plan we adopted, (b) enforcing any action taken or to be taken by us "with the intent or effect of impeding the operation of market forces in an open bidding contest for Printcafe," (c) taking any steps or actions to enforce the fee provided for in the letter agreement we entered into with EFI, (d) taking any steps or any actions to enforce the option we granted to EFI, (e) taking any steps or actions to enforce the no solicitation provisions of the standby credit letter that we entered into with EFI, (f) engaging in any "conduct intended to cause or having the effect of causing Printcafe to forgo the opportunity to explore and enter into economically more favorable transactions" and (g) entering into, or purporting to enter into, a merger agreement between EFI and us before the court finally rules on the action. On February 21, 2003 the court denied Creo's request for a temporary restraining order. The matter is still pending in the Delaware Chancery Court with respect to the other relief sought by Creo. We intend to vigorously defend ourselves in this matter. If this lawsuit is resolved unfavorably to us, our business and financial condition could be adversely affected and we may not be able to complete the merger.


     On June 25, 2003 a securities class action complaint was filed against us and two executive officers in the United States District Court for the Western District of Pennsylvania. The complaint alleges that we and the other defendants violated Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 because we and they allegedly made false and misleading statements in connection with our initial public offering and subsequent press releases. We and the individual defendants believe that the claims asserted against us are completely without merit, and we and they intend to vigorously defend the litigation.


     From time to time, we may be involved in various lawsuits and legal proceedings that arise in the ordinary course of business, including claims from third parties alleging that our products infringe their proprietary rights. These claims, with or without merit, could be time-consuming and costly, divert management's attention, cause product shipment delays, require us to develop non-infringing technology, or enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. Based on our investigation to date, we do not believe that the ultimate outcome of any of these claims would have a material adverse effect on our business. However, if any of these disputes are resolved unfavorably to us, our business and financial condition could be adversely affected.

SELECTED CONSOLIDATED FINANCIAL DATA


     The selected consolidated financial and operating data set forth below should be read in conjunction with our consolidated financial statements, the related notes, and the other information contained in this document. The selected consolidated balance sheet data as of December 31, 2002 and 2001 and the selected consolidated statement of operations data for the three years ended December 31, 2002 have been derived from our audited consolidated financial statements included elsewhere in this document. The selected consolidated balance sheet data as of December 31, 2000, 1999 and 1998 and the selected consolidated statement of operations data for the two years ended December 31, 1999 have been derived from our audited consolidated financial statements not included in this document. The financial data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 are derived from our unaudited consolidated financial statements included elsewhere in this document. In the opinion of our management, all normal and recurring adjustments necessary for a fair presentation have been included in our unaudited consolidated financial statements. The six month results are not necessarily indicative of our full year results.



                                     FOR THE SIX MONTHS
                                       ENDED JUNE 30,                    YEAR ENDED DECEMBER 31,
                                     -------------------   ----------------------------------------------------
                                       2003       2002       2002       2001       2000        1999      1998
                                     --------   --------   --------   --------   ---------   --------   -------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                         (UNAUDITED)
RESULTS OF OPERATIONS
  Revenue:
    License and subscription.......     4,955     11,284   $ 21,119   $ 18,103   $   8,880   $  1,298   $ 2,228
    Maintenance....................    11,319     10,763     21,701     20,601      15,239      1,090       907
    Professional services and
      other........................     2,194      1,874      3,701      3,164       1,215      2,023     2,107
                                     --------   --------   --------   --------   ---------   --------   -------
      Total revenue................    18,468     23,921     46,521     41,868      25,334      4,411     5,242
  Cost of revenue:
    License and subscription.......     1,084      1,926      3,650      3,936       2,684        129       267
    Maintenance....................     2,469      2,605      5,091      6,088       7,337        320       160
    Professional services and
      other........................       855        873      1,636      1,572         637        966       675
                                     --------   --------   --------   --------   ---------   --------   -------
      Total cost of revenue........     4,408      5,404     10,377     11,596      10,658      1,415     1,102
                                     --------   --------   --------   --------   ---------   --------   -------
  Gross profit.....................    14,060     18,517     36,144     30,272      14,676      2,996     4,140
  Operating expenses:
    Sales and marketing............     8,630      8,521     16,989     19,114      20,542        848       397
    Research and development.......     6,003      6,126     12,003     12,180      11,307      1,900     1,601
    General and administrative.....     5,630      3,234      6,193      7,645      24,525      2,704     1,651
    Depreciation...................       879      1,470      2,922      3,821       2,060        232       199
    Amortization of goodwill and
      other intangibles(1).........     5,133     14,780     29,511     49,052      39,481        774        --
    Stock-based compensation and
      warrants.....................       483        537      1,386      1,103       5,144      7,274       254
    Restructuring charge...........        --         --        525      2,098       1,185         --        --
                                     --------   --------   --------   --------   ---------   --------   -------
      Total operating expenses.....    26,758     34,668     69,529     95,013     104,244     13,732     4,102
                                     --------   --------   --------   --------   ---------   --------   -------
  (Loss) income from operations....   (12,698)   (16,151)   (33,385)   (64,741)    (89,568)   (10,736)       38
  Other expense, net...............    (2,211)    (4,862)    (7,412)    (5,262)     (6,150)      (183)      (22)
                                     --------   --------   --------   --------   ---------   --------   -------
  Net (loss) income................   (14,909)   (21,013)  $(40,797)  $(70,003)  $ (95,718)  $(10,919)  $    16
Accretion of redeemable preferred
  stock............................        --     (6,200)    (6,201)    (5,635)     (4,858)        --        --
                                     --------   --------   --------   --------   ---------   --------   -------
Net (loss) income attributable to
  common stock.....................   (14,909)   (27,213)  $(46,998)  $(75,638)  $(100,576)  $(10,919)  $    16
                                     --------   --------   --------   --------   ---------   --------   -------
Net loss per share basic and
  diluted..........................     (1.37)    (31.68)  $  (8.11)  $(468.67)  $ (687.66)  $ (96.36)  $    --
                                     ========   ========   ========   ========   =========   ========   =======
Weighted average shares basic and
  diluted..........................    10,896        859      5,797        161         146        113        --
                                     ========   ========   ========   ========   =========   ========   =======

---------------

(1) For the years ended December 31, 2002, 2001, 2000, 1999, and 1998, goodwill amortization was $0, $19,576, $16,653, $774 and $0, respectively, or $0.00,
    $121.30, $113.86, $6.83, and $0.00 per diluted common share, respectively. Effective January 1, 2002, we adopted Statement of Financial Accounting Standard No. 142, Goodwill and other Intangible Assets. SFAS 142 requires among other things, the discontinuance of goodwill amortization and provisions for the reclassification of certain existing recognized intangibles as goodwill. Upon the adoption of SFAS 142, we ceased amortizing goodwill.


                                        AS OF                       AS OF DECEMBER 31,
                                      JUNE 30,     ----------------------------------------------------
                                        2003         2002       2001        2000        1999      1998
                                     -----------   --------   ---------   ---------   --------   ------
                                     (UNAUDITED)               (IN THOUSANDS)
FINANCIAL POSITION:
Cash and cash equivalents..........   $  6,982     $  8,775   $   8,648   $  15,206   $     --   $   56
Working capital....................    (10,640)       4,063        (985)     (4,209)    (4,109)    (566)
Total assets.......................     43,506       53,673      79,503     135,958     11,840    2,025
Long-term obligations, less current
  portion..........................      1,050       12,743      33,365      36,114        953       68
Obligations under capital leases,
  less current portion.............         --           --          34         102         93       --
Redeemable preferred stock.........         --           --     132,676     104,230         --       --
Total stockholders' equity
  (deficit)........................     13,143       21,959    (105,373)    (32,792)     4,858     (661)


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The information in this discussion contains forward-looking statements that involve risks and uncertainties. These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "might," "will," "should," "could," "would," "plan," "expect," "intend," "believe," "goal," "estimate," "anticipate," "predict," "potential," or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this document. You should read this document completely and with the understanding that our actual future results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements. Factors that might cause or contribute to a discrepancy include, but are not limited to, the Risk Factors included in our prospectus dated June 18, 2002 filed with the Securities and Exchange Commission and our other filings with the Securities and Exchange Commission.

  OVERVIEW


     General. We have focused on developing software solutions designed specifically for the printing industry supply chain since our inception in 1987. In February 2000, Prograph Systems, our predecessor company, changed its name to printCafe, Inc., and we launched our Web-based products to complement our enterprise resource planning software. From February through April 2000, we acquired five complementary businesses for an aggregate purchase price of $137.3 million. We have also committed significant resources to develop, integrate, and market our products, expand our management team, and hire additional personnel. On June 18, 2002, we completed our initial public offering by issuing 3,750,000 shares of our common stock at a price of $10.00 per share. We incurred a net loss of $95.7 million, $70.0 million and $40.8 million in 2000, 2001 and 2002 respectively, and of $27.2 and $14.9 in the six months ended June 30, 2002 and 2003 respectively, and had an accumulated deficit of $249.6 million as of June 30, 2003.

     The acquisitions we completed in early 2000 generated goodwill of $57.7 million, of which $22.5 million remained unamortized as of June 30, 2003, and other intangible assets of $86.4 million, none of which remained unamortized as of June 30, 2003. In accordance with SFAS No. 142, we have performed the required impairment tests of goodwill and indefinite-lived intangible assets as of December 31, 2002, and have determined that no impairment loss is required to be recognized. The other intangible assets are being amortized over a three-year period, Any future write-off of goodwill or other intangible assets as a non-cash charge could be significant and would likely harm our operating results. In addition, any future impairment loss recognition may adversely affect our ability to comply with the financial covenants in our installment note with National City Bank. As of June 30, 2003, we were not in compliance with the debt service coverage covenant of the installment note. We have received a waiver with respect to this default from National City Bank, which expires on January 1, 2004. As of June 30, 2003, the outstanding principal balance of this note was $0.2 million.


     Sources of Revenue. Our revenue is derived principally from licenses and subscriptions of our products, maintenance contracts, and professional and other services, including implementation, consulting, and training. Our products are typically purchased under either a perpetual license or a time-based or usage-based subscription. We offer our enterprise resource planning and other client/server software to printers and print buyers under license agreements. We offer our Web-based products to printers and print buyers under subscription agreements, which typically have a term of three years. Our print buyer customers pay a subscription fee for our Web-based products based on the number of users of the website. Our printer customers can purchase either an unlimited subscription or a limited subscription for our Web-based products. The fee for the limited subscription is based on the value of print orders processed through the customer's website. Maintenance contracts are sold to customers, usually at the time of sale of a software license, under annual agreements that provide for automatic renewal, unless the customer cancels. We also provide professional services, which are offered at an hourly rate.

     We have derived most of our revenue from licenses of our software and the sale of related maintenance to printers. In the first quarter of 2001, we began to recognize revenue from the sale of our Web-based products to printers and began to market our Web-based solutions for print buyers.


     For the six months ended June 30, 2003, revenues from foreign customers approximated 15% of our total revenues. For the years ended December 31, 2000, 2001 and 2002, revenues from foreign customers approximated 5%, 11% and 15% respectively, of our total revenues.


  CRITICAL ACCOUNTING POLICIES AND ASSUMPTIONS

     Our discussion and analysis of the financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amount of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities. Our actual results may differ from those estimates.

     The following critical accounting policies affect the significant judgments and estimates we use in preparing our consolidated financial statements.

     Accounts Receivable. We record an allowance against gross accounts receivable to provide for doubtful accounts. The allowance is estimated based on the age of the receivable, specific circumstances surrounding the collection of an invoice, and historical data on allowances as a percentage of aged accounts receivable balances. Actual collection on accounts may differ from the allowance we have estimated.

     Revenue Recognition. We recognize revenue on our software products in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, which provides for recognition of revenue when persuasive evidence of an arrangement exists, delivery of the product has occurred, no significant obligations remain on our part with regard to implementation, the fee is fixed and determinable, and

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

collectibility is probable. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair value of each element. Revenue recognized from multiple-element arrangements is allocated to undelivered elements of the arrangement, such as maintenance and professional services, based on the relative fair value of each element. Our determination of fair value of each element in multi-element arrangements is based on vendor-specific objective evidence (VSOE). We limit our assessment of VSOE for each element to either the price charged when the same element is sold separately or the price established by management for an element not yet sold separately. We have VSOE for maintenance services and professional services.

     If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the total fee is recognized as revenue. We generally recognize license revenue under the residual method upon delivery of our software to the customer, provided collection is probable. Revenue allocated to maintenance is recognized ratably over the maintenance term and revenue allocated to training and other service elements is recognized as the services are performed. Revenue from Web-based products is recognized ratably over the term of the subscription for unlimited subscriptions and is recognized based on usage, subject to a fixed term, for limited subscriptions. Many of our agreements include warranty provisions. Historically, these provisions have not had a significant impact on our revenue recognition. In those instances where customer acceptance may be in question, all revenue relating to that arrangement is deferred until the warranty period has expired.

     Contingencies. We are involved in disputes and litigation in the normal course of business. We are required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies are made after careful analysis of each individual issue. The required reserves may change in the future due to new developments in each matter or changes in insurance coverage or our approach, such as a change in settlement strategy.

     Stock Based Compensation. We have elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations for our employee stock options because the alternative fair value accounting provided under SFAS No. 123, Accounting for Stock Based Compensation (SFAS 123), requires use of valuation models that were not developed for use in valuing employee stock options.

     In the first quarter of 2002, we granted options to purchase 766,520 shares of common stock, with an exercise price of $4.21 per share, to employees and directors. As a result, we recorded approximately $4.4 million of deferred compensation. This amount represents the difference between the exercise price and the fair market value of our common stock on the date we granted these stock options. We will record stock-based compensation expense of approximately $1.1 million annually over the vesting period of these options, which is generally four years. As described in "The Merger -- Interests of Our Directors and Executive Officers in the Merger" if the merger is completed, the vesting of these options will be accelerated by six months.

     In April 2002, we granted options to purchase 381,603 shares of common stock, with an exercise price of $15.54 per share, to employees. We did not record any stock-based compensation expense related to these options as the exercise price was above the then current fair market value. We also granted options to purchase 92,910 shares of common stock to employees in June 2002, with an exercise price of $2.00 per share. As a result, we will record approximately $0.2 million of stock-based compensation expense annually over the vesting period of these options, which is three years.


     For the six months ended June 30, 2003 we recorded $0.5 million of stock-based compensation expense. For the year ended 2000, 2001 and 2002, we recorded $5.1 million, $1.1 million and $1.4 million, respectively, of stock-based compensation expense.


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

     Warrants. We account for equity instruments issued to nonemployees and pursuant to strategic alliance agreements in accordance with the provisions of SFAS 123, Emerging Issues Task Force No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring or in Conjunction with Selling Goods or Services, and Emerging Issues Task Force No. 01-9, Accounting for Consideration Given by Vendor to a Customer or a Reseller of the Vendor's Product. Warrant expense represents charges associated with the issuance of warrants to purchase our common stock. To the extent that we derive revenue from agreements entered into in connection with the issuance of warrants, we offset this revenue by the expense associated with these warrants. Any amount of expense that exceeds revenue is recorded in sales and marketing, general and administrative, or interest expense, based upon the nature of the agreement. The amount of expense is equal to the fair value of vested warrants determined using Black-Scholes pricing models. The following table sets forth the amount of expense and reduction to revenue associated with the issuance of these warrants for the year ended December 31, 2000, 2001 and 2002, respectively (in thousands):

                                                               2000     2001    2002
                                                              ------   ------   ----
Reduction in revenue........................................  $   --   $   47   $--
Increase in sales and marketing.............................   3,841    1,054    26
Increase in general and administrative......................     437       --    --
Increase in interest expense................................   1,943    1,161    --


     As of June 30, 2003, we had unvested warrants to purchase 43,899 shares of common stock, which have exercise prices ranging from $266.40 to $592.07 and vest upon attainment of performance criteria. Upon the vesting of warrants to purchase 13,119 of these shares of common stock, we will record warrant expense based upon fair value for each warrant, and upon the vesting of warrants to purchase 30,780 of these shares of common stock, we will reduce revenue generated from the warrant holder during the period when vesting occurs. We cannot predict the timing or amount of this reduction in revenue and increase in expense because the amount is calculated using the fair market value at the time of vesting.



     Income Taxes. Deferred income taxes are recognized for all temporary differences between tax and financial bases of our assets and liabilities, using the tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. As of June 30, 2003, we had significant net operating loss carryforwards available to offset future taxable income. The net operating loss carryforwards will expire beginning 2015 through 2021. Federal and state tax rules impose substantial restrictions on the utilization of net operating loss and tax credit carryforwards in situations where changes occur in the stock ownership of a company. Utilization of our carryforwards is limited because of past ownership changes. In the event that we have a future change in ownership, utilization of these carryforwards could be further limited.


     We have established a 100% valuation allowance against deferred tax assets due to the uncertainty that future tax benefits can be realized from our net operating loss carryforwards and other deferred tax assets.

     Identified Intangible Assets, Purchased Technology and Goodwill. Our identified intangible assets, purchased technology and goodwill are related mainly to our business acquisitions. We amortize identified intangible assets and purchased technology on a straight-line basis over the estimated useful lives (generally three years) of the remaining assets. Goodwill represents the excess of cost over the fair value of net intangible and identifiable intangible assets of acquired businesses. Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Before we adopted SFAS No. 142, we amortized goodwill over its estimated useful life of three years. Upon adoption of SFAS No. 142, we performed an initial impairment analysis. Under SFAS No. 142, goodwill is no longer amortized to expense, but is instead subjected to a periodic impairment test at least annually. The impairment test is a two-step process, which analyzes whether or not goodwill has been impaired. Step one requires that the fair value be compared to book value. If the fair value is higher than the book value, no impairment is indicated and there is no need to perform the second step of the process.

If the fair value is lower than the book value, step two must be evaluated. Step two requires the fair value to be allocated to assets and liabilities in a manner similar to a purchase price allocation in order to determine the implied fair value of the goodwill. This implied fair value is then compared with the carrying amount, and if it were less, we would then recognize an impairment loss. We test goodwill for impairment annually in the fourth quarter.

     Impairment of Long-lived Assets. Effective January 1, 2002, we adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supersedes or amends existing accounting literature related to the impairment and disposal of long-lived assets.

     Whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable, we review our long-lived assets for impairment by first comparing the carrying value of the assets to the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the assets. If the carrying value exceeds the sum of the assets' undiscounted cash flows, we estimate an impairment loss by taking the difference between the carrying value and fair value of the assets. No impairment charge has been recorded in any of the periods presented.

  RECENT ACCOUNTING PRONOUNCEMENTS

     Debt extinguishment costs. In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 62, Amendment of FASB Statement No. 13 and Technical Corrections. SFAS No. 145, which becomes effective for financial statements issued for fiscal years beginning after May 15, 2002 and requires gains and losses on extinguishment of debt to be classified as income or loss from continuing operations rather than as extraordinary items as previously required under the provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. As of December 31, 2002, we early adopted SFAS No. 145 and reclassified an extraordinary loss of $1.1 million recognized in the second quarter of 2002 to other expense.

     Exit and disposal activities. In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146, which became effective for exit or disposal activities that are initiated after December 31, 2002, addresses financial accounting and reporting for costs associated with exit or disposal activities and requires that a liability for a cost associated with an exit or disposal activity be recognized at fair value when the liability is incurred, rather than at the date of an entity's commitment to an exit plan. We do not believe that SFAS No. 146 will have a material impact on its financial position and results of operations.

     Stock-based compensation. In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based
Compensation -- Transition and Disclosure. SFAS No. 148 amends Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the prior disclosure guidance and requires prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. For entities that voluntarily change to the fair value based method of accounting for stock-based employee compensation, the transition provisions are effective for fiscal years ending after December 15, 2002. For all other companies, the disclosure provisions are effective for interim and annual periods beginning after December 15, 2002.

     Guarantees. In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 clarifies and expands on existing disclosure requirements for guarantees, including loan guarantees. It also would require that, at the inception of a guarantee, we may need to recognize a liability for the fair value, of the obligation under that guarantee. The initial fair value recognition and measurement provisions will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure provisions are effective for financial statements of periods ending after December 15, 2002. The adoption of FIN 45 did not impact our financial position, results of operations or cash flows.


     Variable interest entities. In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities". This Interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that is acquired before February 1, 2003. The Company does not believe the provisions of this Interpretation Standard have an impact on its consolidated financial statements upon adoption.



     Financial instruments. In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"). The Statement improves the accounting for certain financial instruments that, under previous guidance issuers could account for as equity. The new Statement requires those instruments be classified as liabilities in statements of financial position. SFAS No. 150 also requires disclosures about alternative ways of settling financial instruments and the capital structure of entities whose shares are mandatorily redeemable. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not believe the provisions of this Statement will have an impact on its consolidated financial statements upon adoption.


  RESTRUCTURING

     In September 2000, we initiated a restructuring plan that was designed to reduce our cost structure and eliminate redundant job tasks that existed as a result of the acquisitions made in early 2000. As part of this plan, we reduced our workforce by 78 employees through the elimination of some positions and the consolidation of other redundant job tasks. The restructuring resulted in a charge for the year ended December 31, 2000 of $1.2 million, which consisted primarily of severance and other benefits related to the discharged employees. Our cash flow from operations was adversely impacted by those costs during the fourth quarter of 2000 and the first six months of 2001.


     In May 2001, we announced a restructuring that primarily related to the consolidation of client support operations into existing facilities, resulting in a restructuring charge of $2.1 million. The plan included terminations of 45 employees and the reduction of leased office space. Substantially all remaining cash expenditures relating to these lease obligations were made during the first six months of 2003.



     In August 2002, we announced a restructuring effecting an organizational realignment of the product management and customer service and support operations. This resulted in a restructuring charge of $0.5 million in the quarter ended September 30, 2002. This charge consisted primarily of severance and benefits including involuntary termination and COBRA benefits, outplacement costs, and payroll taxes for the approximately 40 employees impacted by this restructuring. During the six months ended June 30, 2003, we paid all remaining expenditures relating to this restructuring.


     These restructuring plans focused on reducing our cost structure and improving the efficiency of our operations to respond to changing market conditions and to realize the anticipated benefits of the acquisitions made in early 2000. We believe that these actions will not adversely impact our operations in the future because we have undertaken initiatives to manage and monitor our client and employee relations during the execution of these plans and subsequent to their completion.

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

 RESULTS OF OPERATIONS

     The following table presents selected financial data for the periods indicated as a percentage of our total revenue:


                                                    SIX MONTHS         YEARS ENDED
                                                  ENDED JUNE 30,       DECEMBER 31,
                                                  ---------------   ------------------
                                                  2003      2002    2002   2001   2000
                                                  -----     -----   ----   ----   ----
                                                    (UNAUDITED)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
Revenue:
  License and subscription......................    27%       47%     45%    43%    35%
  Maintenance...................................    61        45      47     49     60
  Professional services and other...............    12         8       8      8      5
                                                  ----      ----    ----   ----   ----
     Total revenue..............................   100       100     100    100    100
                                                  ----      ----    ----   ----   ----
Cost of revenue:
  License and subscription......................     6         8       8      9     11
  Maintenance...................................    13        11      11     15     29
  Professional services and other...............     5         4       3      4      2
                                                  ----      ----    ----   ----   ----
     Total cost of revenue......................    24        23      22     28     42
                                                  ----      ----    ----   ----   ----
Gross profit....................................    76        77      78     72     58
                                                  ----      ----    ----   ----   ----
Operating expenses:
  Sales and marketing...........................    47        36      37     46     81
  Research and development......................    32        26      26     29     45
  General and administrative....................    30        13      13     18     97
  Depreciation..................................     5         6       6      9      8
  Amortization of goodwill and other
     intangibles................................    28        62      63    117    156
  Stock-based compensation and warrants.........     3         2       3      3     20
  Restructuring charge..........................    --        --       1      5      5
                                                  ----      ----    ----   ----   ----
     Total operating expenses...................   145       145     149    227    412
                                                  ----      ----    ----   ----   ----
Loss from operations............................   (69)%     (68)%   (71)  (155)  (354)
Other expense, net..............................   (12)      (20)    (16)   (12)   (24)
                                                  ----      ----    ----   ----   ----
Net loss........................................   (81)      (88)    (87)  (167)  (378)
Accretion of redeemable preferred stock.........    --       (26)    (13)   (13)   (19)
                                                  ----      ----    ----   ----   ----
Net loss attributable to common stock...........   (81)%    (114)%  (100)% (180)% (397)%
                                                  ====      ====    ====   ====   ====



  COMPARISON OF THE SIX MONTHS ENDED JUNE 30, 2003 AND 2002


  REVENUE


     License and subscription. License and subscription revenue for the six months ended June 30, 2003 was $5.0 million, a 56% decrease from license and subscription revenue of $11.3 million for the six months ended June 30, 2002. The decrease in license and subscription revenue was primarily due to a reduction in the number of software licenses and subscriptions sold during 2003 as compared to 2002. The decrease primarily resulted from uncertainty surrounding the pending acquisition that was announced early in the first quarter as well as overall economic conditions.



     Maintenance. Maintenance revenue for the six months ended June 30, 2003 was $11.3 million, a 5% increase from maintenance revenue of $10.8 million for the six months ended June 30, 2002. The increase in maintenance revenue was primarily due to the increased number of license sales of our enterprise resource planning products in 2002 that, in turn, resulted in an increase in the number of our customers paying maintenance fees.



     Professional services and other. Professional services and other revenue for the six months ended June 30, 2003 was $2.2 million, a 17% increase from professional services and other revenue of $1.9 million for the six months ended June 30, 2002. This increase in professional services and other revenue was primarily due to training and implementation services provided to customers who purchased licenses for our enterprise resource planning products during the latter part of 2002 and first half of 2003.


  TOTAL COST OF REVENUE


     Cost of revenue includes direct labor and other direct costs relating to the delivery of our products and services. The cost of license and subscription revenue is primarily related to third party licenses that we resell with licenses and subscriptions of our products, as well as any hosting and communication costs. Cost of revenue for the six months ended June 30, 2003 was $4.4 million, an 18% decrease from cost of revenue of $5.4 million for the six months ended June 30, 2002. This decrease is due primarily to the decrease in license and subscription revenues.



     Cost of revenue as a percentage of revenue increased from 23% for the six months ended June 30, 2002, to 24% for the six months ended June 30, 2003. This increase is mainly attributable to the shift in the product mix as a higher percentage of revenue was provided by professional services in 2003 as compared to 2002. These services have a higher cost of goods sold as compared to licenses and subscriptions.


  OPERATING EXPENSES

     We classify our operating expenses into six general categories, based on the nature of the expenditure: sales and marketing, research and development, general and administrative, depreciation, amortization, and stock-based compensation and warrants. We allocate our total costs for overhead and facilities to each of the functional areas of our business that use these services based upon estimated usage. These allocated charges include general overhead items such as administrative salaries, professional fees, building rent, equipment leasing costs, and telecommunication charges.


     Sales and marketing. Sales and marketing expenses consist primarily of costs related to sales and marketing, employee compensation, travel, public relations, trade shows, and advertising. Sales and marketing expenses for the six months ended June 30, 2003 were $8.6 million, a 1% increase from sales and marketing expenses of $8.5 million for the six months ended June 30, 2002. The increase was mainly a result of salary increases for employees. Sales and marketing expenses as a percentage of revenue increased from 36% for the six months ended June 30, 2002 to 47% for the six months ended June 30, 2003, primarily due to a decrease in revenues.



     Research and development. Research and development expenses consist primarily of expenses related to the development and upgrade of our existing proprietary software and expenses related to research and development for new product offerings. These expenses primarily consist of employee compensation for research and development. Research and development expenses for the six months ended June 30, 2003 were $6.0 million, a 2% decrease from research and development expenses of $6.1 million for the six months ended June 30, 2002. These decreases were mainly the result of small reductions in personnel offset by increased salary costs. Research and development expenses as a percentage of revenue increased from 26% for the six months ended June 30, 2002 to 32% for the six months ended June 30, 2003, resulting primarily from a decrease in revenue.



     General and administrative. General and administrative expenses consist primarily of compensation for executive and administrative personnel, travel expenses, professional advisory fees, and general overhead expenses, including costs associated with being a public entity, that are not allocated to cost of revenue, research and development, or sales and marketing. General and administrative expenses for the six months ended June 30, 2003 were $5.6 million, an increase of 74% from general and administrative expenses of $3.2 million for the six months ended June 30, 2002. The increase in absolute dollars was primarily due to merger related fees of approximately $1.8 million in the first half of 2003 that include investment banking, legal and accounting fees, expenses associated with being a public company that were not incurred during the first half of 2002 and additional bad debt expense recognized during the second quarter mainly resulting from uncertainty surrounding the merger with EFI. General and administrative expenses as a percentage of revenue increased from 13% for the six months ended June 30, 2002 to 30% for the six months ended June 30, 2003. The increase as a percentage of revenue resulted from these additional costs combined with the decrease in revenue.



     Depreciation. Depreciation expense consists primarily of the depreciation of equipment, furniture, fixtures, and leasehold improvements. Depreciation expense for the six months ended June 30, 2003 was $0.9 million, a decrease of 40% from depreciation expense of $1.5 million for the six months ended June 30, 2002. These decreases are primarily attributable to certain computer equipment becoming fully depreciated and new equipment being purchased at a slower rate compared to prior periods.



     Amortization. Amortization expense consists of the amortization of intangible assets such as purchased technology, customer lists, and patents. Amortization expense for the six months ended June 30, 2003 was $5.1 million, a decrease of 65% from amortization expense of $14.8 million for the six months ended June 30, 2002. This decrease is primarily attributable to intangible assets relating to the acquisitions made during 2000 becoming fully amortized during the first six months of 2003.



     Stock-based compensation and warrants. Stock-based compensation and warrant expense relates to grants of employee stock options and issuance of stock with exercise prices lower than the fair value of the underlying shares at the time of grant or issuance, issuance of stock to employees as compensation and the issuance of options and warrants to third parties for services rendered. Stock-based compensation and warrants expense for the six months ended June 30, 2003 was $0.5 million, flat with stock-based compensation of $0.5 million for the six months ended June 30, 2002.



     Other income (expense) Other income (expense) consists primarily of interest expense related to our borrowings and amortization of debt origination fees. Interest expense for the six months ended June 30, 2003 was $0.5 million, a decrease of $2.6 million from the six months ended June 30, 2002. This decrease is primarily due to the repayment of $17.8 million of indebtedness upon completion of our initial public offering and repayment of $1.1 million of related-party debt during the first six months of 2003. Amortization of debt origination fees for the six months ended June 30, 2003 and 2002 of $1.7 million and $1.6 million, respectively, was recorded as a result of the restructuring of debt during the second quarter of 2002.



     Income taxes During the six months ended June 30, 2003, we incurred net losses for federal and state tax purposes and have not recognized any tax provision or benefits. At June 30, 2003, we had significant accumulated net operating loss carryforwards for federal and state tax purposes. The federal tax carryforwards expire in various years beginning in 2011 through 2022. Utilization of certain net operating loss carryforwards is subject to certain limitations. Events which cause limitations on the amount of net operating losses that we may use in any one year include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period.


  COMPARISON OF YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2002

     Total revenue. Total revenue increased from $41.9 million in 2001 to $46.5 million in 2002, an increase of 11%. The increase in license and subscription revenue was primarily due to increased sales of licenses of our enterprise resource planning products, which represented 32% of our total revenue for the twelve months ended December 31, 2002, resulting from an increase in sales and marketing initiatives focusing on these products. These sales and marketing initiatives also led to additional maintenance contracts associated with these new license sales and additional training and consulting services. An increase in subscription and transaction fees generated by our Web-based products resulting from contract renewals and an increase in transactional volume processed through these products also contributed to the increase in revenue.

     Total cost of revenue. Cost of revenue includes direct labor and other direct costs relating to the delivery of our products and services. The cost of license and subscription revenue is primarily related to third party licenses that we resell with licenses and subscriptions of our products, as well as any hosting and communication costs. Cost of revenue decreased from $11.6 million in 2001 to $10.4 million in 2002, a decrease of 11%. This decrease was the result of lower third party license costs and a reduction in the number of employees in our client and professional services area resulting from the restructuring of operations in the second quarter of 2001 and the third quarter of 2002. Cost of revenue as a percentage of revenue decreased from 28% in 2001 to 22% in 2002, resulting from the increase in revenue and the reduction in costs.

  OPERATING EXPENSES

     Sales and marketing. Sales and marketing expenses decreased from $19.1 million in 2001 to $17.0 million in 2002, a decrease of 11%. Sales and marketing expenses as a percentage of revenue decreased from 46% in 2001 to 37% in 2002. The decrease in absolute dollars was primarily due to a reduction in the number of sales and marketing employees resulting from the restructuring of operations in the second quarter of 2001 and reductions in travel, advertising, promotion, public relations, and general marketing expenses related to initiatives that were focused on reducing expenses.

     Research and development. These expenses include employee compensation for research and development expenses and third-party contract development costs. Research and development expenses decreased from $12.2 million in 2001 to $12.0 million in 2002, a decrease of 2%. The decrease was primarily due to a reduction in outside consulting expenses. Research and development expenses as a percentage of revenue decreased from 29% in 2001 to 26% in 2002.

     General and administrative. General and administrative expenses decreased from $7.6 million in 2001 to $6.2 million in 2002, a decrease of 19%. General and administrative expenses as a percentage of revenue decreased from 18% in 2001 to 13% in 2002. The decrease was primarily due to a reduction in general and administrative employees.

     Depreciation. Depreciation expense decreased from $3.8 million in 2001 to $2.9 million in 2002, a decrease of 24%. The decrease is primarily attributable to computer equipment becoming fully depreciated and new equipment being purchased at a slower rate compared to prior periods.

     Amortization. Amortization expense decreased from $49.1 in 2001 to $29.5 million in 2002, a decrease of 40%. The decrease was primarily the result of the adoption of SFAS No. 142, effective January 1, 2002. We have performed the required impairment tests of goodwill and indefinite-lived intangible assets as of January 1, 2002 and December 31, 2002, and determined that no impairment loss was required to be recognized.

  STOCK-BASED COMPENSATION AND WARRANTS

     Stock-based compensation and warrants expense increased from $1.1 million in 2001 to $1.4 million in 2002. The increase was primarily the result of stock-based compensation expense related to options to purchase 766,520 shares of common stock at an exercise price of $4.21 that were issued during the first quarter of 2002 to employees and directors.

  OTHER INCOME (EXPENSE)

     Interest expense decreased from $5.3 million in 2001 to $3.6 million in 2002, a decrease of 31%. The decrease is primarily due to the repayment of $17.8 million of indebtedness upon the completion of our initial public offering, offset by a higher weighted average interest rate on outstanding indebtedness during the first two quarters of 2002 as compared to the same periods of 2001. During 2002, amortization of debt origination fees of $3.3 million was recorded as a result of the restructuring of debt during the second quarter and the write-off of $1.1 million of debt origination fees associated with a warrant issued to a lender. Amortization expense related to debt origination fees will be approximately $0.9 million per quarter through December 31, 2003. Other income (expense) for the twelve months ended December 31, 2002 also includes a fair value adjustment to reflect a decline in the value of the collateral for notes receivable from our stockholders.

  INCOME TAXES

     During the twelve months ended December 31, 2001 and 2002, we incurred net losses for federal and state tax purposes and have not recognized any tax provision or benefits.

 COMPARISON OF YEARS ENDED DECEMBER 31, 2000 AND DECEMBER 31, 2001

     The inclusion for the year 2001 of the results of the companies we acquired in early 2000 had an incremental effect on our results of operations. The more significant reasons for the changes year over year are described below.

     Total revenue. Total revenue increased from $25.3 million in 2000 to $41.9 million in 2001, an increase of 65%. The increase in license and subscription revenue was primarily due to increased sales of licenses of our enterprise resource planning products, which represented 32% of our total revenue in 2001, resulting from an increase in sales and marketing initiatives focusing on these products. These sales and marketing initiatives also led to additional maintenance contracts associated with these new license sales and additional training and consulting services. To a lesser extent, revenue also increased because we began to recognize revenue from subscriptions for our Web-based products for printers in the first quarter of 2001.

     Total cost of revenue. Cost of revenue increased from $10.7 million in 2000 to $11.6 million in 2001, an increase of 9%. Cost of revenue as a percentage of revenue decreased from 42% in 2000 to 28% in 2001. The decrease as a percentage of revenue primarily resulted from an increase in revenue and a decrease in the number of customer and professional service employees as a result of the restructurings of operations in the third quarter of 2000 and the second quarter of 2001.

     Sales and marketing. Sales and marketing expenses decreased from $20.5 million in 2000 to $19.1 million in 2001, a decrease of 7%. Sales and marketing expenses as a percentage of revenue decreased from 81% in 2000 to 46% in 2001. The decrease in absolute dollars was primarily due to a reduction in the number of sales and marketing employees resulting from restructurings of operations in the third quarter of 2000 and the second quarter of 2001 and reductions in travel, advertising, promotion, public relations, and general marketing expenses related to initiatives that were focused on reducing expenses.

     Research and development. Research and development expenses increased from $11.3 million in 2000 to $12.2 million in 2001, an increase of 8%. The increase was primarily due to continued investment in the development of our software and Web-based products. Research and development expenses as a percentage of revenue decreased from 45% in 2000 to 29% in 2001.

     General and administrative. General and administrative expenses decreased from $24.5 million in 2000 to $7.6 million in 2001, a decrease of 69%. General and administrative expenses as a percentage of revenue decreased from 97% in 2000 to 18% in 2001. The decrease was primarily due to a decrease in general and administrative employees and the consolidation of facilities as a result of restructurings of operations in the third quarter of 2000 and the second quarter of 2001. Also contributing to the decrease were expense reductions in travel and professional fees as a result of initiatives that were focused on reducing expenses.

     Depreciation. Depreciation expense increased from $2.1 million in 2000 to $3.8 million in 2001. The increase is primarily due to the purchase of additional computer equipment and software related to the development of our Web-based products.

     Amortization. Amortization expense increased from $39.5 million in 2000 to $49.1 million in 2001, an increase of 24%, reflecting a full year of amortization in 2001.

     Stock-based compensation and warrants. Stock-based compensation and warrants expense was $5.1 million in 2000 and $1.1 million in 2001. This decrease is the result of a decrease in warrant expense and, to a lesser extent, a reduction in the number of stock options being granted in 2001 at exercise prices below their deemed fair value.

     Other expense net. Other expense decreased from $6.2 million in 2000 to $5.3 million in 2001, a decrease of 14%. The decrease is the result of a reduction in outstanding indebtedness as well as a decrease in interest rates.

     Income taxes. During 2001, we incurred net losses for federal and state tax purposes and have not recognized any tax provisions or benefits.

 LIQUIDITY AND CAPITAL RESOURCES


     As of June 30, 2003, we had $6.9 million in cash and cash equivalents, a decrease of approximately $1.8 million from December 31, 2002. This decrease was primarily attributable to cash used by operations during the period including expenses related to the proposed merger of the Company with EFI, debt repayments of $1.1 million and repayment of the line of credit of $2.0 million, offset by the proceeds received from the exercise of a stock option by EFI of $5.5 million.



     Net cash used by operating activities totaled $4.1 million for the six months ended June 30, 2003. Net cash used by operating activities for the six months ended June 30, 2003 is primarily attributable to the net loss for the period (less non-cash expenses) in addition to an increase in other assets related to certain annual prepaid contracts offset by a reduction in accounts receivable resulting from the decrease in revenue. We have experienced some slowdown in collections due to the general economic condition of the printing industry; however, we are not aware of any material collectibility or billing issues with our customers. Net cash used by operating activities totaled $10.6 million for 2002, compared to $17.9 million of net cash used by operating activities for 2001. Net cash used in operating activities for 2002 is primarily attributable to the net loss for the period (less non-cash expenses) in addition to an increase in accounts receivable as well as decreases in accounts payable, accrued liabilities and the restructuring reserve. The increase in accounts receivable during 2002 is principally due to increased sales levels of software licenses and subscriptions. Our normal and customary payment terms provide for collection of the fee over fixed time periods, generally between one and six months. During 2001, we received a prepayment of approximately $0.9 million from a customer for revenue that was recognized during 2002. Also, during 2002, we changed from a monthly billing cycle to a quarterly billing cycle for certain maintenance contracts and therefore record a larger amount into accounts receivable at the end of each quarter. We have also experienced some slowdown in collections due to the general economic condition of the printing industry. However, we are not aware of any material collectibility or billing issues with our customers.



     Net cash used by investing activities totaled $0.2 million for the six months ended June 30, 2003, compared to $0.6 million of net cash used by investing activities for the six months ended June 30, 2002. Cash used by investing activities during the first six months of 2003 and 2002 was primarily the result of the purchase of miscellaneous computer equipment. Net cash used by investing activities totaled $1.0 million for 2002, compared to $2.0 million of net cash used by investing activities for 2001. Cash used by investing activities during 2002 was primarily the result of the purchase of computer equipment and software licenses associated with the implementation of a new customer relationship management system and the acquisition of substantially all of the assets and intellectual property of printChannel, Inc. Cash used by investing activities in 2001 included payment for the license of a patent acquired in 2000, purchase of computer equipment and software, and the acquisition of technology-related assets of another business.



     Net cash provided by financing activities was $2.5 million for the six months ended June 30, 2003, compared to $12.0 million for the six months ended June 30, 2002. Cash provided by financing activities during the first six months of 2003 was primarily attributable to the exercise of the EFI stock option offset by debt repayments of $1.1 million and repayment of the line of credit of $2.0 million. Cash from financing activities in 2002 was primarily attributable to our initial public offering. The line of credit was subsequently closed after the repayment. Cash from financing activities in the first quarter of 2002 was primarily attributable to the issuance of shares of our redeemable preferred stock, offset, in part, by debt origination costs. Net cash provided by financing activities was $11.8 million for 2002, compared to $13.3 million of net cash provided by financing activities for 2001. Cash from financing activities during 2002 was primarily attributable to our receipt of $33.0 million in net proceeds from our initial public offering in June 2002 offset, in part, by debt repayments of $17.8 million and principal prepayment fees of $3.7 million. Cash from financing activities in 2001 was primarily attributable to the issuance of shares of our preferred stock, offset, in part, by the repayment of indebtedness.


     We also have entered into a $0.9 million commercial installment note with National City Bank, which is payable monthly and matures on July 1, 2004. Borrowings under the installment note bear interest, which is payable monthly, at the annual rate of 7.62%. As of June 30, 2003, the outstanding principal balance of this note was $0.2 million. The installment note contains restrictive covenants, including a limitation on our ability to incur additional indebtedness or grant security interests in our assets, as well as requirements that we satisfy various financial conditions, including minimum tangible net worth and debt service coverage. As of June 30, 2003, we were not in compliance with the debt service coverage covenant of the installment note. We have received a waiver with respect to this default from National City Bank, which expires January 1, 2004. If we violate any of these financial covenants and are unable to obtain a waiver from National City Bank, then National City Bank could declare all amounts outstanding, together with accrued interest, to be immediately due and payable. Obligations under the installment note and line of credit are secured by all of our tangible and intangible personal property.


     On February 13, 2003, we entered into an agreement with EFI for a standby credit facility in the amount of $11.0 million plus a working capital facility, which will provide up to an additional $3.0 million under certain circumstances. Under the terms of the standby credit facility, EFI is obligated to disburse up to $11.0 million to us if amounts under our existing credit facilities become due and payable as a result of any action we take in order to facilitate the proposed business combination with EFI or other criteria. All loans made under this facility bear interest at the rate of 8% per annum payable on January 2, 2004. With certain exceptions, the maturity date would be accelerated if a business combination with EFI is not consummated on or before June 30, 2003 or upon the termination of the agreement. Subject to certain conditions, the credit facility also provides us with a working capital facility up to an aggregate amount of $3.0 million to be disbursed in the event that, among other things, our cash balance as of the close of business on the date we give notice to EFI is less than $1.0 million. We are obligated to use the proceeds of any exercise by EFI of the option agreement entered into on February 13, 2003 to pay down outstanding amounts under the standby credit facility. All loans under the working capital facility bear interest at a rate per annum equal to the prime rate as published, from time to time, by Citibank, plus two percent payable on the maturity date of the loans.

     On May 31, 2002 and June 10, 2002, we executed agreements with a number of our debt holders to modify the terms of related-party debt, effective upon the completion of our initial public offering. An amendment to the promissory note issued to the former shareholders of M Data, Inc. dated as of May 31, 2002, provided for an increase in the principal amount of the note to $4.2 million from $4.0 million in return for a reduction in the annual interest rate to 8.0% from 12.0%. Principal payments are due in 24 equal monthly installments commencing January 2003. Interest is payable monthly and commenced in June 2002. Obligations under the note are secured by all of the intellectual property of our subsidiary, M Data, Inc.

     An amendment to the credit agreement with Iris Graphics, dated as of June 10, 2002: (i) reduced the annual interest rate to a fixed rate of 4.0%; (ii) provided for the payment of a total of $11.8 million of the outstanding principal balance of $23.6 million at March 31, 2002 and all accrued and deferred interest upon the completion of our initial public offering; and (iii) eliminated the financial covenants. In return, we paid a $3.7 million restructuring fee upon completion of the initial public offering. The $11.8 million remaining principal balance is due in one installment on January 2, 2004. Interest is payable quarterly and commenced in June 2002. The agreement includes restrictive covenants customary for agreements of this type. If we fail to comply with these restrictive covenants, then the lender could declare all outstanding amounts, together with accrued interest, to be immediately due and payable. Obligations under this agreement are secured by substantially all of our assets.

     Under an amendment to the loan agreement with the former shareholders of Hagen Systems, dated as of June 10, 2002, we were not required to prepay $2.0 million of the $8.0 million otherwise due upon an initial public offering and the annual interest rate was reduced to 8.0%, in return for an increase of $0.4 million to the remaining principal balance of the loan. The remaining principal amount due under the restructured agreement is $2.4 million, which is due on January 2, 2004. Interest at an annual rate of 8.0% is payable monthly and commenced in June 2002. The agreement includes restrictive covenants customary for agreements of this type. If we fail to comply with these restrictive covenants, then the lender could declare all outstanding amounts, together with accrued interest, to be immediately due and payable. Obligations under this agreement are secured by substantially all of our assets.


     We also have a license agreement with Creo which permits us to use some software owned by Creo in Web-based solutions we offer to printers. If the proposed merger with EFI is completed, Creo could terminate this license agreement. Creo must provide us with notice of its intention to terminate the license within 30 days after the consummation of the merger. The license would then terminate after the expiration of a 180-day transition period. During this 180-day transition period, the license fee we pay to Creo would increase from 10% to 25% of the revenue we generate from the sale of products using Creo's technology. During the six months ended June 30, 2003, we paid license fees to Creo of less than $0.1 million. We believe the 180-day transition period will be sufficient for us or EFI to develop software which provides substantially similar functionality to the technology we license from Creo. Accordingly, we do not believe that Creo's termination of the license agreement or the increased license fee percentage would have a material impact on our financial position, results of operations or liquidity in future periods.


     We believe that, based on current levels of operations and anticipated growth, our cash from operations, together with cash currently available, will suffice to fund our operations through January 1, 2004. Poor financial results, unanticipated expenses or unanticipated opportunities that require financial commitments could give rise to additional financing requirements sooner than we expect. If we do not raise additional funds when we need them, we might have to delay, scale back or eliminate expenditures for expansion of our product plans and other strategic initiatives. If we do not complete the merger with EFI or complete a similar transaction with a third party, we do not expect to have sufficient cash to repay the $14.2 million of our outstanding debt which becomes due and payable in January 2004 without securing additional debt or equity financing; we do not expect that additional debt or equity financing would be available to us. If we are unable to pay these amounts when due, the lenders could proceed against the collateral.

 QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK


     For each of the six months ended June 30, 2003 and the twelve months ended December 31, 2002, revenue from foreign customers approximated 15% of our total revenue. We have not had any material exposure to factors such as changes in foreign currency exchange rates in foreign markets. However, in future periods, we expect to increase sales in foreign markets, including Canada and Europe. As our sales are made in U.S. dollars, a strengthening of the U.S. dollar could cause our products to be less attractive in foreign markets. Most of our cash equivalents, short-term investments, and capital lease obligations are at fixed interest rates. Therefore, the fair value of these investments is affected by changes in the market interest rates. However, because our investment portfolio is primarily composed of investments in money market funds and high-grade commercial paper with short maturities, we do not believe an immediate 10% change in market interest rates would have a material effect on the fair market value of our portfolio. Therefore, we would not expect our operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on our investment portfolio.

PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our common stock as of June 13, 2003 by:

     - Each of our directors and executive officers;

     - all directors and executive officers as a group; and

     - each person who is known by us to own beneficially more than 5% of our common stock.

     We have determined beneficial ownership in the table in accordance with the rules of the Securities and Exchange Commission. To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder.

     Percentage ownership calculations are based upon 12,873,613 shares of our common stock outstanding on June 13, 2003. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days of June 13, 2003 to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person.

     Except as otherwise noted, the address of each person listed in the table is c/o Printcafe Software, Inc., Forty 24th Street, Pittsburgh, Pennsylvania 15222.

                                                               BENEFICIAL OWNERSHIP
                                                              ----------------------
                                                               NUMBER     PERCENTAGE
NAME                                                          OF SHARES    OF CLASS
----                                                          ---------   ----------
5% STOCKHOLDERS
Creo Inc.(1)................................................  4,717,547      36.6%
  3700 Gilmore Way
  Burnaby, British Columbia, Canada
  V5G 4M1
Mellon Ventures II, L.P.(2).................................  1,616,789      12.5
  c/o Mellon Ventures, Inc.
  One Mellon Center, Suite 5210
  Pittsburgh, PA 15228
Electronics For Imaging, Inc.(3)............................  4,160,940      32.3
  303 Velocity Way
  Foster City, CA 94404
J. & W. Seligman & Co. Incorporated(4)......................    714,300       5.5
  100 Park Avenue
  New York, NY 10004
DIRECTORS AND EXECUTIVE OFFICERS
Marc D. Olin(5).............................................    159,355       1.2
Joseph J. Whang(6)..........................................    125,157       1.0
Ronald F. Hyland, Sr.(7)....................................     33,065         *
Charles J. Billerbeck(8)....................................  1,616,789      12.5
Victor A. Cohn(9)...........................................      3,660         *
Thomas J. Gill(10)..........................................      5,161         *
Judi Hess(11)...............................................         --        --
Amos Michelson(11)..........................................         --        --
All directors and executive officers as a group (8
  persons)(12)..............................................  1,943,187      14.9

---------------

 (1) Includes 2,815,495 shares held of record by Creo SRL, a wholly-owned subsidiary of Creo Inc., and 18,588 shares of our common stock issuable upon the exercise of warrants issued to Creo SRL which are exercisable within 60 days of June 13, 2003. This share information is derived from a
     Schedule 13D/A filed with the SEC on February 25, 2003.

 (2) Mellon Ventures II, L.P. is a majority-owned subsidiary of Mellon Financial Corp. The general partner of Mellon Ventures II, L.P. is MVMA II L.P., and the general partner of MVMA II L.P. is MVMA Inc. According to information provided by the stockholder, MVMA Inc. has delegated its dispositive powers with respect to the shares to Mellon Ventures, Inc. Includes 22,341 shares of our common stock issuable upon the exercise of warrants exercisable within 60 days of June 13, 2003. The share information is derived from a
     Schedule 13D filed with the SEC on June 28, 2002. Mellon Ventures II, L.P. has entered into a stockholder agreement with EFI pursuant to which Mellon has agreed to, among other things, vote in favor of (a) the adoption of the merger agreement, (b) the approval of the transactions contemplated by the merger agreement and (c) approval of the merger. Additionally, Mellon granted EFI an irrevocable proxy with respect to matters addressed by the stockholder agreement.

 (3) Includes 1,934,366 shares with respect to which EFI has voting power in the merger pursuant to the terms of stockholder agreements with Mellon Ventures II, L.P. and three of our executive officers. Under the terms of the agreements, each stockholder agreed to, among other things, vote in favor of (a) the adoption of the merger agreement, (b) the approval of the transactions contemplated by the merger agreement and (c) approval of the merger. Additionally, each stockholder granted EFI an irrevocable proxy with respect to matters addressed by the stockholder agreement.

 (4) J. & W. Seligman & Co. Incorporated is the investment advisor of Seligman New Technologies Fund II, Inc. The share information is derived from a
     Schedule 13G/A filed by J. & W. Seligman on November 12, 2002.

 (5) Includes 72,531 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 13, 2003. Mr. Olin has entered into a stockholders agreement with EFI pursuant to which Mr. Olin has agreed to, among other things, vote in favor of (a) the adoption of the merger agreement, (b) the approval of the transactions contemplated by the merger agreement and (c) approval of the merger. Additionally, Mr. Olin granted EFI an irrevocable proxy with respect to matters addressed by the stockholders agreement.

 (6) Includes 57,406 shares of our common stock issuable upon the exercise of options exercisable within 60 days of June 13, 2003. Mr. Whang has entered into a stockholders agreement with EFI pursuant to which Mr. Whang has agreed to, among other things, vote in favor of (a) the adoption of the merger agreement, (b) the approval of the transactions contemplated by the merger agreement and (c) approval of the merger. Additionally, Mr. Whang granted EFI an irrevocable proxy with respect to matters addressed by the stockholders agreement.

 (7) Includes 20,920 shares of our common stock issuable upon the exercise of options exercisable within 60 days of June 13, 2003. Mr. Hyland has entered into a stockholders agreement with EFI pursuant to which Mr. Hyland has agreed to, among other things, vote in favor of (a) the adoption of the merger agreement, (b) the approval of the transactions contemplated by the merger agreement and (c) approval of the merger. Additionally, Mr. Hyland granted EFI an irrevocable proxy with respect to matters addressed by the stockholders agreement.

 (8) Consists of the 1,616,789 shares of our common stock beneficially owned by Mellon Ventures II, L.P. Mr. Billerbeck disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in Mellon Ventures II, L.P. Mr. Billerbeck is a senior managing director of Mellon Ventures, Inc.

 (9) Consists of 3,660 shares of our common stock issuable upon the exercise of options exercisable within 60 days of June 13, 2003.

(10) Consists of 5,161 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 13, 2003.

(11) Does not include 4,717,547 shares of our common stock beneficially owned by Creo Inc. Mr. Michelson is chief executive officer and a director of Creo, and Ms. Hess is an executive officer of Creo. Mr. Michelson and Ms. Hess disclaim beneficial ownership of these shares.

(12) Includes 182,019 shares of our common stock issuable upon the exercise of options and warrants exercisable within 60 days of June 13, 2003.

PRICE RANGE OF OUR COMMON STOCK

     Our common stock is traded on the Nasdaq National Market under the symbol "PCAF." The following table sets forth the high and low sales prices for each quarter since our initial public offering on June 18, 2002.


YEAR AND QUARTER                                               HIGH     LOW
----------------                                              ------   -----
2002:
Second quarter (from June 18, 2002).........................  $10.00   $4.70
Third quarter...............................................    5.42    1.18
Fourth quarter..............................................    2.00    0.91

2003:
First quarter...............................................  $ 3.39   $1.01
Second quarter..............................................  $ 3.08   $2.45
Third quarter (through         , 2003)......................  $        $


     We have not paid and do not currently intend to pay any dividends on our common stock.

          COMPARATIVE RIGHTS OF EFI STOCKHOLDERS AND OUR STOCKHOLDERS

     We and EFI are both organized under the laws of the State of Delaware. Any differences in the rights of holders of our capital stock and holders of EFI capital stock arise primarily from differences between the companies' restated certificates of incorporation and bylaws. Upon completion of the merger, holders of our common stock that elect to receive their merger consideration in stock will become holders of EFI common stock and their rights will be governed by Delaware law, EFI's certificate of incorporation and EFI's bylaws.

     This section does not include a complete description of all differences between the rights of these stockholders, nor does it include a complete description of the specific rights of these stockholders. In addition, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important do not exist. You are urged to read carefully the relevant provisions of Delaware law, as well as our and EFI's certificates of incorporation and bylaws. Copies of the forms of our and EFI's certificate of incorporation and bylaws are on file with the SEC. Copies of those documents will be sent to you upon request. See "Where You Can Find More Information." The following table summarizes the differences between our and EFI's organizational documents.

RIGHTS                                      EFI                          PRINTCAFE
------                                      ---                          ---------
Capitalization                 150,000,000 shares of common    100,000,000 shares of common
                               stock.                          stock.
                               5,000,000 shares of preferred   1,000,000 shares of preferred
                               stock.                          stock.
Voting rights                  One vote per common share. No   One vote per common share. No
                               cumulative voting.              cumulative voting.
                               Preferred stock as determined   Preferred stock as determined
                               by the board.                   by the board.

RIGHTS                                      EFI                          PRINTCAFE
------                                      ---                          ---------
                               No preferred stock currently    No preferred stock currently
                               outstanding.                    outstanding.
Number and election of         Seven members not divided       Seven members divided into
  directors                    into classes.                   three equal classes.
                               Board of directors has the      Board of directors has the
                               power to change the size of     power to change the size of
                               the board.                      the board.
Vacancies on the board of      Vacancies filled by a           Vacancies filled by a
  directors                    majority of remaining           majority of remaining
                               directors.                      directors.
                               Removal by a majority vote.     Removal only for cause.
Power to call special          May be called by a majority     Denied to stockholders.
  meetings                     of the stockholders.
Action by written consent of   Stockholders may act by         Stockholders may not act by
  stockholders                 written consent.                written consent.
Amendment of organizational    No supermajority provisions.    No supermajority provisions.
  documents
Stockholders' rights plan      No.                             Yes.
State anti-takeover statute    Governed by Section 203 of      Governed by Section 203 of
                               Delaware law.                   Delaware law.
Advance notice of stockholder  None.                           120 day advance notice
  proposals                                                    requirement for stockholder
                                                               proposals.
Limitation on director         Directors' liability limited    Directors' liability limited
  liability                    to the fullest extent           to the fullest extent
                               permitted by Delaware law.      permitted by Delaware law.
Indemnification of directors   Indemnification of directors    Indemnification of directors
  and officers                 and officers provided to the    and officers provided to the
                               fullest extent of Delaware      fullest extent of Delaware
                               law.                            law.

                                    EXPERTS

     The consolidated financial statements of Printcafe Software, Inc. at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, included in this proxy statement-prospectus and in the related registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


     The consolidated financial statements of EFI incorporated in this proxy statement-prospectus by reference to EFI's Annual Report on Form 10-K/A for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                 LEGAL MATTERS

     The validity of the shares of EFI common stock that may be issued pursuant to the terms of the merger agreement will be passed upon for EFI by Richards Layton & Finger P.A., Wilmington, Delaware.

                           FORWARD-LOOKING STATEMENTS

     Statements included in or incorporated by reference into this document may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words like "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" or variations of those words and similar expressions are meant to identify forward-looking statements. Forward-looking statements, including statements concerning EFI's or our expectations, strategic objectives, business prospects, anticipated economic performance, financial condition and other similar matters, including without limitation the matters discussed under the heading "Risk Factors Relating to the Merger" and in EFI's documents which are incorporated by reference under the heading "Factors That Could Adversely Affect Performance" are subject to risks and uncertainties, which could cause actual results to differ materially from those discussed in the forward-looking statements. Forward-looking statements speak only as of the date of the documents in which they are made. We and EFI each disclaim any obligation or undertaking to provide any update or revision to any forward-looking statement made by it to reflect any change in our or EFI's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. You should not place undue reliance on forward-looking statements.

                      SUBMISSION OF STOCKHOLDER PROPOSALS


     We held our annual stockholders meeting for May 2003. In order to have a stockholder proposal considered for inclusion in the proxy statement for the 2003 annual meeting, we must have received the proposal no later than November 23, 2002. In addition, the proxy solicited by our board of directors for our 2003 annual meeting of stockholders conferred discretionary authority to vote on any stockholder proposal presented at that meeting, unless we received notice of the proposal no later than November 23, 2002. All stockholder proposals must be submitted in writing and must conform to SEC regulations and our bylaws. Stockholders submitting proposals were required to direct them to our corporate secretary at Forty 24th Street, Pittsburgh, Pennsylvania 15222, using certified mail-return receipt requested. We did not timely receive any stockholder proposals for our 2003 annual meeting.


                         WHERE TO FIND MORE INFORMATION

     EFI has filed with the SEC a registration statement on Form S-4 to register the shares of EFI's common stock to be offered and sold in connection with the merger. This document is a part of that registration statement. As permitted by the SEC this document is EFI's prospectus with respect to the offer and sale of shares of its common stock and our proxy statement with respect to the solicitation by our board of directors to be used at a special meeting of our stockholders to consider adoption of the merger agreement. As also permitted by the SEC, this document does not contain all of the information that is included in the registration statement or its exhibits.

     We and EFI both file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by either company, including EFI's registration statement related to the shares of common stock to be issued in connection with the merger, at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. You can obtain information about the SEC public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov. You can obtain more information about EFI and the shares of its common stock to be issued in connection with the merger by reviewing the registration statement, along with exhibits and schedules. Statements in this document regarding the contents of any contract or other document are not necessarily complete and you should refer to the copies of those contracts or documents filed as exhibits to the registration statement. All statements in this document are qualified in all respects by reference to the complete text of those contracts and documents.

     All information concerning EFI contained or incorporated by reference in this document has been furnished by EFI and we have furnished all information concerning Printcafe contained in this document.

     Neither we nor EFI has authorized anyone to provide you with information that is different from what is contained in this document. You should not assume that the information contained in this document is accurate as of any date other than the date of this document, and neither the mailing of this document to stockholders nor the issuance of shares of EFI common stock in connection with the merger will create any other implication.

                 SOME DOCUMENTS ARE "INCORPORATED BY REFERENCE"

     The SEC allows EFI to "incorporate by reference" information into this document. This means that EFI may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information modified or superseded by information in or incorporated by reference in this document. This document incorporates by reference the documents listed below that EFI previously filed with the SEC. The documents contain important information about EFI and its financial affairs.


EFI'S FILINGS WITH THE SEC                                    PERIOD/DATE
--------------------------                                    -----------
Annual Report on Form 10-K/A (File No. 0-18805)               Year ended December 31, 2002
Quarterly Report on Form 10-Q (File No. 0-18805)              Quarter ended March 31, 2003
                                                              Quarter ended June 30, 2003
Registration Statement on Form 8-A (File No. 0-18805)


     EFI incorporates by reference into this document additional documents that it may file with the SEC under Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act between the date of this document and the date of the special meeting. These documents include periodic reports, like annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

     You can obtain copies of the documents incorporated by reference from EFI or from the SEC or its web site as described above. Documents incorporated by reference are available from EFI without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this document. You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from EFI at the following address:

                         Electronics for Imaging, Inc.
                                303 Velocity Way
                         Foster City, California 94044
                         Attention: Investor Relations
                                 (650) 357-3828

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM EFI, PLEASE DO SO BY
                      , 2003 TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

                         INDEX TO FINANCIAL STATEMENTS


PRINTCAFE SOFTWARE, INC.
Consolidated Balance Sheets as of December 31, 2002 and June
  30, 2003 (unaudited)......................................  F-2
Consolidated Statements of Operations for the three and six
  months ended June 30, 2002 and 2003 (unaudited)...........  F-3
Consolidated Statements of Cash Flows for the six months
  ended June 30, 2002 and 2003 (unaudited)..................  F-4
Notes to Consolidated Financial Statements..................  F-5
Report of Independent Auditors..............................  F-11
Consolidated Balance Sheets as of December 31, 2002 and
  2001......................................................  F-12
Consolidated Statements of Operations for the years ended
  December 2002, 2001 and 2000..............................  F-13
Consolidated Statements of Changes in Stockholders'
  (Deficit) Equity for the years ended December 31, 2002,
  2001 and 2000.............................................  F-14
Consolidated Statements of Cash Flows for the years ended
  December 31, 2002, 2001 and 2000..........................  F-17
Notes to Consolidated Financial Statements..................  F-18

ELECTRONICS FOR IMAGING, INC.
Introductory Note to Unaudited Pro Forma Condensed Combined
  Financial Statements......................................  F-44
Unaudited Pro Forma Condensed Combined Balance Sheet as of
  June 30, 2003.............................................  F-45
Unaudited Pro Forma Condensed Combined Statements of
  Operations for the year ended December 31, 2002 and for
  the six months ended June 30, 2003........................  F-46
Notes to Unaudited Pro Forma Condensed Combined Financial
  Statements................................................  F-48

                            PRINTCAFE SOFTWARE, INC.
                          CONSOLIDATED BALANCE SHEETS


                                                              DECEMBER 31,    JUNE 30,
                                                                  2002          2003
                                                              ------------   -----------
                                                                             (UNAUDITED)
                                                                    (IN THOUSANDS)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................   $   8,775      $   6,982
  Accounts receivable, net..................................      12,896         10,115
  Other current assets......................................       1,361          1,576
                                                               ---------      ---------
    Total current assets....................................      23,032         18,673
                                                               ---------      ---------
Property and equipment, net.................................       2,706          1,988
Purchased technology, net...................................       2,806             --
Customer lists, net.........................................       2,487            272
Goodwill....................................................      22,480         22,480
Other intangibles, net......................................         162             93
                                                               ---------      ---------
    Total assets............................................   $  53,673      $  43,506
                                                               =========      =========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit............................................   $   2,000      $      --
  Accounts payable..........................................       2,099          2,245
  Accrued compensation and related liabilities..............       1,470          2,054
  Accrued and other liabilities.............................       1,221          1,350
  Deferred revenue..........................................       9,653          8,904
  Restructuring reserve.....................................          67             36
  Current portion of long term debt- related party, (net of
    Debt origination costs of $1,764 at June 30, 2003)......       2,100         14,486
  Current portion of long-term debt.........................         326            228
  Current portion of capital lease obligations..............          33             10
                                                               ---------      ---------
    Total current liabilities...............................      18,969         29,313
                                                               ---------      ---------
Long-term debt- related party, (net of debt origination
  costs of $3,507 at December 31, 2002).....................      12,745          1,050
Commitments and contingencies (Note 5)......................          --             --
Stockholders' equity:
  Common stock..............................................           1              1
  Additional paid-in capital................................     253,823        258,611
  Warrants..................................................       8,677          8,677
  Deferred compensation.....................................      (3,836)        (2,494)
  Accumulated other comprehensive loss:
  Foreign translation adjustment............................         (46)           (83)
  Retained deficit..........................................    (234,690)      (249,599)
  Treasury stock............................................      (1,930)        (1,930)
  Notes receivable from stockholders........................         (40)           (40)
                                                               ---------      ---------
    Total stockholders' equity..............................      21,959         13,143
                                                               ---------      ---------
    Total liabilities and stockholders' equity..............   $  53,673      $  43,506
                                                               =========      =========


          See accompanying notes to consolidated financial statements.

                            PRINTCAFE SOFTWARE, INC.



                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                      THREE MONTHS ENDED    SIX MONTHS ENDED
                                                           JUNE 30,             JUNE 30,
                                                      ------------------   -------------------
                                                        2002      2003       2002       2003
                                                      --------   -------   --------   --------
                                                                    (UNAUDITED)
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
  License and subscription..........................  $  5,671   $ 2,391   $ 11,284   $  4,955
  Maintenance.......................................     5,386     5,576     10,763     11,319
  Professional services and other...................     1,149     1,098      1,874      2,194
                                                      --------   -------   --------   --------
     Total revenue..................................    12,206     9,065     23,921     18,468
Cost of revenue:
  License and subscription..........................       928       496      1,926      1,084
  Maintenance.......................................     1,296     1,215      2,605      2,469
  Professional services and other...................       499       421        873        855
                                                      --------   -------   --------   --------
     Total cost of revenue..........................     2,723     2,132      5,404      4,408
                                                      --------   -------   --------   --------
Gross profit........................................     9,483     6,933     18,517     14,060
Operating expenses:
  Sales and marketing...............................     4,574     4,421      8,521      8,630
  Research and development..........................     3,092     2,979      6,126      6,003
  General and administrative(1).....................     1,451     2,653      3,234      5,630
  Depreciation......................................       707       286      1,470        879
  Amortization......................................     7,392        43     14,780      5,133
  Stock-based compensation and warrants.............       334       102        537        483
                                                      --------   -------   --------   --------
     Total operating expenses.......................    17,550    10,484     34,668     26,758
                                                      --------   -------   --------   --------
Loss from operations................................    (8,067)   (3,551)   (16,151)   (12,698)
Amortization of debt origination fees and other
  expense...........................................    (1,520)     (833)    (1,759)    (1,684)
Interest expense, related party.....................    (1,546)     (263)    (3,103)      (527)
                                                      --------   -------   --------   --------
Net loss............................................   (11,133)   (4,647)   (21,013)   (14,909)
                                                      --------   -------   --------   --------
Accretion of redeemable preferred stock.............    (2,860)       --     (6,200)        --
                                                      --------   -------   --------   --------
Net loss attributable to common stock...............  $(13,993)  $(4,647)  $(27,213)  $(14,909)
                                                      ========   =======   ========   ========
Net loss per share, basic and diluted...............  $  (9.00)  $ (0.42)  $ (31.68)  $  (1.37)
Weighted average shares used to compute basic and
  diluted loss per share............................     1,555    11,153        859     10,896


---------------


(1) Amounts exclude stock-based compensation as follows:



General and administrative..........................       334       102        537        483



          See accompanying notes to consolidated financial statements.

                            PRINTCAFE SOFTWARE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                  SIX MONTHS ENDED
                                                                      JUNE 30,
                                                              -------------------------
                                                                 2002           2003
                                                              ----------     ----------
                                                              (UNAUDITED, IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................   $(21,013)      $(14,909)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................     16,251          6,012
  Provision for doubtful accounts...........................          6            642
  Write-down of stockholder note principal..................        197             --
  Stock-based compensation..................................        537            483
  Interest on note receivable from stockholders.............        (13)            --
  Interest accretion on related party debt discount.........      1,572          1,743
Changes in assets and liabilities:
  Accounts receivable.......................................     (4,453)         2,139
  Other assets..............................................        (86)          (297)
  Accounts payable..........................................       (419)           146
  Accrued liabilities.......................................     (1,073)           713
  Restructuring reserve.....................................       (262)           (31)
  Deferred revenue..........................................        412           (749)
                                                               --------       --------
     Net cash used in operating activities..................     (8,344)        (4,108)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment..................       (640)          (161)
                                                               --------       --------
     Net cash used in investing activities..................       (640)          (161)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on debt -- related party.................    (17,800)        (1,050)
Principal payments on debt..................................        (66)           (98)
Repayment on line of credit.................................         --         (2,000)
Principal payments on capital lease obligations.............        (42)           (23)
Net proceeds from initial public offering...................     32,950             --
Issuance of redeemable preferred stock......................        755             --
Proceeds from note receivable repayment by stockholder......         56             --
Debt origination costs......................................       (188)            --
Payment of debt restructuring fee to related party..........     (3,700)            --
Proceeds from exercise of stock options.....................         --          5,532
Proceeds from issuance of stock under employee stock
  purchase plan.............................................         --            115
                                                               --------       --------
     Net cash provided by financing activities..............     11,965          2,476
                                                               --------       --------
Increase (decrease) in cash and cash equivalents............      2,981         (1,793)
Cash and cash equivalents -- beginning of period............      8,648          8,775
                                                               --------       --------
Cash and cash equivalents -- end of period..................     11,629          6,982
                                                               ========       ========
NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Deferred compensation.....................................   $  5,176       $     --
  Accretion of preferred stock..............................      6,201             --
  Conversion of preferred stock to common stock upon initial
     public offering........................................    139,529             --


          See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Printcafe Software, Inc. is a leading provider of software solutions designed specifically for the printing industry supply chain. Our enterprise resource planning and collaborative supply chain software solutions enable printers and print buyers to lower costs and improve productivity. Our procurement applications, which are designed for print buyers, facilitate collaboration between printers and print buyers over the Web. Our software solutions have been installed by more than 4,000 customers in over 8,000 facilities worldwide, including 24 of the 25 largest printing companies in North America and over 50 businesses in the Fortune 1000.

     On February 26, 2003, we entered into a merger agreement with Electronics for Imaging, Inc., or EFI. If the merger is completed, Printcafe would become a wholly-owned subsidiary of EFI. Under the terms of the merger agreement, each share of our common stock will be converted into $2.60 of consideration which will be paid, at the election of each of our stockholders, in shares of EFI's common stock or cash. EFI's common stock is traded on the NASDAQ National Market under the symbol "EFII". Our board of directors has approved the merger with EFI and has called a special meeting of our stockholders to vote on the merger. The merger will be adopted if the holders of a majority of our outstanding shares of common stock vote for the proposed merger with EFI.


  LIQUIDITY



     The Company believes that, based on current levels of operations and anticipated growth, cash from operations, together with cash currently available, will suffice to fund our operations through January 1, 2004. Poor financial results, unanticipated expenses or unanticipated opportunities that require financial commitments could give rise to additional financing requirements sooner than the Company expected. If the Company does not raise additional funds when needed, expenditures for expansion of product plans and other strategic initiatives might have to be delayed, scaled back or eliminated. If the Company does not complete the merger with EFI or complete a similar transaction with a third party, the Company does not expect to have sufficient cash to repay the $14,200 outstanding debt which becomes due and payable in January 2, 2004 without securing additional debt or equity financing. It is not expected that additional debt or equity financing would be available. If the Company is unable to pay these amounts when due, the lenders could proceed against the collateral. Should the merger with EFI not be successful, there is uncertainty as to the Company's ability to continue as a going concern through the year ending December 31, 2004.



     The financial statements do not include any adjustments relating to the recoverability and classification of assets or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continued existence is dependent upon its ability to generate sufficient cash flows from equity financing and successfully concluding additional license agreements.


  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  INTERIM BASIS OF PRESENTATION

     The Company's financial statements include the accounts of the Company and its wholly-owned subsidiaries after the elimination of all significant intercompany balances and transactions. Amounts within the financial statements and footnote disclosures have been recorded in thousands except for the share and per share data.


     The accompanying consolidated financial statements as of June 30, 2003, and for the three and six month periods ended June 30, 2002 and 2003, respectively, are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal, recurring accruals necessary to state fairly the Company's financial position as of June 30, 2003, and the results of operations and cash flows for the three and six month periods ended June 30, 2002 and 2003, respectively. These consolidated financial statements and notes thereto should be read in conjunction with the Company's audited consolidated financial statements and related notes included in its Form 10K, as filed with the Securities and Exchange Commission on March 21, 2003. The results for interim periods are not necessarily indicative of the expected results for any other interim period or the year ending December 31, 2003. The amounts included in the consolidated balance sheet at December 31, 2002 were derived from our audited financial statements.


  REVENUE RECOGNITION

     The Company's revenue recognition policy is governed by Statement of Position (SOP) 97-2, Software Revenue Recognition, issued by the American Institute of Certified Public Accountants (AICPA). The Company derives its revenues from licenses and subscriptions for its products as well as from the provision of related services, including installation and training, consulting, customer support, and maintenance contracts. Revenues are recognized only if persuasive evidence of an agreement exists, delivery has occurred, all significant vendor obligations are satisfied, the fee is fixed, determinable, and collectible and there is vendor-specific objective evidence (VSOE) to support the allocation of the total fee to a multi-element arrangement. The Company does not have VSOE for the license component or the fixed price installation component and these have historically been sold bundled together with post-contract support. Therefore, the Company follows the residual method as outlined in SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions, under which revenue is allocated to the undelivered elements and the residual amounts of revenue are allocated to the delivered elements. Many of the Company's agreements include warranty provisions. Historically, these provisions have not had a significant impact on the Company's revenue recognition. In those instances where customer acceptance may be in question, all revenue relating to that arrangement is deferred until the warranty period has expired. Additional revenue recognition criteria by revenue type are listed below.

  License and Subscription Revenue

     License and subscription revenue includes fees for perpetual licenses and periodic subscriptions. The Company recognizes revenues on license fees after a license agreement has been signed, the product has been delivered, the fee is fixed, determinable and collectible, and there is VSOE to support the allocation of the total fee to a multielement arrangement (if applicable). If VSOE cannot be obtained for certain elements of the contract, the Company recognizes revenue using the residual method under which revenue is allocated to the undelivered elements and the residual amounts of revenue are allocated to the delivered elements. The Company recognizes revenues on periodic subscriptions over the subscription term for unlimited subscriptions and based on the value of orders processed for its customers through the system for limited subscriptions. Revenue is recognized for subscription orders processed through resellers over the subscription term of the underlying agreement, beginning upon installation.

  Maintenance Revenue

     Maintenance revenue is derived from the sale of maintenance and support contracts, which provide customers with the right to receive maintenance releases of the licensed products and access to customer support staff. Maintenance revenue is recognized on a straight-line basis over the term of the contract, which is typically one year. Payments for maintenance revenue are normally received in advance and are nonrefundable.

  Professional Services and Other Revenue

     Professional services and other revenue are derived from variable fees for installation, training, and consulting. Revenue for professional services such as installation and training, system integration projects, and consulting is primarily recognized as the services are performed. If these services are part of a multielement contract under which VSOE cannot be obtained for certain elements, they may be deferred either until acceptance of any related software or over the license period.

  FAIR VALUE OF FINANCIAL INSTRUMENTS


     For certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities, recorded amounts approximate fair value due to the relative short maturity period. On May 31, 2002 and June 10, 2002, the Company entered into new agreements for its related party debt. As a result, the carrying amount of this debt approximates market value as of June 30, 2003. The carrying amount of the line of credit approximates market value because it has an interest rate that varies with market interest rates. The fair values of the obligations under capital leases are estimated based on current interest rates available to the Company for debt instruments with similar terms, degrees of risk, and remaining maturities. The carrying values of these obligations approximate their respective fair values. The estimated fair values may not be representative of the actual values of these financial instruments that could have been realized as of the period end or that will be realized in the future.



  STOCK-BASED COMPENSATION AND WARRANTS



     Effective December 2002, the Company adopted the disclosure-only provisions of SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure (SFAS No. 148), which is consistent with the Company's utilization of the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). The Company accounts for equity instruments issued to non-employees and pursuant to strategic alliance arrangements in accordance with the provisions of SFAS No. 123, Emerging Issues Task Force (EITF) No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring or in Conjunction with Selling Goods or Services, and Emerging Issues Task Force (EITF) No. 01-9, Accounting for Consideration Given by Vendor to a Customer or a Reseller of the Vendor's Product.

     The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to employee stock-based awards:



                                                  THREE MONTHS ENDED   SIX MONTHS ENDED
                                                       JUNE 30,            JUNE 30,
                                                  ------------------   -----------------
                                                    2002      2003      2002      2003
                                                  --------   -------   -------   -------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Reported net loss attributable to common
  stock.........................................  $13,993    $4,647    $27,213   $14,909
Eliminate: Stock-based compensation expense
  included in reported net loss.................      334       102        537       483
Apply: Total stock-based compensation income
  (expense) determined under fair value method
  for all awards................................   (1,698)      760     (2,920)       16
                                                  -------    ------    -------   -------
Pro Forma net loss..............................   15,357     3,785     29,596    14,410
                                                  =======    ======    =======   =======
Basic and diluted loss per share:
  Basic and diluted, as reported................    (9.00)    (0.42)    (31.68)    (1.37)
  Basic and diluted, pro forma..................    (9.88)    (0.34)    (34.45)    (1.32)



     The stock-based compensation income is a result of forfeitures upon termination of nonvested options.



  RECENT ACCOUNTING PRONOUNCEMENTS



  Variable Interest Entities



     In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities". This Interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that is acquired before February 1, 2003. The Company does not believe the provisions of this Interpretation Standard will have an impact on its consolidated financial statements upon adoption.



  FINANCIAL INSTRUMENTS



     In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"). The Statement improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new Statement requires those instruments be classified as liabilities in statements of financial position. SFAS No. 150 also requires disclosures about alternative ways of settling financial instruments and the capital structure of entities whose shares are mandatorily redeemable. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not believe the provisions of this Statement will have an impact on its consolidated financial statements upon adoption.



2.  NET LOSS PER SHARE



     Basic and diluted net loss per share have been computed using the weighted average number of shares of common stock outstanding during the period. Potential common shares issuable upon conversion of convertible preferred stock and exercise of stock options and warrants are excluded from historical diluted net loss per share because they would be antidilutive. At June 30, 2002 and 2003, 1,596,855 and 1,426,254 potential common shares, respectively, are excluded from the determination of diluted net loss per share, as the effect of such shares is antidilutive.

                                              THREE MONTHS ENDED    SIX MONTHS ENDED
                                                   JUNE 30,             JUNE 30,
                                              ------------------   -------------------
                                                2002      2003       2002       2003
                                              --------   -------   --------   --------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Numerator:
  Net loss..................................  $(11,133)  $(4,647)  $(21,013)  $(14,909)
  Preferred stock accretion.................    (2,860)       --     (6,200)        --
                                              --------   -------   --------   --------
Net loss attributable to common stock.......   (13,993)   (4,647)   (27,213)   (14,909)
Denominator:
Weighted average shares.....................     1,555    11,153        859     10,896
Basic and diluted net loss per share........  $  (9.00)  $ (0.42)  $ (31.68)  $  (1.37)



3.  GOODWILL AND OTHER INTANGIBLE ASSETS



     Intangible assets and purchased technology are related mainly to the business acquisitions consummated in early 2000. Amortization is recorded on a straight-line basis over the estimated useful lives (generally three years) of the remaining assets and consists of the following at December 31, 2002 and June 30, 2003:



                                                              DECEMBER 31,   JUNE 30,
                                                                  2002         2003
                                                              ------------   ---------
Customer list...............................................   $  42,713     $  42,713
Purchased technology........................................      44,023        44,023
Patent......................................................       2,065         2,107
Goodwill....................................................      58,730        58,730
                                                               ---------     ---------
                                                                 147,531       147,573
Less: accumulated amortization..............................    (119,596)     (124,728)
                                                               ---------     ---------
Goodwill and other intangible assets, net...................   $  27,935     $  22,845
                                                               =========     =========



     The Company previously adopted SFAS No. 142, Goodwill and Other Intangible Assets, which prohibits companies from amortizing goodwill and instead requires annual impairment testing of the goodwill. As a result, beginning January 1, 2002, the Company no longer amortizes goodwill. As of the adoption date, December 31, 2002 and June 30, 2003, the unamortized balance of goodwill was $22,480. Goodwill is subject to annual impairment testing.



     The Company previously adopted SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires the Company to review its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable. No impairment charge has been recorded in any periods presented.



4.  INITIAL PUBLIC OFFERING



     In June 2002, the Company issued 3,750,000 shares of its common stock at a price of $10.00 per share in its initial public offering. The Company received approximately $33,000 in proceeds, net of underwriting discounts, commissions, and offering expenses. Simultaneously with the closing of the initial public offering, each outstanding share of preferred stock was automatically converted into common stock based on the applicable conversion ratio. In connection with the offering, the Company repaid approximately $17,800 of related party debt.



5.  COMMITMENTS AND CONTINGENCIES



     On February 19, 2003, Creo Inc. commenced an action in The Court of Chancery of the State of Delaware in and for New Castle County captioned Creo, Inc. v. Printcafe Software, Inc., Electronics For Imaging, Inc. (EFI), Marc D. Olin, Charles J. Billerbeck, Victor A. Cohn and Thomas J. Gill. Creo requested a temporary restraining order with respect to (a) triggering, exercising or otherwise giving effect to the stockholders' rights plan adopted by the Company, (b) enforcing any action taken or to be taken by the Company "with the intent or effect of impeding the operation of market forces in an open bidding contest for Printcafe," (c) taking any steps or actions to enforce the fee provided for in a letter agreement the Company entered into with EFI, (d) taking any steps or any actions to enforce an option the Company granted to EFI, (e) taking any steps or actions to enforce the no solicitation provisions of the standby credit letter that the Company entered into with EFI, (f) engaging in any "conduct intended to cause or having the effect of causing Printcafe to forgo the opportunity to explore and enter into economically more favorable transactions" and (g) entering into, or purporting to enter into, a merger agreement between EFI and the Company before the court finally rules on the action. On February 21, 2003 the court denied Creo's request for a temporary restraining order. The matter is still pending in the Delaware Chancery Court with respect to the other relief sought by Creo. The Company believes that the lawsuit is completely without merit and intends to vigorously defend itself. If this lawsuit is resolved unfavorably to the Company, its business and financial condition could be adversely affected and it may not be able to complete the merger.



     On June 25,2003 a securities class action complaint was filed against the Company, Marc Olin, President and Chief Executive Officer, and Joseph Whang, Chief Financial Officer and Chief Operating Officer, in the United States District Court for the Western District of Pennsylvania. The complaint alleges that the defendants violated Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 due to allegedly false and misleading statements in connection with the Company's initial public offering and subsequent press releases. The Company believes that the lawsuit is completely without merit and intends to vigorously defend itself. To date, the Company has not been required to file a response to the complaint and has not done so. In light of the early stage of this proceeding, the Company cannot predict with certainty the likely outcome of the action or the likely value of any of the related claims.



     The Company is involved in disputes and litigation in the normal course of business. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on the Company's business, financial condition, or results of operations. The Company has accrued for estimated losses in the accompanying financial statements for those matters where it believes that the likelihood that a loss has occurred is probable and the amount of loss is reasonably estimable. Although management currently believes the outcome of other outstanding legal proceedings, claims, and litigation involving the Company will not have a material adverse effect on its business, financial condition, or results of operations, litigation is inherently uncertain and there can be no assurance that existing or future litigation will not have a material adverse effect on the Company's business, financial condition, or results of operations.



6.  COMPREHENSIVE LOSS



     The components of the Company's comprehensive loss for each period presented are as follows:



                                              THREE MONTHS ENDED    SIX MONTHS ENDED
                                                   JUNE 30,             JUNE 30,
                                              ------------------   -------------------
                                                2002      2003       2002       2003
                                              --------   -------   --------   --------
Net loss....................................  $(11,133)  $(4,647)  $(21,013)  $(14,909)
Foreign currency translation adjustments....         7       (61)         6        (37)
                                              --------   -------   --------   --------
Comprehensive loss..........................  $(11,126)  $(4,708)  $(21,007)  $(14,946)
                                              ========   =======   ========   ========



7.  LINE OF CREDIT AND LONG-TERM DEBT



     On February 13, 2003, the Company entered into an agreement with EFI for a standby credit facility in the amount of $11,000 plus a working capital facility which will provide up to an additional $3,000 under certain circumstances. Under the terms of the standby credit facility, EFI is obligated to disburse up to $11,000 to the Company in the event that certain amounts under the Company's existing credit facilities become due and payable as a result of any action taken by the Company in order to facilitate the proposed business combination with EFI or certain other criteria. All loans made under this facility bear interest at the rate of 8% per annum payable on January 2, 2004. With certain exceptions, the maturity date would be accelerated if a business combination with EFI is not consummated on or before August 31, 2003 or upon the termination of the agreement. Subject to certain conditions, the credit facility also provides the Company with a working capital facility up to an aggregate amount of $3,000 to be disbursed in the event that, among other things, the Company's cash balance as of the close of business on the date notice is given by the Company is less than $1,000. The Company is obligated to use the proceeds of any exercise by EFI of the option agreement entered into on February 13, 2003 to pay down outstanding amounts under the standby credit facility. All loans under the working capital facility bear interest at a rate per annum equal to the prime rate as published, from time to time, by Citibank, plus two percent payable on the maturity date of the loans.



     In June 2003, the Company repaid the entire amount outstanding of $2,000 on its line of credit with National City Bank. After repayment, this facility was closed by the Company and National City Bank.



     As of June 30, 2003, the Company had a total of $1,764 of unamortized deferred interest and debt discount fees, which are reflected within the short-term debt related-party section of the Company's balance sheet.



8.  NON-CASH DEFERRED STOCK-BASED COMPENSATION



     In February 2002, the Company's board of directors adopted the 2002 Key Executive Stock Incentive Plan. The Company reserved 766,520 shares of common stock for grants under the plan. During fiscal year 2002, the Company granted options to purchase 766,520 shares of common stock with an exercise price of $4.21 per share. In March 2002, the Company's board of directors adopted the 2002 Stock Incentive Plan. The Company has reserved 765,765 shares of common stock for grants under the plan. In April 2002, the Company granted options to purchase 381,603 shares of common stock, with an exercise price of $15.54 per share, to certain employees. In June 2002, the Company granted an additional 92,910 options to purchase common stock at an exercise price of $2.00 per share. These option grants, adjusted for any terminations and forfeitures during the period, resulted in $102 and $483 in non-cash stock compensation for the three and six months ended June 30, 2003, respectively.



9.  STOCK OPTION



     On February 13, 2003, the Company entered into a stock option agreement with EFI granting them an option to purchase up to 2,126,574 shares of Common Stock at a purchase price equal to $2.60 per share. Subject to certain conditions, the option shares must be repurchased by the Company, at the request of EFI, at a price equal to the aggregate purchase price paid for such shares by EFI. In addition, subject to certain conditions, the Company may repurchase from EFI the option shares at a price equal to the price paid by EFI for those shares. In June 2003, EFI exercised this option and the Company received $5,529 in exchange for 2,126,574 shares of its common stock.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Printcafe Software, Inc.

     We have audited the accompanying consolidated balance sheets of Printcafe Software, Inc. and its subsidiaries as of December 31, 2001 and 2002 and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Printcafe Software, Inc. and its subsidiaries at December 31, 2001 and 2002 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.

     As discussed in Note 1 to the consolidated financial statements, in 2002, the Company changed its method of accounting for goodwill and other intangible assets.

                                                 /s/ ERNST & YOUNG LLP
Pittsburgh, Pennsylvania
March 10, 2003

                            PRINTCAFE SOFTWARE, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2001        2002
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   8,648   $   8,775
  Accounts receivable, net of allowance for doubtful
    accounts of $570 at December 31, 2001, and $470 at
    December 31, 2002.......................................      7,146      12,896
  Other current assets......................................      1,897       1,361
                                                              ---------   ---------
    Total current assets....................................     17,691      23,032
                                                              ---------   ---------
Property and equipment, net.................................      4,699       2,706
Purchased technology, net...................................     17,078       2,806
Customer lists, net.........................................     16,725       2,487
Goodwill, net...............................................     22,480      22,480
Other intangibles, net......................................        830         162
                                                              ---------   ---------
    Total assets............................................  $  79,503   $  53,673
                                                              =========   =========
LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
  Line of credit............................................  $   2,000   $   2,000
  Accounts payable..........................................      2,492       2,099
  Accrued compensation and related taxes....................      1,047       1,470
  Accrued and other liabilities.............................      3,292       1,221
  Deferred revenue..........................................      9,109       9,653
  Restructuring reserve.....................................        487          67
  Current portion of long-term debt-related party...........         --       2,100
  Current portion of long-term debt.........................        184         326
  Current portion of capital lease obligations..............         65          33
                                                              ---------   ---------
    Total current liabilities...............................     18,676      18,969
                                                              ---------   ---------
Long-term debt-related party, net of debt origination costs
  of $2,561 at December 31, 2001, and $3,507 at December 31,
  2002).....................................................     33,039      12,743
Long-term debt..............................................        326          --
Obligations under capital leases............................         34          --
Stock purchase plan.........................................        125           2
Redeemable preferred stock..................................    132,676          --
Stockholders' (deficit) equity:
  Series A convertible preferred stock, $0.0001 par value;
    2,455,798 shares authorized at December 31, 2001 and no
    shares authorized at December 31, 2002; 2,455,798 shares
    issued and outstanding at December 31, 2001 and no
    shares issued and outstanding at December 31, 2002......         --          --
  Series A-1 convertible preferred stock, $0.0001 par value;
    10,090,707 shares authorized at December 31, 2001 and no
    shares authorized at December 31, 2002; 9,815,249 shares
    issued at December 31, 2001 and no shares issued at
    December 31, 2002; 9,609,558 shares outstanding at
    December 31, 2001 and no shares outstanding at December
    31, 2002................................................          1          --
  Class A common stock, $.0001 par value; 100,000,000 shares authorized at December 31, 2001 and December 31, 2002;
    162,970 and 10,643,608 shares issued at December 31,
    2001 and December 31, 2002, respectively; 156,548, and
    10,632,877 shares outstanding at December 31, 2001 and
    December 31, 2002, respectively.........................         --           1
  Additional paid-in capital................................     76,095     253,823
  Warrants..................................................      8,651       8,677
  Deferred compensation.....................................       (100)     (3,836)
Accumulated other comprehensive loss:
  Foreign translation adjustment............................        (50)        (46)
  Retained deficit..........................................   (187,692)   (234,690)
  Treasury stock, 6,422 and 10,731 shares of common stock at
    December 31, 2001 and December 31, 2002, respectively,
    205,691 and no shares of Series A-1 convertible
    preferred stock at December 31, 2001 and
  December 31, 2002, respectively...........................     (1,808)     (1,930)
  Notes receivable from stockholders........................       (470)        (40)
                                                              ---------   ---------
    Total stockholders' (deficit) equity....................   (105,373)     21,959
                                                              ---------   ---------
    Total liabilities and stockholders' (deficit) equity....  $  79,503   $  53,673
                                                              =========   =========

                            See accompanying notes.

                            PRINTCAFE SOFTWARE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   YEARS ENDED DECEMBER 31,
                                                             ------------------------------------
                                                                2000        2001         2002
                                                             ----------   ---------   -----------
                                                             (IN THOUSANDS EXCEPT PER SHARE DATA)
Revenue:
  License and subscription.................................  $   8,880    $ 18,103    $   21,119
  Maintenance..............................................     15,239      20,601        21,701
  Professional services and other..........................      1,215       3,164         3,701
                                                             ---------    --------    ----------
     Total revenue.........................................     25,334      41,868        46,521
Cost of revenue:
  License and subscription.................................      2,684       3,936         3,650
  Maintenance..............................................      7,337       6,088         5,091
  Professional services and other..........................        637       1,572         1,636
                                                             ---------    --------    ----------
     Total cost of revenue.................................     10,658      11,596        10,377
                                                             ---------    --------    ----------
Gross profit...............................................     14,676      30,272        36,144
Operating expenses:
  Sales and marketing (exclusive of warrant expense of
     $3,841, $1,054 and $26 for the years ended December
     31, 2000, 2001 and 2002, respectively)................     20,542      19,114        16,989
  Research and development.................................     11,307      12,180        12,003
  General and administrative (exclusive of stock-based
     compensation expense of $866, $49 and $1,360 for the
     years ended December 31, 2000, 2001 and 2002,
     respectively).........................................     24,525       7,645         6,193
  Depreciation.............................................      2,060       3,821         2,922
  Amortization.............................................     39,481      49,052        29,511
  Stock-based compensation and warrants....................      5,144       1,103         1,386
  Restructuring charge.....................................      1,185       2,098           525
                                                             ---------    --------    ----------
     Total operating expenses..............................    104,244      95,013        69,529
                                                             ---------    --------    ----------
Loss from operations.......................................    (89,568)    (64,741)      (33,385)
Other income (expense):
  Amortization of debt origination fees -- related party...         --          --        (3,300)
  Interest income (expense), net...........................        336         127           (55)
  Interest expense -- related party........................     (6,253)     (5,434)       (3,588)
  Other....................................................       (233)         45          (469)
                                                             ---------    --------    ----------
     Total other expense...................................     (6,150)     (5,262)       (7,412)
                                                             ---------    --------    ----------
Net loss...................................................    (95,718)    (70,003)      (40,797)
Accretion of redeemable preferred stock....................     (4,858)     (5,635)       (6,201)
                                                             ---------    --------    ----------
Net loss attributable to common stock......................  $(100,576)   $(75,638)   $  (46,998)
                                                             =========    ========    ==========
Net loss per share, basic and diluted......................  $ (687.66)   $(468.67)   $    (8.11)
Weighted average shares used to compute basic and diluted
  loss per share...........................................    146,258     161,390     5,796,658

                            See accompanying notes.

                            PRINTCAFE SOFTWARE, INC.
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY

                              SERIES A         SERIES A-1                            CLASS A           CLASS C
                              PREFERRED         PREFERRED       COMMON STOCK      COMMON STOCK      COMMON STOCK     ADDITIONAL
                           ---------------   ---------------   ---------------   ---------------   ---------------    PAID-IN
                           SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL
                           ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ----------
                                                                      (IN THOUSANDS)
Balance at December 31,
  1999...................   2,456    $--      9,725    $ 1       58      $--         --    $--       --      $--      $ 18,055
Reclassification of
  common stock...........      --     --         --     --      (58)      --         58     --       --       --            --
Repurchase of 190,948
  shares of Series A-1
  preferred stock........      --     --         --     --       --       --         --     --       --       --            --
Issuance of common stock
  for acquisitions.......      --     --         --     --       --       --         79     --       --       --        43,571
Issuance of common
  stock..................      --     --         --     --       --       --          4     --       17       --        11,928
Issuance of common stock
  for services...........      --     --         --     --       --       --          5     --       --       --         1,174
Exercise of stock
  options................      --     --         31     --       --       --         --     --       --       --            40
Sale of stock to 401(k)
  plan...................      --     --         53     --       --       --         --     --       --       --           306
Accretion of 401(k)
  plan...................      --     --         --     --       --       --         --     --       --       --          (229)
Repurchase of 14,653
  shares of Series A-1
  preferred stock from
  401(k) plan............      --     --         --     --       --       --         --     --       --       --            --
Stock-based
  compensation...........      --     --         --     --       --       --         --     --       --       --         1,015
Amortization of
  stock-based
  compensation...........      --     --         --     --       --       --         --     --       --       --            --
Issuance of warrants.....      --     --         --     --       --       --         --     --       --       --            --
Interest on note
  receivable.............      --     --         --     --       --       --         --     --       --       --            --
Repayment of note
  receivable, net of
  interest...............      --     --         --     --       --       --         --     --       --       --            --
Accretion of redeemable
  preferred stock........      --     --         --     --       --       --         --     --       --       --            --
Net loss.................      --     --         --     --       --       --         --     --                --            --
Foreign currency
  translation
  adjustment.............      --     --         --     --       --       --         --     --       --       --            --
    Total comprehensive
      loss...............      --     --         --     --       --       --         --     --       --       --            --
                           ------    ---     ------    ---      ---      ---     ------    ---      ---      ---      --------
Balance at December 31,
  2000...................   2,456     --      9,809      1       --       --        146     --       17       --        75,860

                                                      ACCUMULATED                              NOTES
                                                         OTHER                               RECEIVABLE
                                        DEFERRED     COMPREHENSIVE   RETAINED    TREASURY       FROM
                           WARRANTS   COMPENSATION       LOSS         DEFICIT     STOCK     STOCKHOLDERS     TOTAL
                           --------   ------------   -------------   ---------   --------   ------------   ---------
                                                                (IN THOUSANDS)
Balance at December 31,
  1999...................  $    --      $    --          $ --        $ (11,478)  $    --      $(1,721)     $   4,857
Reclassification of
  common stock...........       --           --            --               --        --           --             --
Repurchase of 190,948
  shares of Series A-1
  preferred stock........       --           --            --               --    (1,107)          --         (1,107)
Issuance of common stock
  for acquisitions.......       --           --            --               --        --           --         43,571
Issuance of common
  stock..................       --           --            --               --        --           --         11,928
Issuance of common stock
  for services...........       --           --            --               --        --           --          1,174
Exercise of stock
  options................       --           --            --               --        --           --             40
Sale of stock to 401(k)
  plan...................       --           --            --               --        --           --            306
Accretion of 401(k)
  plan...................       --           --            --               --        --           --           (229)
Repurchase of 14,653
  shares of Series A-1
  preferred stock from
  401(k) plan............       --           --            --               --       (59)          --            (59)
Stock-based
  compensation...........       --       (1,015)           --               --        --           --             --
Amortization of
  stock-based
  compensation...........       --          866            --               --        --           --            866
Issuance of warrants.....    6,220           --            --               --        --           --          6,220
Interest on note
  receivable.............       --           --            --               --        --          (86)           (86)
Repayment of note
  receivable, net of
  interest...............       --           --            --               --        --          335            335
Accretion of redeemable
  preferred stock........       --           --            --           (4,858)       --           --         (4,858)
Net loss.................       --           --            --          (95,718)       --           --        (95,718)
Foreign currency
  translation
  adjustment.............       --           --           (33)              --        --           --            (33)
                                                                                                           ---------
    Total comprehensive
      loss...............       --           --            --               --        --           --        (95,751)
                           -------      -------          ----        ---------   -------      -------      ---------
Balance at December 31,
  2000...................    6,220         (149)          (33)        (112,054)   (1,166)      (1,472)       (32,793)

                            PRINTCAFE SOFTWARE, INC.
    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY -- (CONTINUED)

                              SERIES A         SERIES A-1                            CLASS A           CLASS C
                              PREFERRED         PREFERRED       COMMON STOCK      COMMON STOCK      COMMON STOCK     ADDITIONAL
                           ---------------   ---------------   ---------------   ---------------   ---------------    PAID-IN
                           SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL
                           ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ----------
                                                                      (IN THOUSANDS)
Reclassification of
  common stock...........      --    $--         --    $--       --      $--         17    $--      (17)     $--      $     --
Issuance of common stock
  as legal settlement....      --     --         --     --       --       --         --     --       --       --            15
Exercise of warrants for
  redeemable preferred
  stock..................      --     --         --     --       --       --         --     --       --       --            --
Repurchase of 6,422
  shares of common
  stock..................      --     --         --     --       --       --         --     --       --       --            --
Interest on notes
  receivable.............      --     --         --     --       --       --         --     --       --       --            --
Exercise of stock
  options................      --     --          7     --       --       --         --     --       --       --            11
Accretion of 401(k)
  plan...................      --     --         --     --       --       --         --     --       --       --           209
Amortization of
  stock-based
  compensation...........      --     --         --     --       --       --         --     --       --       --            --
Issuance of warrants.....      --     --         --     --       --       --         --     --       --       --            --
Repayment (issuance) of
  note receivable........      --     --         --     --       --       --         --     --       --       --            --
Accretion of redeemable
  preferred stock........      --     --         --     --       --       --         --     --       --       --            --
Net loss.................      --     --         --     --       --       --         --     --       --       --            --
Foreign currency
  translation
  adjustment.............      --     --         --     --       --       --         --     --       --       --            --
    Total comprehensive
      loss...............      --     --         --     --       --       --         --     --       --       --            --
                           ------    ---     ------    ---      ---      ---     ------    ---      ---      ---      --------
Balance at December 31,
  2001...................   2,456     --      9,816      1       --       --        163     --       --       --        76,095

                                                      ACCUMULATED                              NOTES
                                                         OTHER                               RECEIVABLE
                                        DEFERRED     COMPREHENSIVE   RETAINED    TREASURY       FROM
                           WARRANTS   COMPENSATION       LOSS         DEFICIT     STOCK     STOCKHOLDERS     TOTAL
                           --------   ------------   -------------   ---------   --------   ------------   ---------
                                                                (IN THOUSANDS)
Reclassification of
  common stock...........  $    --      $    --          $ --        $      --   $    --      $    --      $      --
Issuance of common stock
  as legal settlement....       --           --            --               --        --           --             15
Exercise of warrants for
  redeemable preferred
  stock..................   (2,283)          --            --               --        --           --         (2,283)
Repurchase of 6,422
  shares of common
  stock..................       --           --            --               --      (642)          --           (642)
Interest on notes
  receivable.............       --           --            --               --        --         (110)          (110)
Exercise of stock
  options................       --           --            --               --        --           --             11
Accretion of 401(k)
  plan...................       --           --            --               --        --           --            209
Amortization of
  stock-based
  compensation...........       --           49            --               --        --           --             49
Issuance of warrants.....    4,714           --            --               --        --           --          4,714
Repayment (issuance) of
  note receivable........       --           --            --               --        --        1,112          1,112
Accretion of redeemable
  preferred stock........       --           --            --           (5,635)       --           --         (5,635)
Net loss.................       --           --            --          (70,003)       --           --        (70,003)
Foreign currency
  translation
  adjustment.............       --           --           (17)              --        --           --            (17)
                                                                                                           ---------
    Total comprehensive
      loss...............       --           --            --               --        --           --        (70,020)
                           -------      -------          ----        ---------   -------      -------      ---------
Balance at December 31,
  2001...................    8,651         (100)          (50)        (187,692)   (1,808)        (470)      (105,373)

                            PRINTCAFE SOFTWARE, INC.
    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY -- (CONTINUED)

                              SERIES A         SERIES A-1                            CLASS A           CLASS C
                              PREFERRED         PREFERRED       COMMON STOCK      COMMON STOCK      COMMON STOCK     ADDITIONAL
                           ---------------   ---------------   ---------------   ---------------   ---------------    PAID-IN
                           SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL
                           ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ----------
                                                                      (IN THOUSANDS)
Interest on note
  receivable.............      --    $--         --    $--       --      $--         --    $--       --      $--      $     --
Valuation adjustment to
  shareholder notes
  receivable.............      --     --         --     --       --       --         --     --       --       --            --
Stock-based compensation,
  net of forfeitures.....      --     --         --     --       --       --         --     --       --       --         5,096
Amortization of
  stock-based
  compensation, net of
  forfeitures............      --     --         --     --       --       --         --     --       --       --            --
Repayment of note
  receivable.............      --     --         --     --       --       --         --     --       --       --            --
Accretion of redeemable
  preferred stock........      --     --         --     --       --       --         --     --       --       --            --
Repurchase of 1,222
  shares of common stock
  from 401(k) plan.......      --     --         --     --       --       --         --     --       --       --           122
Issuance of warrants.....      --     --         --     --       --       --         --     --       --       --            --
Conversion of preferred
  stock into common stock
  at IPO.................  (2,456)    --     (9,816)    (1)      --       --      6,692      1       --       --       139,530
Issuance of common stock
  for IPO................      --     --         --     --       --       --      3,750     --       --       --        32,935
Issuance of shares in
  employee stock purchase
  plan...................      --     --         --     --       --       --         38     --       --       --            45
Net loss.................      --     --         --     --       --       --         --     --       --       --            --
Foreign currency
  translation
  adjustment.............      --     --         --     --       --       --         --     --       --       --            --
    Total comprehensive
      loss...............      --     --         --     --       --       --         --     --       --       --            --
                           ------    ---     ------    ---      ---      ---     ------    ---      ---      ---      --------
Balance at December 31,
  2002...................      --    $--         --    $--       --      $--     10,643    $ 1       --      $--      $253,823
                           ======    ===     ======    ===      ===      ===     ======    ===      ===      ===      ========

                                                      ACCUMULATED                              NOTES
                                                         OTHER                               RECEIVABLE
                                        DEFERRED     COMPREHENSIVE   RETAINED    TREASURY       FROM
                           WARRANTS   COMPENSATION       LOSS         DEFICIT     STOCK     STOCKHOLDERS     TOTAL
                           --------   ------------   -------------   ---------   --------   ------------   ---------
                                                                (IN THOUSANDS)
Interest on note
  receivable.............  $    --      $    --          $ --        $      --   $    --      $   (18)     $     (18)
Valuation adjustment to
  shareholder notes
  receivable.............       --           --            --               --        --          393            393
Stock-based compensation,
  net of forfeitures.....       --       (5,096)           --               --        --           --             --
Amortization of
  stock-based
  compensation, net of
  forfeitures............       --        1,360            --               --        --           --          1,360
Repayment of note
  receivable.............       --           --            --               --        --           55             55
Accretion of redeemable
  preferred stock........       --           --            --           (6,201)       --           --         (6,201)
Repurchase of 1,222
  shares of common stock
  from 401(k) plan.......       --           --            --               --      (122)          --             --
Issuance of warrants.....       26           --            --               --        --           --             26
Conversion of preferred
  stock into common stock
  at IPO.................       --           --            --               --        --           --        139,530
Issuance of common stock
  for IPO................       --           --            --               --        --           --         32,935
Issuance of shares in
  employee stock purchase
  plan...................       --           --            --               --        --           --             45
Net loss.................       --           --            --          (40,797)       --           --        (40,797)
Foreign currency
  translation
  adjustment.............       --           --             4               --        --           --              4
                                                                                                           ---------
    Total comprehensive
      loss...............       --           --            --               --        --           --        (40,793)
                           -------      -------          ----        ---------   -------      -------      ---------
Balance at December 31,
  2002...................  $ 8,677      $(3,836)         $(46)       $(234,690)  $(1,930)     $   (40)     $  21,959
                           =======      =======          ====        =========   =======      =======      =========

                            See accompanying notes.

                            PRINTCAFE SOFTWARE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       2001       2002
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $(95,718)  $(70,003)  $(40,797)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................    41,541     52,873     32,433
  Provision for doubtful accounts...........................       935        576        592
  Valuation adjustment to stockholder note receivable.......        --         --        393
  Common stock issued for services..........................     1,174         15         --
  Issuance of warrants......................................     6,220      2,431         26
  Stock-based compensation..................................       866         49      1,360
  Interest expense on note receivable from stockholders.....       (86)      (110)       (18)
  Interest accretion on related party debt discount.........        --         --      3,300
Changes in assets and liabilities, net of effects from
  acquisition of business:
  Accounts receivable.......................................       520     (1,642)    (6,353)
  Receivables from related parties..........................       335         --         --
  Other assets..............................................       138       (237)       536
  Accounts payable..........................................       665     (3,114)      (393)
  Accrued liabilities.......................................     1,796       (115)    (1,645)
  Restructuring reserve.....................................       638       (151)      (420)
  Deferred revenue..........................................     1,256      1,565        337
                                                              --------   --------   --------
    Net cash used in operating activities...................   (39,720)   (17,863)   (10,649)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses, net of cash acquired.............   (23,705)        --       (307)
Issuance of note receivable to management...................        --       (642)        --
Proceeds from notes receivable repayment by stockholder.....        --      1,112         55
Intellectual property acquisition costs.....................    (1,200)      (950)        --
Purchase of property, plant, and equipment..................    (5,100)    (1,539)      (734)
                                                              --------   --------   --------
    Net cash used in investing activities...................   (30,005)    (2,019)      (986)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt--related party...........................        --     23,600         --
Principal payments on debt--related party...................    (3,920)   (30,099)   (17,800)
Principal payments on debt..................................      (891)      (170)      (184)
Net proceeds from line of credit............................     1,500         --         --
Principal payments on capital lease obligations.............      (238)      (268)       (66)
Repurchase of employee stock under 401(k) plan..............        --         --       (122)
Proceeds from issuance of shares under employee stock
  purchase plan.............................................        --         --         45
Repurchase of common and preferred stock....................    (1,166)        --         --
Issuance of common stock....................................    12,234         --     32,935
Net proceeds from bridge loans..............................    15,000         --         --
Issuance of redeemable preferred stock......................    62,372     20,527        654
Debt origination costs--related party.......................        --       (277)    (3,700)
Exercise of stock options...................................        40         11         --
                                                              --------   --------   --------
    Net cash provided by financing activities...............    84,931     13,324     11,762
                                                              --------   --------   --------
Increase (decrease) in cash and cash equivalents............    15,206     (6,558)       127
Cash and cash equivalents--beginning of year................        --     15,206      8,648
                                                              --------   --------   --------
Cash and cash equivalents--end of year......................  $ 15,206   $  8,648   $  8,775
                                                              ========   ========   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................  $  4,571   $  4,713   $  3,500
NONCASH INVESTING AND FINANCING ACTIVITIES:
Assets recorded under capital leases........................       411         --         --
Common stock issued for acquisitions........................    43,571         --         --
Warrants attached to debt...................................        --      2,283         --
Accretion of redeemable preferred stock.....................     4,858      5,635      6,201
Accretion of 401(k) plan....................................       229       (209)        --
Common stock received in satisfaction of receivable from
  related party.............................................        --        642         --

                            See accompanying notes.

                            PRINTCAFE SOFTWARE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  NATURE OF BUSINESS

     Printcafe Software, Inc. (the Company) provides software solutions designed specifically for the printing industry supply chain. The Company's procurement applications, which are designed for print buyers, integrate with its software solutions designed for printers, and facilitate collaboration between printers and print buyers over the Web. The Company's enterprise resource planning and collaborative supply chain software solutions are designed to enable printers and print buyers to lower costs and improve productivity.

  BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after the elimination of all significant intercompany balances and transactions. Amounts within the financial statements and footnote disclosures have been recorded in thousands except for the share and per share data.

  REVENUE RECOGNITION

     The Company's revenue recognition policy is governed by Statement of Position (SOP) 97-2, Software Revenue Recognition, issued by the American Institute of Certified Public Accountants (AICPA). The Company derives its revenues from licenses and subscriptions for its products as well as from the provision of related services, including installation and training, consulting, customer support, and maintenance contracts. Revenues are recognized only if persuasive evidence of an agreement exists, delivery has occurred, all significant vendor obligations are satisfied, the fee is fixed, determinable, and collectible and there is vendor-specific objective evidence (VSOE) to support the allocation of the total fee to a multi-element arrangement. The Company does not have VSOE for the license component or the fixed price installation component and these have historically been sold bundled together with post-contract support. Therefore, the Company follows the residual method as outlined in SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions, under which revenue is allocated to the undelivered elements and the residual amounts of revenue are allocated to the delivered elements. Many of the Company's agreements include warranty provisions. Historically, these provisions have not had a significant impact on the Company's revenue recognition. In those instances where customer acceptance may be in question, all revenue relating to that arrangement is deferred until the warranty period has expired. Additional revenue recognition criteria by revenue type are listed below.

  License and subscription revenue

     License and subscription revenue includes fees for perpetual licenses and periodic subscriptions. The Company recognizes revenues on license fees after a license agreement has been signed, the product has been delivered, the fee is fixed, determinable and collectible, and there is VSOE to support the allocation of the total fee to a multielement arrangement (if applicable). If VSOE cannot be obtained for certain elements of the contract, the Company recognizes revenue using the residual method under which revenue is allocated to the undelivered elements and the residual amounts of revenue are allocated to the delivered elements. The Company recognizes revenues on periodic subscriptions over the subscription term for unlimited subscriptions and based on the value of orders processed for its customers through the system for limited subscriptions. Revenue is recognized for subscription orders processed through resellers over the subscription term of the underlying agreement, beginning upon installation.

  Maintenance revenue

     Maintenance revenue is derived from the sale of maintenance and support contracts, which provide customers with the right to receive maintenance releases of the licensed products and access to customer support staff. Maintenance revenue is recognized on a straight-line basis over the term of the contract, which is typically one year. Payments for maintenance revenue are normally received in advance and are nonrefundable.

  Professional services and other revenue

     Professional services and other revenue is derived from variable fees for installation, training, and consulting. Revenue for professional services such as installation and training, system integration projects, and consulting is primarily recognized as the services are performed. If these services are part of a multielement contract under which VSOE cannot be obtained for certain elements, they may be deferred either until acceptance of any related software or over the license period.

  SHIPPING AND HANDLING COSTS

     Shipping and handling costs are expensed as incurred and are included in license and subscription cost of revenue.

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash and interest-bearing money market deposits with financial institutions having original maturities of 90 days or less. The balance at December 31, 2001 included approximately $7,200 of cash received on January 2, 2002 in connection with the issuance of Series F preferred stock (Note 12). Cash equivalents are stated at cost, which approximates market value. The amounts held by major financial institutions may exceed the amount of insurance provided on such deposits. These deposits may generally be redeemed upon demand and, therefore, are subject to minimal risk.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     For certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities, recorded amounts approximate fair value due to the relative short maturity period. On May 31, 2002 and June 10, 2002, the Company entered into new agreements for its related party debt (Note 9). As a result, the carrying amount of this debt approximates market value as of fiscal year end 2002. The carrying amount of the line of credit approximates market value because it has an interest rate that varies with market interest rates. The fair values of the obligations under capital leases are estimated based on current interest rates available to the Company for debt instruments with similar terms, degrees of risk, and remaining maturities. The carrying values of these obligations approximate their respective fair values. The estimated fair values may not be representative of the actual values of these financial instruments that could have been realized as of the period end or that will be realized in the future.

  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed using the straight-line and accelerated methods over the estimated useful lives of the related assets (generally three to five years). Leasehold improvements are amortized over the lesser of their useful lives or the remaining term of the lease. Amortization of assets recorded under capital leases is included in depreciation expense. Upon disposal, assets and related accumulated depreciation are removed from the Company's accounts and the resulting gains or losses are reflected in the statement of operations.

  IDENTIFIED INTANGIBLE ASSETS, PURCHASED TECHNOLOGY AND GOODWILL

     Identified intangible assets, purchased technology and goodwill are related mainly to the business acquisitions discussed in Note 3. Amortization of identified intangible assets and purchased technology is recorded on a straight-line basis over the estimated useful lives (generally three years) of the remaining assets. Goodwill represents the excess of cost over the fair value of net intangible and identifiable intangible assets of acquired businesses. Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). Prior to the adoption of SFAS No. 142, the Company amortized goodwill over its estimated useful life of three years. Upon adoption of SFAS No. 142, the Company performed an initial impairment analysis. Under SFAS No. 142, goodwill is no longer amortized to expense, but is instead subjected to a periodic impairment test at least annually. The impairment test is a two-step process, which analyzes whether or not goodwill has been impaired. Step one requires that the fair value be compared to book value. If the fair value is higher than the book value, no impairment is indicated and there is no need to perform the second step of the process. If the fair value is lower than the book value, step two must be evaluated. Step two requires the fair value to be allocated to its assets and liabilities in a manner similar to a purchase price allocation in order to determine the implied fair value of the goodwill. This implied fair value is then compared with the carrying amount, and if it were less, the Company would then recognize an impairment loss. Annually, the goodwill is tested for impairment in the fourth quarter.

  IMPAIRMENT OF LONG-LIVED ASSETS

     Effective January 1, 2002, the Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144). This Statement supercedes or amends existing accounting literature related to the impairment and disposal of long-lived assets.

     In accordance with SFAS No. 144, whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable, the Company reviews its long-lived assets for impairment by first comparing the carrying value of the assets to the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the assets. If the carrying value exceeds the sum of the assets' undiscounted cash flows, the Company estimates an impairment loss by taking the difference between the carrying value and fair value of the assets. No impairment charge has been recorded in any of the periods presented.

  STOCK-BASED COMPENSATION AND WARRANTS

     The Company has adopted SFAS No. 148, Accounting for Stock-Based Compensation--Transition and Disclosure (SFAS No. 148) and the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No.
123). SFAS No. 123 permits the Company to continue accounting for stock-based compensation as set forth in APB Opinion No. 25, Accounting for Stock Issued to Employees, provided the Company discloses the pro forma effect on net income and earnings per share of adopting the full provisions of SFAS No. 123. Accordingly, the Company continues to account for stock-based compensation under APB Opinion No. 25 and has provided the required pro forma disclosures. The Company accounts for equity instruments issued to nonemployees and pursuant to strategic alliance arrangements in accordance with the provisions of SFAS No. 123, Emerging Issues Task Force (EITF) No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring or in Conjunction with Selling Goods or Services, and Emerging Issues Task Force (EITF) No. 01-9, Accounting for Consideration Given by Vendor to a Customer or a Reseller of the Vendor's Product.

     The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to employee stock-based awards (Note 13).

                                                                 DECEMBER 31,
                                                         ----------------------------
                                                           2000      2001      2002
                                                         --------   -------   -------
Reported net loss attributable to common stock.........  $100,576   $75,638   $46,998
Eliminate: Stock-based compensation expense included in
  reported net loss....................................      (866)      (49)   (1,360)
Apply: Total stock-based compensation expense
  determined under fair value method for all awards....     3,067     4,557     5,766
                                                         --------   -------   -------
Pro Forma net loss.....................................  $102,777   $80,146   $51,404
                                                         ========   =======   =======
Basic and diluted loss per share:
  Basic and diluted, as reported.......................  $ 687.66   $468.67   $  8.11
  Basic and diluted, pro forma.........................  $ 702.71   $496.60   $  8.87

  SOFTWARE DEVELOPMENT COSTS

     Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized in accordance with SFAS No. 86, Computer Software to be Sold, Leased or Otherwise Marketed. Because the Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date, with the exception of the technology acquired from acquisitions (Note 3). The value of the purchased technology was capitalized and is being amortized on a straight-line basis over three years (its estimated useful life).

  INCOME TAXES

     The Company follows the liability method of accounting for income taxes pursuant to SFAS No. 109, Accounting for Income Taxes.

     Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax laws and rates applicable to the periods in which the differences are expected to reverse. The Company provides for a valuation allowance to reduce deferred tax assets to their estimated realizable value.

  CONCENTRATION OF CREDIT RISK

     For the years ended December 31, 2000, 2001, and 2002, revenues from foreign customers approximated 5%, 11%, and 15%, respectively, of the Company's total revenues.

     The Company does not require collateral from its customers. Credit losses related to such customers historically have been minimal and within management's expectations.

  ADVERTISING

     Advertising and promotion costs are expensed as incurred and totaled approximately $1,829, $1,437, and $1,146 for the years ended December 31, 2000, 2001, and 2002, respectively.

  FOREIGN CURRENCY TRANSLATION

     The functional currency of the Company's foreign subsidiaries is the local currency. The Company translates all assets and liabilities to U.S. dollars at the current exchange rates as of the applicable balance sheet date. Revenue and expenses are translated at the average of the beginning and ending exchange rate prevailing during the period. Gains and losses resulting from the translation of the foreign subsidiaries' financial statements are reported as a separate component of total other comprehensive loss in stockholder's equity. Net gains and losses resulting from foreign exchange transactions, which are recorded in the consolidated statements of operations, were not significant during any of the periods presented.

  COMPREHENSIVE LOSS

     The Company reports comprehensive income or loss in accordance with the provisions of SFAS No. 130, Reporting Comprehensive Income. Comprehensive income or loss, as defined, includes all changes in equity (net assets) during a period from nonowner sources. Tax effects of other comprehensive income or loss are not considered material for any period.

  RECENT ACCOUNTING PRONOUNCEMENTS

  Debt extinguishment costs

     In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 62, Amendment of FASB Statement No. 13 and Technical Corrections (SFAS No. 145). SFAS No. 145, which becomes effective for financial statements issued for fiscal years beginning after May 15, 2002 and requires gains and losses on extinguishments of debt to be classified as income or loss from continuing operations rather than as extraordinary items as previously required under the provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. As of December 31, 2002, the Company early adopted SFAS No. 145 and reclassified an extraordinary loss of $1,143 recognized in the second quarter of 2002 to other expense.

  Exit and disposal activities

     In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS No. 146), which becomes effective for exit or disposal activities that are initiated after December 31, 2002. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and requires that a liability for a cost associated with an exit or disposal activity be recognized at fair value when the liability is incurred, rather than at the date of an entity's commitment to an exit plan. The Company does not believe that SFAS No. 146 will have a material impact on its financial position and results of operations.

  Stock-Based Compensation

     In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure (SFAS No. 148). SFAS No. 148 amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the prior disclosure guidance and requires prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. For entities that voluntarily change to the fair value based method of accounting for stock-based employee compensation, the transition provisions are effective for fiscal years ending after December 15, 2002. For all other companies, the disclosure provisions are effective for interim and annual periods beginning after December 15, 2002. The Company has complied with the disclosure provisions of this standard in the consolidated financial statements.

  Guarantees

     In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN No. 45). FIN No. 45 clarifies and expands on existing disclosure requirements for guarantees, including loan guarantees. It also would require that, at the inception of a guarantee, the Company may need to recognize a liability for the fair value, of its obligation under that guarantee. The initial fair value recognition and measurement provisions will be applied on a prospective basis to certain guarantees issued or modified after December 31, 2002. The disclosure provisions are effective for financial statements of periods ending after December 15, 2002. The adoption of FIN No. 45 did not have a material impact on the Company's financial position, results of operations or cash flows.

  LOSS PER SHARE

     Basic and diluted loss per share have been computed using the weighted average number of shares of common stock outstanding during the period. Potential common shares from conversion of convertible preferred stock and exercise of stock options and warrants are excluded from historical diluted net loss per share because they would be antidilutive. The total number of shares excluded from diluted net loss per share relating to these securities was 5,037,288, 6,892,403, and 2,125,833 shares for the years ended December 31, 2000, 2001, and 2002, respectively.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. INITIAL PUBLIC OFFERING

     In June 2002, the Company issued 3,750,000 shares of its common stock at a price of $10.00 per share in its initial public offering. The company received approximately $32,950 in proceeds, net of underwriting discounts, commissions, and offering expenses. Simultaneously with the closing of the initial public offering, each outstanding share of preferred stock was automatically converted into common stock based upon the applicable conversion ratio (see Note 12). In connection with the offering, the Company repaid approximately $17,800 of related party debt (see Note 9)

3. ACQUISITIONS

     The number of shares of common stock and the valuations thereof, included in the acquisition information presented below, has been adjusted to reflect the one-for-thirty reverse split and the 1-for-2.22 reverse split that occurred in January 2002 and May 2002, respectively, and certain share calculations have been rounded.

  Programmed Solutions, Inc.

     On February 9, 2000, the Company acquired the outstanding common stock of Programmed Solutions, Inc. (PSI), a provider of software for the printing industry. The aggregate purchase price of $25,130 (including transaction costs of $130) consisted of 25,887 shares of common stock valued at $386.28 per share and $15,000 in cash. This transaction was accounted for as a purchase in accordance with APB 16. The excess of the purchase price over the fair value of assets acquired and liabilities assumed in the acquisition of $6,309 is classified as goodwill.

     The estimated fair value of the assets acquired and liabilities assumed of PSI are as follows:

                                                               AMOUNT
                                                               -------
Current assets (including cash of $398).....................   $ 2,517
Property and equipment......................................       649
Purchased technology........................................     9,569
Customer list...............................................     7,947
Goodwill....................................................     6,309
Other long-term assets......................................        81
Current liabilities.........................................    (1,942)
                                                               -------
                                                               $25,130
                                                               =======

  A.H.P. Systems, Inc.

     On March 8, 2000, the Company acquired the outstanding common stock of A.H.P. Systems, Inc. (AHP), a provider of software for the printing industry. The aggregate purchase price of $4,446 (including transaction costs of $144) consisted of 5,954 shares of common stock valued at $588.08 per share and $800 in cash. This transaction was accounted for as a purchase in accordance with APB
16. The excess of the purchase price over the fair value of assets acquired and liabilities assumed in the acquisition of $4,429 is classified as goodwill.

     The estimated fair value of the assets acquired and liabilities assumed of AHP are as follows:

                                                               AMOUNT
                                                               -------
Current assets (including cash of $27)......................   $   412
Property and equipment......................................        23
Purchased technology........................................       632
Customer list...............................................       307
Goodwill....................................................     4,429
Other long-term assets......................................         3
Current liabilities.........................................    (1,360)
                                                               -------
                                                               $ 4,446
                                                               =======

  Hagen Systems, Inc.

     On March 9, 2000, the Company acquired the outstanding common stock of Hagen Systems, Inc. (Hagen), a provider of software for the printing industry. The aggregate purchase price of $40,561 (including transaction costs of $161) consisted of 34,689 shares of common stock valued at $588.08 per share, notes payable of $12,000 and $8,000 in cash. This transaction was accounted for as a purchase in accordance with APB 16. The excess of the purchase price over the fair value of assets acquired and liabilities assumed in the acquisition of $15,406 is classified as goodwill.

     The estimated fair value of the assets acquired and liabilities assumed of Hagen are as follows:

                                                               AMOUNT
                                                               -------
Current assets (including cash of $1,401)...................   $ 2,660
Property and equipment......................................       440
Purchased technology........................................    13,163
Customer list...............................................    11,857
Goodwill....................................................    15,406
Current liabilities.........................................    (2,965)
                                                               -------
                                                               $40,561
                                                               =======

  M Data, Inc. d/b/a PrintSmith

     On March 10, 2000, the Company acquired the outstanding common stock of M Data, Inc. (M Data), a provider of software for the printing industry. The aggregate purchase price of $11,174 (including transaction costs of $124) consisted of 2,555 shares of common stock valued at $782.55 per share, $7,000 in notes payable and $2,050 in cash. This transaction was accounted for as a purchase in accordance with APB 16. The excess of the purchase price over the fair value of assets acquired and liabilities assumed in the acquisition of $2,669 is classified as goodwill.

     The estimated fair value of the assets acquired and liabilities assumed of M Data are as follows:

                                                               AMOUNT
                                                               -------
Current assets (including cash of $57)......................   $   492
Property and equipment......................................       108
Purchased technology........................................     4,088
Customer list...............................................     4,491
Goodwill....................................................     2,669
Current liabilities.........................................      (674)
                                                               -------
                                                               $11,174
                                                               =======

  Logic Associates, Inc.

     On April 7, 2000, the Company acquired the outstanding common stock of Logic Associates, Inc. (Logic), a provider of software for the printing industry. The aggregate purchase price of $55,991 (including transaction costs of $223) consisted of 9,800 shares of common stock valued at $782.55 per share and $48,099 in notes payable. This transaction was accounted for as a purchase in accordance with APB 16. The excess of the purchase price over the fair value of assets acquired and liabilities assumed in the acquisition of $19,824 is classified as goodwill.

     The estimated fair value of the assets acquired and liabilities assumed of Logic are as follows:

                                                               AMOUNT
                                                               -------
Current assets (including cash of $1,045)...................   $ 3,000
Property and equipment......................................     2,445
Purchased technology........................................    16,155
Customer list...............................................    17,816
Goodwill....................................................    19,824
Other long-term assets......................................         4
Current liabilities.........................................    (2,281)
Long-term debt..............................................      (972)
                                                               -------
                                                               $55,991
                                                               =======

     Had these acquisitions taken place at the beginning of fiscal 2000 the unaudited pro forma results of operations would have been as follows for the year ended December 31, 2000.

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   2000
                                                               ------------
Revenue.....................................................    $  32,727
Operating loss..............................................      (81,750)
Net loss....................................................      (89,139)
Net loss attributable to common stock.......................      (93,997)
Pro forma loss per share, basic and diluted.................      (579.55)
Weighted average shares, basic and diluted..................      162,191

     The unaudited pro forma results are not necessarily indicative of the results of operations, which would have been reported had the acquisitions occurred prior to the beginning of the periods presented, and they are not intended to be indicative of future results.

4.  ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Activity in the allowance for doubtful accounts is as follows:

                                                               BALANCE
                                                               -------
Balance, December 31, 1999..................................    $ 250
Net charge to expense.......................................      935
Amounts written off.........................................     (500)
                                                                -----
Balance, December 31, 2000..................................    $ 685
Net charge to expense.......................................      576
Amounts written off.........................................     (691)
                                                                -----
Balance, December 31, 2001..................................      570
Net charge to expense.......................................      592
Amounts written off.........................................     (692)
                                                                -----
Balance, December 31, 2002..................................    $ 470
                                                                =====

5.  RECEIVABLES

     Receivables consist of the following:

                                                                DECEMBER 31,
                                                              ----------------
                                                               2001     2002
                                                              ------   -------
Billed receivables..........................................  $6,087   $11,948
Unbilled receivables........................................   1,629     1,418
                                                              ------   -------
                                                               7,716    13,366
Allowance for doubtful accounts.............................    (570)     (470)
                                                              ------   -------
                                                              $7,146   $12,896
                                                              ======   =======

     Unbilled receivables represent recorded revenue that is billable by the Company at future dates based on contractual payment terms.

6.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               2001       2002
                                                              -------   --------
Buildings and leasehold improvements........................  $ 1,734   $  1,739
Equipment and fixtures......................................   12,602     13,545
                                                              -------   --------
                                                               14,336     15,284
Less accumulated depreciation...............................   (9,637)   (12,578)
                                                              -------   --------
                                                              $ 4,699   $  2,706
                                                              =======   ========

7.  IDENTIFIED INTANGIBLE ASSETS, PURCHASED TECHNOLOGY AND GOODWILL

     Identified intangible assets, purchased technology and goodwill relate mainly to the business acquisitions consummated in early 2000. Amortization is recorded on a straight-line basis over the estimated useful lives (generally three years) of the remaining assets and consists of the following as of December 31, 2001 and 2002:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                2001       2002
                                                              --------   ---------
Customer list...............................................  $ 42,713   $  42,713
Purchased technology........................................    43,708      44,023
Patent......................................................     2,047       2,065
Goodwill....................................................    58,730      58,730
                                                              --------   ---------
                                                               147,198     147,531
Less accumulated depreciation...............................   (90,085)   (119,596)
                                                              --------   ---------
                                                              $ 57,113   $  27,935
                                                              ========   =========

     Effective July 1, 2001 and January 1, 2002, the Company adopted SFAS No. 141, Business Combinations (SFAS No. 141), and SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No. 142), respectively. SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting. It also specifies the types of acquired intangible assets that are required to be recognized and reported separate from goodwill. SFAS No. 142 requires that goodwill and certain intangibles no longer be amortized, but instead tested for impairment at least annually. There was no impairment of goodwill upon adoption of SFAS No. 142 in 2002.

     As required by SFAS 142, prior year results have not been restated. A reconciliation of the previously reported net loss and loss per common share for the years ended December 31, 2000 and 2001, as if SFAS No. 142 had been adopted as of January 1, 2000, is as follows:

                                                                 DECEMBER 31,
                                                         ----------------------------
                                                           2000      2001      2002
                                                         --------   -------   -------
Net loss:
  Reported net loss attributable to common stock.......  $100,576   $75,638   $46,998
  Goodwill amortization................................    16,653    19,576        --
                                                         --------   -------   -------
Adjusted net loss......................................  $ 83,923   $56,062   $46,998
                                                         ========   =======   =======
Basic and diluted loss per share:
  Reported net loss per share..........................  $ 687.66   $468.67   $  8.11
  Goodwill amortization................................    113.86    121.30        --
                                                         --------   -------   -------
Adjusted basic and diluted net loss per share..........  $ 573.80   $347.37   $  8.11
                                                         ========   =======   =======

8.  LINE OF CREDIT

     The Company's line of credit agreement has a maximum borrowing capacity of $2,000. The line of credit accrues interest at prime (4.25% at December 31, 2002). Interest is due monthly and the principal balance is due on demand. The line of credit is collateralized by substantially all of the Company's assets. As of December 31, 2001 and 2002, the entire $2,000 was outstanding.

9.  DEBT AND RELATED PARTY DEBT

     Long-term debt consists of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                               2001      2002
                                                              -------   -------
DEBT:
Note payable to bank, payable in monthly installments of $18 through July 2004 including interest at 7.62%,
  collateralized by substantially all of the Company's
  assets....................................................  $   510   $   326
Less current portion........................................      184       326
                                                              -------   -------
                                                              $   326   $    --
                                                              =======   =======
RELATED PARTY DEBT:
Notes payable to stockholders in connection with the
  acquisition of Hagen Systems, Inc.........................  $ 8,000   $    --
Notes payable to stockholders in connection with the
  acquisition of M Data, Inc................................    4,000        --
Notes payable to stockholders in connection with Certain
  debt refinancings which occurred in December 2001.........   23,600        --
Notes payable to stockholders in connection with the
  acquisition of M Data, Inc., due in twenty-four successive monthly installments of $175 commencing January 1, 2003,
  plus interest at 8%.......................................       --     4,200
Notes payable to stockholders in connection with the
  acquisition of Hagen Systems, Inc. due in January 2004.
  Current interest is due and payable at 8% and is payable
  in monthly installments Collateralized by substantially
  all of the Company's assets...............................       --     2,350
Note payable to stockholder due in January 2004. Current
  interest is due and payable at 4% and is payable in
  quarterly installments commencing September 2002.
  Collateralized by substantially all of the Company's
  assets....................................................       --    11,800
                                                              -------   -------
                                                               35,600    18,350
Less current portion........................................       --     2,100
Less debt origination costs.................................    2,561     3,507
                                                              -------   -------
                                                              $33,039   $12,743
                                                              =======   =======

     The note payable to the bank includes various restrictive covenants, which among other things require the Company to maintain a certain debt service coverage ratio. At December 31, 2001 and 2002, the Company was not in compliance with this covenant. The bank waived compliance with this covenant through January 1, 2004.

     During 2001, the Company received bridge loans in the amount of $4,500 from certain Series B, C, D, and E-1 preferred stockholders. The bridge loans bore interest at 12% and converted into $2,250 of long-term stockholder debt and 562,500 shares of Series F preferred stock at $4.00 per share on December 31, 2001. The Company issued warrants to purchase 9,382 shares of common stock and 75,000 shares of Series E-1 preferred stock shares in conjunction with these bridge loans which were valued at $1,161, using the Black-Scholes valuation model with the following assumptions: volatility of 1.0; no expected dividend yield; risk-free interest rate of 5.09%; and an estimated life of ten years (Note 14). The estimated fair value of these warrants was recorded as interest expense in 2001.

     At the close of business on December 31, 2001, the Company entered into new agreements for its related-party debt. Notes payable to stockholders issued in connection with the acquisition of Logic totaling $23,604 were repaid along with $4,000 of the outstanding notes payable to stockholders issued in connection with the acquisition of Hagen. In addition, new agreements were entered into with the former stockholders of Hagen and M Data. Accordingly, new payment periods and interest rates related to the remaining $8,000 of debt for Hagen and $4,000 of debt for M Data were established as disclosed above. Funds used for the repayments were obtained from a $23,600 note payable issued to Iris Graphics, a subsidiary of one of the Company's stockholders, and the issuance of 3,722,096 shares of Series F preferred stock at $4 per share (Note 12). The financial statements reflect these transactions as of December 31, 2001, in accordance with the terms of the agreements described above. The related cash transfers occurred on January 2, 2002. The Iris Graphics note included financial covenants based on cash flows and revenues. At December 31, 2001, the Company was not in compliance with the quarterly cash flow covenant, which would have resulted in an additional 3% of interest until the default was cured. Iris Graphics waived compliance with this covenant through March 31, 2002. In conjunction with incurrence of the debt, Iris Graphics was also issued a warrant to purchase 570,874 shares of Series F preferred stock at an exercise price of $.01 per share. The estimated fair value of this warrant of $2,283 will be recorded to interest expense over the term of the related debt (Note 14).

     On May 31, 2002 and June 10, 2002, the Company executed agreements with certain of its debt holders to modify the terms of certain related-party debt, effective upon the completion of the Company's initial public offering. An amendment to the promissory note issued to the former shareholders of M Data, dated as of May 31, 2002, provided for an increase in the principal amount of the note to $4,200 from $4,000 in return for a reduction in the annual interest rate to 8.0% from 12.0%. Principal payments are due in 24 equal installments commencing January 2003. Interest is payable monthly beginning June 2002. The $200 increase in principal was accounted for as deferred interest and will be amortized as interest expense in addition to the 8.0% stated rate over the remaining term of the loan (resulting in an effective annual interest rate of approximately 11.1%).

     An amendment to the credit agreement with Iris Graphics, dated as of June 10, 2002: (i) reduced the annual interest rate to a fixed rate of 4.0%; (ii) provided for the payment of a total of $11,800 of the outstanding principal balance of $23,600 at December 31, 2001 and all accrued and deferred interest upon the completion of the Company's initial public offering; and (iii) eliminated the financial condition covenants associated with the original loan. In return, the Company agreed to pay a $3,700 restructuring fee upon completion of the Company's initial public offering. The restructuring fee was accounted for as deferred interest and will be amortized as interest expense in addition to the stated 4.0% rate over the remaining term of the loan (resulting in an effective annual interest rate of approximately 23.8%). The $11,800 remaining principal balance is due in one installment on January 2, 2004. Interest is payable quarterly beginning in June 2002. The covenants under the amended agreement provide certain limitations on the Company's product development and capital expenditures, future investments and certain other financial criteria.

     In connection with this amendment and subsequent repayment, the Company wrote off approximately $1,143 of debt origination fees associated with the fair value of the Iris Graphic warrant. This write-off has been included in other expense.

     Additionally, under an amendment to the loan agreement with the former shareholders of Hagen Systems, dated as of June 10, 2002, the Company was not required to prepay $2,000 of the $8,000 otherwise due upon an initial public offering and the annual interest rate was reduced to 8.0%, in return for an increase of $350 to the remaining principal balance of the loan. The remaining principal amount due under the restructured agreement, after the prepayment of $6,000, is $2,350, which is due on January 2, 2004. Interest at an annual rate of 8.0% is payable monthly beginning in June 2002. The $350 increase in principal was accounted for as deferred interest and will be amortized as interest expense in addition to the stated 8.0% rate over the remaining term of the loan (resulting in an effective annual interest rate of approximately 17.4%).

     Future minimum debt payments at December 31, 2002 are as follows:
2003 -- $2,299 and 2004 -- $16,377.

10.  COMMITMENTS AND CONTINGENCIES

  LEASE OBLIGATIONS

     The Company leases office equipment, vehicles, and office facilities in various locations. Rental expense under these operating leases was $1,373, $1,670, and $1,388 for the years ended December 31, 2000, 2001, and 2002, respectively. At December 31, 2002, future commitments under all noncancelable operating leases are as follows :

                                                              THIRD    RELATED
                                                              PARTY     PARTY
                                                              ------   -------
2003........................................................  $  920   $  469
2004........................................................     468      443
2005........................................................     474      444
2006........................................................     448      364
Thereafter..................................................     145       27
                                                              ------   ------
                                                              $2,455   $1,747
                                                              ======   ======

     The Company leases equipment under various capital leases. These capital leases expire in various years through 2003 and may be renewed for periods ranging from one to five years. Amortization of leased assets is included in depreciation and amortization expense.

     Future minimum payments under capital leases with initial terms of one year or more consisted of the following at December 31, 2002:

                                                               CAPITAL LEASES
                                                               --------------
2003........................................................        $34
                                                                    ---
Total minimum lease payments................................         34
Amounts representing interest...............................         (1)
                                                                    ---
Present value of net minimum lease payments.................        $33
                                                                    ===

  LEGAL PROCEEDINGS

     The Company is involved in disputes and litigation in the normal course of business. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on the Company's business, financial condition, or results of operations. The Company has accrued for estimated losses in the accompanying financial statements for those matters where it believes that the likelihood that a loss has occurred is probable and the amount of loss is reasonably estimable. Although management currently believes the outcome of other outstanding legal proceedings, claims, and litigation involving the Company will not have a material adverse effect on its business, financial condition, or results of operations, litigation is inherently uncertain and there can be no assurance that existing or future litigation will not have a material adverse effect on the Company's business, financial condition, results of operations or cash flows.

11.  INCOME TAXES

     The reconciliation of the effective income tax rate is as follows:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                              2000    2001    2002
                                                              -----   -----   -----
Federal income tax statutory rate...........................   34.0%   34.0%   34.0%
Increases (decreases):
  Nondeductible items, including goodwill amortization......   (8.0)  (12.0)   (3.3)
  State income taxes, net of federal benefit................    6.0     6.0     6.0
  Change in valuation allowance.............................  (32.0)  (28.0)  (36.7)
                                                              -----   -----   -----
Total income tax expense....................................    0.0%    0.0%    0.0%
                                                              =====   =====   =====

     Significant components of the Company's deferred tax assets and liabilities are as follows :

                                                                DECEMBER 31,
                                                              -----------------
                                                               2001      2002
                                                              -------   -------
Deferred tax assets:
  Net operating loss carryforwards..........................  $29,363   $30,565
  Deferred revenue..........................................    1,581     1,471
  Bad debt expense..........................................      228       186
  Depreciation/amortization.................................      842     1,048
  Accrued expenses..........................................    2,994     2,836
  Stock-based compensation..................................       --       531
  Other.....................................................        3         6
                                                              -------   -------
     Total deferred tax assets..............................   35,011    36,643
Deferred tax liabilities:
  Identified intangibles....................................   13,481     1,998
  Tax accounting change.....................................      104        27
                                                              -------   -------
     Total deferred tax liabilities.........................   13,585     2,025
  Valuation allowance.......................................   21,426    34,618
                                                              -------   -------
     Net deferred tax asset.................................  $    --   $    --
                                                              =======   =======

     A valuation allowance has been recorded on the amount of the net deferred tax asset at December 31, 2001 and 2002, based on management's determination that the recognition criteria for realization of the net deferred tax assets has not been met.

     At December 31, 2002, the Company had accumulated net operating loss carryforwards for tax purposes of approximately $76,413, which will expire beginning in 2011 through 2022. Utilization of certain net operating loss carryforwards is subject to limitations under Section 382 of the Internal Revenue Code. Additionally, certain state tax restrictions will apply to the utilization amount and timing of the net operating loss carryforwards.

12.  STOCKHOLDERS' EQUITY

     At December 31, 2002, the number of authorized shares of common stock and preferred stock was 100,000,000 shares and 1,000,000 shares, respectively, of which 10,632,877 and 0, respectively were outstanding, 10,731 and 0, respectively, were held in treasury and 2,125,833 and 0, respectively, were reserved for future issuance.

     On January 2, 2002, the Company effected a one-for-thirty reverse stock split of its issued and outstanding common stock. On May 31, 2002, the Company affected a 1-for-2.22 reverse stock split of its issued and outstanding common stock. All common stock prices and amounts impacted by the splits have been retroactively adjusted. Certain share calculations resulting in fractional amounts have been rounded to the nearest whole number.

  PREFERRED STOCK

     At December 31, 2001 the following Redeemable preferred stock was authorized and outstanding:

                                                           NUMBER OF          NUMBER OF
                                                             SHARES             SHARES
                                                           AUTHORIZED        OUTSTANDING
                                                        ----------------   ----------------
Redeemable preferred stock:
  Series B............................................     31,186,312         31,186,312
  Series C............................................      1,915,080          1,915,080
  Series D............................................        283,125            283,125
  Series E-1..........................................     20,333,333         17,375,000
  Series F............................................      4,525,602          4,292,970

     On February 9, 2000, the Company issued 31,186,312 shares of Series B preferred stock for consideration of $25,011.

     On February 15, 2000, the Company issued 1,915,080 shares of Series C preferred stock for consideration of $11,107.

     On March 8, 2000, 190,948 shares of Series A-1 preferred stock were repurchased by the Company for consideration of $1,107.

     On March 8, 2000, the Company issued 283,125 shares of Series D preferred stock for consideration of $2,500.

     On October 30, 2000 and March 1, 2001, the Company issued 15,625,000 shares and 1,750,000 shares, respectively, of Series E-1 preferred stock for consideration of $62,500 and $7,000, respectively.

     On December 31, 2001, the Company issued 3,722,096 shares of Series F preferred stock for consideration of $14,888. Additionally on December 31, 2001, warrants to purchase 570,874 shares of Series F preferred stock were exercised for $6.

     On January 31, 2002, the Company issued 188,736 shares of Series F preferred stock for consideration of $755.

     The Company paid $2,807 in transaction costs in conjunction with the issuance of Series B, C, D, E-1, and F preferred stock.

  LIQUIDATION AND REDEMPTION

     Prior to the conversion of all preferred stock to common stock in connection with the Company's initial public offering (Note 2), Series B, C, D, E-1, and F preferred stock had the right to request the Company to redeem all shares. The redemption price for all series of preferred stock would have been the higher of (i) the liquidation preference of a share of such series of preferred stock plus unpaid declared dividends, and (ii) the fair market value of a share of preferred stock as determined by an independent appraiser plus all dividends declared that remain unpaid. During 2000, 2001 and 2002, approximately $4,858, $5,635 and $6,201, respectively, were accreted as dividends utilizing the interest method so that, at the redemption date, the accreted amount would equal the redemption amount.

  CONVERSION

     In connection with the Company's initial public offering (see Note 2), 67,512,270 shares of preferred stock converted into 6,691,652 shares of common stock. The outstanding shares of preferred stock were multiplied by the following conversion ratio:

Series A....................................................   .015
Series A-1..................................................   .015
Series B....................................................   .015
Series C....................................................   .016
Series D....................................................   .017
Series E-1..................................................   .271
Series F....................................................   .291

  COMMON STOCK

     On February 7, 2000, the Company issued 3,822 shares of common stock for $585 of software services.

     On March 9, 2000, the Company issued 1,000 shares of common stock for $589 of advertising services.

     On March 10, 2000, the Company issued 20,396 shares of common stock for consideration of $11,928.

     In connection with its initial public offering (see Note 2), on June 18, 2002, the Company issued 3,750,000 shares of common stock for consideration of approximately $32,950, net of underwriting discounts, commissions and offering expenses.

13.  STOCK OPTION PLANS

  1999 STOCK OPTION PLAN

     During 1999, the Company adopted a stock option plan (the 1999 Plan), which provides for the issuance of stock options for officers, directors, employees, and consultants. A total of 9,831 options to purchase the Company's common stock have been granted pursuant to the 1999 Plan at an exercise price equal to the estimated grant date fair value, as determined by the board of directors. Options under the 1999 Plan will generally expire ten years from the date of grant. Options granted under the plan vested immediately in March 2000 upon the Company's filing of a registration statement on Form S-1. A new measurement date did not occur since the accelerated vesting was included in the original grant agreement. As of December 31, 2002, the weighted average remaining contractual life on the 1999 Plan options outstanding was 6.73 years.

  STOCK INCENTIVE PLANS

     Effective February 10, 2000, the Company adopted the 2000 stock incentive plan (the 2000 Plan), which provides for the issuance of stock options for officers, directors, employees, and consultants. A total of 112,526 shares of common stock may be issued pursuant to the 2000 Plan. Options generally vest over a four-year period in equal annual amounts, or over such other period as the board of directors determines, and may be accelerated in the event of certain transactions such as a merger or a sale of the Company. These options generally expire ten years after the date of grant. As of December 31, 2002, no additional shares have been granted pursuant to this Plan. The weighted average remaining contractual life on the 2000 Plan options outstanding at December 31, 2002 was 7.84 years.

     During 2000, the Company granted stock options to certain employees below fair value and to nonemployees for professional services, which resulted in the recognition of $1,016 of deferred stock-based compensation. The deferred stock-based compensation is being amortized over the remaining vesting period. The employee grants were determined utilizing the intrinsic value method under APB Opinion No. 25. The nonemployee grants were for professional services at exercise prices that approximated fair value at the date of grant. The average fair value of these options was estimated at $6.66 per share on the date of grant using the Black-Scholes option pricing model with the following assumptions: volatility of 1.00, dividend yield of 0.0%, risk-free interest rate of 6.0%, and an expected life of four years. During 2000, 2001 and 2002, the Company recognized compensation expense of approximately $866, $49 and $32, respectively, related to these grants.

     Effective February 5, 2002, the Company adopted the 2002 key executive stock incentive plan (the 2002 Executive Plan) under which 766,520 shares of common stock were reserved for grants to senior management, officers, and directors. As of December 31, 2002, the Company had granted options to purchase 766,520 shares of common stock, with an exercise price of $4.21 per share. Options to purchase 10,307 and 756,213 shares vest over one- and four-year periods, respectively. As these options were granted below fair market value, $4,433 of deferred stock-based compensation was recorded. For the year ended December 31, 2002, $1,148 of stock-based compensation expense was recognized with respect to these options. As of December 31, 2002, the weighted average remaining contractual life on the 2002 Executive Plan options outstanding was
9.1 years.

     Effective March 5, 2002, the Company adopted the 2002 Stock Incentive Plan (the 2002 Plan), which provides for the issuance of stock options for officers, directors, employees, and consultants. The Company has reserved 765,765 shares of common stock for grants under the plan. The options generally vest over a four-year period in equal annual amounts, or over such other period as the board of directors determines, and may be accelerated in the event of certain transactions such as a merger or a sale of the Company. These options generally expire ten years after the date of grant. During 2002, the Company granted 92,910 options to employees below fair value at the date of grant. The transaction resulted in $743 and $179 of deferred stock-based compensation and compensation expense, respectively. The deferred stock-based compensation is being amortized over the remaining vesting period. As of December 31, 2002, the weighted average remaining contractual life on the 2002 Plan options outstanding was 9.34 years.

     The following table summarizes option activity for options to purchase common stock for the 1999 Plan, the 2000 Plan, the 2002 Executive Plan and the 2002 Plan for the years ended December 31, 2000, 2001 and 2002:

                                           COMMON STOCK    OPTION PRICE        WEIGHTED
                                             OPTIONS         RANGE PER         AVERAGE
                                           OUTSTANDING         SHARE        EXERCISE PRICE
                                           ------------   ---------------   --------------
Options outstanding, December 31, 1999...       7,850              $79.92      $ 79.92
Options granted..........................       5,719              $76.59      $ 76.59
Options granted..........................      46,635     $199.80-$266.40      $265.07
Options granted..........................      19,015     $386.28-$782.55      $510.16
Options exercised........................         498       $76.59-$79.92      $ 79.67
Options forfeited........................       1,867      $76.59-$782.55      $273.78
                                            ---------                          -------
Options outstanding, December 31, 2000...      76,854      $76.59-$782.55      $206.96
Options granted..........................      72,114      $99.90-$266.40      $103.23
Options exercised........................         144       $76.59-$79.92      $ 79.56
Options forfeited........................      22,047      $79.92-$266.40      $159.58
                                            ---------                          -------
Options outstanding, December 31, 2001...     126,777      $76.59-$782.55      $203.13
Options granted..........................   1,241,033        $2.00-$15.54      $  7.53
Options exercised........................          --                  --           --
Options forfeited........................      79,382       $2.00-$782.55      $ 33.09
                                            ---------                          -------
Options outstanding, December 31, 2002...   1,288,428       $2.00-$782.55      $ 23.90
                                            =========                          =======

     The options to purchase common stock outstanding as of December 31, 2002 have been segregated into ranges for additional disclosure as follows:

                                               COMMON STOCK                              COMMON STOCK
                                           OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                              ----------------------------------------------   --------------------------------
                                                 WEIGHTED
                                  OPTIONS         AVERAGE
                              OUTSTANDING AS     REMAINING       WEIGHTED      EXERCISABLE AS       WEIGHTED
RANGE OF                      OF DECEMBER 31,   CONTRACTUAL      AVERAGE       OF DECEMBER 31,      AVERAGE
EXERCISE PRICES                    2002            LIFE       EXERCISE PRICE        2002         EXERCISE PRICE
---------------               ---------------   -----------   --------------   ---------------   --------------
$  2.00-$ 15.54.............     1,175,950          9.18         $  7.21           819,599          $  4.77
$ 76.59-$ 99.90.............        66,978          7.92         $ 97.02            36,104          $ 94.80
$199.80-$266.40.............        31,108          7.70         $264.47            18,762          $264.21
$386.28-$782.55.............        14,392          7.17         $526.67            10,096          $523.06
                                 ---------          ----         -------           -------          -------
                                 1,288,428          9.06         $ 23.90           884,561          $ 19.86
                                 =========          ====         =======           =======          =======

     The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock option plans. Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net loss and net loss per share would have been increased by approximately $2,201, $4,508, and $4,406 or $15.05, $27.93 and $.76
per share, in 2000, 2001, and 2002, respectively. The following weighted average assumptions were used in the Black-Scholes pricing model: volatility of 1.58,
1.0 and 1.17, dividend yield of 0.0%, an expected life of three and four years, and average risk-free interest rates of 6.50%, 4.05% and 3.63% for 2000, 2001, and 2002, respectively. The effects of applying SFAS No. 123 in this pro forma disclosure are not likely to be representative of the effects on reported net income for future years.

  EMPLOYEE STOCK PURCHASE PLAN

     Effective March 5, 2002, the Company adopted the 2002 Employee Stock Purchase Plan, which became effective upon the Company's initial public offering. The Company has reserved 337,837 shares of common stock for issuance under the plan. Under the Plan, employees participating in the Plan may purchase shares of common stock at the lower of (i) 85% of the price of a share of common stock at the beginning of an offering period and (ii) 85% of the price of a share of common stock on the purchase date. An offering period is defined as a two-year period consisting of four (4) purchase dates, April 30 and October 31 of each year. Employees are eligible to join the plan and begin their offering period on May 1 and November 1 of each calendar year. On October 31, 2002, employees purchased 38,986 shares for $.99 (85% of $1.16 on October 31, 2002) resulting in cash proceeds of approximately $38.

14. WARRANTS

  STRATEGIC

     In early 2000, the Company entered into two agreements pursuant to which the Company develops private label Web sites. The Company is permitted to disclose these agreements in sales and marketing publications. The Company generates no revenues under these agreements. In return for certain marketing related services during 2000, the Company issued warrants to purchase 29,603 shares of common stock with exercise prices ranging from $386.28 to $592.07. Warrants to purchase 6,723 shares of common stock vested immediately and the remaining warrants vest dependent upon various installation and usage milestones, which vary by agreement. During 2000 and 2001, the Company recorded $2,903 and $324, respectively, as warrant expense related to the warrants that vested. The remaining warrants to purchase 22,880 shares, which vest dependent upon installation and usage milestones, will be recorded as warrant expense at the fair value on the dates the milestones are achieved in accordance with EITF No. 96-18.

  CUSTOMERS AND RESELLERS

     During March 2000, the Company issued a warrant to purchase 1,501 shares of common stock at an exercise price of $386.28 per share to a customer. This warrant was immediately exercisable and expires four years from the date of grant. It is exercisable for a period of four years. The fair value of this warrant of $437 has been recorded as warrant expense in 2000 in accordance with EITF No. 96-18, because no revenue was generated from the related customer. In March 2000, the Company also granted a warrant to purchase 3,753 shares of common stock to a potential customer at an exercise price of $999. The warrant is exercisable upon entering into a private label site agreement. The warrant is not currently exercisable.

     In January 2001, the Company granted a warrant to purchase 37,537 shares of common stock to a reseller of the Company's products. This warrant is exercisable until the earlier of 12 months after termination of the agreement with the reseller or the closing date of a merger or consolidation of the Company with or into any other entity. The warrant was exercisable for 3,753 shares as of the date of grant. The Company has recorded $647 as warrant expense related to this warrant. The remaining 33,784 shares of common stock are to vest based on performance targets. As of December 31, 2001, warrants to purchase 3,002 of the remaining shares had vested, resulting in a $47 reduction in revenue and $83 of warrant expense. To the extent the Company generates revenue under the agreement with this reseller, the fair value of the warrant as it vests will continue to be recorded as a reduction of revenue. These warrants will be recorded at fair value on the date the performance targets are met.

  DEBT

     In conjunction with certain bridge loans issued in July and August of 2000, the Company issued warrants to purchase 11,257 shares of common stock at an exercise price of $266.40 per share. The fair value of these warrants of $1,942 was initially recorded as a debt discount and then amortized as interest expense upon the conversion of the notes to equity in October 2000.

     In conjunction with the bridge loans issued in September and November of 2001 (Note 6), the Company issued warrants to purchase 9,382 shares of common stock and 75,000 shares of Series E-1 preferred stock at exercise prices of $39.96 per share and $4.00 per share, respectively. The fair value of these warrants of $1,161 was initially recorded as a debt discount and then amortized as interest expense upon the conversion of the notes to equity in December 2001.

     On December 31, 2001, the Company issued warrants to purchase 570,874 shares of Series F preferred stock to Iris Graphics in connection with a note payable (Note 8). The fair value of these warrants of $2,283 has been recorded as a debt discount and will be amortized as interest expense over the repayment term using the interest method.

  OTHER

     In March 2000, the Company issued warrants to purchase 1,250 shares and 1,501 shares of common stock to an advertising agency and a law firm, respectively, for services. These warrants vested immediately at exercise prices of $999 and $386.28, respectively. They are exercisable for a period of four years. In accordance with EITF No. 96-18, the fair values of these warrants of $501 and $437 were recorded to sales and marketing expense and general and administrative expense, respectively, in 2000.

     In April 2000, the Company also issued warrants to purchase 375 shares of common stock to an equipment manufacturer in return for equipment discounts and a comarketing agreement. These warrants became exercisable upon the initial public offering (Note 2) of the Company's stock at the initial public offering price per share. The Company recognized $1 of sales and marketing expense associated with this transaction.

     In March 2001, the Company granted warrants to purchase 50,000 shares of Series E-1 preferred stock to a broker in connection with the issuance of Series E-1 preferred stock. The fair value of these warrants of $168 has been recorded as stock issuance cost.

     On February 5, 2002, the Company granted a warrant to purchase 3,378 shares of common stock to a software provider. The warrant became exercisable upon the initial public offering of the Company's common stock at the initial public offering price per share. The Company recognized $25 of sales and marketing expense associated with this transaction.

  FAIR VALUE

     The fair values of all the warrants described above were estimated using the Black-Scholes valuation model with the following assumptions: volatility of 1.0, no expected dividend yield, risk-free interest rates of 3.22% to 5.09%, and an estimated life of three to ten years.

     The following table summarizes common stock warrant activity for the years ended December 31, 2000, 2001 and 2002:

                                                            WARRANTS      WARRANT PRICE
                                                           OUTSTANDING   RANGE PER SHARE
                                                           -----------   ---------------
Balance, December 31, 1999...............................         --                  --
Warrants granted.........................................     37,481     $266.40-$386.28
Warrants granted.........................................     11,759     $ 592.07-999.00
                                                             -------
Balance, December 31, 2000...............................     49,240     $266.40-$999.00
Warrants granted.........................................     33,817     $          6.66
Warrants granted.........................................      9,382     $         39.96
Warrants granted.........................................     37,537     $        266.40
                                                             -------
Balance, December 31, 2001...............................    129,976     $ 39.96-$999.00
Warrants granted.........................................      3,378     $         10.00
                                                             -------
Balance, December 31, 2002...............................    133,354     $  6.66-$999.00
                                                             =======

     During 2001, the Company also granted warrants to purchase 125,000 shares and 570,874 shares of Series E-1 and Series F preferred stock, respectively, at exercise prices of $4.00 and $.01 per share, respectively. All Series F preferred stock warrants were exercised during 2001. In association with the initial public offering (Note 2), the 125,000 Series E-1 warrants were converted into 33,817 common shares.

15.  DEFINED CONTRIBUTION PLAN

     The Company has a 401(k) Retirement Plan (the Plan) which covers substantially all eligible employees. The Plan is a defined contribution profit sharing plan in which all eligible participants may elect to have a percentage of their compensation contributed to the Plan, subject to certain guidelines issued by the Internal Revenue Service. The Company may contribute to the Plan at the discretion of the Board of Directors. As of December 31, 2000 and 2001, the Plan held 83,385 shares and 83,294 shares, respectively, of the Company's Series A-1 preferred stock. The holder of the stock under the Plan had an option to put the stock to the Company at the then current fair value during August and February of each year. However, the Company reserves the right not to purchase any shares of Series A-1 preferred stock if the purchase, in the reasonable discretion of the Company, could have an adverse affect on the Company's financial position. As of December 31, 2001, the Company had recorded a stock purchase plan liability of $125, equal to the fair value of the stock held by the Plan. In association with the initial public offering (Note 2), the outstanding shares of Series A-1 preferred stock were converted into common stock. During 2002, the Company purchased 1,222 shares for a total purchase price of $122. As of December 31, 2002, the Plan held 29 shares of the Company's common stock. As of December 31, 2002, the remaining liability related to shares in the Plan is immaterial. To date, the Company has not made any cash contributions to the Plan.

16.  RESTRUCTURING CHARGE

     In September 2000, the Company announced a strategic restructuring to consolidate certain redundant tasks related to the acquisitions completed during 2000. The plan of restructuring approved by the board of directors resulted in a restructuring charge of $1,185. This restructuring charge consisted primarily of severance benefits and costs related to the termination of 78 employees during the period from September through December 2000.

     In May 2001, the Company announced a restructuring that primarily related to the consolidation of certain client support operations into existing facilities, resulting in a restructuring charge of $2,098. The plan included terminations of 45 employees and the reduction of leased office space.

     In August 2002, the Company announced a restructuring effecting an organizational realignment of its product management customer service and support operations. This resulted in a restructuring charge of $525 in the quarter ended September 30, 2002. This charge consisted primarily of severance and benefits, including involuntary termination and COBRA benefits, outplacement costs, and payroll taxes for the approximately 40 employees impacted by this restructuring.

     Activity in the restructuring reserve is as follows (in thousands):

                                                        EMPLOYEE
                                                        SEVERANCE        LEASE
                                                      AND BENEFITS    OBLIGATIONS    TOTAL
                                                      -------------   -----------   -------
Balance, December 31, 1999..........................     $    --         $  --      $    --
Restructuring charge................................       1,185            --        1,185
Amounts paid against the reserve....................        (547)           --         (547)
                                                         -------         -----      -------
Balance, December 31, 2000..........................         638            --          638
Restructuring charge................................       1,468           630        2,098
Amounts paid against the reserve....................      (2,106)         (143)      (2,249)
                                                         -------         -----      -------
Balance, December 31, 2001..........................          --           487          487
Restructuring charge................................         525            --          525
Amounts paid against the reserve....................        (511)         (434)        (945)
                                                         -------         -----      -------
Balance, December 31, 2002..........................     $    14         $  53      $    67
                                                         =======         =====      =======

     The remaining restructuring reserve of approximately $67 is expected to be paid during 2003.

17.  RELATED PARTY TRANSACTIONS

     On November 8, 1999 and December 22, 1999, promissory notes in the amount of $1,714 were received by the Company in conjunction with the sale of 58,678 shares of common stock. The notes bear interest at the annual rate of 6% and are due on November 7, 2004. In the event the value of the stock is insufficient to pay the full amount due under the notes, the Company may seek reimbursement from the borrower for any deficiency up to 30% of the original balance of the note plus accrued interest. The notes receivable are included in stockholders' equity on the accompanying balance sheet. During 2000, $335 (including interest of $86) was repaid in exchange for cash of $61 and a note payable of $274. During 2001, $1,112 (including interest of $63) was repaid by a Company executive utilizing proceeds he received from the sale of his common stock to certain preferred stockholders. Additionally, during 2000, 2001 and 2002, approximately $86, $90 and 18, respectively, was recorded as interest income. As of December 31, 2002, the Company recorded a valuation adjustment of approximately $393 to adjust the fair value of the non-recourse portion of the notes receivable balance.

     On April 26, 2001, the Company entered into a secured promissory note with a Company executive for $642 plus interest at the annual rate of 4.58%. The note matured October 5, 2001 and was secured by 6,422 shares of common stock owned by the executive. During 2001, the Company took possession of these shares in satisfaction of this note. The fair value of the shares on the date that the loan was provided and the date that the loan matured was approximately $642. In addition, the Company repaid an unsecured promissory note issued to the same executive in April 2001 in the original principal amount of $99.

     The Company has also issued notes to related parties (Note 9) and entered into various leases with related parties (Note 10).

     In February 2000, the Company entered into a strategic alliance agreement, which was restated in December 2001, with Creo, Inc (Creo), a stockholder. As part of the alliance, the Company signed a comprehensive services agreement. During 2001 and 2002, $61 and $1, respectively, were paid as commissions under the agreement.

18.  SUBSEQUENT EVENTS

     On January 21, 2003, the Company received notification from Creo, one of its stockholders, that Creo had entered into private, binding agreements to acquire an additional 2.6 million shares of the Company's outstanding common stock ("Common Stock") for $1.30 per share increasing its ownership from approximately 30% to approximately 55% of the outstanding Common Stock. In connection with these transactions, Creo presented the Company an unsolicited offer to purchase all of the remaining outstanding shares of Common Stock for $1.30 per share.

     On January 22, 2003, the Company received an unsolicited offer from Electronics for Imaging, Inc. ("EFI"), an unrelated party, to purchase all of the outstanding shares of Common Stock for $2.60 per share.

     Also, on January 22, 2003, the Company's Board of Directors ("Board") appointed a Special Committee ("Special Committee") of the Board to consider its strategic alternatives, including the two outstanding offers for the acquisition of the Company. On January 31, 2003, the Special Committee announced it had selected a financial advisor to assist in their review of the various alternatives.

     On February 13, 2003, the Special Committee adopted a Stockholders Rights Agreement (the "Rights Agreement") pursuant to which dividend distribution of one Right on each outstanding share of Common Stock was declared. The Rights become exercisable if a person or group of affiliated or associated persons acquires beneficial ownership of 30% or more of the outstanding shares of Common Stock and other voting securities (the "Voting Securities") of the Company or announces a tender offer or exchange offer for 15 percent or more of the outstanding Voting Securities. The Board of Directors is entitled to redeem the Rights at $.001 per Right at any time before any such person or affiliated group thereafter acquires beneficial ownership of 30% or more of the outstanding Voting Securities. If a person or affiliated group hereafter acquires beneficial ownership of 30% or more of the outstanding Voting Securities of the Company (an "Acquiring Person"), each Right will entitle its holder, except any such Acquiring Person whose Rights shall become null and void, to purchase, at an exercise price of $6.80 per share (subject to adjustment in certain events), a number of shares of Common Stock having a market value at that time of twice the Right's exercise price. Subject to certain exceptions, existing stockholders that would otherwise become Acquiring Persons upon adoption of the Rights Agreement are considered "Grandfathered Stockholders" and are not Acquiring Persons, unless after such date they acquire beneficial ownership of additional Voting Securities or exercise a contractual right to acquire Voting Securities or enter into a new agreement to acquire or vote Voting Securities beneficially owned by them. Before any such Acquiring Person shall become the beneficial owner of 75% or more of the total voting power of the aggregate of all shares of Voting Securities then outstanding, the Board may exchange each Right (other than Rights that previously have become void as described above) in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment in certain events). If the Company is acquired in a merger or other business combination transaction after a Person or group of affiliated or associated Persons acquires beneficial ownership of 30% or more of the Company's outstanding Voting Securities, each Right (except Rights that previously have been voided as described above) will entitle its holder to purchase, at the Right's then-current exercise price, a number of shares of the common stock or other equity interest of the ultimate parent of such acquiring entity having a market value at that time of twice the Right's exercise price.

     The dividend distribution is payable to stockholders of record on February 14, 2003. The Rights will expire in ten years.

     On February 13, 2003, the Company entered into the following three agreements with EFI: a letter agreement that places certain restrictions on the Company's ability to take actions in order to facilitate a business combination with an entity other than EFI; a stock option agreement granting EFI an option to purchase up to 2,126,574 shares of Common Stock at a purchase price equal to $2.60 per share; and a standby credit facility in the amount of $11,000 plus a working capital facility which will provide up to an additional $3,000 under certain circumstances.

     Printcafe entered into the EFI letter agreement and the option agreement in order to induce EFI to provide Printcafe with the standby credit facility. Subject to certain conditions, the Company has agreed under the terms of the EFI agreement not to, among other things, solicit any takeover proposal, participate in any discussions or negotiate regarding any takeover proposal, or enter into any merger agreement, acquisition agreement, option or similar agreement with a third party. The agreement specifies that the Company cannot solicit other offers but may respond to a bona fide written offer that is superior to the EFI proposal.

     The Company has also granted to EFI an option to purchase up to 2,126,574 shares of Common Stock at a purchase price equal to $2.60 per share. Provided that EFI is not in breach of its obligations under the standby credit agreement, EFI may exercise the option at any time, in whole or in part. The option will terminate on December 31, 2007. Subject to certain conditions, the option shares must be repurchased by the Company, at the request of EFI, at a price equal to the aggregate purchase price paid for such shares by EFI. In addition, subject to certain conditions, the Company may repurchase from EFI the option shares at a price equal to the price paid by EFI for those shares.

     Under the terms of the standby credit facility, EFI is obligated to disburse up to $11,000 to the Company in the event that certain amounts under the Company's existing credit facilities become due and payable as a result of any action taken by the Company in order to facilitate the proposed business combination with EFI or certain other criteria. All loans made under this facility bear interest at the rate of 8% per annum payable on January 2, 2004. With a certain exception, the maturity date would be accelerated if a business combination with EFI is not consummated on or before June 30, 2003 or upon the termination of the agreement. Subject to certain conditions, the credit facility also provides the Company with a working capital facility up to an aggregate amount of $3,000 to be disbursed in the event that, among other things, the Company's cash balance as of the close of business on the date notice is given by the Company is less than $1,000. The Company is obligated to use the proceeds of any exercise of the option agreement to pay down outstanding amounts under the standby credit facility. All loans under the working capital facility bear interest at a rate per annum equal to the prime rate as published, from time to time, by Citibank, plus two percent payable on the maturity date of the loans.

     On February 19, 2003 Creo initiated legal action in the State of Delaware against the Special Committee and certain members of the Company's Board of Directors. Creo initially sought a temporary restraining order with respect to the Rights Agreement and the three Agreements with EFI. On February 21, 2003, the temporary restraining order was denied by the Delaware court. This litigation is still pending and the Company cannot predict the eventual outcome at this time.


     On February 26, 2003 the Company and EFI entered into a merger agreement providing for EFI's acquisition of the Company for $2.60 per share for each outstanding share of the Company's stock. The merger is subject to regulatory review and stockholder approval by the Company's stockholders.

19.  SUPPLEMENTARY QUARTERLY DATA (UNAUDITED)

     A summary of the Company's quarterly financial results for the years ended December 31, 2001 and 2002 follows (in thousands):

                                                             FOR THE QUARTER ENDED
                                    -----------------------------------------------------------------------
                                    MARCH 31, 2001   JUNE 30, 2001   SEPTEMBER 30, 2001   DECEMBER 31, 2001
                                    --------------   -------------   ------------------   -----------------
Revenue...........................     $  9,561        $ 10,315           $ 10,734            $ 11,258
Loss from operations..............      (18,625)        (19,221)           (13,885)            (13,009)
Net loss..........................      (19,542)        (20,345)           (15,685)            (14,431)
Net loss attributable to
  common stock....................      (23,147)        (24,425)           (19,929)             (8,137)
Net loss per share, basic and
  diluted.........................     $(142.15)       $(149.98)          $(122.31)           $ (50.42)

                                                             FOR THE QUARTER ENDED
                                    -----------------------------------------------------------------------
                                    MARCH 31, 2002   JUNE 30, 2002   SEPTEMBER 30, 2002   DECEMBER 31, 2002
                                    --------------   -------------   ------------------   -----------------
Revenue...........................     $ 11,715        $ 12,206           $ 11,281            $ 11,319
Loss from operations..............       (8,084)         (8,067)            (8,960)             (8,274)
Net loss..........................       (9,880)        (11,133)           (10,285)             (9,499)
Net loss attributable to
  common stock....................      (13,221)        (13,993)           (10,285)             (9,499)
Net loss per share, basic and
  diluted.........................     $ (81.12)       $  (9.00)          $  (0.97)           $  (0.89)

     The quarters ended June 30, 2001 and September 30, 2002 include a restructuring charge of $2,098 and $575, respectively (Note 15). Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." As a result, the Company does not amortize goodwill after December 31, 2001. Goodwill amortization was approximately $4,900 in each quarter of 2001.

                         ELECTRONICS FOR IMAGING, INC.

             INTRODUCTORY NOTE TO THE UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS


     The following unaudited pro forma condensed combined financial statements are presented to illustrate the effects of the merger on the historical financial position and operating results of EFI. The unaudited pro forma condensed combined balance sheet gives effect to the merger as if it was completed on June 30, 2003. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2002 gives effect to the merger as if it was completed on January 1, 2002.



     The following unaudited pro forma condensed combined financial statements were derived from (a) EFI's audited consolidated financial statements for the year ended December 31, 2002, which are incorporated by reference into this document; (b) Printcafe's audited consolidated financial statements for the year ended December 31, 2002 which are included in this document; (c) EFI's unaudited consolidated financial statements as of and for the six months ended June 30, 2003, which are incorporated by reference in this document; and (d) Printcafe's unaudited consolidated financial statements as of and for the six months ended June 30, 2003, which are included in this document.


     The following unaudited pro forma condensed combined financial statements are not necessarily indicative of EFI's financial position or results of operations if the merger had been completed as of the dates indicated. Additionally, the following unaudited pro forma condensed combined financial statements are not necessarily indicative of EFI's future financial condition or operating results.


     The following unaudited pro forma condensed combined financial statements are based on estimates and assumptions set forth in the notes to these statements. We prepared the unaudited pro forma condensed combined financial statements using the purchase method of accounting with EFI as the acquirer. Accordingly, EFI's cost to acquire Printcafe will be allocated to the assets and the liabilities assumed based upon their estimated fair values as of the date of acquisition. The allocation is dependent upon certain valuations that have not progressed to a stage where there is sufficient information to make a definitive allocation. As such, the pro forma purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. The preliminary valuation of the intangible assets was based upon EFI's evaluation of Printcafe's technology, the knowledge of the technology embedded in Printcafe's products, as well as EFI's extensive knowledge of the industry and the marketplace. From this evaluation, the developed technology was considered to have an estimated useful life of 5 years. Trademarks and tradenames and patents were considered to have estimated 7 year average useful lives. Customer lists were considered to have an estimated useful life of 3 years. The final allocation may be materially different than the amounts shown in the following unaudited pro forma condensed combined financial statements. If the final valuation, which is expected to be completed during the fourth quarter of 2003, ascribes a higher value to the identifiable intangible assets, the resulting amortization expense would increase, causing pro forma net income to decrease. If the final valuation allocates either a higher or lower value to the purchased in-process research and development, the net acquired intangible assets would change correspondingly.

                         ELECTRONICS FOR IMAGING, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 30, 2003

                                 (IN THOUSANDS)


                                                  EFI       PRINTCAFE     PRO FORMA           EFI
                                               HISTORICAL   HISTORICAL   ADJUSTMENTS       PRO FORMA
                                               ----------   ----------   -----------       ---------
                                               ASSETS
Cash and cash equivalents....................   $206,448    $   6,982     $ (34,833)(a)    $178,597
Short-term investments.......................    412,718           --            --         412,718
Accounts receivable, net.....................     33,094       10,115            --          43,209
Inventories..................................      6,226           --            --           6,226
Other current assets.........................     27,037        1,576        (5,529)(f)      23,084
                                                --------    ---------     ---------        --------
     Total current assets....................    685,523       18,673       (40,362)        663,834
Restricted marketable securities.............     69,320           --            --          69,320
Property and equipment, net..................     51,629        1,988            --          53,617
Restricted investments.......................     43,080           --            --          43,080
Goodwill.....................................     49,628       22,480         3,267(b)       75,375
Intangible assets, net.......................     20,329          365        25,336(b)       46,030
Other assets.................................     12,865           --            --          12,865
                                                --------    ---------     ---------        --------
     Total assets............................   $932,374    $  43,506     $ (11,759)       $964,121
                                                ========    =========     =========        ========

                                LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable.............................   $ 13,337    $   2,245            --        $ 15,582
Accrued and other liabilities................     43,754        3,404            --          47,158
Deferred revenue.............................         --        8,904        (2,226)(d)       6,678
Restructuring reserve........................         --           36            --              36
Current portion, long-term obligations,
  related party..............................         --       16,250       (16,250)(c)          --
Current portion, long-term debt..............         --          228          (228)(c)          --
Debt discount................................         --       (1,764)        1,764(c)           --
Current portion of capital lease
  obligations................................         --           10            --              10
Income taxes payable.........................     34,843           --            --          34,843
                                                --------    ---------     ---------        --------
     Total current liabilities...............     91,934       29,313       (16,940)        104,307
Long-term obligations, related party.........         --        1,050        (1,050)(c)          --
Long-term debt...............................    240,249                                    240,249
Other long-term liabilities..................         --                     10,280(e)       10,280
Common stock.................................        598            1             6(f)(g)       605
Treasury stock...............................   (158,150)      (1,930)        1,930(f)     (158,150)
Additional paid-in capital...................    283,423      258,611      (243,099)(f)(g)  298,935
Warrants.....................................         --        8,677        (8,677)(f)          --
Deferred compensation........................         --       (2,494)        2,494(f)           --
Other comprehensive income...................      1,978          (83)           83(f)        1,978
Notes receivable from stockholders...........         --          (40)           40(f)           --
Retained earnings (deficit)..................    472,342     (249,599)      243,174(f)      465,917
                                                --------    ---------     ---------        --------
     Total stockholders' equity..............    600,191       13,143        (4,049)        609,285
                                                --------    ---------     ---------        --------
     Total liabilities and stockholders'
       equity................................   $932,374    $  43,506     $ (11,759)       $964,121
                                                ========    =========     =========        ========


   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                         ELECTRONICS FOR IMAGING, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2002
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                     EFI       PRINTCAFE     PRO FORMA         EFI
                                                  HISTORICAL   HISTORICAL   ADJUSTMENTS     PRO FORMA
                                                  ----------   ----------   -----------     ---------
Revenue.........................................   $350,185     $ 46,521     $     --       $396,706
Cost of revenue.................................    167,685       10,377          749(h)     178,811
                                                   --------     --------     --------       --------
     Gross profit...............................    182,500       36,144         (749)       217,895
Research and development........................     89,973       12,003          976(h)     102,952
Sales and marketing.............................     50,624       16,989          814(h)      68,427
General and administrative......................     21,778        6,193          383(h)      28,354
Amortization of identified intangibles and other
  acquisition related charges...................      4,391       29,511      (24,417)(i)      9,485
Depreciation....................................         --        2,922       (2,922)(h)         --
Stock-based compensation and warrants...........         --        1,386           --          1,386
Restructuring charge............................         --          525           --            525
                                                   --------     --------     --------       --------
     Total operating expenses...................    166,766       69,529      (25,166)       211,129
                                                   --------     --------     --------       --------
Income (loss) from operations...................     15,734      (33,385)      24,417          6,766
Other income (expense), net.....................      7,077         (524)        (977)(j)      5,576
Debt discount...................................         --       (3,300)       3,300(k)          --
Interest expense, related party.................         --       (3,588)       3,588(l)          --
                                                   --------     --------     --------       --------
     Income (loss) before income taxes..........     22,811      (40,797)      30,328         12,342
Provision for income taxes......................     (6,843)          --        3,498(m)      (3,345)
                                                   --------     --------     --------       --------
     Net income (loss)..........................     15,968      (40,797)      33,826          8,997
Accretion of redeemable preferred stock.........         --       (6,201)          --         (6,201)
                                                   --------     --------     --------       --------
Net income (loss) attributable to common
  stock.........................................   $ 15,968     $(46,998)    $ 33,826       $  2,796
                                                   ========     ========     ========       ========
Shares used in basic per share calculation......     54,256        5,797          688(n)      54,944
Net income (loss) per basic common share........   $   0.29     $  (8.11)                   $   0.05
Shares used in diluted per share calculation....     54,852        5,797          688(n)      55,540
Net income (loss) per diluted common share......   $   0.29     $  (8.11)                   $   0.05


    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

                         ELECTRONICS FOR IMAGING, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 2003

                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                     EFI       PRINTCAFE     PRO FORMA         EFI
                                                  HISTORICAL   HISTORICAL   ADJUSTMENTS     PRO FORMA
                                                  ----------   ----------   -----------     ---------
Revenue.........................................   $174,404     $ 18,468      $    --       $192,872
Cost of revenue.................................     71,487        4,408          228(o)      76.123
                                                   --------     --------      -------       --------
     Gross profit...............................    102,917       14,060         (228)       116,749
Research and development........................     46,082        6,003          291(o)      52,376
Sales and marketing.............................     29,913        8,630          246(o)      38,789
General and administrative......................      9,992        5,630          114(o)      15,736
Amortization of identified intangibles and other
  acquisition related charges...................      3,878        5,133       (2,586)(p)      6,425
Depreciation....................................         --          879         (879)(o)         --
Stock-based compensation and warrants...........         --          483           --            483
                                                   --------     --------      -------       --------
     Total operating expenses...................     89,865       26,758       (2,814)       113,809
                                                   --------     --------      -------       --------
Income (loss) from operations...................     13,052      (12,698)       2,586          2,940
Other income (expense), net.....................      5,240           59         (435)(q)      4,864
Debt discount...................................         --       (1,743)       1,743(r)          --
Interest expense, related party.................         --         (527)         527(s)          --
                                                   --------     --------      -------       --------
     Income (loss) before income taxes..........     18,292      (14,909)       4,421          7,804
Provision for income taxes......................     (4,939)          --        3,292(t)      (1,647)
                                                   --------     --------      -------       --------
     Net income (loss)..........................   $ 13,353     $(14,909)     $ 7,713       $  6,157
                                                   ========     ========      =======       ========
Shares used in basic per share calculation......     54,367       10,896          688(n)      55,055
Net income (loss) per basic common share........   $   0.25     $  (1.37)                   $   0.11
Shares used in diluted per share calculation....     55,054       10,896          688(n)      55,742
Net income (loss) per diluted common share......   $   0.24     $  (1.37)                   $   0.11


    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

                         ELECTRONICS FOR IMAGING, INC.

              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1  DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION


     On February 26, 2003, EFI and Printcafe signed the merger agreement providing for the acquisition of Printcafe for $2.60 for each outstanding Printcafe share of common stock. The merger agreement provides each Printcafe stockholder with the right to elect whether to receive the merger consideration in cash or shares of EFI's common stock. Following completion of the merger, EFI currently plans to buy back approximately the same number of shares of its common stock issued in connection with the merger. The merger agreement contains customary conditions to closing and may be terminated by each party under certain conditions, including a superior proposal for Printcafe. The transaction must be approved by Printcafe's stockholders and is expected to close in the fourth calendar quarter of 2003.


NOTE 2  PURCHASE PRICE


     Printcafe's stockholders may elect to receive cash or shares of EFI common stock in the merger. The unaudited pro forma condensed combined financial statements were prepared assuming that holders of approximately 50% of Printcafe's outstanding shares will elect to receive shares of EFI common stock in connection with the merger. The earnings per share amounts in the unaudited pro forma condensed combined financial statements were prepared using an exchange ratio of 0.1299 shares of EFI common stock for each share of Printcafe common stock. The exchange ratio was derived as follows:



(A)  Consideration per share of Printcafe common stock...........   $  2.6000
(B)  The average closing price of EFI's common stock for the ten consecutive trading days ending on and including August 18,
     2003........................................................   $ 20.0230
(C)  Assumed exchange ratio (A / B)..............................      0.1299
     APPROXIMATE VALUATION OF STOCK MERGER CONSIDERATION
     5,300 Printcafe shares of common stock outstanding as of
     June 30, 2003 multiplied by the assumed exchange ratio of
     0.1299 multiplied by EFI stock price of $20.0230............   $  13,780



     The actual exchange ratio will be the average closing price of EFI's common stock for the ten consecutive trading days ending on and including the fifth trading day before the special meeting of Printcafe's stockholders to vote on a proposal to adopt the merger agreement. The actual exchange ratio may be different based on changes in the market price of EFI common stock. Using the 52 week high and low of EFI common stock as of August 18, 2003, for the basis of the exchange ratio calculation, the exchange ratio would be as follows:



52 WEEK HIGH
(A)  Merger consideration per share of Printcafe common stock....  $ 2.6000
(B)  52 week high price of EFI common stock as of August 18,
     2003........................................................  $22.2010
(C)  Assumed exchange ratio (A / B)..............................    0.1171

52 WEEK LOW
(A)  Merger consideration per share of Printcafe common stock....  $ 2.6000
(B)  52 week low price of EFI common stock as of August 18,
     2003........................................................  $13.2200
(C)  Assumed exchange ratio (A / B)..............................    0.1967


     The actual percentage of Printcafe's stockholders receiving shares of EFI common stock in connection with the merger will be determined based on the number of valid elections received by EFI before the election deadline, which is the day immediately before the date of the special meeting of Printcafe's stockholders.

                         ELECTRONICS FOR IMAGING, INC.

              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     If 100% of Printcafe's common stockholders (other than EFI) elect to take cash consideration for their Printcafe common stock, the total cash consideration would increase to approximately $27,560 from the $13,780 amount used in the preparation of the unaudited pro forma condensed combined financial statements. If 100% of Printcafe's common stockholders (other than EFI) elect to take EFI common stock as consideration for their Printcafe common stock, the total EFI shares issued in conjunction with the merger would increase to approximately 1,376 from the approximately 688 amount used in the preparation of the unaudited pro forma condensed combined financial statements. EFI intends to initiate a stock repurchase program to offset any dilution associated with the merger.


     The preliminary allocation of the purchase price was made as follows:


PURCHASE PRICE
Fair value of the shares of EFI common stock issued in the merger...   $13,780
Cash consideration paid in connection with the merger...............   $13,780
Pre-merger acquisition of Printcafe stock by EFI....................   $ 5,529
Estimated acquisition costs comprised of approximately $1,000 in investment banking fees, $425 in employee retention bonuses,
  $1,500 in legal fees and $600 in accounting and administrative
  fees..............................................................   $ 3,525
Fair value of stock options and warrants is approximated by using
  Black-Scholes valuation with the following assumptions: stock price at grant of $20.0230; volatility of 68%; risk free interest rate of 2.5%; no dividend yield; and the contractual remaining
  term of the option or warrant.....................................   $ 1,739
                                                                       -------
Total purchase price................................................   $38,353
NET ASSETS ACQUIRED
Excess of Printcafe liabilities over its tangible assets............   $ 9,240
In-process research and development.................................   $ 6,425
  Developed technology......................................  10,923
  Trademarks, tradenames and patents........................  10,589
  Customer lists............................................   4,189
Identifiable intangibles............................................   $25,701
Goodwill............................................................   $25,747
ADJUSTMENTS TO RECORDED BALANCES
Increase in deferred tax liability related to intangibles...........   $10,280
Elimination of debt discount........................................   $ 1,764
Reduction in deferred revenue.......................................   $(2,226)
Elimination of EFI's investment in Printcafe........................   $(5,529)

                         ELECTRONICS FOR IMAGING, INC.

              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     If the percentage of Printcafe common stock (excluding shares owned by EFI) exchanged for either cash or EFI common stock differs materially from EFI's assumptions used in the preparation of the unaudited pro forma condensed combined financial statements, the pro forma results could be impacted as follows:



    % OF ELECTING CASH/        OPERATING     OTHER     NET       EPS PER        EPS PER      BASIC    DILUTED
    % OF ELECTING STOCK         INCOME       INCOME   INCOME   BASIC SHARE   DILUTED SHARE   SHARES   SHARES
    -------------------      -------------   ------   ------   -----------   -------------   ------   -------
FOR THE SIX MONTHS ENDED
  JUNE 30, 2003
0% Cash/100% Stock.........     $2,940       $5,036   $6,293      $0.11          $0.11       55,743    56,430
50% Cash/50% Stock*........     $2,940       $4,864   $6,157      $0.11          $0.11       55,055    55,742
100% Cash/0% Stock.........     $2,940       $4,691   $6,021      $0.11          $0.11       54,367    55,054
FOR THE YEAR ENDED DECEMBER
  31, 2002
0% Cash/100% Stock.........     $6,766       $5,921   $3,048      $0.05          $0.05       55,632    56,228
50% Cash/50% Stock*........     $6,766       $5,576   $2,796      $0.05          $0.05       54,944    55,540
100% Cash/0% Stock.........     $6,766       $5,232   $2,546      $0.05          $0.05       54,256    54,852


---------------

* This is the ratio used for the preparation of the unaudited pro forma condensed combined financial statements.

NOTE 3  ACCOUNTING POLICIES AND FINANCIAL STATEMENT CLASSIFICATION

     Upon completion of the merger, EFI and Printcafe will review their accounting policies and financial statement classifications. As a result of that review, it may become necessary to make certain reclassifications to the combined company's financial statements to conform to those accounting policies and classifications.

NOTE 4  PRO FORMA ADJUSTMENTS

     Effective January 1, 2002, both EFI and Printcafe adopted SFAS 142, Goodwill and Other Intangible Assets, at which time they each ceased amortizing goodwill.

     (a) To record the cash portion of the purchase price, acquisition costs and retirement of Printcafe debt that becomes due upon completion of the merger.


Cash portion of purchase price..............................  $(13,780)
Acquisition costs...........................................    (3,525)
Retirement of Printcafe's outstanding debt balances at June
  30, 2003..................................................   (17,528)
                                                              --------
                                                              $(34,833)
                                                              ========



     (b) To record the elimination of Printcafe intangibles as of June 30, 2003, and record the EFI intangible assets recognized as a result of the merger.



Elimination of Printcafe goodwill...........................  $(22,480)
Recognition of goodwill as a result of the EFI/Printcafe
  merger....................................................    25,747
                                                              --------
                                                              $  3,267
                                                              ========
Elimination of Printcafe other intangibles..................  $   (365)
Recognition of other intangibles as a result of the
  EFI/Printcafe merger......................................    25,701
                                                              --------
                                                              $ 25,336
                                                              ========

                         ELECTRONICS FOR IMAGING, INC.

              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     (c) To record the payment by EFI of Printcafe's outstanding debt balances as of June 30, 2003.



Current portion, long-term obligations, related party.......   (16,250)
Current portion, long-term debt.............................      (228)
Long-term obligations, related party........................    (1,050)
                                                              --------
  Subtotal..................................................   (17,528)
Debt discount...............................................     1,764
                                                              --------
                                                              $(15,764)
                                                              ========



     (d) To reduce deferred revenue by 25%, which represents EFI's estimate of the fair value of the deferred revenue balance as of June 30, 2003.



Deferred revenue............................................  $(2,226)
                                                              =======


     (e) To establish deferred tax liability related to identifiable intangibles.


Deferred tax liability......................................  $10,280
                                                              =======



     (f) Elimination of Printcafe equity balance at June 30, 2003, the write-off of EFI acquisition-related in-process research and development, and the elimination of EFI's investment in Printcafe.



Investment in Printcafe.....................................  $   5,529
Common stock................................................         (1)
Treasury stock..............................................      1,930
Additional paid-in capital..................................   (258,611)
Warrants....................................................     (8,677)
Deferred compensation.......................................      2,494
Other comprehensive income..................................         83
Notes receivable from stockholder...........................         40
Retained deficit (Printcafe June 30, 2003 balance of
  $249,599 adjusted for EFI acquisition-related in-process
  research and development expense of $(6,425)).............  $ 243,174
                                                              ---------
                                                              $ (14,039)
                                                              =========


     (g) Increase common stock and paid-in capital for equity related activity.

Shares of EFI common stock issued as merger consideration...  $     7
                                                              =======
Additional paid-in capital on common stock issued...........  $13,773
Assumed Printcafe stock options and warrants................    1,739
                                                              -------
                                                              $15,512
                                                              =======

     (h) Reclassification of Printcafe depreciation expense for the year ended December 31, 2002 to conform with EFI's financial statement presentation.

Elimination of depreciation expense presented as a separate
  line item.................................................  $(2,922)
Reclassification of depreciation expense to cost of
  revenue...................................................      749
Reclassification of depreciation expense to research and
  development expense.......................................      976
Reclassification of depreciation expense to sales and
  marketing expense.........................................      814
Reclassification of depreciation expense to general and
  administrative expense....................................      383
                                                              -------
                                                              $     0
                                                              =======

                         ELECTRONICS FOR IMAGING, INC.

              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     (i) To eliminate Printcafe's amortization of identifiable intangible assets offset by EFI's amortization of acquired identifiable intangible assets of $25,701, including core/developed technology, trademarks and trade names, patents and customer lists. The preliminary value of these identifiable intangible assets was based upon EFI's evaluation of Printcafe's technology, the knowledge of the technology embedded in Printcafe's products, as well as EFI's extensive knowledge of the industry and the marketplace. From this evaluation, the developed technology was considered to have an estimated useful life of 5 years, with the trademarks and tradenames and patents considered to have estimated average useful lives of 7 years. The customer lists were considered to have estimated useful lives of 3 years.



Eliminate Printcafe amortization of identifiable intangible
  assets recorded during 2002...............................   $(29,511)
Recognize 2002 EFI amortization of acquired identifiable
  intangible assets.........................................      5,094
                                                               --------
                                                               $(24,417)
                                                               ========


     (j) To reduce interest income related to reduction in cash balances expended upon completion of acquisition (cash consideration and payoff of Printcafe's debt) and to eliminate interest related to the forgiveness of a shareholder loan.

Reduction of interest income earned on cash balance through
  December 31, 2002.........................................  $(977)
                                                              =====

     (k) To eliminate debt origination fees related to Printcafe debt.

Elimination of debt origination fees........................  $3,300
                                                              ======

     (l) To eliminate interest expense associated with Printcafe's related party outstanding debt.

Elimination of interest expense.............................   $3,588
                                                               ======

     (m) Reduction of income tax liability related to the incorporation of Printcafe losses.


Reduction in provision for income taxes.....................   $3,498
                                                               ======



     (n) Increase of 688 EFI common shares outstanding ($13,780 consideration / the average price of EFI common stock for the ten consecutive trading days ending on and including August 18, 2003, or $20.0230). This assumes holders of 50% of Printcafe's outstanding common stock elect to receive shares of EFI common stock.



     (o) Reclassification of Printcafe depreciation expense for the 6 months ended June 30, 2003 to conform with EFI's financial statement presentation.



Elimination of depreciation expense presented as a separate
  line item.................................................  $(879)
Reclassification of depreciation expense to cost of
  revenue...................................................    228
Reclassification of depreciation expense to research and
  development expense.......................................    291
Reclassification of depreciation expense to sales and
  marketing expense.........................................    246
Reclassification of depreciation expense to general and
  administrative expense....................................    114
                                                              -----
                                                              $   0
                                                              =====



     (p) To eliminate Printcafe's amortization of identifiable intangible assets offset by EFI amortization of acquired identifiable intangible assets of $25,701, including core/developed technology, trademarks and tradenames, patents and customer lists. The preliminary value of these identifiable intangible assets was based upon EFI's evaluation of Printcafe's technology, the knowledge of the technology embedded in Printcafe's

                         ELECTRONICS FOR IMAGING, INC.

              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

products, as well as EFI's extensive knowledge of the industry and the marketplace. From this evaluation, the developed technology was considered to have an estimated useful life of 5 years, with the trademarks and tradenames and patents considered to have estimated average useful lives of 7 years. The customer lists were considered to have estimated useful lives of 3 years.


Eliminate Printcafe amortization of identifiable intangible
  assets recorded during the six months ended June 30,
  2003......................................................  $(5,133)
Recognize EFI amortization of acquired identifiable
  intangible assets for the six months ended June 30,
  2003......................................................    2,547
                                                              -------
                                                              $(2,586)
                                                              =======


     (q) To reduce interest income related to reduction in cash balances expended upon completion of acquisition (cash consideration and payoff of Printcafe's debt), and to eliminate interest related to the forgiveness of a stockholder note.


Reduction of interest income earned on cash balance through
  June 30, 2003.............................................  $(435)
                                                              =====


     (r) To eliminate debt origination fees related to Printcafe debt.


Elimination of debt origination fees........................  $1,743
                                                              ======


     (s) To eliminate interest expense associated with Printcafe's related party outstanding debt.


Elimination of interest expense.............................  $527
                                                              ====


     (t) Reduction of income tax liability related to the incorporation of Printcafe losses.


Reduction in provision for income taxes.....................   $3,292
                                                               ======


NOTE 5  COMMITMENTS

     On February 13, 2003, EFI and Printcafe entered into the following three agreements:

     1) A standby credit facility in the amount of $11,000 plus a working capital facility which will provide up to an additional $3,000 under certain circumstances. EFI is obligated under the standby credit facility to disburse to Printcafe up to $11,000 in the event that certain amounts under Printcafe's existing credit facilities become due and payable as a result of any action taken by Printcafe in order to facilitate the proposed business combination with EFI. All loans made under this facility bear interest at the rate of 8% per annum payable on January 2, 2004 or sooner upon the termination of this agreement. With a certain exception, the maturity date would be accelerated if a business combination with EFI is not consummated on or before August 31, 2003. Subject to certain conditions, the credit facility also provides Printcafe with a working capital facility up to an aggregate amount of $3,000 to be disbursed to Printcafe in the event that, among other things, Printcafe's cash balance (as of the close of business on the date notice is given by Printcafe) is less than $1,000. Printcafe is obligated to use the proceeds of any exercise of the option agreement to pay down outstanding amounts under the standby credit facility. All loans under the working capital facility bear interest at a rate per annum equal to the prime rate as published, from time to time, by Citibank, plus two percent payable and due on January 2, 2004 or sooner upon the termination of the credit agreement. There are currently no borrowings under this credit agreement.

                         ELECTRONICS FOR IMAGING, INC.

              NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     2) Printcafe granted to EFI an option to purchase up to approximately 2,127 shares of Printcafe common stock at a purchase price equal to $2.60 per share. EFI exercised the option on June 11, 2003.

     3) A letter agreement that places certain restrictions on Printcafe's ability to take actions in order to facilitate a business combination with a party other than EFI. The letter agreement was superceded by the merger agreement.

The agreements were entered into in connection with EFI's proposal to acquire all of the outstanding shares of common stock of Printcafe at a purchase price equal to $2.60 per share, payable in cash or EFI stock.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         AGREEMENT AND PLAN OF MERGER,

                         DATED AS OF FEBRUARY 26, 2003,

                                  BY AND AMONG

                         ELECTRONICS FOR IMAGING, INC.,

                       STRATEGIC VALUE ENGINEERING, INC.

                                      AND

                            PRINTCAFE SOFTWARE, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
ARTICLE 1  THE MERGER.......................................................   A-1
  SECTION 1.1   The Merger..................................................   A-1
  SECTION 1.2   The Closing.................................................   A-1
  SECTION 1.3   Effective Time..............................................   A-1
  SECTION 1.4   Effects of the Merger.......................................   A-2
  SECTION 1.5   Certificate of Incorporation and Bylaws.....................   A-2
  SECTION 1.6   Board of Directors and Officers.............................   A-2

ARTICLE 2  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
           CORPORATIONS; EXCHANGE OF CERTIFICATES...........................   A-2
  SECTION 2.1   Effect on Capital Stock.....................................   A-2
  SECTION 2.2   Election Procedures.........................................   A-3
  SECTION 2.3   Exchange of Certificates....................................   A-4
  SECTION 2.4   Dissenting Shares...........................................   A-6
  SECTION 2.5   Company Stock Options; Restricted Shares; ESPP..............   A-6
  SECTION 2.6   Certain Adjustments.........................................   A-8

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................   A-8
  SECTION 3.1   Organization, Standing and Corporate Power..................   A-8
  SECTION 3.2   Title to Assets; Subsidiaries...............................   A-9
  SECTION 3.3   Capital Structure...........................................   A-9
  SECTION 3.4   Authority; Noncontravention.................................  A-10
  SECTION 3.5   SEC Documents; Undisclosed Liabilities......................  A-11
  SECTION 3.6   Intellectual Property.......................................  A-12
  SECTION 3.7   Absence of Certain Changes or Events........................  A-13
  SECTION 3.8   Litigation..................................................  A-14
  SECTION 3.9   Certain Contracts...........................................  A-14
  SECTION 3.10  Customers...................................................  A-15
  SECTION 3.11  Compliance with Applicable Laws.............................  A-15
  SECTION 3.12  Benefit Plans...............................................  A-15
  SECTION 3.13  Taxes.......................................................  A-17
  SECTION 3.14  Information Supplied........................................  A-18
  SECTION 3.15  Voting Requirements.........................................  A-19
  SECTION 3.16  State Takeover Statutes.....................................  A-19
  SECTION 3.17  Brokers.....................................................  A-19
  SECTION 3.18  Opinion of Financial Advisor................................  A-19
  SECTION 3.19  Absence of Questionable Payments............................  A-19
  SECTION 3.20  Insider Interests...........................................  A-19
  SECTION 3.21  Rights Agreement............................................  A-19

                                                                              PAGE
                                                                              ----
ARTICLE 4  REPRESENTATIONS OF THE PARENT AND MERGER SUB.....................  A-20
  SECTION 4.1   Organization, Standing and Corporate Power..................  A-20
  SECTION 4.2   Capital Structure...........................................  A-20
  SECTION 4.3   Authority; Noncontravention.................................  A-20
  SECTION 4.4   SEC Documents; Undisclosed Liabilities......................  A-21
  SECTION 4.5   Information Supplied........................................  A-21
  SECTION 4.6   Absence of Certain Changes or Events........................  A-22
  SECTION 4.7   Voting Requirements.........................................  A-22
  SECTION 4.8   Operations of Merger Sub....................................  A-22
  SECTION 4.9   Litigation..................................................  A-22
  SECTION 4.10  Brokers.....................................................  A-22
  SECTION 4.11  Absence of Questionable Payments............................  A-22
  SECTION 4.12  Insider Interests...........................................  A-22
ARTICLE 5  COVENANTS........................................................  A-22
  SECTION 5.1   Conduct of the Company's Business...........................  A-22
  SECTION 5.2   Advice of Changes...........................................  A-24
  SECTION 5.3   No Solicitation by the Company..............................  A-24
  SECTION 5.4   The Form S-4 and the Proxy Statement; the Stockholders
                Meeting.....................................................  A-26
  SECTION 5.5   Letters of the Company's Accountants........................  A-27
  SECTION 5.6   Access to Information; Confidentiality......................  A-27
  SECTION 5.7   Reasonable Efforts..........................................  A-27
  SECTION 5.8   Employee Matters............................................  A-28
  SECTION 5.9   Indemnification, Exculpation and Insurance..................  A-29
  SECTION 5.10  Fees and Expenses...........................................  A-29
  SECTION 5.11  Public Announcements........................................  A-30
  SECTION 5.12  Affiliates..................................................  A-30
  SECTION 5.13  Listing.....................................................  A-30
  SECTION 5.14  Litigation..................................................  A-30
  SECTION 5.15  Rights Agreement............................................  A-30
  SECTION 5.16  Obligations of Merger Sub; Voting of Shares.................  A-30
  SECTION 5.17  Stockholders Agreement Legend...............................  A-31
ARTICLE 6  CONDITIONS PRECEDENT.............................................  A-31
  SECTION 6.1   Conditions to Each Party's Obligation To Effect the
                Merger......................................................  A-31
  SECTION 6.2   Conditions to Obligations of the Parent and Merger Sub......  A-31
  SECTION 6.3   Conditions to Obligations of the Company....................  A-32
ARTICLE 7  TERMINATION......................................................  A-32
  SECTION 7.1   Termination.................................................  A-32
  SECTION 7.2   Effect of Termination.......................................  A-33
  SECTION 7.3   Procedure for Termination...................................  A-33

                                                                              PAGE
                                                                              ----
ARTICLE 8  GENERAL PROVISIONS...............................................  A-33
  SECTION 8.1   Nonsurvival of Representations and Warranties...............  A-33
  SECTION 8.2   Amendment...................................................  A-33
  SECTION 8.3   Extension; Waiver...........................................  A-33
  SECTION 8.4   Notices.....................................................  A-34
  SECTION 8.5   Definitions.................................................  A-34
  SECTION 8.6   Construction and Interpretation.............................  A-35
  SECTION 8.7   Counterparts................................................  A-35
  SECTION 8.8   Entire Agreement; No Third-Party Beneficiaries..............  A-36
  SECTION 8.9   Governing Law...............................................  A-36
  SECTION 8.10  Assignment..................................................  A-36
  SECTION 8.11  Enforcement.................................................  A-36
  SECTION 8.12  Severability................................................  A-36

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of February 26, 2003 (this "Agreement"), by and among Electronics for Imaging, Inc., a Delaware corporation (the "Parent"), Strategic Value Engineering, Inc., a Delaware corporation and a direct wholly owned Subsidiary of the Parent ("Merger Sub"), and Printcafe Software, Inc., a Delaware corporation (the "Company").

                                    RECITALS

     The respective boards of directors of each of the Parent, Merger Sub and the Company (and, in the case of the Company, upon recommendation of a special committee of its board of directors) have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.0001 per share, of the Company (the "Company Common Stock"), other than shares owned by the Parent, Merger Sub or the Company and Dissenting Shares, will be converted into the right to receive Merger Consideration.

     Simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of the Parent and Merger Sub to enter into this Agreement, the Parent and certain stockholders of the Company (collectively, the "Stockholders") are entering into an agreement (the "Stockholders Agreement"), substantially in the form of Exhibit A, pursuant to which the Stockholders will agree to vote to adopt this Agreement and to take other actions in furtherance of the Merger upon the terms and subject to the conditions set forth in the Stockholders Agreement.

                                   AGREEMENT

     In consideration of the foregoing and the mutual covenants and agreements in this Agreement, the parties, intending to be legally bound, agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the Company shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL.

     SECTION 1.2 The Closing. The closing of the Merger (the "Closing") will take place at 9:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is agreed to by the parties. The Closing will be held at the offices of Morgan Lewis & Bockius LLP, One Oxford Centre, 32nd Floor, Pittsburgh, Pennsylvania 15219-6401, or such other place as is agreed to by the parties.

     SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as the Parent and the Company shall agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

     SECTION 1.5  Certificate of Incorporation and Bylaws.

     (a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that such certificate of incorporation is identical to the certificate of incorporation of Merger Sub immediately prior to the Effective Time, except that the Company's name shall be the name of the Surviving Corporation, and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that such bylaws are identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, except that the Company's name shall be the name of the Surviving Corporation, and, as so amended, such bylaws shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.6  Board of Directors and Officers.

     (a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, disability, resignation or removal or until their respective successors are duly elected and qualified.

     (b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their death, disability, resignation or removal or until their respective successors are duly elected and qualified.

                                   ARTICLE 2

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
           OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

     (a) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.0001 per share, of the Surviving Corporation.

     (b) Each share of Company Common Stock that is owned by the Company, Merger Sub or the Parent shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

     (c) Subject to the provisions of this Article 2, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 2.1(b) and Dissenting Shares) shall be converted into the right to receive the Merger Consideration. Each holder of a share of Company Common Stock shall have the right to elect, in accordance with the procedures set forth in Section 2.2 and subject to Sections
2.2 and 2.3, to receive the following as Merger Consideration:

          (i) for each share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 2.2 (a "Cash Election"), the right to receive in cash the Transaction Value (the "Cash Consideration");

          (ii) for each share of Company Common Stock with respect to which an election to receive shares of common stock, par value $.01 per share, of the Parent (the "Parent Common Stock"), has been effectively made and not revoked or lost pursuant to Section 2.2 (a "Stock Election"), the right to receive the Exchange Ratio of a share of Parent Common Stock (the "Stock Consideration"); and

          (iii) for each share of Company Common Stock with respect to which no Election has been effectively made or with respect to which an Election has been revoked or lost pursuant to Section 2.2 (collectively, "Non-Election Shares"), the right to receive the Cash Consideration.

     (d) The following terms shall have the following meanings:

          (i) "Closing Parent Share Value" means the average of the closing sales prices of Parent Common Stock quoted on the Nasdaq National Market for the ten consecutive trading days immediately preceding, and including, the fifth trading day before the date of the Company Stockholders Meeting, rounded to four decimal places.

          (ii) "Exchange Ratio" means the Transaction Value divided by the Closing Parent Share Value, rounded to four decimal places.

          (iii) "Transaction Value" means $2.60.

          (iv) The Cash Consideration and the Stock Consideration are sometimes referred to collectively (and on a per share basis) as the "Merger Consideration."

     (e) As of the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and, subject to Section 2.4, each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.3, without interest.

     SECTION 2.2 Election Procedures. Each holder of record of shares (other than Dissenting Shares) of Company Common Stock ("Holder") shall have the right, subject to the limitations set forth in this Article 2, to submit an election in accordance with the following procedures:

     (a) Each Holder may specify in a request made in accordance with the provisions of this Section 2.2 (an "Election") (i) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

     (b) The Parent shall prepare a form reasonably acceptable to the Company (the "Form of Election") which shall be mailed to the Company's stockholders entitled to vote at the Company Stockholders Meeting so as to permit the Company's stockholders to exercise their right to make an Election prior to the Election Deadline.

     (c) The Parent shall make the Form of Election initially available at the time that the Proxy Statement is made available to the stockholders of the Company, to such stockholders, and shall use commercially reasonable efforts to make available as promptly as possible a Form of Election to any stockholder of the Company who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline. In no event shall the Form of Election initially be made available less than twenty days prior to the Election Deadline.

     (d) Any Election shall have been made properly only if the bank or trust company designated by the Parent (the "Exchange Agent"), shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the day before the Company Stockholders Meeting (the "Election Deadline"), a Form of Election properly completed and signed and accompanied by certificates representing the shares of Company Common Stock (the "Certificates") to which such Form of Election relates or by a customary guarantee of delivery of such Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of Company Common Stock covered by a guarantee of delivery within the time set forth in such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by the Parent, in its sole discretion. The Company and the Parent shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen Business Days before, and at least five Business Days before, the Election Deadline.

     (e) Any Holder may, at any time prior to the Election Deadline, change his, her or its Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Form of Election. If the Parent shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Company Common Stock, such Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Election shall be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

     (f) Any Holder may, at any time prior to the Election Deadline, revoke his, her or its Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his, her or its Certificate, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by the Parent or the Company that this Agreement has been terminated in accordance with Article 7.

     (g) The Parent shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing the validity of the Forms of Election and compliance by any Holder with the Election procedures in this Article 2. Neither the Parent nor the Exchange Agent shall have any obligation to inform the Holder of any such determination.

     SECTION 2.3  Exchange of Certificates.

     (a) The Parent shall enter into an agreement with the Exchange Agent which shall provide that the Parent shall deposit with the Exchange Agent at the Effective Time, for the benefit of the holders of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, for exchange in accordance with this Article 2, certificates representing the shares of Parent Common Stock and the Cash Consideration (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, the Cash Consideration and any cash payable in lieu of any fractional shares of Parent Common Stock being hereinafter referred to as the "Exchange Fund") issuable or payable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock.

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each Holder whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.1 and who did not properly complete a Form of Election, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Parent and the Company may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with either (x) an Election by Holders making an effective Election or (y) letter of transmittal by Holders not making an effective Election, in each case duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall receive in exchange therefor either
(A) (1) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article 2, (2) dividends or other distributions, if any, in accordance with
Section 2.3(c), and (3) cash in lieu of any fractional share of Parent Common Stock in accordance with Section 2.3(e) or (B) a check representing that portion of the Cash Consideration issuable in respect of the shares of Company Common Stock formerly represented by such Certificate, and, in either case, the Certificate so surrendered shall forthwith be canceled. If a transfer of ownership of shares of Company Common Stock has not then been registered in the transfer records of the Company, the Merger Consideration issuable in respect of the shares of Company Common Stock formerly represented by such Certificate may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Parent that such Tax has been paid or is not applicable.

     (c) No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.3(e), and all such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock shall be paid by the Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article 2. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

     (d) All shares of Parent Common Stock issued and any cash paid pursuant to this Article 2 upon the surrender for exchange of Certificates in accordance with the terms of this Article 2 shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock that remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2, except as otherwise provided by law.

     (e) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of the Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Parent. The Parent shall pay each former holder of shares of Company Common Stock an amount in cash equal to
(i) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled multiplied by (ii) the Closing Parent Share Value.

     (f) Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to the Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article 2 shall thereafter look only to the Parent for payment of their claim for Merger Consideration, any dividends or distributions with respect to the Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock.

     (g) None of the Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of Parent Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered immediately prior to the date on which any amounts payable pursuant to this
Article 2 would otherwise escheat to or become the property of any Governmental Entity, any such amounts shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

     (h) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Parent. Any losses resulting from such investments shall not reduce the right of any holder of a Certificate to receive the amounts otherwise payable pursuant to this Article 2.

     (i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Parent, the posting by such Person of a bond in such reasonable amount as the Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect thereto and, if applicable, any unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

     (j) The Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the amounts otherwise payable to a holder of shares of Company Common Stock pursuant to this Article 2 such amounts as any of them reasonably determine to be required to be deducted and withheld under the Internal Revenue Code of 1986 (the "Code") or provisions of other Tax law. To the extent that such amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of shares of Company Common Stock in respect of which such deduction and withholding was made by the Parent, the Surviving Corporation or the Exchange Agent.

     SECTION 2.4  Dissenting Shares.

     (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock as to which the holder thereof has demanded and properly perfected appraisal in accordance with Section 262 of the DGCL and has neither effectively withdrawn nor lost the right to such appraisal ("Dissenting Shares") shall not be converted into or represent a right to receive Merger Consideration, but the holder thereof shall be entitled to only such rights as are granted by the DGCL.

     (b) Notwithstanding the provisions of Section 2.4(a), if any holder of shares of Company Common Stock who demands appraisal of shares of Company Common Stock under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) the right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's shares of Company Common Stock shall automatically be converted into and represent only the right to receive Merger Consideration as provided in Sections 2.1 and 2.2, without interest, upon surrender of the Certificates representing such shares of Company Common Stock pursuant to Section 2.3.

     (c) The Company shall give the Parent (i) prompt notice of any written demands for appraisal or payment of the fair value of any shares of Company Common Stock, withdrawals of such demands and any other instruments related to Dissenting Shares received by the Company or any of its directors or officers and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of the Parent, the Company shall not voluntarily make any payment, admissions or statements against interest with respect to any demands for appraisal, or settle or offer to settle any such demands.

     SECTION 2.5  Company Stock Options; Restricted Shares; ESPP.

     (a) At the Effective Time, the Parent shall assume each Adjusted Option, subject to the provisions of this Section 2.5. As soon as practicable following the date of this Agreement, the board of directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following as of the Effective Time:

          (i) adjust the terms of all outstanding Company Stock Options granted under the Company Stock Plans, whether vested or unvested, as necessary to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire on the same terms and conditions as were applicable under such Company Stock Option, the number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, plus (B) the product of ((x) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (y) the Cash Consideration divided by
     (z) the Closing Parent Share Value (each, as so adjusted, an "Adjusted Option");

          (ii) provide that an Adjusted Option may not be assigned, except to the extent that its predecessor Company Stock Option could be assigned under the terms of the applicable Company Stock Plan; and

          (iii) make such other changes to the Company Stock Plans as the Company and the Parent may agree are appropriate to give effect to the Merger.

     No cash Merger Consideration will be paid with respect to any Adjusted Option. The exercise price per share of Parent Common Stock issuable upon exercise of an Adjusted Option shall be equal to the quotient obtained by dividing (x) the aggregate exercise price payable for shares of Company Common Stock subject to the Company Stock Option immediately prior to the Effective Time by (y) the number of shares of Parent Common Stock subject to the Adjusted Option immediately after the assumption and rounding up to the next whole cent. For purposes of adjusting Company Stock Options pursuant to this Section 2.5(a), each Company Stock Option shall be adjusted separately and shall not be aggregated with any other Company Stock Option held by the same holder.

     (b) After the Effective Time, the Parent shall deliver to the holders of Company Stock Options notices setting forth such holders' rights pursuant to the respective Company Stock Plans and the agreements evidencing the grants of such Company Stock Options and that such Company Stock Options and agreements have been assumed by the Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.5 after giving effect to the Merger). The Parent shall reserve for issuance from its authorized but unissued shares of Parent Common Stock a number of shares of Parent Common Stock equal to the number of shares subject to the Adjusted Options.

     (c) The parties intend that the assumption of Company Stock Options pursuant to this Section 2.5 shall satisfy the provisions of Section 424(a) of the Code and that each Adjusted Option shall qualify, to the maximum permissible extent, as incentive stock options under Section 422 of the Code to the extent its predecessor Company Stock Option qualified as an incentive stock option under Section 422 of the Code immediately prior to the Effective Time.

     (d) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by following procedures to be communicated by the Parent in the notice contemplated by Section 2.5(b), together with the consideration therefor and the federal withholding Tax information, if any, required in accordance with the related the Company Stock Plan.

     (e) Except as otherwise contemplated by this Section 2.5 and except to the extent described in Section 3.3 of the Company Disclosure Letter, all restrictions or limitations on transfer and vesting with respect to the Company Stock Options awarded under the Company Stock Plans or any other plan, program or arrangement of the Company or any of its Subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such Company Stock Options after giving effect to the Merger and the assumption by the Parent as set forth above.

     (f) As soon as practicable following the Effective Time and in any event within five Business Days following the Effective Time, the Parent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares subject to the Adjusted Options. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as the Adjusted Options remain outstanding. The Company shall cooperate with, and assist the Parent in the preparation of, such registration statement. The Parent shall not be required to register any shares of Parent Common Stock that are subject to an Adjusted Option that may not be registered on Form S-8.

     (g) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are otherwise subject to a repurchase option, risk of forfeiture or other condition under any Company Stock Option Plan or any applicable Contract, then (except to the extent those shares vest by virtue of the Merger pursuant to the express terms of the documents governing those shares) the shares of Parent Common Stock issued in exchange for such unvested shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly bear any appropriate legends. In addition, any portion of the Cash Consideration payable with respect to those outstanding unvested shares shall be held by the Parent and shall be paid out if, as and when those shares vest in accordance with the vesting schedule in effect for such shares immediately prior to the Effective Time. Any cash held with respect to unvested shares repurchased by the Parent shall revert to the Parent. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, the Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement. Section 2.6(g) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date hereof of all holders of shares of Company Common Stock that are subject to such repurchase options, forfeiture provisions or other restrictions and the nature of those options, provisions or restrictions.

     (h) Outstanding purchase rights under the Company's 2002 Employee Stock Purchase Plan (the "Company ESPP") shall be exercised immediately prior to the Effective Time, and each participant in the Company ESPP will accordingly be issued shares of Company Common Stock at that time which shall be converted into Merger Consideration pursuant to Sections 2.1 and 2.2. The Company's board of directors (or the committee thereof administering the Company ESPP) shall take whatever action may be required to amend the Company ESPP to provide for such exercise date and to terminate the Company ESPP with that exercise date so that no further purchase rights shall be subsequently granted or exercised under the Company ESPP.

     (i) All warrants to purchase shares of Company Common Stock (the "Company Warrants") that are outstanding and unexercised at the Effective Time, shall, unless otherwise expressly provided by the terms of such Company Warrant, (i) remain subject to any vesting requirements applicable to such Company Warrant, and (ii) be exercisable for the Cash Consideration applicable to the number of shares of Company Common Stock that may be acquired upon exercise of such Company Warrant.

     SECTION 2.6 Certain Adjustments. If the Parent changes (or establishes a record date for changing) the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Parent Common Stock and the record date therefor shall be prior to the Effective Time, the Stock Consideration shall be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in the disclosure letter delivered by the Company to the Parent concurrently with the execution of this Agreement (the "Company Disclosure Letter") and making reference to the particular Section of this Agreement to which exception is being taken, including by cross-reference to any other section of the Company Disclosure Letter to which such disclosure relates, the Company represents and warrants to the Parent and Merger Sub as follows:

     SECTION 3.1 Organization, Standing and Corporate Power. The Company and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing, licensing, or operation of its assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has provided to the Parent prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and bylaws, as amended to the date of this Agreement.

     SECTION 3.2  Title to Assets; Subsidiaries.

     (a) The Company and its Subsidiaries have good and marketable title to, or the right to use, the assets and properties owned by them or used in their respective businesses, free and clear of all pledges, claims, liens, charges, encumbrances, mortgages and security interests of any kind or nature whatsoever (collectively, "Liens"), except for (i) Liens securing indebtedness disclosed in
Section 3.5(c) of the Company Disclosure Letter, (ii) purchase money security interests arising by operation of law with respect to assets acquired in the ordinary course of business subsequent to December 31, 2002, (iii) any (A) mechanics', carriers', workers' and other similar Liens arising in the ordinary course of business which are not delinquent and which in the aggregate are not material in amount, and do not interfere with the present use of the assets of the Company or any of its Subsidiaries to which they apply; (B) Liens for current Taxes not yet due and payable; (C) Liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or any of its Subsidiaries; and (iv) with respect to any asset of the Company or any of its Subsidiaries which consists of a leasehold or other possessory interest in real property, all Liens, covenants, imperfections in title, easements, restrictions and other title matters (whether or not the same are recorded) not known to the Company or such Subsidiary to which the underlying fee estate in such real property is subject which were not created by or incurred by the Company or its Subsidiaries (the Liens referred to in clauses (i) through (iv) are collectively, "Permitted Liens").

     (b) Section 3.2 of the Company Disclosure Letter sets forth a true and complete list of each of the Company's Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in (other than shares held by directors or officers of the Company or its Subsidiaries for regulatory reasons), each Subsidiary of the Company have been validly issued, are fully paid and nonassessable and are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except restrictions arising under applicable securities laws.

     SECTION 3.3  Capital Structure.

     (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share, of the Company (the "Company Authorized Preferred Stock"). At the close of business on February 20, 2003, (i) 10,632,877 shares of Company Common Stock were issued and outstanding; (ii) 10,732 shares of Company Common Stock were held by the Company in its treasury; (iii) no shares of Company Authorized Preferred Stock were issued or outstanding; (iv) 1,942,895 shares of Company Common Stock were reserved for issuance pursuant to the Prograph Systems, Inc. 1999 Stock Option/Stock Incentive Plan, the Company ESPP, the Company's 2000 Stock Incentive Plan, the Company's 2002 Key Executive Stock Incentive Plan and the Company's 2002 Stock Incentive Plan (such plans, collectively, the "Company Stock Plans") (of which 1,287,097 shares are subject to outstanding Company Stock Options and 298,851 shares are reserved for issuance under the Company ESPP); (v) 133,354 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Company Warrants; and
(vi) 7,341,975 shares of Company Common Stock were reserved for issuance in connection with the rights (the "Rights") to purchase shares of Company Common Stock issued pursuant to the Rights Agreement, dated as of February 13, 2003, by and between the Company and Mellon Investor Services LLC (the "Rights Agreement"). Except as set forth above, at the close of business on

February 20, 2003, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Other than Company Stock Options, there are no outstanding stock appreciation rights, phantom shares or other rights to receive shares of Company Common Stock on a deferred basis or other rights linked to the value of shares of Company Common Stock granted under the Company Stock Plans or otherwise. No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote are issued or outstanding or subject to issuance.

     (b) Concurrently with the delivery of this Agreement, the Company is delivering to the Parent a complete and correct list, as of February 20, 2003, of each holder of outstanding stock options or other rights to purchase or receive Company Common Stock (collectively, the "Company Stock Options") and each holder of Company Warrants, the number of shares of Company Common Stock subject to such Company Stock Option or Company Warrant, the name of the Company Stock Plan pursuant to which such Company Stock Option was granted, the exercise price of such Company Stock Option or Company Warrant, the vesting schedule of such Company Stock Option or Company Warrant, the extent to which such Company Stock Option or Company Warrant is vested, the Tax status under Section 422 of the Code of such Company Stock Option, the term of such Company Stock Option or Company Warrant and the events (including the Transactions or termination of service following the Merger) which could accelerate the vesting of such Company Stock Option or Company Warrant.

     (c) All outstanding shares of Company Common Stock are, and all shares which may be issued by the Company before the Effective Time will be, when issued, duly authorized, validly issued, fully paid and nonassessable and will be delivered free and clear of all Liens (other than Liens created by or imposed upon the holders thereof) and not subject to preemptive rights. Except as set forth in this Section 3.3 (including pursuant to the conversion or exercise of the securities referred to above) and except pursuant to Company Stock Options issued as expressly permitted by the terms of Section 5.1(b), (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company or any of its Subsidiaries (other than shares of capital stock or other voting securities of such Subsidiaries that are directly or indirectly owned by the Company free and clear of Liens), (B) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, the Company or any of its Subsidiaries, or (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities of, or other ownership interests in, the Company or any of its Subsidiaries and (ii) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. The Company is not a party to any voting agreement with respect to the voting of any such securities. Other than the capital stock of, or other equity interests in, its Subsidiaries, the Company does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity. The terms of the Company Stock Plans and the provisions of the agreements evidencing such Company Stock Options expressly permit the assumption by the Parent of the outstanding Company Stock Options as provided in Section 2.5, without the consent or approval of the holders of such securities, the Company's stockholders or otherwise.

     SECTION 3.4  Authority; Noncontravention.

     (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement (the "Transactions"). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     (b) The execution and delivery of this Agreement does not, and the consummation of the Transactions and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of amendment, termination, cancellation or acceleration of any obligation or to the loss of a benefit under or increase of obligation under, or result in the creation of any Lien upon any of the properties or assets owned by, licensed to, or leased by the Company or any of its Subsidiaries under, (i) the certificate of incorporation or bylaws of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) any Contract, commitment, arrangement, understanding, instrument, permit, concession, franchise or similar authorization applicable to the Company or any of its Subsidiaries or their respective assets or (iii) subject to the governmental filings and other matters referred to in Section 3.4(c), (A) any judgment, order or decree or (B) any statute, law, ordinance, rule or regulation, in each case applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not reasonably be expected to (x) have a Material Adverse Effect on the Company, (y) impair the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the Transactions.

     (c) No consent, approval, order or authorization of, action by or in respect of, or registration, recordation, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of
(A) a proxy statement relating to the Company Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement") and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") as may be required in connection with this Agreement, the Stockholders Agreement and the Transactions;
(ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be made or obtained individually or in the aggregate would not reasonably be expected to (x) have a Material Adverse Effect on the Company, (y) impair the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the Transactions.

     SECTION 3.5  SEC Documents; Undisclosed Liabilities.

     (a) The Company has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since June 18, 2002 the ("Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act") or the Exchange Act, as the case may be, and none of the Company SEC Documents when filed (unless amended or superseded in a Company Filed SEC Document, then on the date of such later filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in a Company SEC Document has been revised or superseded in a Company Filed SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The financial statements of the Company included in the Company SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (the "Accounting

Rules"), have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring non-material year-end audit adjustments).

     (c) Section 3.5(c) of the Company Disclosure Letter contains the unaudited consolidated financial statements of the Company as of December 31, 2002 and such financial statements have been prepared in accordance with GAAP applied on a consistent basis and present fairly, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of December 31, 2002 and their consolidated results of operations and cash flows for the year then ended (except for the omission of the notes thereto and subject to non-material year-end audit adjustments).

     (d) Except (i) as reflected in the most recent financial statements included in the Company Filed SEC Documents or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement or the Transactions, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

     SECTION 3.6  Intellectual Property.

     (a) The Company and its Subsidiaries have such ownership of or such rights by license or otherwise in all patents and patent applications, mask works, trademarks and service marks, trademark and service mark registrations and applications, trade names, logos, brands, titles, copyrights, subsidiary rights, copyright registrations and applications, trade secrets, names and likenesses, know-how, proprietary processes, compositions of matter, formulae, designs, computer software programs, domain names and other proprietary rights as are necessary to conduct and permit the conduct of the business of the Company and its Subsidiaries as currently conducted and currently proposed to be conducted (collectively, the "Intellectual Property Rights"), except where the failure to have such ownership or right by license or otherwise, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

     (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted and currently proposed to be conducted does not infringe upon the intellectual property rights of any third party or violate the privacy rights of any third party or defame any third party. There are no present or, to the Knowledge of the Company, threatened infringements or violations of or factual basis on which a claim for infringement or violation could reasonably be asserted with respect to the Intellectual Property Rights by any third party, except, in either case, for such infringements or violations which, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

     (c) Except as set forth in Section 3.6 (c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (i) that contains any non-competition covenant or exclusivity commitment that restricts, in any material respect, the manner in which, medium in which, or the localities in which, all or a material portion of the business of the Company and its Subsidiaries, taken as a whole, is conducted, (ii) pursuant to which the Company or any of its Subsidiaries has assigned, transferred, licensed or granted to a third party any Intellectual Property Right on an exclusive basis or (iii) that contains any "most favored nation" pricing provision.

     (d) The Company and each of its Subsidiaries has taken all commercially reasonable steps to protect the Company's and its Subsidiaries' rights in the Company's or its Subsidiaries' confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company or any of its Subsidiaries, and, without limiting the foregoing, each of the Company and its Subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to the Parent and all current and former employees and contractors of the Company and any of its Subsidiaries have executed such an agreement and the Company or its Subsidiaries has secured valid written assignments from all consultants and employees who contributed to the creation or development of any Intellectual Property Rights of the rights to such contributions that the Company or its Subsidiaries does not already own by operation of law. The Company has entered into written agreements with all third parties whose confidential information the Company or its Subsidiaries have used or to whom rights to access have been to the Company's or its Subsidiaries confidential information. To the Company's Knowledge, all use, disclosure or appropriation of the Company's or its Subsidiaries' confidential information by, or to, a third party has been pursuant to the terms of a written agreement between the Company or its Subsidiaries and such third party. To the Company's Knowledge, all use, disclosure or appropriation of confidential information of a third party by the Company, its Representatives or its Subsidiaries has been pursuant to the terms of a written agreement between the Company or its Subsidiaries and such third party, or is otherwise lawful.

     (e) Except as set forth in Section 3.6(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any opinion of counsel regarding any third party patents.

     (f) Except as set forth in Section 3.6(f) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has disclosed or delivered, or permitted the disclosure or delivery, to any escrow holder or other third party, all or any part of the source code (including any algorithm or documentation contained in, or relating to, any source code) of the Intellectual Property Rights.

     (g) Except as set forth in Section 3.6(g) of the Company Disclosure Letter and except for non-exclusive license agreements entered into in the ordinary course of business, there are no Contracts of any kind related to the Intellectual Property Rights, nor is the Company or any Subsidiary bound by, or a party to, any Contracts with respect to the Intellectual Property Rights.

     SECTION 3.7 Absence of Certain Changes or Events. Except as contemplated by this Agreement (including those actions not prohibited under Section 5.1) or the Transactions and except for changes disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "Company Filed SEC Documents"), since December 31, 2002, the Company and its Subsidiaries have conducted their business only in the ordinary course, and since such date there has not been (a) any Material Adverse Change in the Company, (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock (other than as expressly permitted by the terms of Section 5.1(a)), (c) any purchase, redemption or other acquisition of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities; (d) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, (e)(i) any granting by the Company or any of its Subsidiaries to any current or former director, executive officer or other employee of the Company or its Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation to non-executive employees in the ordinary course of business consistent with past practice or as was required under any employment agreements in effect as of the date of the most recent financial statements included in the Company Filed SEC Documents and other than as expressly permitted by the terms of Section 5.1(k), (ii) any granting by the Company or any of its Subsidiaries to any such current or former director, executive officer or employee of any increase in severance or termination pay, except to non-executive employees in the ordinary course of business consistent with past practice, (iii) any entry by the Company or any of its Subsidiaries into, or any amendments of, any Benefit Plan with any current or former director, executive officer or employee, except with non-key employees in the ordinary course of business consistent with past practice, (iv) any amendment to, or modification of, any Company Stock Option, (v) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting their respective assets, liabilities, results of operations or businesses, (vi) any Tax election that, individually or in the aggregate, would reasonably be expected to adversely affect in any material respect the Tax liability or Tax attributes of the Company or any of its Subsidiaries, (vii) any settlement or compromise of any material income Tax liability, (viii) any acquisition, sale or transfer of any material asset of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice, (ix) any entering into by the Company or any of its Subsidiaries of any material contract or agreement, or material amendment or termination of any material contract or agreement (other than in the ordinary course of business) or default by the Company or any of its Subsidiaries under, any material Contract to which the Company or any of its Subsidiaries is a party or by which it is bound (or to the Knowledge of the Company, by any other party thereto), (x) any revaluation by the Company or any of its Subsidiaries of any of their respective material assets or (xi) except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company, any lapse, reversion, termination or expiration of any Intellectual Property Rights.

     SECTION 3.8 Litigation. There is no suit, arbitration, action, proceeding or written claim ("Litigation") pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 3.8 of the Company Disclosure Letter sets forth as of the date of this Agreement of a complete list of all suits, arbitrations, actions or proceedings to which the Company, or its Subsidiaries or any of their assets are, or could reasonably be expected to be, a party or bound.

     SECTION 3.9  Certain Contracts.

     (a) Neither the Company nor any of its Subsidiaries is bound by, or a party to, any non-competition or similar restriction relating to any business, product or service anywhere in the world.

     (b) No purchase Contracts of the Company or any of its Subsidiaries continue for a period of more than twelve months or are in excess of the normal, ordinary and usual requirements of its or their business or at any excessive price.

     (c) There is no outstanding sales Contract of the Company or any of its Subsidiaries which continue for a period of more than twelve months.

     (d) Neither the Company nor any of its Subsidiaries has any outstanding Contracts with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than thirty days and without liability, penalty or premium or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings.

     (e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is in default, nor to its Knowledge is there any basis for any valid claim of default, under any Contract made or obligation owed by any of them.

     (f) Neither Company nor any of its Subsidiaries has entered into any Contract to indemnify any other party against any charge of infringement of any intellectual property, other than indemnification provisions contained in license agreements or purchase orders arising in the ordinary course of business (other than guarantees by the Company or one of its wholly owned Subsidiaries on behalf of the Company or one of its wholly owned Subsidiaries).

     (g) Neither the Company nor any of its Subsidiaries has any debt obligation for borrowed money, including guarantees (other than guarantees by the Company or one of its wholly owned Subsidiaries on behalf of the Company or one of its wholly owned Subsidiaries) of or agreements to acquire any such debt obligation of others.

     (h) Neither the Company nor any of its Subsidiaries has any outstanding loan to any Person, other than to the Company or a wholly owned Subsidiary of the Company.

     (i) Neither the Company nor any of its Subsidiaries has any power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person, corporation, partnership, joint venture, association, organization or other entity (other than guarantees by the Company or one of its wholly owned Subsidiaries on behalf of the Company or one of its wholly owned Subsidiaries).

     SECTION 3.10 Customers. There has not been any Material Adverse Change in the business relationship of the Company or any of its Subsidiaries with any customer who accounted for more than five percent of the Company's and its Subsidiaries' sales (on a consolidated basis) during the twelve months preceding the date of this Agreement.

     SECTION 3.11  Compliance with Applicable Laws.

     (a) The Company and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities (the "Company Permits") that are required for them to own, lease or operate their assets and to carry on their businesses, except where the failure to have any such Company Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with the terms of the Company Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

     (b) No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any Person, in each case with respect to the Company, any of its Subsidiaries, any of their respective assets or any Benefit Plan, is pending or, to the Knowledge of the Company, threatened, other than, in each case, those which, individually or in the aggregate, would not reasonably be expected to (i) have a Material Adverse Effect on the Company,
(ii) impair the ability of the Company to perform its obligations under this Agreement or (iii) prevent or materially delay the consummation of any of the Transactions.

     (c) To the Company's Knowledge and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) there have been no Releases of any Hazardous Materials at, on or under any facility or property currently or formerly owned, leased, or operated by the Company or any of its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries is the subject of any pending or threatened investigation or proceeding under Environmental Law relating in any manner to the off-site treatment, storage or disposal of any Hazardous Materials generated at any facility or property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries and (iii) neither the Company nor any of its Subsidiaries has assumed or otherwise agreed to be responsible for any liabilities arising under Environmental Law. The term "Environmental Law" means any and all applicable laws or regulations or other requirements of any Governmental Entity concerning the protection of human health or the environment. The term "Hazardous Materials" means all explosive or regulated radioactive materials, hazardous or toxic substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos-containing materials, and all other materials or chemicals regulated under any Environmental Law. The term "Release" means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, emanation or migration in, into, onto, or through the environment.

     SECTION 3.12  Benefit Plans.

     (a) Section 3.12(a) of the Company Disclosure Letter lists (i) each individual employment, termination, or severance agreement with employees or former employees of the Company whose annual compensation is at a base rate equal to or exceeding $100,000, (ii) all employee benefit plans as that term is defined in Section 3(3) of the Employee Retirement and Income Security Act of 1974 ("ERISA") and (iii) all other plans or compensation arrangements, maintained or contributed to by the Company for the benefit of its employees (or former employees) and/or their beneficiaries ("Benefit Plans"). An arrangement will not fail to be a Benefit Plan simply because it only covers one individual.

     (b) The Company has delivered or made available to the Parent a true and complete copy of the following documents (to the extent that they are applicable): (i) each Benefit Plan and any related funding agreements, including all amendments (and Section 3.12(b) of the Company Disclosure Letter includes a description of any such amendment that is not in writing), and (ii) the two most recent Form 5500s

(including all applicable schedules and the opinions of the independent accountants) that were filed on behalf of any Benefit Plan.

     (c) To the Knowledge of the Company, each Benefit Plan at all times has been operated in accordance with its terms, and complies currently, and has complied in the past, both in form and in operation, with all applicable laws, including ERISA and the Code.

     (d) The Company does not maintain any Benefit Plan that provides (or will provide) medical, death, or other fringe benefits to former employees or independent contractors (including retirees), other than benefits that are required to be provided pursuant to Section 4980B of the Code or state law continuation coverage or conversion rights.

     (e) Except as provided in Section 3.12(e) of the Company Disclosure Letter, none of the Benefit Plans provide any benefits that would result in excess parachute payments (within the meaning of Section 280G of the Code), either (i) solely as a result of the consummation of the Transactions or (ii) as a result of the consummation of the Transactions and any actions taken after the Closing. Furthermore, the consummation of the Transactions will not require the funding, whether formal or informal, of the benefits under any Benefit Plan (e.g., contributions to a Rabbi Trust).

     (f) No Benefit Plan is subject to Title IV of ERISA.

     (g) Except as would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company, none of the Persons performing services for the Company have been improperly classified as being independent contractors, leased employees or as being exempt from the payment of wages for overtime.

     (h) Other than routine claims for benefits under the Benefit Plan and those relating to qualified domestic relations orders, there are no (i) pending or
(ii) to the Knowledge of the Company, threatened lawsuits or other claims against or involving any Benefit Plan, or any Fiduciary (within the meaning of Section 3(21)(A) of ERISA) of such Benefit Plan brought on behalf of any participant, beneficiary, or Fiduciary thereunder, nor is there any reasonable basis for any such claim.

     (i) The Company has no intention or commitment, whether legally binding or not, to create any additional Benefit Plan, or to modify any existing Benefit Plan so as to increase benefits to participants or the cost of maintaining the Benefit Plan. The benefits under all Benefit Plans are as represented, and have not been, and will not be, increased subsequent to the date of this Agreement. No statement, either oral or written, has been made by the Company (or any agent of the Company) to any Person regarding any Benefit Plan that is not in accordance with such Benefit Plan that could have adverse economic consequences to the Parent or the Surviving Corporation.

     (j) To the Knowledge of the Company, all costs of administering and contributions required to be made to each Benefit Plan under the terms of that Benefit Plan, ERISA, the Code, or any other applicable law have been timely made, and are fully deductible in the year for which they were paid, and all other amounts that should be accrued to date as liabilities of the Company under or with respect to each Benefit Plan (including administrative expenses and incurred but not reported claims) for the current plan year of the Benefit Plan have been recorded on the books of the Company.

     (k) For purposes of this Section 3.12(k) "Company International Plans" means each compensation and benefit plan required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction outside of the United States. As regards each such Company International Plan, unless disclosed in Section 3.12(k) of the Company Disclosure Letter, to the Knowledge of the Company, (i) each of the Company International Plans is in compliance with the provisions of the laws of each jurisdiction in which each such Company International Plan is maintained, to the extent those laws are applicable to the Company International Plans; (ii) all material contributions to, and material payments from, the Company International Plans that may have been required to be made in accordance with the terms of any such Company International Plan, and, when applicable, the law of the jurisdiction in which such Company International Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to the Company International Plans, and all payments under the Company International Plans, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability in the most recent financial statements included in the Company Filed SEC Documents; (iii) the Company has materially complied with all applicable reporting and notice requirements, and all of the Company International Plans have obtained from the governmental body having jurisdiction with respect to such plans any required determinations, if any, that such Company International Plans are in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to the Company International Plan; (iv) each of the Company International Plans has been administered in all material respects at all times in accordance with its terms and applicable law and regulations; (v) to the Knowledge of the Company, there are no pending investigations by any governmental body involving the Company International Plans, and no pending claims (except for claims for benefits payable in the normal operation of the Company International Plans), suits or proceedings against any Company International Plan or asserting any rights or claims to benefits under any Company International Plan; and (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to any Company International Plan other than the triggering of payment to participants.

     (l) For purposes of this Section 3.12 only, the term the "Company" shall include any entity that is aggregated with the Company under Section 414(b),
(c), (m), or (o) of the Code.

     (m) Section 3.12(m) of the Company Disclosure Letter contains a complete listing of all employees of the Company as of the date of this Agreement.

     SECTION 3.13  Taxes.

     (a) As used in this Agreement, (i) the terms "Tax" or "Taxes" mean (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, alternative minimum, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, estimated, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever imposed by any Governmental Entity (a "Taxing Authority") responsible for the imposition, collection or administration of any such taxes, fees, assessments or charges, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and (B) any liability for any Tax described in the immediately preceding clause (A) as a result of being a transferee or successor, by contract or otherwise, or as a result of being or having been a member of an affiliated, consolidated or combined group, including under Treasury Regulation Section 1.1502-6 or similar state, local or foreign law or (C) any liability for any amount described in the immediately preceding clauses (A) or (B) pursuant to a tax indemnity, tax sharing or similar agreement, arrangement or understanding; and (ii) the term "Returns" means all returns, declarations, reports, statements and other documents (including any related or supporting information, schedules or exhibits) required to be filed in respect of Taxes, including any amendment with respect thereto.

     (b) There have been properly completed and filed on a timely basis (taking into account all properly obtained extensions) and in correct form all material Returns required to be filed by or with respect to the Company or any of its Subsidiaries. The foregoing Returns were correct and complete in all material respects and the Company and each of its Subsidiaries has paid or there has been paid on its behalf all Taxes due whether or not shown (or required to be shown) on a Return. An extension of time within which to file any Return that has not been filed has not been requested or granted.

     (c) As of the date of this Agreement, there are no current or pending or proposed audits or examinations of any Return relating to the Company or any of its Subsidiaries by any Taxing Authority in connection with any of the Returns. No waivers of statutes of limitation with respect to the Returns or the assessment of Taxes have been given by the Company or any of its Subsidiaries (or with respect to any Return which a Taxing Authority has asserted should have been filed by the Company or any of its Subsidiaries) which waivers are still in effect. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are being contested in good faith and an adequate reserve therefor has been established in accordance with GAAP and is fully reflected in the financial statements included in the Company Filed SEC Documents or the financial statements included in Section 3.5(c) of the Company Disclosure Letter.

     (d) The accruals and reserves for unpaid Taxes of the Company or any of its Subsidiaries (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the most recent financial statements included in the Company Filed SEC Documents are adequate in accordance with GAAP to cover all Taxes accrued or accruable through the date thereof. The Company has no liability for unpaid Taxes incurred after the date of the most recent financial statements included in the Company Filed SEC Documents, other than Taxes incurred by it in the ordinary course of business.

     (e) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing consolidated, combined or similar Returns other than the group of which the Company is the common parent. Neither the Company nor any of its Subsidiaries is or at any time has been a party to or bound by (nor will the Company or any of its Subsidiaries become a party to or bound by) any tax indemnity, tax sharing, tax allocation or similar agreement that includes a party other than the Company or any of its Subsidiaries.

     (f) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

     (g) The Company and each of its Subsidiaries has complied in all material respects with the provisions of the Code (and similar provisions under any other laws) relating to the withholding and payment of Taxes and has, within the time and in the manner prescribed by Law, withheld from employee wages and paid over to the proper Governmental Entities all material amounts required to be withheld and paid over. The Benefit Plans and the other Company employee compensation arrangements in effect as of the date of this Agreement have been designed so that the disallowance of a material deduction under Section 162(m) of the Code for employee remuneration will not apply to any amounts paid or payable by the Company or any of its Subsidiaries under any such plan or arrangement and, to the Knowledge of the Company, no fact or circumstance exists that would reasonably be expected to cause such disallowance to apply to any such amounts.

     (h) To the Knowledge of the Company, no claim has ever been made by a Taxing Authority with respect to the Company or any of its Subsidiaries in a jurisdiction where such entity does not file Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

     (i) The Company is not, and has not been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     (j) Except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any material Tax upon any of the assets or properties of the Company or any of its Subsidiaries.

     (k) Neither the Company nor any of its Subsidiaries owns an interest in an entity that would be treated as a partnership for federal income Tax purposes.

     (l) Neither the Company nor any of its Subsidiaries has been required to make, nor has there been proposed, any adjustment pursuant to Section 481 of the Code.

     (m) The Company is not a collapsible corporation under Section 341 of the Code and has not filed an election as a consenting corporation under Section 341(f) of the Code.

     SECTION 3.14 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by the Parent in connection with the offer and sale of shares of Parent Common Stock in connection with the Merger (the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by the Parent specifically for inclusion or incorporation by reference in the Proxy Statement.

     SECTION 3.15 Voting Requirements. The affirmative vote of the holders of a majority of the voting power of all outstanding shares of Company Common Stock, as of the record date for the Company Stockholders Meeting, adopting this Agreement (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement or any of the Transactions.

     SECTION 3.16 State Takeover Statutes. The board of directors of the Company, either directly or through action of a duly authorized committee thereof has taken all necessary action to ensure that the provisions of Section 203 of the DGCL do not apply to the Parent or Merger Sub in connection with the Stockholders Agreement, the Merger and the other Transactions. No other state takeover statute or similar statute or regulation is applicable to the Merger or the other Transactions.

     SECTION 3.17 Brokers. No broker, investment banker, financial advisor or other Person, other than UBS Warburg, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to the Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable.

     SECTION 3.18 Opinion of Financial Advisor. The Company has received the written opinion of UBS Warburg, dated February 25, 2003, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company, a signed copy of which opinion has been or promptly will be delivered to the Parent.

     SECTION 3.19 Absence of Questionable Payments. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of
Section 30A of the Exchange Act. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any current director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has accepted or received any unlawful contributions, payments, gifts or expenditures. The Company and each of its Subsidiaries that is required to file reports pursuant to Section 12 or 15(d) of the Exchange Act is in compliance with the provisions of Section 13(b) of the Exchange Act.

     SECTION 3.20 Insider Interests. To the Knowledge of the Company, no officer or director of the Company or any of its Subsidiaries has any material interest in any property, real or personal, tangible or intangible, including inventions, patents, trademarks or trade names, used in or pertaining to the business of the Company or any of its Subsidiaries.

     SECTION 3.21 Rights Agreement. The Company has taken all actions necessary to ensure that the execution of this Agreement and the consummation of the Transactions will not cause the Parent or any of its Subsidiaries to be deemed an Acquiring Person (as defined in the Rights Agreement). Neither the Distribution Date nor the Stock Acquisition Date (each as defined in the Rights Agreement) has occurred or will occur as a result of this Agreement or any of the Transactions.

                                   ARTICLE 4

                  REPRESENTATIONS OF THE PARENT AND MERGER SUB

     Except as disclosed in the disclosure letter delivered by the Parent to the Company concurrently with the execution of this Agreement (the "Parent Disclosure Letter") and making reference to the particular Section of this Agreement to which exception is being taken (which disclosures shall also constitute representations and warranties hereunder), the Parent and Merger Sub represent and warrant to the Company as follows:

     SECTION 4.1 Organization, Standing and Corporate Power. Each of the Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing, licensing or operation of its assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Parent. The Parent has made available to the Company prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and bylaws and the certificate of incorporation and bylaws of Merger Sub, in each case as amended to the date of this Agreement.

     SECTION 4.2 Capital Structure. The authorized capital stock of the Parent consists of 150,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $.001 per share, of the Parent (the "Parent Authorized Preferred Stock"). As of February 18, 2003, (a) 54,782,061 shares of Parent Common Stock were issued and outstanding, (b) no shares of Parent Authorized Preferred Stock were issued and outstanding, and (c) 32,097,186 shares of Parent Common Stock are reserved for issuance under the Parent's 1989 Stock Plan, the Parent's 1990 Stock Plan, the Parent's 1999 Equity Incentive Plan, the Parent's Employee Stock Purchase Plan, the Management Graphics, Inc. 1985 Nonqualified Stock Option Plan, and the Splash Technology Holdings, Inc. 1996 Stock Option Plan (of which there were 11,763,408 outstanding options or rights as of February 20, 2003 to acquire shares of Parent Common Stock). No bonds, debentures, notes or other indebtedness of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Parent may vote are issued or outstanding. All outstanding shares of capital stock of the Parent are, and all shares which may be issued in connection with the Transactions will be, when issued, duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights and free and clear of any Liens (other than Liens created by the holders thereof and restrictions on transfer arising under applicable securities laws).

SECTION 4.3  Authority; Noncontravention.

     (a) Each of the Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by the Parent and Merger Sub and the consummation by the Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of the Parent and Merger Sub, as applicable. This Agreement has been duly executed and delivered by the Parent and Merger Sub and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Parent and Merger Sub, enforceable against each of them in accordance with its terms.

     (b) The execution and delivery of this Agreement does not, and the consummation of the Transactions and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of amendment, termination, cancellation or acceleration of any obligation or loss of a benefit under or increase of any obligation under, or result in the creation of any Lien upon any of the properties or assets of the Parent or Merger Sub under, (i) the certificate of incorporation or bylaws of the Parent or Merger Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise, license or similar authorization applicable to the Parent or Merger Sub or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in Section 4.3(c), (A) any judgment, order or decree or (B) any statute, law, ordinance, rule or regulation, in each case, applicable to the Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and
(iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not reasonably be expected to (x) have a Material Adverse Effect on the Parent, (y) impair the ability of the Parent or Merger Sub to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the Transactions.

     (c) No consent, approval, order or authorization of, action by, or in respect of, or registration, recordation, declaration or filing with, any Governmental Entity is required by or with respect to the Parent or Merger Sub in connection with the execution and delivery of this Agreement by the Parent and Merger Sub, the consummation by the Parent and Merger Sub of the Transactions, except for (i) the filing with the SEC of (A) the Proxy Statement,
(B) the Form S-4 and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement, the Stockholders Agreement and the Transactions; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (iii) such filings with and approvals of the NASDAQ National Market to permit the shares of Parent Common Stock that are to be issued in connection with the Merger to be listed on The NASDAQ National Market; and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be made or obtained individually or in the aggregate would not reasonably be expected to
(x) have a Material Adverse Effect on the Parent, (y) impair the ability of the Parent or Merger Sub to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the Transactions.

     SECTION 4.4  SEC Documents; Undisclosed Liabilities.

     (a) The Parent has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since December 31, 2001 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Parent SEC Documents when filed (and if amended or superseded in a Parent Filed SEC Document, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in a Parent SEC Document has been revised or superseded in a Parent Filed SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The financial statements of Parent included in the Parent SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with the Accounting Rules, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal non-material recurring year-end audit adjustments).

     (c) Except (i) as reflected in the financial statements included in the Parent SEC Documents or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement or the Transactions, neither the Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Parent.

     SECTION 4.5 Information Supplied. None of the information supplied or to be supplied by the Parent specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act. No representation or warranty is made by the Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4.

     SECTION 4.6 Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement, the Stockholders Agreement or the Transactions and except as disclosed in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (the "Parent Filed SEC Documents"), since December 31, 2001, the Parent and its Subsidiaries have conducted their business only in the ordinary course, and since such date there has not been any Material Adverse Change in the Parent.

     SECTION 4.7 Voting Requirements. No vote of any class or series of capital stock of the Parent is necessary to approve and adopt this Agreement and the Transactions.

     SECTION 4.8 Operations of Merger Sub. Merger Sub has engaged in no business activities and has conducted its operations only as contemplated hereby.

     SECTION 4.9 Litigation. There is no Litigation pending, or to the Knowledge of the Parent, threatened against or affecting the Parent or any of its Subsidiaries nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Parent or any of its Subsidiaries having, or which would reasonably be expected to (a) have, individually or in the aggregate, a Material Adverse Effect on the Parent, (b) impair the ability of the Parent or Merger Sub to perform its obligations under this Agreement or (c) prevent or materially delay the consummation of any of the Transactions.

     SECTION 4.10 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Parent.

     SECTION 4.11 Absence of Questionable Payments. Neither the Parent nor any of its Subsidiaries nor any director, officer, agent, employee or other Person acting on behalf of the Parent or any of its Subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither the Parent nor any of its Subsidiaries nor any current director, officer, agent, employee or other Person acting on behalf of the Parent or any of its Subsidiaries, has accepted or received any unlawful contributions, payments, gifts or expenditures. The Parent and each of its Subsidiaries which is required to file reports pursuant to Section 12 or 15(d) of the Exchange Act is in compliance with the provisions of Section 13(b) of the Exchange Act.

     SECTION 4.12 Insider Interests. No officer or director of the Parent or any of its Subsidiaries has any material interest in any property, real or personal, tangible or intangible, including inventions, patents, trademarks or trade names, used in or pertaining to the business of the Parent or any of its Subsidiaries.

                                   ARTICLE 5

                                   COVENANTS

     SECTION 5.1  Conduct of the Company's Business.  Except as set forth in
Section 5.1 of the Company Disclosure Letter, as otherwise expressly contemplated by this Agreement or as consented to in writing by the Parent, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact their business to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

     (a) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly-owned Subsidiary of the Company to its parent, (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, (other than pursuant to the exercise of existing stock repurchase rights listed in Section 3.3 of the Company Disclosure Letter);

     (b) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than (i) the issuance of Company Stock Options granted consistent with past practice to new employees (other than executive officers) of the Company; provided that each such Company Stock Option shall have an exercise price per share equal to the closing price per share of Company Common Stock on the grant date, shall have standard vesting provisions in conformity with customary practice and shall not have any provisions which accelerate in whole or in part the vesting or exercisability of such option in connection with the Transactions or any termination of service at or at any time following the Merger, (ii) the issuance of Company Common Stock upon the exercise of (A) the Company Stock Options, and
(B) the Company Warrants, in each case outstanding as of the date hereof in accordance with their present terms, or upon the exercise of the Company Stock Options referred to in clause (i) in accordance with their terms, or (iii) the issuance of shares of Company Common Stock pursuant to the ESPP in accordance with its present terms and not in violation of this Agreement;

     (c) amend its certificate of incorporation, bylaws or other comparable organizational documents;

     (d) acquire or agree to acquire by merging or consolidating with, or by purchasing all or substantially all of assets of, or by any other manner, any business or any Person;

     (e) sell, lease, license, sell and leaseback, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice;

     (f) (i) purchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other Contract to maintain any financial statement condition of another Person or enter into any Contract having the economic effect of any of the foregoing, except for intercompany indebtedness between the Company and any of its wholly-owned Subsidiaries or between such Subsidiaries, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, except for employee advances made in the ordinary course of business consistent with past practice;

     (g) make or agree to make any new capital expenditures which, individually, are in excess of $25,000 or, in the aggregate, are in excess of $100,000 or enter into any commitment for the purchase, lease or use of any real property;

     (h) make any Tax election that, individually or in the aggregate, would reasonably be expected to adversely affect in any material respect the Tax liability or Tax attributes of the Company or any of its Subsidiaries or settle or compromise any material income Tax liability;

     (i) (A) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or Litigation (whether or not commenced prior to the date of this Agreement) other than (1) the payment of an aggregate of $250,000 in connection with Litigation or

(2) the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent financial statements included in the Company Filed SEC Documents or incurred in the ordinary course of business consistent with past practices since the date of such financial statements, or (B) waive the benefits of, agree to modify in any manner, terminate, release any Person from or fail to enforce any confidentiality, standstill or similar Contract to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary;

     (j) except as required by law or contemplated hereby, enter into, adopt or amend or terminate any Benefit Plan or any other Contract, plan or policy involving the Company or its Subsidiaries, and one or more of its directors, officers or employees, or change the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined;

     (k) except for normal increases relating to non-executive employees in the ordinary course of business consistent with past practice or as required by the terms of any employment agreement (the existence of which does not constitute a violation of this Agreement), increase the compensation of any director, officer or other employee or pay any benefit or amount not required by a Benefit Plan as in effect on the date of this Agreement to any such Person;

     (l) increase the aggregate number of employees of the Company to more than ten employees/ consultants from the number of employees set forth in Section 3.12(m) of the Company Disclosure Letter;

     (m) enter into any operating lease or incur (other than in the ordinary course of business consistent with past practice) any liability or obligation not required by GAAP to be recorded on the Company's consolidated balance sheet at the time of incurrence;

     (n) manage its cash, cash equivalents and working capital except in accordance with past practices (which practices include applying commercially reasonable efforts to collect receivables and not paying liabilities or other obligations until they become due and payable);

     (o) transfer or license to any Person or entity or otherwise extend, amend or modify any rights to the Intellectual Property Rights of the Company or its Subsidiaries other than in the ordinary course of business consistent with past practices; provided that in no event shall the Company or any of its Subsidiaries license on an exclusive basis or sell any Intellectual Property Rights;

     (p) enter into or amend any Contract pursuant to which any Person is granted exclusive marketing, manufacturing or other rights with respect to any product, service, process or technology of the Company or its Subsidiaries;

     (q) enter into any Contract which, if it were in existence on the date of this Agreement, would be required to be disclosed pursuant to Section 3.9; or

     (r) authorize, commit or agree to take any of the foregoing actions.

     SECTION 5.2 Advice of Changes. The Company and the Parent shall promptly advise the other party orally and in writing to the extent it has Knowledge of
(a) any representation or warranty made by it (and, in the case of the Parent, made by Merger Sub) contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.2(a) or Section 6.3(a), respectively, would not be satisfied, (b) the failure by it (and, in the case of the Parent, by Merger Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (c) any change or event causing, or which is reasonably likely to cause, any of the conditions set forth in Article 6 not to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

     SECTION 5.3  No Solicitation by the Company.

     (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to directly or indirectly through another Person, (i) solicit, initiate, resume or encourage (including by way of furnishing or disclosing non-public information) any Takeover Proposal, (ii) participate in any discussions or negotiations regarding any Takeover Proposal, or (iii) enter into any Acquisition Agreement; provided, however, that if, at any time prior to the date of the Company Stockholders Meeting (the "Applicable Period"), the board of directors of the Company (or the special committee thereof) determines in its good faith judgment, after consultation with outside legal counsel, that the failure to furnish such information or participate in such negotiations or discussions would likely result in a breach of its fiduciary duties to the Company's stockholders under applicable law, the Company and its representatives may, in response to a Takeover Proposal with a price greater than the Transaction Value that is otherwise reasonably likely to lead to a Superior Proposal which was not solicited by it in violation of this Section 5.3(a), and subject to providing prior written notice of its decision to take such action to the Parent and compliance with Section 5.3(c), (x) furnish information with respect to the Company and its Subsidiaries to any Person making a Takeover Proposal with a price greater than the Transaction Value that is otherwise reasonably likely to lead to a Superior Proposal pursuant to a customary confidentiality agreement on terms at least as restrictive as the Confidentiality Agreement that permits the disclosures to the Parent required by this Agreement and (y) participate in discussions or negotiations regarding such Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any Person or "group" (as such term is defined in Section 13(d) of the Exchange
Act) relating to any direct or indirect acquisition or purchase of 15% or more of the assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class or series of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person or "group" (as such term is defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class or series of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction or the sale or other transfer of all or substantially all of its assets involving the Company or any of its Subsidiaries, other than the Transactions.

     (b) Neither the board of directors of the Company nor any committee thereof shall (i) withdraw, modify or supplement, or propose publicly to withdraw modify or supplement, in a manner adverse to the Parent, the approval or recommendation by such board of directors or such committee of this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing (each, an "Acquisition Agreement") related to any Takeover Proposal, other than any such agreement entered into concurrently with a termination pursuant to the next sentence in order to facilitate such action. Notwithstanding the foregoing, during the Applicable Period, in response to a Superior Proposal which did not arise out of or was not related to a breach of Section 5.3(a), the board of directors of the Company (or the independent committee thereof) may (subject to this and the following sentence) terminate this Agreement and recommend such Superior Proposal (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to any Superior Proposal), but only at a time that is during the Applicable Period and is after the fifth Business Day following the Parent's receipt of written notice advising the Parent that the board of directors of the Company (or the independent committee thereof) is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the board of directors of the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation), after considering all terms and conditions of such proposal, including the likelihood and timing of its consummation, that such proposal would result in a transaction delivering to the Company's stockholders superior value, from a financial point of view, to the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the board of directors of the Company (or the independent committee thereof), is reasonably capable of being obtained by such third party.

     (c) In addition to the obligations of the Company set forth in Sections 5.3(a) and 5.3(b), the Company shall promptly (and no later than 24 hours after receipt) advise the Parent orally and in writing of any request for information or of any inquiry with respect to a Takeover Proposal, the material terms and conditions of such request, inquiry or Takeover Proposal and the identity of the Person making such request, inquiry or Takeover Proposal. The Company will promptly keep the Parent informed of the status and details (including amendments or changes or proposed amendments or changes) of any such request, inquiry or Takeover Proposal.

     (d) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the board of directors of the Company (after consultation with outside legal counsel), failure so to disclose would constitute a breach of its obligations under applicable law.

     SECTION 5.4  The Form S-4 and the Proxy Statement; the Stockholders
Meeting.

     (a) As soon as practicable following the date of this Agreement, the Parent and the Company shall prepare, and the Parent shall file with the SEC, the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and the Parent shall use commercially reasonable efforts (including the preparation of amendments to such documents and the provision of supplemental information in response to SEC comments) to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. The Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in connection with the Merger and the Company shall furnish all information concerning the Company and the holders of capital stock of the Company as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any information relating to the Company or the Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or the Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that (i) the Form S-4 would not include any misstatement of a material fact or omit to state a material fact necessary to make the statements therein not misleading or (ii) the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, as applicable, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Form S-4 or the Proxy Statement (including documents incorporated therein by reference) will be made by either the Parent or the Company without providing the other party a reasonable opportunity to review and comment thereon. The Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise the Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     (b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date (which will be as soon as practicable following the date of this Agreement) for, duly call, give notice of, convene and hold the a meeting of its stockholders (the "Company Stockholders Meeting") solely for the purpose of obtaining the Company Stockholder Approval. The Company shall engage a proxy solicitation firm to assist it in attempting to obtain the requisite vote of its stockholders. Subject to Section 5.3(d), the Company shall, through its board of directors, recommend to its stockholders the adoption of this Agreement. Without limiting the generality of the foregoing but subject to its right to terminate this Agreement pursuant to Section 5.3(b), the Company agrees that its obligations pursuant to the first sentence of this
Section 5.4(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal.

     SECTION 5.5 Letters of the Company's Accountants. The Company shall use commercially reasonable efforts to cause to be delivered to the Parent two letters from the Company's independent public accountants, one dated a date within two Business Days before the date on which the Form S-4 shall become effective and one dated a date within two Business Days before the Closing Date, each addressed to the Parent, in form and substance reasonably satisfactory to the Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. The Company shall provide all reasonable cooperation to the Company's independent public accountants to enable them to issue the letters referred to in this Section 5.5 and shall use all reasonable efforts to cause them to do so.

     SECTION 5.6 Access to Information; Confidentiality. Upon reasonable notice and subject to the Confidentiality Agreement, dated February 6, 2003, between the Parent and the Company (the "Confidentiality Agreement"), the Company shall, and shall cause each of its Subsidiaries to, afford to the Parent and to its officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to the Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as the Parent may reasonably request (including the Company's outside accountants work papers and the Company's monthly financial statements). The Company shall not be required to provide access to or disclose information where such access or disclosure would contravene any law, rule, regulation, order or decree. No review pursuant to this Section 5.6 shall limit the Parent's or Merger Sub's reliance on or the enforceability of any representation or warranty made by the Company herein. The Parent will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

     SECTION 5.7  Reasonable Efforts.

     (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Merger and make effective the Merger and the other Transactions as promptly as practicable including, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, and (ii) the satisfaction of the other parties' conditions to Closing. In addition, no party hereto shall take any action after the date of this Agreement to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing. Notwithstanding any other provision of this Agreement, neither the Company nor any of its Subsidiaries shall be entitled to (nor shall Parent or any of its Subsidiaries be required to) divest or hold separate or otherwise take or commit to take any action that limits the Parent's or the Surviving Corporation's freedom of action with respect to, or ability to retain, the Company or any of its Subsidiaries or any material portions thereof or any of the businesses, product lines, properties or assets of the Company or any of its Subsidiaries, without the Parent's prior written consent (which may be withheld in the Parent's sole and absolute discretion). Nothing in this Agreement shall require the Parent to commence Litigation to remove any Restraint issued under any antitrust law.

     (b) Prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement, the Merger and the other Transactions. Each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding any of the Transactions. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of any Company Permits are required as a result of the execution of this Agreement or consummation of any of the Transactions, the Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to effect such transfers, amendments or modifications.

     (c) In connection with and without limiting the foregoing, the Parent, the Company and their respective boards of directors shall (i) take all action necessary to ensure that no takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Transactions and (ii) if any takeover statute or similar statute becomes applicable to this Agreement or any of the Transactions, take all action necessary to ensure the Transactions are completed as soon as practicable.

     (d) Unless the statute of limitations will bar the bringing of such claim after the termination of this Agreement, no party shall, directly or indirectly, bring or initiate (including by counterclaim or impleader) any litigation or other action before a Governmental Entity or arbitration against another party or involving or affecting their assets.

     SECTION 5.8  Employee Matters.

     (a) As soon as practicable after the Closing Date (the "Benefits Date"), the Parent shall provide, or cause to be provided, employee benefit plans, programs and arrangements to employees of the Company that are the same as those made generally available to similarly situated non-represented employees of the Parent who are hired by the Parent after January 1, 2003. From the Effective Time to the Benefits Date (which the parties acknowledge may occur on different dates with respect to different plans, programs or arrangements of the Parent), the Parent shall provide, or cause to be provided, the employee benefit plans, programs and arrangements of the Company (other than equity-based plans, programs and arrangements) provided to employees of the Company as of the date hereof.

     (b) With respect to each benefit plan, program, practice, policy or arrangement maintained by the Parent (the "Parent Plans") in which employees of the Company participate on the Benefit Date, (i) service with the Company and its Subsidiaries (or their respective predecessors) prior to the Effective Time shall be credited against all service and waiting period requirements under the Parent Plans (provided that such recognition shall not be for the purpose of determining (A) retirement benefits under the Parent's defined contribution plans (unless otherwise required by law), (B) any Parent subsidy under the Parent's retiree health plans) and (C) Parent's sabbatical benefit, (ii) the Parent Plans shall not provide any pre-existing condition exclusions and (iii) the deductibles, copayments and out-of-pocket maximums in effect under the Parent Plans shall be reduced by any deductibles, copayments and out-of-pocket maximums paid by such individuals under the Company Benefit Plans for the plan year in which the Effective Time occurs. Unless Parent consents otherwise in writing, the Company shall take all action necessary to terminate, or cause to terminate, before the Effective Time, any Benefit Plan that is a 401(k) plan or other defined contribution retirement plan.

     (c) Within a reasonable period of time after the last business day of each month after the date hereof and on the Closing Date, the Company shall, as and to the extent necessary, deliver to Parent any additional information which Company reasonably believes would affect the determination of each person who the Company reasonably believes is a "disqualified individual" (within the meaning of Section 280G of the Code).

     (d) Employees of the Company who transfer to the employment of the Parent or the Surviving Corporation after the Effective Time and meet the eligibility requirements for participation in the Parent Employee Stock Purchase Plan (the "Parent ESPP") shall be eligible to begin payroll deductions under that plan as of the next entry date thereunder beginning after the Effective Time.

     SECTION 5.9  Indemnification, Exculpation and Insurance.

     (a) The Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) and any indemnification agreements of the Company (as each is in effect on the date hereof), the existence of which has been disclosed in the Company Disclosure Letter, shall be assumed by the Parent and the Surviving Corporation, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and the Parent shall cause the Surviving Corporation to honor all such rights.

     (b) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, or otherwise dissolves the Surviving Corporation, then, and in each such case, the Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.9.

     (c) The Parent shall for a period of not less than six years after the Effective Time, either (i) maintain the Company's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time ("D&O Insurance") with respect to those Persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof or (ii) cause to be provided by a reputable insurance company coverage no less favorable, including with respect to coverage and amount, to such directors or officers, as the case may be, than the D&O Insurance, so long as the aggregate premium therefor would not be in excess of $1.2 million (such amount the "Maximum Premium"). If the existing or substituted directors' and officers' liability insurance expires, is terminated or canceled during such six-year period, the Parent will obtain as much D&O Insurance as can be obtained for the remainder of such period for an aggregate premium not in excess of the Maximum Premium.

     (d) The provisions of this Section 5.9 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

     SECTION 5.10  Fees and Expenses.

     (a) All fees and expenses incurred in connection with the Merger, this Agreement, the Stockholders Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of the Parent and the Company shall in any event bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Proxy Statement (including SEC filing fees).

     (b) If this Agreement is terminated pursuant to:

          (i) Section 7.1(b)(ii) if the Company or any of its Subsidiaries enters into an Acquisition Agreement or consummates any Takeover Proposal, for consideration per share of Company Common Stock equal to or great than the Transaction Value, within twelve months of such termination of (changing the 15% amounts referred to in the definitions thereof in Section 5.3(a) to 40% for purposes of this Section 5.10(b)), the Company shall, within two Business Days, pay to the Parent $828,000 (the "Termination Fee") by wire transfer of immediately available funds;

          (ii) Section 7.1(d), the Company shall, within two Business Days of such termination, pay to the Parent the Termination Fee by wire transfer of immediately available funds;

          (iii) Section 7.1(f), the Company shall, prior to such termination, pay to the Parent the Termination Fee by wire transfer of immediately available funds.

     The Company acknowledges that the agreements contained in this Section 5.10(b) are an integral part of the Transactions, and that without these agreements the Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 5.10(b), and, in order to obtain such payment, the Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 5.10(b), the Company shall pay to the Parent its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

     SECTION 5.11 Public Announcements. The Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the Transactions, the Merger and the Stockholders Agreement. The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties.

     SECTION 5.12 Affiliates. The Company shall deliver to the Parent at least thirty days prior to the Closing Date, a letter identifying all Persons who are, at the time of such letter, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use commercially reasonable efforts to cause each such Person to deliver to the Parent at least twenty days prior to the Closing Date, a written agreement substantially in the form of Exhibit B.

     SECTION 5.13 Listing. The Parent shall use commercially reasonable efforts to cause the Parent Common Stock issuable as part of the Merger Consideration to be approved for listing on the NASDAQ National Market, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

     SECTION 5.14 Litigation. The Company shall give the Parent the opportunity to participate in the defense of any litigation against the Company and/or its directors relating to the Transactions, this Agreement or the Stockholders Agreement.

     SECTION 5.15 Rights Agreement. The Company's board of directors shall not after the date of this Agreement, without the prior written consent of the Parent, (a) waive or amend any provision of the Rights Agreement or (b) take any action with respect to, or make any determination under, the Rights Agreement, including redeeming the rights or take any action to facilitate a Takeover Proposal; provided however, that at any time during the Applicable Period if the board of directors of the Company (or the special committee thereof) determines in its good faith judgment, after consultation with outside legal counsel, that the failure to take such action or make such determination under, waive or amend the Rights Agreement would likely result in a breach of its fiduciary duties to the Company's stockholders under applicable law, the Company's board of directors may take such action or make such determination under, waive or amend the Rights Agreement.

     SECTION 5.16  Obligations of Merger Sub; Voting of Shares.

     (a) The Parent shall cause Merger Sub to perform all of its obligations under this Agreement and in connection with the Transactions.

     (b) The Parent shall vote, or cause to be voted, in favor of adoption of this Agreement, all shares of Company Common Stock owned by the Parent or any of its Subsidiaries as of the record date (the "Record Date") for the Company Stockholders Meeting.

     SECTION 5.17 Stockholders Agreement Legend. The Company will inscribe upon any certificate representing Subject Shares (as defined in the Stockholders Agreement) tendered by a Stockholder (as defined in the Stockholders Agreement) in connection with any proposed transfer of any Subject Shares by a Stockholder in accordance with the terms of the Stockholders Agreement the following legend:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT DATED AS OF FEBRUARY 26, 2003, AND ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY";

and the Company will return such certificate containing such inscription to the Stockholder within three Business Days following the Company's receipt thereof.

                                   ARTICLE 6

                              CONDITIONS PRECEDENT

     SECTION 6.1  Conditions to Each Party's Obligation To Effect the
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) The Company Stockholder Approval shall have been obtained.

     (b) No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect, and there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity (i) preventing the consummation of the Merger, (ii) prohibiting or limiting the ownership or operation by the Company or the Parent and their respective Subsidiaries of any material portion of the business or assets of the Company or the Parent and their respective Subsidiaries taken as a whole, or compelling the Company or the Parent and their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or the Parent and their respective Subsidiaries, taken as a whole, as a result of the Merger or any of the other Transactions or the Stockholders Agreement or (iii) which otherwise would reasonably be expected to have a Material Adverse Effect on the Company or the Parent, as applicable; provided, however, that each of the parties shall have used commercially reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

     (c) The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

     (d) The shares of Parent Common Stock issuable to the Company's stockholders as contemplated by this Agreement shall have been approved for listing on The NASDAQ National Market, subject to official notice of issuance.

     SECTION 6.2 Conditions to Obligations of the Parent and Merger Sub. The obligation of the Parent and Merger Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:

     (a) The representations and warranties of the Company set forth herein shall be true and correct as of the date hereof and as of the Effective Time, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

     (b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

     (c) There shall have been no Material Adverse Change in the Company since the date of this Agreement that shall not have been cured by the Closing Date, and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

     (d) The Parent shall have received the letters described in Section 5.5 from the Company's independent public accountants.

     SECTION 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

     (a) The representations and warranties of the Parent and Merger Sub set forth herein shall be true and correct as of the date hereof and as of the Effective Time, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent. The Company shall have received a certificate signed on behalf of the Parent by an authorized signatory of the Parent to such effect.

     (b) The Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of the Parent by an authorized signatory of the Parent to such effect.

     (c) There shall have been no Material Adverse Change in the Parent since the date of this Agreement that shall not have been cured by the Closing Date, and the Company shall have received a certificate signed on behalf of the Company by an authorized signatory of the Parent to such effect.

                                   ARTICLE 7

                                  TERMINATION

     SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder
Approval:

     (a) by mutual written consent of the Parent, Merger Sub and the Company;

     (b) by either the Parent or the Company:

          (i) if the Merger shall not have been consummated by June 30, 2003, but the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

          (ii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor (including at any adjournment or postponement thereof);

          (iii) if any Restraint having any of the effects set forth in Section 6.1(b) shall be in effect and shall have become final and nonappealable, but the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall have used commercially reasonable efforts to prevent the entry of and to remove such Restraint;

     (c) by the Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
(i) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b), and

(ii) is incapable of being or has not been cured by the Company within 30 calendar days following its receipt of written notice from the Parent of such breach or failure to perform;

     (d) by the Parent, if (i) there shall be a breach of Section 5.3 that results in a Superior Proposal being made or (ii) the Company's board of directors (or any committee thereof) shall have (whether or not permitted by this Agreement) modified, withdrawn or supplemented their recommendation of this Agreement and the Transactions in a manner adverse to the Parent;

     (e) by the Company, if the Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
(i) would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b), and (ii) is incapable of being or has not been cured by the Parent within 30 calendar days following its receipt of written notice from the Company of such breach or failure to perform;

     (f) by the Company in accordance with Section 5.3(b); provided that, in order for the termination of this Agreement pursuant to this Section 7.1(f) to be deemed effective, the Company shall have complied with all provisions of
Section 5.3, including the notice provisions therein, and with applicable requirements of Section 5.10, including the payment of the Termination Fee; or

     (g) by the Company, within five Business Days following the Record Date, if on or before the Record Date, the Parent has not exercised the option in full to purchase shares of Company Common Stock granted under the Stock Option Agreement, dated as of February 13, 2003, by and between the Company and the Parent.

     SECTION 7.2 Effect of Termination. If this Agreement is terminated by either the Company or the Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Parent or the Company, except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements in this Agreement. The Confidentiality Agreement, the final sentence of Section 5.6, Section 5.10, this Section 7.2 and Article 8 shall survive any termination of this Agreement.

     SECTION 7.3 Procedure for Termination. If a party has a right to terminate this Agreement under Section 7.1, it may only exercise that right by delivering notice to the other parties of such termination, stating the subsection of Section 7.1 providing the basis for such termination and paying any required fees.

                                   ARTICLE 8

                               GENERAL PROVISIONS

     SECTION 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.2 Amendment. This Agreement may be amended by the parties at any time prior to the Effective Time; provided that after receipt of the Company Stockholder Approval, there shall not be made any amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 8.3 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 8.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by internationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to the Parent or Merger Sub, to:

    Electronics for Imaging, Inc.
    303 Velocity Way
    Foster City, California 94404
    Telecopy No.: 650.357.3776
    Attention: General Counsel

With a copy (which shall not constitute notice) to:

          Richards Layton & Finger P.A.
          One Rodney Square
          Wilmington, Delaware 19899-0551
          Telecopy No.: 302.784.7035
          Attention: Gregory V. Varrallo; and

(b) If to the Company, to:

    Printcafe Software, Inc.
    Forty 24th Street
    Pittsburgh, Pennsylvania 15222
    Telecopy No.: 412.456.1151
    Attention: Chief Executive Officer

With copies (which shall not constitute notice) to:

          Potter Anderson & Corroon LLP
          1513 North Market Street
          Wilmington, Delaware 19801
          Telecopy No.: 302.778.6029
          Attention: Michael B. Tumas; and

          Morgan, Lewis & Bockius LLP
          One Oxford Centre, Thirty Second Floor
          Pittsburgh, Pennsylvania 15219
          Telecopy No.: 412.560.3399
          Attention: Kimberly A. Taylor

     SECTION 8.5  Definitions.  For purposes of this Agreement:

     (a) an "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

     (b) "Business Day" means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in New York.

     (c) "Contract" means any written, oral, electronic or other contract, lease, license, arrangement, commitment, undertaking or understanding (whether or not defenses exist to enforceability)

     (d) "Knowledge" of any Person that is not an individual means the actual knowledge of such Person's executive officers after reasonable inquiry.

     (e) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company or the Parent, any change, effect, event, occurrence, condition or development or state of facts that (i) is or would reasonably be expected to be materially adverse to the business, assets or results of operations or condition (financial or other) of such party and its Subsidiaries, taken as a whole, or (ii) prevents or materially delays the consummation of the Merger or any other Transactions, in each case, other than any change, effect, event, occurrence, condition or development or state of facts (A) relating to the U.S. economy in general, (B) relating to the industry in which such party operates in general (and not having a materially disproportionate effect on such party relative to most other industry participants), (C) resulting from the announcement or pendency of the Transactions or (D) in respect of decreases in such party's stock price (provided that any effect described in clauses (A), (B) or (C) is direct and that the party claiming such effect shall have the burden of proving such direct effect); provided however, in the case of the Company, none of (x) the acceleration of the maturity date of any of the Company's existing indebtedness,
(y) the delisting of the Company Common Stock from the Nasdaq National Market or
(z) the inclusion of a "going concern" or similar qualification in the audit opinion delivered by the Company's auditors in connection with their report on the Company's financial statements for the year ended December 31, 2002 shall constitute a Material Adverse Effect or a Material Adverse Change.

     (f) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

     (g) a "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

     SECTION 8.6 Construction and Interpretation. When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary. Whenever the word "include," "includes" or "including" is used in this Agreement they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns. A reference to any legislation or to any provision of any legislation shall include any modification, amendment or re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto. If there is an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Each provision of this Agreement shall be given full separate and independent effect. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as expressly provided in this Agreement, each such provision be read separately, be given independent significance and not be construed as limiting any other provision in this Agreement (whether or not more general or more specific in scope, substance or context). No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction this Agreement.

     SECTION 8.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered (whether delivered by telecopy or otherwise) one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.8 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement (including the Exclusivity Letter dated February 12, 2003) and (b) except for the provisions of Section 5.9, are not intended to confer upon any Person, other than the parties, any rights or remedies.

     SECTION 8.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any other choice of law or conflict of law provision or rule (whether of the State of New York or otherwise) that would cause the application of the laws of any jurisdiction, other than the State of New York, except to the extent that the DGCL is mandatorily applicable to the Merger; provided, however, that the laws of the State of Delaware shall govern the relative rights, obligations, powers, duties and other internal affairs of each party and its board of directors.

     SECTION 8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.11 Enforcement. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware of and for the County of New Castle if any dispute arises out of this Agreement or any of the Transactions; provided that if there is no equitable subject matter jurisdiction in the Court of Chancery, each party consents to submit itself to the personal jurisdiction of such other federal or state court within the State of Delaware having subject matter jurisdiction over such dispute, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Court of Chancery (or such other court) and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the Court of Chancery of the State of Delaware of and for the County of New Castle; provided, that if the Court of Chancery declines to exercise equitable jurisdiction over any such action (or any part thereof), then each party agrees that it will transfer any such action (or part thereof) only to, or recommence any such action (or part thereof), only in such other federal or state court within the State of Delaware having subject matter jurisdiction over such dispute. EACH OF PARENT, MERGER SUB, AND THE COMPANY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NEGOTIATION OR ENFORCEMENT HEREOF OR THE TRANSACTIONS.

     SECTION 8.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to and shall, subject to the discretion of such court, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

     Each of the Parent, Merger Sub and the Company has caused this Agreement to be duly executed and delivered as of the date first written above.

                                          ELECTRONICS FOR IMAGING, INC.

                                          By:         /s/ GUY GECHT
                                            ------------------------------------
                                              Name: Guy Gecht
                                              Title:   Chief Executive Officer

                                          STRATEGIC VALUE ENGINEERING, INC.

                                          By:       /s/ JOHN RITCHIE
                                            ------------------------------------
                                              Name: John Ritchie
                                              Title:   Vice President

                                          PRINTCAFE SOFTWARE, INC.

                                          By:         /s/ MARC OLIN
                                            ------------------------------------
                                              Name: Marc Olin
                                              Title:   Chief Executive Officer

                                                                         ANNEX B

                          [UBS WARBURG LLC LETTERHEAD]

                                                               February 25, 2003

Special Committee of the Board of Directors
Board of Directors
Printcafe Software, Inc.
Forty 24th Street
Pittsburgh, Pennsylvania 15222

Members of the Special Committee and the Board of Directors:

     We understand that Printcafe Software, Inc., a Delaware corporation (the "Company"), is considering a transaction (the "Transaction") whereby Electronics for Imaging, Inc., a Delaware corporation ("Parent"), will acquire the Company. Pursuant to the terms of the Agreement and Plan of Merger, to be dated as of February 26, 2003 (the "Merger Agreement"), by and among the Company, Parent and Strategic Value Engineering, Inc., a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of the Parent, among other things, (i) Merger Sub will merge with and into the Company (the "Merger"), and (ii) in connection with the Merger, each issued and outstanding share of common stock, par value $0.0001 per share (the "Company Common Stock"), of the Company (other than Dissenting Shares (as defined in the Merger Agreement) and shares, if any, owned by the Company, Merger Sub or Parent) will be converted into the right to receive either (A) $2.60 in cash, without interest (the "Cash Consideration"), or (B) a number of shares of common stock, par value $.01 per share (the "Parent Common Stock"), of Parent equal to the quotient obtained by dividing $2.60 by the Closing Parent Share Value (as defined in the Merger Agreement)(the "Stock Consideration"). The Cash Consideration and the Stock Consideration are referred to herein as the "Merger Consideration." The Merger Agreement provides the holders of Company Common Stock with the ability to elect to receive the Merger Consideration either in the form of the Cash Consideration or the Stock Consideration. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

     You have requested our opinion as to the fairness from a financial point of view to the holders of Company Common Stock (other than Parent and its affiliates) of the Merger Consideration to be received by such holders in the Merger. Our opinion addresses the aggregate value to be received by holders of the Company Common Stock as a whole, without regard to the individual's size of holdings, and we are not opining on the particular situations of specific shareholders, including Creo Inc. and its affiliates and those shareholders distinguished by size of position or other factors.

     UBS Warburg LLC has acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Transaction. UBS Warburg LLC will receive a fee from the Company for its services, a significant portion of which is contingent upon the consummation of the Transaction and a portion of which is payable upon delivery of this opinion. In the past, UBS Warburg LLC and its predecessors have provided investment banking services to the Company and received customary compensation for the rendering of such services, including acting as lead manager for the Company's initial public offering in June 2002. In the ordinary course of business, UBS Warburg LLC, its successors and affiliates may trade or have traded securities of the Company, Parent and/or Creo Inc. for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion does not address the Company's underlying business decision to effect the Transaction or the Merger or constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger Agreement or any other matter. We have not been asked to, nor do we offer any opinion as to the material terms of the Merger Agreement or the form of the Transaction. We express no opinion as what the value of Parent Common Stock will be when issued pursuant to the Merger Agreement or the prices at which it will trade in the future. In addition, we express no opinion as to whether certain holders of significant numbers of shares of Company Common Stock could sell such shares for more consideration per share than the Merger Consideration in privately negotiated transactions. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Merger Agreement does not differ in any material respect from the draft that we have examined, and that the Company, Parent and Merger Sub will comply with all the material terms of the Merger Agreement. At your request, we have contacted third parties to solicit indications of interest in a possible transaction with the Company and held discussions with certain of these parties prior to the date hereof.

     In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company and Parent, (ii) reviewed the reported prices and trading activity for the Company Common Stock and the Parent Common Stock, (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts for fiscal 2003 prepare by management of the Company, that were provided to us by the Company and not publicly available, (iv) reviewed certain publicly available research analysts' estimates of Parent's future performance, (v) conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company, (vi) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company and Parent, (vii) reviewed publicly available financial data with respect to certain other transactions in lines of business we believe generally comparable to those of the Company, (viii) reviewed drafts of the Merger Agreement, and (ix) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

     In addition, in connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this opinion and have, at your direction, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Parent, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates for fiscal 2003 provided to us by the Company and referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to future performance of the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock (other than Parent and its affiliates) in the Merger is fair, from a financial point of view, to such holders.

                                          Very truly yours,

                                          UBS Warburg LLC

                                                                         ANNEX C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SECTION 262. APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

             (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

             (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

             (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

             (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest that the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

             (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

             (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

             (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

             (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     PROXY

                            PRINTCAFE SOFTWARE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints Marc D. Olin and Joseph J. Whang, or either of them, as proxies, with full power of substitution, to vote all shares of common stock which the undersigned is entitled to vote at a Special Meeting of
Stockholders of Printcafe Software, Inc. to be held on             , 2003, or at
any postponements or adjournments thereof, as specified on the other side, and to vote in his discretion on such other business as may properly come before the meeting and any adjournments thereof.

                        PLEASE PROMPTLY PLACE YOUR VOTE
                      (SEE REVERSE SIDE FOR INSTRUCTIONS)

                            PRINTCAFE SOFTWARE, INC.
            PLEASE MARK YOUR VOTE IN THE BOX IN THE FOLLOWING MANNER
                            USING DARK INK ONLY. [X]

     The Board of Directors recommends a vote FOR Items 1 and 2.

     1.  Adoption of the Agreement and Plan of Merger, dated as of February   ,
2003, by and among Electronics for Imaging, Inc., Strategic Value Engineering, Inc. and Printcafe Software, Inc.

          [ ] For                [ ] Against               [ ] Abstain

     2.  Granting proxies discretionary authority.

          [ ] For                [ ] Withheld

                                      --------------------------------------------
                                      SIGNATURE                    DATE

                                      --------------------------------------------
                                      SIGNATURE (IF HELD JOINTLY)      DATE

     Note: Please sign as name appears on this proxy. Joint owners should each sign. When signing as attorney, executor, trustee or guardian, please give full title.

                              FOLD AND DETACH HERE

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Section 145 of the General Corporation Law of the State of Delaware, Electronics for Imaging, Inc., a Delaware corporation ("EFI"), has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933 (the "Securities Act"). EFI's Amended and Restated Certificate of Incorporation requires EFI to indemnify its directors and officers to the fullest extent permitted by Delaware law. EFI's Amended and Restated Bylaws require EFI to indemnify any persons by reason of the fact that he or she is or was a director, officer, employee or agent of EFI, or is or was serving at the request of EFI, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of EFI and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided that if an action or suit is by or in the right of EFI against such director, officer, employee or agent of EFI and such person is adjudged to be liable to EFI then EFI shall only indemnify such person to the extent that the court in which such action or suit is brought shall have determined that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     EFI has entered into indemnity agreements with each of its directors and executive officers. Such indemnity agreements contain provisions which are in some respects broader than the specific indemnification provisions contained in Delaware law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS.


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  2.1     Agreement and Plan of Merger, dated as of February 26, 2003, by and among EFI, Strategic Value Engineering, Inc. and
          Printcafe Software, Inc.(1)
  5.1     Opinion of Richards Layton & Finger P.A.
 23.1     Consent of PricewaterhouseCoopers LLP
 23.2     Consent of Ernst & Young LLP
 23.3     Consent of Richards Layton & Finger P.A. (contained in
          Exhibit 5.1)
 24.1     Power of Attorney*
 99.1     Consent of UBS Warburg LLC*
 99.2     Form of Election*


 *  Previously filed.

(1) Incorporated by reference from Exhibit 10 to Amendment No. 2 to the Schedule 13D filed by EFI with the Securities and Exchange Commission (the "Commission") on February 26, 2003.

(b) FINANCIAL STATEMENT SCHEDULES.

     Schedule II -- Valuation and Qualifying Accounts is incorporated by reference from EFI's Annual Report on Form 10-K (File No. 0-18805) for the year ended December 31, 2002.

(c) REPORTS, OPINIONS OR APPRAISALS.

     The opinion of UBS Warburg LLP is included as Annex B to the proxy statement-prospectus that forms a part of this registration statement.

ITEM 22.  UNDERTAKINGS.

     EFI hereby undertakes:

          (1) to file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (x) to include any prospectus required by Section 10(a)(3) of the Securities Act; (y) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in "Calculation of the Registration Fee" table in the effective Registration Statement; (z) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided however that paragraphs (1)(x) and (1)(y) do not apply if the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by EFI pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this registration statement.

          (2) that, for purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

          (4) that, for purposes of determining any liability under the Securities Act, each filing of EFI's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

          (6) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

          (7) insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of EFI pursuant to the foregoing provisions, or otherwise, EFI has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by EFI of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, EFI will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, EFI has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Foster City, State of California, on August 22, 2003.


                                          ELECTRONICS FOR IMAGING, INC.

                                          By:       /s/ JOSEPH CUTTS
                                            ------------------------------------
                                                        Joseph Cutts
                                                  Chief Financial Officer

     Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:


                    SIGNATURE                                      TITLE                      DATE
                    ---------                                      -----                      ----

                        *                                        Director                August 22, 2003
 ------------------------------------------------
                    Gill Cogan

                 /s/ JOSEPH CUTTS                      Chief Financial Officer (and      August 22, 2003
 ------------------------------------------------      Principal Accounting Officer)
                   Joseph Cutts

                        *                                        Director                August 22, 2003
 ------------------------------------------------
                Jean Louis Gassee

                        *                               Chief Executive Officer and      August 22, 2003
 ------------------------------------------------                Director
                    Guy Gecht

                        *                                        Director                August 22, 2003
 ------------------------------------------------
                 James S. Greene

                        *                                        Director                August 22, 2003
 ------------------------------------------------
                    Dan Maydan

                        *                               President, Chief Operating       August 22, 2003
 ------------------------------------------------          Officer and Director
                 Fred Rosenzweig

                        *                                        Director                August 22, 2003
 ------------------------------------------------
               Thomas I. Unterberg

              *By: /s/ JOSEPH CUTTS
 ------------------------------------------------
                 Attorney-in-fact

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  2.1     Agreement and Plan of Merger, dated as of February 26, 2003, by and among EFI, Strategic Value Engineering, Inc. and
          Printcafe Software, Inc.(1)
  5.1     Opinion of Richards Layton & Finger, P.A.
 23.1     Consent of PricewaterhouseCoopers LLP
 23.2     Consent of Ernst & Young LLP
 23.3     Consent of Richards Layton & Finger P.A. (contained in
          Exhibit 5.1)
 24.1     Power of Attorney*
 99.1     Consent of UBS Warburg LLC*
 99.2     Form of Election*


---------------

 *  Previously filed.

(1) Incorporated by reference from Exhibit 10 to Amendment No. 2 to the Schedule 13D filed by EFI with the SEC on February 26, 2003.